As filed with the Securities and Exchange Commission on February 15, 2005
                                                     Registration No.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------


                               AMENDMENT No. FIVE
                                   FORM SB-2/A


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------

                                   INYX, Inc.
                 (Name of small business issuer in its charter)

         Nevada                          2834                        75-2870720
 (State or jurisdiction            (Primary Standard              (I.R.S. Employer
           of                         Industrial                Identification No.)
    incorporation or              Classification Code
      organization)                     Number)

                              825 Third Avenue, 40th Floor
                                New York, New York 10022
                                    (212) 838-1111
                             (Address and telephone number
                             of principal executive offices)

  Jack Kachkar, Chairman                                            With a copy to
          & CEO                                                 Ronald L. Brown, Esq.
  825 Third Avenue, 40th                                          Andrews Kurth LLP
          Floor                                                   1717 Main Street,
 New York, New York 10022                                             Ste. 3700
      (212) 838-1111                                                Dallas, Texas
    (Name, address and                                                75240-6657
        telephone
number of agent for service)

Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]:

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       -----------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHEN THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------


                  Subject to completion dated February 15, 2005


                                   INYX, INC.


                                26,235,000 Shares


                                  Common Stock


      This prospectus relates to the offer and sale of up to 26,235,000 shares of common stock by our stockholders. They are named under the heading of "Selling Stockholders" appearing at page 19. We will not receive any of the proceeds from the sale of common stock by the selling stockholders. We will pay all expenses in connection with this offering, and the selling stockholders will only be responsible for paying any sales or brokerage commissions or discounts with respect to sales of their shares.

      Our common stock is traded on the National Association of Securities Dealers, Inc. OTC Bulletin Board under the symbol "IYXI". We have applied to have our shares of common stock listed on the American Stock Exchange, but do not currently meet the listing requirements of the Exchange. On January 26, the closing bid price for our common stock was $1.21 per share.

      FOR A DISCUSSION OF CERTAIN CONSIDERATIONS ASSOCIATED WITH THE PURCHASE OF THE COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 6.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  _______, 2005

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and Financial Statements and related notes thereto appearing elsewhere in this Prospectus.

The Company



      Inyx, Inc. ("Inyx", "we", "us", "our", or the "Company") through its wholly-owned subsidiaries, Inyx Pharma Limited ("Inyx Pharma"), Inyx Canada Inc. ("Inyx Canada") and Inyx USA, Ltd. ("Inyx USA"), is a specialty pharmaceutical company that focuses on the development and manufacturing of prescription and over-the-counter ("OTC") pharmaceutical products. The Company also provides specialty pharmaceutical development and manufacturing consulting services to the international healthcare market. By "specialty pharmaceutical", we mean that we specialize in developing and producing selected aerosol pharmaceutical products and drug delivery applications for the treatment of respiratory, allergy, cardiovascular dermatological and topical disease conditions. We intend to expand our product research and development activities with our own line of prescription and OTC pharmaceuticals but we have not yet commercialized for sale our own products or drug delivery technologies. We have limited product distribution capabilities, and although we perform some sales and marketing functions, until we build or contract our own sales force, we will initially depend on our customers' distribution channels or strategic partners to market and sell our own proprietary pharmaceutical products that we are presently developing or planning to commercialize. A material element of our growth strategy is to expand our existing business through strategic acquisitions of pharmaceutical products and drug delivery devices that are complementary to our expertise, including those through the acquisition of other pharmaceutical companies. We therefore, continually evaluate opportunities to make strategic acquisitions of specialty pharmaceutical products, drug delivery technologies or businesses. We completed our first specialty pharmaceutical business acquisition (Inyx Pharma) in April 2003 pursuant to a stock exchange agreement. In December 2004, we signed a definitive agreement with Aventis Pharmaceuticals, Inc., part of the sanofi-aventis Group, to acquire the business assets of Aventis Pharmaceuticals Puerto Rico Inc. ("Aventis PR") by March 31, 2005 for $15.0 million subject to completion of a major customer contract transfer from Aventis PR to Inyx. As of September 30, 2004, our total indebtedness outstanding was approximately $9.4 million plus approximately $6.8 million in additional borrowings under a revolving line of credit. We cannot predict exactly if, or when, additional funds will be needed. We may obtain funds through a public or private financing, including equity financing, debt financing, a combination of debt and equity financing, and/or through collaborative arrangements. Additionally, we cannot predict whether any such financing will be available on acceptable terms. If our funding requirements are not met, we may have to delay, reduce in scope or eliminate some or all of our planned sales and marketing, and product development and commercialization activities and we may be unable to complete our aquisition from Aventis Pharmaceuticals Puerto Rico Inc. Inyx is a Nevada corporation headquartered in the United States. Our corporate address is 825 Third Avenue, 40th Floor, New York, New York 10022, and our telephone number is (212) 838-1111; fax (212) 838-0060. Inyx Pharma is a corporation formed under the laws of England and Wales with offices and product development and manufacturing facilities in Runcorn, Cheshire, England. Inyx Canada is a Canadian corporation, located in Toronto, Canada, that we established in May 2003 to provide pharmaceutical manufacturing consulting services to the pharmaceutical industry and administrative and business development support to the rest of our Company. Inyx USA, an Isle of Man company that we established to operate as an off-shore company in Puerto Rico, manages and operates our U.S. pharmaceutical operations that will include the business assets of Aventis PR, subject to completion of that acquisition by March 31, 2005.



The Offering


      Up to 26,235,000 shares of our issued and outstanding common stock are being offered and sold by the selling stockholders. We will not receive any of the proceeds from the sale of these shares. Such shares include (i) 3,825,000 shares issued upon exercise of stock purchase warrants at exercise prices ranging from $1.00 to $3.10; (ii) 3,000,000 shares sold in a private placement to institutions and accredited investors in October 2003; and (iii) up to 12,360,000 shares that may be sold by our principal secured lender, Laurus Master Fund, Ltd, ("Laurus Funds"), resulting from two financings of convertible debt during 2003, consisting of 10,000,000 shares issued upon conversion or payment in kind of the principal amount of indebtedness, 350,000 shares to cover interest on payments in kind, and 2,010,000 shares issuable upon exercise of warrants at prices ranging from $1.25 to $2.57.

Plan of Distribution

      Sales of common stock may be made by or for the account of the selling stockholders in the over-the-counter market or on any exchange on which our common stock may be listed at the time of sale. Shares may also be sold in block transactions or private transactions or otherwise, through brokers or dealers. Brokers or dealers may be paid commissions or receive sales discounts in connection with such sales. The selling stockholders must pay their own commissions and absorb the discounts. Brokers or dealers used by the selling stockholders will be underwriters under the Securities Act of 1933. In addition, any selling stockholders affiliated with a broker/dealer will be underwriters under the Securities Act with respect to the common stock offered hereby. In lieu of making sales through the use of this prospectus, the selling stockholders may also make sales of the shares covered by this prospectus pursuant to Rule 144 or Rule 144A under the Securities Act.

Risk Factors


      Investing in the common stock involves certain risks. You should review these "Risk Factors" beginning on page 6.

Summary Financial Information

(Tabular amounts expressed in thousands of U.S. dollars, except per share amounts)


STATEMENT OF OPERATIONS DATA


                                                               Successor                              Predecessor
                                             ----------------------------------------------  ----------------------------
                                                                For the
                                              For the Nine    Period from
                                              Month Period      March 7,     For the Period
                                                 Ended        2003 through   from March 7,   For the Period
                                             September 30,   September 30,    2003 through    from January   For the Year
                                                  2004            2003        December 31,      1, 2003         Ended
                                                Restated        Restated          2003          through      December 31,
                                              (Unaudited)     (Unaudited)       Restated     March 6, 2003       2002
                                             -------------   -------------   --------------  --------------  ------------
Net revenues                                     $ 11,549       $  8,134       $ 13,099         $  2,396      $ 21,184
Gross profit                                        1,157          1,604          2,465              520         3,862
Total operating expenses                            8,972          8,947         12,839              694         7,755
Loss from operations before interest and
     financing costs, reorganization items,
     income tax benefit and discontinued
     operations                                    (7,815)        (7,343)       (10,374)            (174)       (3,893)
Interest & financing costs                          2,474            359          4,312              176         1,680
Reorganization items                                   --             --             --               --        25,049
Income tax benefit                                    393            510          1,294               --           352
Loss from discontinued operations                      --             --             --             (558)         (718)
Net loss                                           (9,896)        (7,192)       (13,392)            (908)      (30,988)
Loss per share of common stock
 outstanding fully diluted:                      $  (0.32)      $  (0.34)      $  (0.59)           _____        _____


BALANCE SHEET DATA


                                           Successor             Predecessor
                                  -------------------------      -----------
                                  September 30,          December 31,
                                      2004           2003           2002
                                    Restated       Restated
                                  (Unaudited)
                                  -------------    --------       --------
Total assets                        $ 19,532       $ 15,490       $ 10,612
Working capital (deficit)             (1,367)        (1,421)          (953)
Total liabilities                     18,578         15,229         34,557



     UNAUDITED PRO FORMA CONDENSED COMBINING SUMMARY FINANCIAL INFORMATION

      The following unaudited consolidated combining financial information summary pro forma presented herein for the years ended December 31, 2002 and December 31, 2003 and for the nine months ended September 30, 2003 give effect to the acquisition of Miza UK Pharmaceuticals Ltd. (Miza UK) by Inyx Pharma Limited ("Inyx Pharma") as if the acquisition had taken place as of the beginning of the periods presented.

      As Miza UK is the predecessor entity, the historical financial information presented is that of Miza UK. The historical financial data is derived from the historical audited financial statements of the predecessor entity to Inyx Pharma. On March 7, 2003, Inyx Pharma acquired the majority of the operating assets of Miza UK from a court appointed Administrator. The acquisition did not include the operations of Miza UK's Biopharma Division, and such operations have been presented as discontinued operations in the underlying historical financial statements.

      The acquisition was accounted for using the purchase method of accounting. The unaudited pro forma financial data is not necessarily indicative of the operations had the acquisition taken place at the beginning of the periods presented and are not intended to project the Company's results of operations for any future period.

      The unaudited pro forma adjustments and certain assumptions are described in the accompanying notes below the table. The unaudited pro forma financial statements should be read in conjunction with Inyx, Inc.'s consolidated financial statements and notes and the management's discussion and analysis included within this filing.

                    Unaudited Pro Forma Financial Information
                    (Expressed in thousands of U.S. dollars)

                                 -----------------------------------------------
                                 For the Nine Months   For the      For the Year
                                 ended September 30,  Year Ended       Ended
                                        2003        December 31,    December 31,
                                                        2003            2002
                                 -----------------------------------------------

Net Revenues                          $ 10,530        $ 15,495        $ 21,184
Gross Profit                             2,124           2,985           3,862
Loss from continuing operations         (6,585)         (9,120)        (28,984)


      The adjustments to the unaudited pro forma financial information is as follows:

      1) Interest expense was first reduced by approximately $1,217,000 to reflect a reduction in interest expense assuming the repayment of Miza UK's debt. Upon completion of the asset sale to Inyx Pharma, approximately $6.5 million of the cash paid to the Administrator was used to repay Miza UK's secured debt.

      2) Interest expense was then increased by approximately $180,000 to reflect the interest on the debt issued by the Company in connection with the acquisition of Miza UK.

      3) Depreciation expense was adjusted to reflect the charges related to changes in value of the fixed assets as of the closing of the acquisition of Miza UK's assets.

      4) Amortization of intangible assets was recorded to reflect the amortization of purchased intangible assets subject to amortization. Such intangible assets included Miza UK's customer list and know-how.

                                  RISK FACTORS

      In addition to the other information presented in this prospectus, prospective investors should carefully consider the following risk factors in evaluating an investment in our common stock. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected.

                          RISKS RELATED TO OUR BUSINESS

We depend on our customers to continue outsourcing development and manufacturing.



      Our revenues are derived from manufacturing expenditures, and production-related compliance and testing and product development expenditures by pharmaceutical, biotechnology and medical device companies who are our clients. Currently, approximately 88% of our revenues are derived from contract manufacturing of pharmaceutical products and 12% from associated product development in support of our primary business. Our competitive position could be adversely affected if one or more of our major customers decided to manufacture their own products and/or move their associated product development and support requirements in-house. A general economic decline in these industries or a reduction in the outsourcing of research, development, testing, or production activities by our customers would result in a loss of revenues and produce a material adverse effect on our business, financial condition, results of operations and cash flows.



We have a limited operating history.


      In April 2003, we acquired the common of stock of Inyx Pharma, Ltd. ("Inyx Pharma"), which had only recently acquired certain assets and business of Miza Pharmaceuticals (UK) Limited ("Miza UK") from an Administrator in the United Kingdom (the United Kingdom equivalent to a bankruptcy reorganization trustee). Miza UK had been in business since May 2001 when it acquired its business assets from CCL Industries, Inc. Prior to its acquisition of Miza UK's business assets, Inyx Pharma had nominal operations and nominal net assets. Additionally, during the Administration process, our predecessor companies lost a significant amount of business and customer relationships, requiring us to engage in a significant rebuilding of the acquired businesses since early 2003. We are still engaged in this process and will face significant challenges to restore this business and create new sources of business. Therefore, our operating history and results of operations in our current configuration is limited only to approximately 22 months. Additionally, before our acquisition of Inyx Pharma, Ltd., the Company's financial statements were qualified in each year of our existence by our auditors relating to an uncertainty in connection with our ability to continue as a going concern.




We have experienced recent operating losses and will require additional financing to fulfill our business plan.



      We have experienced operating losses in each quarter since our predecessor company was placed into Administration. For the period from March 7, 2003 through December 31, 2003, we had a net loss of approximately $10.6 million, and for the nine months ended September 30, 2004, we had a net loss of approximately $8.6 million. See "Management's Discussion and Analysis of Financial Condition or Plan of Operations" for further details on our operations. As we continue to lose money and continue to require funding to implement our longer term business strategies, including the development of our own proprietary pharmaceutical products, we will continue to require external financing to operate and grow our business. Following our acquisition of Inyx Pharma, our financing activities have produced approximately $22 million in net proceeds. On a short-term basis, these financings have provided us with sufficient capital to fund all of our present operations, including our immediate capital expenditure plans and the commercialization of our first two proprietary products, which we plan to commence marketing in 2005. On a longer term basis, over the next three years, we will require additional funding of at least approximately $15.0 million by March 31, 2005 to fund our acquisition of the Aventis Pharmaceuticals Puerto Rico Inc. plus approximately $8.0 million in additional annual funding in order to continue to implement our business development strategies, capital expenditure plans and the development and commercialization of our own proprietary pharmaceutical products. Additionally, we believe that we can enhance our competitive position through the acquisition of regulatory-approved pharmaceutical products and drug delivery devices for respiratory, dermatological, and topical and cardiovascular drug delivery applications or such products in development, including those through the acquisition of other pharmaceutical companies. We are actively pursuing or are involved in acquisitions that require substantial capital resources. In the event that we make such acquisitions or change our capital structure, we may be required to raise funds through additional borrowings or the issuance of additional debt or equity securities. Although we continue to take steps to grow our business, such as enhanced sales and marketing activities and expansion of our product development activities, there can be no assurance that we can establish such new sources of revenue and profitability. Furthermore, as we need additional funds to expand our sales and marketing activities and fully develop, manufacture, market and sell our potential products, we may have to delay our product development, commercialization and marketing programs if we are unable to continue to obtain the necessary capital to fund these operations. We cannot predict exactly if, or when, additional funds will be needed. We may obtain funds through a public or private financing, including equity financing, debt financing, a combination of debt and equity financing, and/or through collaborative arrangements. Additionally, we cannot predict whether any such financing will be available on acceptable terms. If our funding requirements are not met, we may have to delay, reduce in scope or eliminate some or all of our planned sales and marketing, and product development and commercialization activities and we may be unable to complete our aquisition from Aventis Pharmaceuticals Puerto Rico Inc.

We are highly leveraged and will need to generate positive cash flow to service our debt.



      As of September 30, 2004, our total indebtedness outstanding was approximately $9.4 million plus approximately $6.8 million in additional borrowings under a revolving line of credit. Our annual debt service requirements are approximately $990,000 (which includes approximately $450,000 relating to the service of the revolving credit facility). Such debt is secured by a lien on all of our assets and properties. The Company has an option of paying interest on these borrowings in cash or by issuing common stock, except the interest relating to the uncollateralized 6% promissory note due to Stiefel, Inc. ("Stiefel") which amounts to approximately $240,000 per annum. This is based on a (pound)2.5 million British pounds (or approximately $4.0 million based on currency exchange rates at the time the loan was issued) convertible loan provided to the Company by Stiefel on March 6, 2003. In the event we are unable to generate sufficient cash flow from our operations or use proceeds derived from our financing efforts, we will face difficulties in servicing our substantial debt load. Additionally, any default on our manufacturing and supply agreement with Stiefel that is not cured within 60 days gives Stiefel the right to demand immediate payment of all outstanding principal and accrued interest balances owed to them under their convertible note. As of September 30, 2004, the outstanding amount, including principal and interest, we owed under that note totaled approximately $4.2 million. Upon the occurrence of uncured defaults, we may be forced to seek protection from our creditors, which could also cause liquidation of Inyx in order to repay its creditors. Our long-term debt begins to mature in 2006, and we will be challenged to show results from the operating strategies described herein in order to produce sufficient cash flow to service our debt. In the event we use funds derived from our financing efforts to service our debt, such funds will not be available for use in our business operations for our working capital or business expenditure requirements. Additionally, we intend to raise capital to fund the acquisition of the business assets of Aventis Pharmaceuticals Puerto Rico, Inc. through additional borrowings or the issuance of a combination of debt and equity securities, although we do not currently have any financing agreements or commitments in place with respect to such a financing plan.


We currently depend on certain customers for most of our revenues.

      Our largest customers account for a significant percentage of our total net revenue. For the nine months ended September 30, 2004, our top three customers accounted for approximately $5.4 million in net revenues or approximately 47% of total net revenues of approximately $11.5 million. During the nine months ended September 30, 2004, our top three customers were the Merck Generics group of companies ("Merck Generics"), accounting for approximately $2.7 million in net revenues or approximately 23% of total net revenues for the period; SSL International Plc ("SSL"), accounting for approximately $1.4 million in net revenues or approximately 12% of total net revenues; and Genpharm Inc. ("Genpharm"), accounting for approximately $1.3 million in net revenues or approximately 12% of total net revenues. In comparison, for the period from March 7, 2003 through September 30, 2003, our top three customers accounted for approximately $3.4 million or approximately 42% of our total net revenues of approximately $8.1 million. These customers were Merck Generics, accounting for approximately $1.7 million in net revenues or approximately 21% of total net revenues for the reporting period; Genpharm, accounting for approximately $1.1 million in net revenues or approximately 13% of total net revenues; and SSL, accounting for approximately $617,000 in net revenues or approximately 8% of total net revenues.

      Until we complete our acquisition of the business assets of Aventis Pharmaceuticals Puerto Rico Inc., which is scheduled to be completed by March 31, 2005, our largest customer will continue to be the Merck Generics group of companies. Net revenues from that customer declined from $8.7 million or approximately 35% of total net revenues in 2002 to $2.5 million or approximately 19% of total net revenues during the comparative period in 2003. This was a result of the transition from chlorofluorocarbon ("CFC") aerosol respiratory inhalers ("MDIs") to CFC-free or hydrofluoralkane ("HFA") MDIs over the comparative periods. This required transition was due to the Montreal Protocol Treaty requiring phase out of the consumption and production of ozone-depleting CFC products and is being implemented in the entire pharmaceutical industry. The Merck Generics group of companies has already commenced this transition, which has resulted in a decrease in their requirements for CFC MDIs while it completes the development and commercialization of CFC-free or HFA MDIs. We expect that the Merck Generics group of companies will have completed such transition to CFC-free MDIs during 2005. We therefore believe that this will restore previously experienced revenue levels from the Merck Generics group of companies, once that company has fully commercialized such HFA MDIs. Even after our acquisition of the business assets of Aventis Pharmaceuticals Puerto Rico Inc., which may broaden our customer base, there can be no assurance that our business will not continue to be dependent on certain customers or that our annual results will not be dependent upon the performance of a few large projects for specific customers. Due to the nature of the drug development process, significant customers in any one period may not continue to be significant customers in subsequent periods. Some customers may not seek our services for periods of a year or more during which they concentrate on testing and clinical trials related to the products we manufacture for them. We continually seek to increase our customer base as well as obtain new business from existing customers, whether or not significant contracts have expired or are expected to expire in the near future. The loss of business from a significant customer or the failure on our part to replace customers whose projects have been completed, either with new projects for such customers or new customers, would result in a loss of revenues and produce a material adverse affect on our business, financial condition, results of operations and cash flows.

Because we currently operate some of our business under short-term agreements, we need to maintain or increase the number of longer-term agreements in order to grow our business on a sustained basis.

      Although we provide a number of our products to our customers under long-term, multi-year agreements, we also receive some of our business under significant individual purchase orders and short-term agreements with our customers. Our success will depend on our continued ability to develop and maintain our relationships with our significant customers. We need to continue to successfully negotiate an increased number of purchase orders to replace reduced orders with new business, and secure longer-term contracts with a larger number of clients in order to increase our revenues to grow our business base on a sustained basis. If we fail to maintain our current rate of incoming orders, our revenues would be adversely affected.

If we are not able to develop, manufacture and market and sell our own proprietary pharmaceutical products, our business and competitive position in the pharmaceutical industry may suffer.


      Our business growth strategy includes the development and sales of our own proprietary pharmaceutical products for respiratory, dermatological, topical and cardiovascular drug delivery applications through our own customers' distribution channels or with strategic marketing partners. Although we have started developing our own proprietary pharmaceutical products, we have not yet begun the process of obtaining regulatory approvals for our planned products and have derived no revenue from any such proprietary products. Proprietary products currently under development include generic versions of non-CFC or HFA single molecule and combination drug respiratory inhalants, non-CFC propelled oral sprays for cardiovascular ailments, wound irrigation and cleansing sprays and anti-inflammatory nasal pumps. We expect to introduce our first proprietary product, a private-label wound care aerosol spray utilizing a barrier-pack system, by the second half of 2005. We will compete with other pharmaceutical companies, including large pharmaceutical companies with financial resources and capabilities substantially greater than ours in the development and marketing of new pharmaceutical products or generic ones. Although we are building the resources to implement such a business strategy and grow our business, we cannot provide assurance that we will be able to successfully develop or commercialize our own pharmaceutical products, whether new products or generic ones, on a timely or cost-effective basis.

Our ability to market our own proprietary pharmaceutical products will face regulatory obstacles.


      We anticipate manufacturing and selling both pharmaceutical products and delivery devices for respiratory, dermatological, topical and cardiovascular applications. These types of products are subject to intense regulatory supervision and scrutiny, and will require significant outlays of resources and manpower to achieve regulatory approvals, depending on the geographic market. Approvals of new pharmaceutical products is a time-consuming and very expensive process involving testing, clinical trials and approvals at various stages of the process by the U.S. Food & Drug Administration ("FDA"), the Canadian Therapeutic Products Directorate ("TPD"), the U.K. Medicines and Healthcare Products Regulatory Authority ("MHRA"), the European Agency for the Evaluation of Medicinal Products ("EMEA"), and other such regulatory agencies where we manufacture or distribute our products or services. Although we have commenced the development of our own proprietary pharmaceutical products, we do not now have the capital and resources that are necessary to commence the clinical trials that are required to obtain the regulatory approvals to commercialize our planned proprietary products and, therefore, have not begun such development efforts. Approval of medical devices we create will also require approvals from the FDA, MHRA, TPD, EMEA and other such regulatory agencies. Such medical devices may also be subjected to patent review and possible disallowance.


Our ability to obtain regulatory approval for our products will require extensive testing, and we lack the resources to conduct such testing.



      Once products are developed, they cannot be marketed until the completion of extensive testing and field trials. While we have the ability to perform some of the testing, we will require the help of other companies and consultants. In addition, we do not presently have the capital resources to begin the process of conducting testing and trials necessary to obtain regulatory approval. At any stage of the testing process, there are the risks of injury to test subjects, and regulatory cessation of the process despite having invested significantly in the product, due to risk of harm, inefficacy of the products and many other reasons. There is no assurance we can obtain all required regulatory approvals necessary to develop and commercialize our own pharmaceutical products. Even if we successfully develop and commercialize a regulatory-approved pharmaceutical product, we may not be able to generate sales sufficient to create a profit or otherwise avoid a loss. As a result, there is a prolonged lead-time to begin the development and sale of such products, and therefore these products will not become available for sale in the foreseeable future. In order to develop a single pharmaceutical product, management estimates that approximately $______ will be required and that from the time we commence development efforts until a product is brought to market it will take not less than ____ years. Currently, we do not have the financial resources to commercialize a single product. If we cannot successfully develop, commercialize and market our own pharmaceutical products, including the failure to obtain the necessary regulatory approvals to market such products, we would miss a strategic opportunity to grow our business.



If we are able to develop proprietary pharmaceutical products, there is no assurance we can market them successfully.


      We do not have a sales force capable of marketing any pharmaceutical products that we are able to develop and obtain approval for. We may either have to invest in creating such a sales force, attempt to create strategic marketing alliances with our existing customers and/or establish strategic marketing relationships with other companies in the industry. Our only agreement to date in this regard is to market products we produce for Stiefel Laboratories in markets it does not enter. To date, no sales have been made under this arrangement. Currently, we lack the financial resources to hire our own sales force.


Our lack of sales and marketing experience could affect our ability to market our potential products, which could adversely affect our potential revenues from future product sales.

      Currently, we have no experience in developing, training or managing a sales force. We will incur substantial additional expenses if we have to undertake these business activities, and the costs of establishing a sales force may exceed our product revenues. In addition, we compete with other pharmaceutical companies, including large pharmaceutical companies which have financial resources and sales and marketing capabilities and expertise substantially greater than ours. As a result, any marketing and sales efforts that we may undertake on our own may be unsuccessful and may deplete our limited capital resources.

If we cannot implement our strategy to grow our business through product and company acquisitions, our business and competitive position in the pharmaceutical industry will be impeded.



      Our current business is limited to contract manufacturing of pharmaceutical delivery devices filled with pharmaceuticals we manufacture to our customers' specifications, and the research and testing of pharmaceuticals under development by our customers. Our business strategy includes enhancing our competitive position in the pharmaceutical industry through acquisitions of regulatory approved pharmaceutical products and drug delivery devices for respiratory, dermatological, and topical and cardiovascular drug delivery applications or such products in development, including through the acquisition of other pharmaceutical companies. Other pharmaceutical companies, most of which have substantially greater financial, marketing and sales resources than we do, compete with us for the acquisition of such regulatory approved products, products in development or pharmaceutical companies. The inability to effect acquisitions of such regulatory approved products, products in development, or other pharmaceutical industry assets will limit the rate of growth of our business. Furthermore, as we have limited sales and marketing capabilities and lack an integrated product sales force, even if we obtain rights to a regulatory approved pharmaceutical product or acquire a company, we may not be able to generate sales sufficient to create a profit or otherwise avoid a loss. We are engaged in product and corporate acquisition discussions with various parties. It is not appropriate to disclose these early-state efforts, because (i) there are too many uncertainties whether such contemplated transactions will be completed, (ii) disclosure could arouse an interest in our Company that may later prove to be unjustified, and (iii) our competitors may also have an interest in the identified targets and, in turn, may adversely compete with us for those targets. If successful in agreeing to terms and conditions on such acquisitions, there is also no certainty that we will be able to raise sufficient capital through additional borrowings or the issuance of additional debt or equity securities to successfully complete such transactions.

      On December 15, 2004, we signed a definitive agreement with Aventis Pharmaceuticals, Inc., a U.S. subsidiary of the sanofi-aventis Group, to acquire the business assets of Aventis Pharmaceuticals Puerto Rico, Inc. ("Aventis PR") for a purchase price of approximately $15 million. The transaction, which is subject to the successful transfer of a customer contract to Inyx, is scheduled to close on March 31, 2005. We plan to fund the transaction through the issuance of additional debt or a combination of debt and equity securities, but there is no certainty that we may be successful in such financing efforts and close the transaction as planned. In such event, we may need to renegotiate the closing terms of the transaction with the seller in order to allow us the time or terms we require to successfully complete the intended purchase and as such, we may face challenges in negotiating agreeable terms or conditions with the vendor.


We will face challenges in the integration of acquisitions and if we cannot integrate the business, products or companies we acquire, our business may suffer.

      The integration of acquired products or pharmaceutical companies into our business will require significant management attention and may require the further expansion of our management team or the implementation of our own sales force. In addition, in order to manage such acquisitions effectively, we will be required to maintain adequate operational, quality and regulatory, financial and management information systems and motivate and effectively manage an increasing number of employees and sales personnel. Furthermore, any such acquisition may initially have an adverse effect upon our results of operations while the acquired business is adapting to our management and operating practices. Our future success will also depend in part on our ability to retain or hire qualified employees to develop, sell and market our own products and to manage and operate newly acquired companies and products in accordance with applicable regulatory standards and on an efficient and cost-effective basis. There can be no assurance that we will be able to successfully integrate the operations of any company or products we may acquire. There also can be no assurance that our personnel, systems, procedures and controls will be adequate to support our continued growth. If we cannot integrate our acquisitions successfully, the associated costs and loss of opportunity could have a material adverse effect on our business and financial condition. Moreover, in the event we are unable to successfully integrate the operations of an acquisition, we may consider available strategic alternatives, including possible dispositions.

      The operation is located in Manati, Puerto Rico and consists of five buildings totaling approximately 140,000 square feet and extending over 9.5 acres. Currently, Aventis PR has 322 employees, and we intend to retain as many of these employees as economically viable to our business when we close on the transaction. We currently lack the financial resources to maintain such a staffing and operational level, and no assurance that we will have capital necessary to fund such staffing and operational levels.We will face significant challenges in managing the sudden growth we expect to experience including integrating the Puerto Rico facilities and employees into our Company, and the need to fully integrate our management staff at all of our business operations. There will be a further challenge to integrate the cultures of our United Kingdom and Puerto Rico units, and promote cooperation and synergy in our operations, which will include the integration of information technology systems. If we have any significant delays in integrating the Aventis PR acquisition into our business, there is no assurance that we can operate that facility profitably.



We may be unable to obtain financing for the acquisitions that are available to us.


      We will attempt to obtain financing for acquisition opportunities through a combination of loans and equity investments from commercial sources, seller debt financing, issuance of our equity securities as part of the purchase price, and other sources. Commercial sources will tend to come from investment funds, private equity funds and other non-traditional sources, usually at a very high borrowing cost. Use of our equity securities could result in material dilution to our existing stockholders. There can be no assurance that we will be able to obtain adequate financing for any acquisition or that, if available, such financing will be on favorable terms. Additionally, we intend to raise capital to fund the acquisition of the business assets of Aventis PR through additional borrowings or the issuance of a combination of debt and equity securities, although we do not currently have any financing agreements or commitments with respect to such a financing plan. If we are successful in raising the required capital to fund the acquisition under such a financing plan, we may experience immediate debt-service obligations in advance of receiving steady revenues, which may place a temporary strain on our limited working capital.


If we fail to meet governmental regulations, we may not be able to sell our pharmaceutical products or services.

      We must ensure that our products and services continuously comply with strict requirements designed to ensure the quality and integrity of pharmaceutical products. These requirements include the United States Federal Food, Drug and Cosmetic Act governed by the U.S. Food and Drug Administration (the "FDA") and FDA-administered cGMP ("current Good Manufacturing Practices") regulations for pharmaceutical manufacturers. Our products and services must also continuously comply with the requirements of the regulatory agencies where we distribute our products or services, including the United Kingdom Medicines and Healthcare Products Regulatory Authority (the "MHRA"), the European Agency for the Evaluation of Medicinal Products (the "EMEA"), and the Canadian Therapeutic Products Directorate (the "TPD"). These regulations apply to all phases of our business, including drug testing and manufacturing; record keeping; personnel management; management and operations of facilities and equipment; control of materials, processes and laboratories; and packaging, labeling and distribution.



      To date, we believe we are in compliance at substantial expense with these governmental regulations. However, the U.S. Congress, the FDA, the TPD, the MHRA, the EMEA and the pharmaceutical regulatory agency of any other country where we distribute our products or services could impose stricter regulations in the future. Because we have a small staff with regulatory expertise, we may have difficulty in quickly changing our methods to comply with stricter regulations. If we fail to comply with any of the regulations governed by a particular pharmaceutical regulatory agency, the regulators can disqualify any data we collect in our product development process for that country or bar us from manufacturing pharmaceutical products or terminate our ongoing pharmaceutical product research for that country. If we violate regulations, we could face other forms of regulatory sanctions including fines and civil penalties, the recall of affected products, or restrictions on our operations. In severe cases, the authorities could close our facilities. If the authorities disqualified our data, barred our products or closed our facilities, even for a short period of time, our reputation could be severely damaged. This would make it difficult for us to obtain new purchase orders and contracts and could have a materially adverse effect on our business, financial condition, results of operations and cash flows.

We face potential liability for injuries to persons who use our products.

      We develop, formulate, test and produce pharmaceutical products for others intended for use by the public. Such activities could expose us to risk of liability for personal injury or death to persons using such products, notwithstanding that we do not commercially market or sell products of our own directly to the public. In contracts for the production of FDA-approved products for commercial sale, we seek to reduce our potential liability through measures such as contractual indemnification provisions with customers (the scope of which may vary from customer to customer and the performance of which are not assured) and by the insurance maintained by us and our customers. Development services are typically undertaken pursuant to purchase orders that do not include specific indemnification or insurance provisions. Although we believe that this practice is typical in the industry, we could be materially adversely affected if we were required to pay damages or incur defense costs in connection with a claim for which no indemnity agreement is applicable; that is outside the scope of any applicable indemnity agreement; if the indemnity, although applicable, is not performed in accordance with its terms; or if our liability exceeds the amount of applicable insurance or indemnity. We currently maintain product liability insurance limited to approximately $9 million with respect to these risks, and we believe such coverage is adequate for our present level of operations.


We will be subject to the risks of doing business in developing countries.


      We are marketing and selling our consulting services to customers in developing countries including those in Latin America. Accordingly, we will be subject to all the risks of doing business with customers in such countries, including dealing with:


      - trade protection measures and import or export licensing requirements;

      -     difficulties in enforcing contracts;

      -     difficulties in protecting intellectual property;

      -     unexpected changes in regulatory requirements;

      - legal uncertainty regarding liability, tax, tariffs and other trade barriers;

      -     foreign exchange controls and other currency risks;

      -     inflation;

      -     challenges to credit and collections;

      -     expropriation; and

      - government instability, war, riots, insurrections and other political events.


      Although we may seek to obtain political risk insurance covering some of the events listed above, insurance proceeds under such policies would likely not cover all losses, and such insurance may not be available on commercially reasonable terms, or at all to us.


There is a risk that repayment of the loans to Laurus Funds will deplete our cash.

      Our convertible promissory notes with Laurus Funds totaling $11,500,000 permit us to repay part of the principal and interest of such loans with shares of our common stock, provided certain conditions are met, including that the shares are registered for resale, and shares have traded at or above an amount per share at least 15% in excess of the conversion price (between $0.92 - $1.15) during the ten prior trading days, and trading volume of at least four times of the amount presented for payment has traded during the preceding 10 trading days is achieved. We intend to use shares of our common stock to repay Laurus Funds, to the extent we are allowed to do so. If we are not, payments must be made in cash, which will deplete our working capital or may require us to seek additional financing for such payments.


If we fail to obtain the necessary governmental permits, authorizations or export certificates, we may not be able to sell our products or services in a particular jurisdiction.

      We have been informed by the United Nations Development Programme ("UNDP") that our subsidiaries, Inyx Canada and Inyx Pharma have been selected to participate in the United Nations' Montreal Protocol implementation project to assist developing countries replace ozone-depleting CFC propellants with ozone-friendly CFC-free propellants in essential-use pharmaceutical products. The Montreal Protocol is an international agreement signed by 180 countries (both developed and undeveloped nations) designed to eliminate the production and consumption of substances that deplete the stratospheric ozone layer. The project for the reduction of the use of CFC's within the pharmaceutical industry is funded by the United Nations Multilateral Fund ("MLF") and administered by the UNDP Montreal Protocol.


Through a selection process based on expertise, the UNDP Montreal Protocol has selected our Company to assist the first candidate country, Cuba, convert all of its CFC aerosol pharmaceutical respiratory inhalers to non-ozone depleting, CFC-free inhalers by 2010. As a consultant to the UNDP Montreal Protocol, we will be assisting that entity identify and purchase the correct type of pharmaceutical manufacturing equipment to be utilized by a Cuban pharmaceutical manufacturing operation to fill and package CFC-free inhalers used for the treatment and prevention of asthma and chronic obstructive pulmonary disease. We have also been asked to provide advice, know-how and analytical data to the Cuban pharmaceutical industry on the development, manufacturing and testing, under current Good Manufacturing Practices ("cGMP"), of CFC-free respiratory inhalers for distribution within Cuba. The project also calls for our assistance in the dissemination of a national MDI transition awareness campaign to educate Cuban doctors prescribing MDIs on the timing and reasons for the transition from CFC inhalers to CFC-free respiratory inhalers, under the Montreal Protocol. The MLF has approved approximately $6.0 million in funding for the UNDP project in Cuba. We view this as a material business transaction as it is anticipated that Inyx will receive approximately $1.2 million from the MLF funding in the form of direct consulting fees, over a two-year period; approximately $2.0 million for the required pharmaceutical manufacturing equipment that to be built as part of the project; we will subsequently recruit and pay all of the necessary vendors for that equipment. The balance of the MLF funding (approximately $2.9 million) is anticipated be spent by Inyx and the UNDP Montreal Protocol on other project development and implementation costs, including the dissemination of the noted national education program on the use of CFC-free MDIs. The UNDP has agreed that all fees and costs to be paid to Inyx will be made directly from their agency, through a financial institution outside of Cuba.

      Under U.S. government regulations, Cuba is an embargoed country. As such, the Company and its subsidiaries do not intend to provide any goods or services to Cuba under the UNDP Montreal Protocol, or otherwise, without first obtaining all necessary or required consents, licenses and authorizations from the appropriate U.S. government agencies to perform on the project. The Cuban Assets Control Regulations, 31 CFR Part 515 (the "Regulations") were issued by the U.S. Government on July 8, 1963 under the Trading With the Enemy Act in response to certain hostile actions by the Cuban government. These regulations are still in force and affect all U.S. citizens and permanent residents wherever they are located, all people and organizations physically in the United States, and all branches and subsidiaries of U.S. organizations throughout the world. The intended goal of such sanctions is to isolate the Cuban government economically and deprive it of U.S. dollars. The Regulations are administered and strongly enforced by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"). Criminal penalties for violating the sanctions range up to 10 years in prison, $1.0 million in corporate fines, and $250,000 in individual fines. Civil penalties up to $55,000 per violation may also be imposed.

      As a result of the Regulations pertaining to Cuba, OFAC must authorize any travel of individuals and groups to Cuba. The U.S. Commerce Department licenses the export of U.S. goods and technology to Cuba while the U.S. State Department provides overall policy guidance on Cuba. During 2004, as part of our due diligence on the UNDP Montreal Protocol project, we applied for and received three separate OFAC licenses to travel and meet with UNDP officials and other health and pharmaceutical representatives in Cuba. We are now awaiting approval of an OFAC license to commence our project-related consulting activities, once the U.S. State Department reviews and does not object to the most recent application we have made to OFAC. According to the U.S. Commerce Department website, pursuant to provisions of the Cuban Democracy Act of 1992 the ("CDA") and the Trade Sanctions and Export Enhancement Act of 2000 (the "TSRA"), the United States generally approves export applications for the sale or donation of medicines, and medical equipment and supplies. Based on our application for such an export license, the U.S. Department of Commerce has informed us that we do not require a license as the technology, goods and supplies we are providing to the Cuban pharmaceutical industry are not of U.S. origin nor do they contain U.S.-origin parts or components over ten percent.

      If we do not receive the required consents, authorizations and licenses from the U.S. Department of State and OFAC, respectively, we will not be able to pursue the UNDP Montreal Protocol project in Cuba. This would result in a material loss of sales revenues resulting from this project, and may also have a material adverse affect on our commercial relationship and future ability to conduct business with the UNDP.

      If we are successful in obtaining the necessary U.S. government consents, authorizations and licenses to provide our consulting services in Cuba, and even though our project costs and fees are being paid directly to us by the UNDP outside of Cuba, we will still be expending significant management time, financial and other company resources in a country deemed to have an undemocratic and repressive government in place. In addition to the economic and business risks of doing business in such a developing country, we may not be able to successfully complete the UNDP Montreal project and receive all potential fees due to the underlying political and socioeconomic uncertainties of Cuba.

Any delays or difficulties in the manufacture of our own products or our customers' products may reduce our revenues, profit margins, limit the sales of our products, or harm our reputation.



      We manufacture all of our customers' products, and intend to manufacture the significant majority of the pharmaceutical products we plan to develop or are presently developing proprietarily, at our Inyx Pharma Runcorn facility in the United Kingdom. Many of our production processes are complex and require specialized and expensive equipment. Any unforeseen delays or interruptions in our manufacturing operations may reduce our revenues and profit margins. Additionally, our production facilities utilize gases that are considered to be explosive; therefore, exposed flames and other sources of ignition represent a significant risk to manufacturing capability. We believe we have taken the necessary preventative measures to mitigate such risk. However, there can be no assurance that such safety features will prevent significant damage to our facilities due to accidents. In addition, our manufacturing output may decline as a result of other accidents, power outages, supply shortages, natural disasters, or other disruptions of the manufacturing process. It is anticipated that if our proposed Puerto Rican facility is acquired, that facility will also be used for product development and similar production processes and equipment will be required along substantially same preventive measures and safety precautions and it will be subject to substantially the same risks as our Runcorn facility in the United Kingdom.


      Any inability to resume manufacturing after an interruption would have a significant material adverse effect on our business. A long delay in the resumption of the manufacturing operation may cause growing demand for our customers' products or our planned products, which may exceed our ability to supply the demand if we are successful in resuming our manufacturing operations. If such a situation were to occur, it may be necessary for us to seek an alternative manufacturing source, which could materially adversely impact our ability to meet our customers' demands or our own requirements, or meet our customers' and our own pricing and distribution requirements. We cannot provide assurance that we may be able to find or utilize another facility in a timely or cost-effective manner to continue to manufacture products for us and our customers. Even though we carry business interruption insurance policies, we may suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies.


Any delays or difficulties in the supply of key materials or components for our own products or our customers' products may reduce our revenues, profit margins, limit the sales of our products, or harm our reputation.



We utilize a variety of suppliers as indicated by our customers' requirements and our own product development and manufacturing needs. We depend on six critical suppliers for certain products. These suppliers are: Cebal, which provides us with cans; Perfect Valois, which provides valves for aerosol pharmaceutical products; Lablabo, which provides actuators for steroidal foam products; Bespak, which provides valves for pharmaceutical respiratory inhaler devices; Precision Valve which provides us with aerosol valves; and Nussbaum & Guhl, which also provides us with cans. Similar suppliers are anticipated for our proposed Puerto Rican facility, if that acquisition is complete. As we are dependant on these suppliers in order to deliver goods and services to our customers, any interruptions, delays, or the loss of any of these suppliers could have a material adverse affect on our business and operations in which we may be forced to seek an alternative source, thereby delaying the delivery of our products and services to our customers. In such an event, our reputation with our customers could be severely damaged, which may make it difficult for us to maintain our current purchase orders and contracts with affected customers or obtain new purchase orders and contracts from that customer. We do not have long term supply contracts with our suppliers other than routine purchase orders. This generally serves to reduce our commitment risk but does expose us to supply risk and to price increases that we may not be able to pass on to our customers.


If the implementation or integration of a new information technology systems is not successfully completed, our business could be disrupted.


      In November 2003, we began the process of implementing a new information technology system, the Sage 500 Management Information System ("Sage 500 MIS"). The first phase of this project was successfully completed in January 2004. We have commenced the second phase of this project, which includes the balance of the modules to be implemented in 2005. In connection with this implementation, we will incur additional related costs of approximately $550,000, plus annual maintenance costs of approximately $65,000. The Sage 500 MIS is intended to support many of our business functions, including manufacturing, warehousing, distribution, logistics, sales reporting, accounting, inventory, quality control, budgeting and financial reporting, and other company functions. We are utilizing a controlled project plan consisting of the noted two phases to ensure the successful implementation of this information technology system; however, in the event we do not successfully implement this system in a timely manner or in the event the new system does not operate as expected or designed, our business could be disrupted and we may have to incur additional expenses to rectify such potential problems. We could also incur additional costs to ensure complete and accurate conversion of historical information from the old to the new system. Additionally, as a result of our planned acquisition of the business assets of Aventis PR, we may incur unforeseen costs or have business disruptions attempting to integrate our existing information systems and database with that operation's existing information technology systems, which includes a JD Edwards enterprise resources planning system.

As a public company, we may incur increased costs as a result of recently enacted and proposed changes in laws and regulations relating to corporate governance matters and public disclosure.


      Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the United States Securities and Exchange Commission ("SEC"), and by our principal trading market, will result in increased costs to us as we evaluate the implications of these laws, regulations and standards and respond to their requirements.. These laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We cannot estimate the amount or timing of additional costs we may incur as a result of these laws and regulations.


We must maintain and add key management and personnel.


      Our success is heavily dependent on the performance of our executive officers and managers. We have entered into employment agreements with these individuals, including Jack Kachkar, our Chairman and Chief Executive Officer, Steven Handley, our President and Chief Production Officer and Colin Hunter, our Chief Scientific and Regulatory Officer. None of such persons has signified any intention to retire or leave the Company. Our growth and future success will depend, in large part, on the continued contributions of these key individuals as well as our ability to motivate and retain these personnel. In addition, our proposed plan of development will require an increase in scientific, management and sales and marketing personnel, and investment in the professional development of the expertise of our existing employees and management. We are currently seeking a chief financial officer and sales and marketing personnel to join our Company. Although we have been able to hire and retain qualified personnel, due to our limited financial resources, there can be no assurance that we will be successful in obtaining, recruiting and retaining such personnel in sufficient numbers to maintain our revenues or results of operations at their current levels or successfully implement our growth strategy.


Foreign exchange risks may result in losses due to fluctuations in the rates of currency exchange.


      Currently, most of our sales occur outside the U.S. market and are denominated in foreign currencies, principally, the Great Britain Pound and the Euro Dollar. Additionally, we purchase our raw materials and components from a variety of foreign sources, also denominated in foreign currencies. We are particularly sensitive to movements in exchange rates between the British pound and the U.S. dollar, and to a lesser extent, the Euro and the Canadian dollar. In 2003, more then 76% of our consolidated sales were realized in British pounds (including a Canadian customer), the balance of the consolidated sales were to customers in the European Union and realized in Euros. While we incur expenses in those currencies, the impact of these expenses does not fully offset the impact of currency exchange rates on our revenues. As a result, currency exchange rate movements can have a considerable impact on our earnings. For example, in 2003, our gross profit decreased by 57% as compared to 2002. However, at 2002 exchange rates, our gross profit would have decreased by 65%. We do not currently engage in any hedging activities designed to stabilize the risks of foreign currency fluctuations. However, we intend to implement hedging transactions in the future. Such fluctuations could adversely affect the value of our revenues and the results of our operations stated in U.S. Dollars.

      In many circumstances, revenues generated by foreign subsidiaries will generally be collected by our foreign subsidiaries in the local currency. By contrast, some significant liabilities of our foreign subsidiaries, such as liabilities for the financing of new plant and equipment, may be payable in U.S. Dollars or in currencies other than the local currency. As a result, any devaluation in the local currency relative to the currencies in which such liabilities are payable could increase the U.S. Dollar amounts payable and negatively impact liquidity and earnings. Moreover, revenues and expenses of our foreign subsidiaries are realized in their local currencies and then translated into U.S. Dollars on a consolidated basis. As a result, fluctuations in foreign currency exchange rates in markets where we derive significant revenue have significant operations or purchase necessary materials, components and supplies could have a material effect upon the amount of our revenues, expenses and results of operations, as well as the value of our assets and liabilities.

                          RISKS RELATED TO OUR INDUSTRY

We face significant competition from pharmaceutical companies and others, which may cause us to lower prices or lose business.

      We compete directly with several pharmaceutical product development organizations, contract manufacturers of pharmaceutical products and university research laboratories. Most companies who produce pharmaceutical products do not engage in product development. Historically, most companies who provide product development services do not also have the equipment or expertise to manufacture products. Many of our competitors, particularly large established pharmaceutical and biotechnology companies, have significantly greater resources than we do. If any of these current competitors, or new competitors, decide to provide the same services that we provide at lower prices, we may be forced to lower our prices or lose business. In addition, in some situations our customers and potential customers may determine to retain the manufacture of devices to deliver their products, depriving us of the potential business from these services. Upon the happening of any of these events, our revenues and profitability will decrease. Because many of our competitors have substantially greater financial resources, they would be able to sustain these pricing pressures better than we could. We are a small company with limited financial resources, so such pricing pressure could have a greater adverse effect on our business than it could on a larger, better capitalized company.

Our revenues may be adversely affected by generic competition to our customers' branded products or branded products that we develop or acquire.

      As we receive revenues for the contract development and manufacturing of our customers' branded pharmaceutical products, these revenues, and the potential revenues from the commercialization and marketing of our own proprietary branded products, may be adversely affected if such branded products begin to face generic competition. In addition to the generic competition that our own potential products may face, if the entry of a generic product negatively affects a particular branded product's market share, our customers' product requirements for these branded products may decline thereby adversely affecting our business with these customers. Additionally, our customers' market share for their branded products may be reduced due to governmental and other pressures to reduce costs through the increased use of generic substitutes. Also, our potential branded products or our customers' branded products for which there is no generic form available may face competition from different therapeutic agents used for the same indications for which such branded products are used. Increased competition from the sale of generic pharmaceutical products or from different therapeutic agents used for the same indications for which such branded products are used may cause a decrease in revenue from the development, manufacturing and sale of these branded products.

We may face product development competition from pharmaceutical companies and others.

      Our business growth strategy includes the development and sales of our own pharmaceutical products for respiratory, dermatological and topical drug delivery applications. We will compete with other pharmaceutical companies, including large pharmaceutical companies with financial resources and capabilities substantially greater than ours, in the development and marketing of new pharmaceutical products or generic ones. We may therefore face competition from such companies that may develop products or acquire technologies for the development of products that are the same as or similar to the products we presently have in development or plan to develop. Because there is rapid technological change in the industry and because many other companies may have more financial resources than we do, such companies may develop or license their products more rapidly than we can, complete the applicable regulatory approval process sooner than we can, market their products before we can market our products or offer these new products at prices lower than our prices. Additionally, technological developments or the regulatory approval of new therapeutic indications for existing products may make the products we are developing or planning to develop difficult to market successfully or obsolete. Such events may have a negative impact on the sales of our newly developed products and result in a depletion of the capital we have available to pursue these products.

Our business involves environmental risks and we may incur significant costs complying with environmental laws and regulations


      We utilize a variety of chemicals in our business, many of which are dangerous if used or handled improperly. As of December 2004, we utilized approximately 170 raw material chemicals to formulate over 160 bulk products that in turn are used to produce approximately 400 finished goods. A substantial number of the chemicals we handle are classified as dangerous due to their toxicity, corrosiveness, ability to cause irritation or flammability. Wastes from our manufacturing and testing processes are either collected in drums and removed by a waste contractor or discharged into public sewers pursuant to a Trade Effluent Discharge Consent. The Company takes stringent precautions in the storage and use of these materials and constantly trains its personnel in their use. Because of this, we have not caused any release of hazardous materials into the environment or exposed any of our employees to health risks. We maintain liability and products-liability insurance covering the risks of such exposure, in amounts we deem to be adequate.


      Under government regulations governed by the Montreal Protocol on Substances That Deplete the Ozone Layer, chlorofluorocarbon (CFC) compounds are being phased out because of environmental concerns. We presently manufacture respiratory inhalers that utilize CFC gas as a propellant. Although we have expertise in converting such products to non-CFC based respiratory inhalers and have commenced manufacturing non-CFC or hydrofluoroalkane (HFA) respiratory inhalers at our Inyx Pharma production facility, a small number of our customers continue to require CFC respiratory inhalers. These customers sell these products in a number of countries that still allow the import and marketing of CFC based respiratory inhalers. As the CFC gas is sold to us under strict European Union guidelines and quotas, if customer demand exceeds our present quota, our ability to manufacture CFC-based respiratory inhalers can be materially adversely affected, which could result in lost sales opportunities. Presently, our quota is sufficient to meet our customers' demand.


                           RISKS RELATED TO OUR STOCK

We do not expect to pay dividends.

      We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Furthermore, for the foreseeable future, we intend to retain profits, if any, to fund our planned growth and expansion.


There will be restrictions on resale of the Shares and the Warrant Shares.

      The Shares and the Warrant Shares may not be sold unless, at the time of such intended sale, there is a current prospectus covering the Shares and/or the Warrant Shares, or there exists an exemption from registration under the Securities Act, and such Shares and Warrant Shares have been registered, qualified, or deemed to be exempt under the securities or "blue sky" laws of the state of residence of the seller. The Selling Stockholders have been provided with certain registration rights however, no assurance can be given when, if ever, such proposed registration of the Shares and/or the Warrant Shares will be effective. Accordingly, if the Shares and/or the Warrant Shares are not registered under the Securities Act, or exempt therefrom, and registered or qualified under applicable securities or "blue sky" laws, or deemed exempt therefrom, the value of the Shares and the Warrants may be greatly reduced.

Shares that may be eligible for future sale may adversely affect the market price of our Common Stock.

      Sales of substantial amounts of Common Stock by shareholders in the public market, or even the potential for such sales, are likely to adversely affect the market price of the Common Stock and could impair our ability to raise capital by selling equity securities. As of January 24, 2005, we believe that approximately 5,000,000 of the 38,112,479 shares of Common Stock currently issued and outstanding are freely transferable without restriction or further registration under the securities laws, unless held by "affiliates" of the Company, as that term is defined under the securities laws. In addition, the concurrent Selling Stockholder Registration Statement covers the resale of 27,667,500 shares of our Common Stock for certain of our other selling stockholders.

Our company is substantially controlled by our management team.


      As of December 31, 2004, the executive officers, key employees and directors of our Company and their family members and associates beneficially owned approximately 33% of the shares of outstanding common stock. Accordingly, and because there is no cumulative voting for directors, our executive officers and directors will be in a position to influence the election of all the directors of the Company and to control through their stock ownership the business of the Company. The management of the Company is controlled by our Board of Directors, comprised of two independent directors and three executive directors consisting of the Chairman and Chief Executive Officer of the Company, the President of the Company, and the Executive-Vice President and Chief Scientific Officer of the Company.


We have certain anti-takeover provisions that may entrench management and make their removal from office more difficult.

      Our Articles of Incorporation and Bylaws make it difficult to effect a change in control of the Company and replace incumbent management. Our Articles of Incorporation authorize the Board of Directors to issue preferred stock in classes or series, and to determine voting, redemption and conversion rights and other rights related to such class or series of preferred stock that, in some circumstances, could have the effect of preventing a merger, tender offer or other takeover attempt which the Board of Directors opposes. Such provisions could also exert a negative influence on the value of the common stock and of a shareholder's ability to receive the highest value for the common stock in a transaction that may be hindered by the operation of these provisions. The Company's directors may be elected for three-year terms, with approximately one-third of the Board of Directors standing for election each year, which may make it difficult to effect a change of incumbent management and control. In addition, directors may be removed only for "cause" as defined in our Articles of Incorporation and Bylaws, and our Bylaws require an action by more than two-thirds of shares outstanding to call a special meeting of shareholders. All of these features may also serve to entrench management and make their removal more difficult.

There is potential volatility in the price of our stock.

      The market price of the shares of our common stock, like the securities of many other Over-The-Counter traded companies may be highly volatile. Such price has ranged from $0.30 to $2.85 since late 2002. See "Price Range of Common Stock and Dividend Policy." Factors such as developments in our relationships with our customers, material adverse events to our customers, changes in U.S. FDA and other governmental regulations, market changes in the pharmaceutical industry, loss of key company executives, sales of large numbers of shares of our common stock by existing stockholders and general market conditions may have a significant effect on the market price of our common stock. In addition, U.S. stock markets have experienced extreme price and volume fluctuations in the past. This volatility has significantly affected the market prices of securities of many pharmaceutical and biotechnology companies, and companies such as ours in related industries, for reasons frequently unrelated or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

If outstanding options and warrants are converted, the value of those shares of common stock outstanding just prior to the conversion will be diluted.

      As of December 31, 2004, there were outstanding options and warrants to purchase 25,206,687 shares of common stock, with exercise prices ranging from $0.80 to $3.10 per share. Currently, the market price of our common stock is lower or near the exercise price of all options and warrants, so their exercise is unlikely at this time. However, if the stock price rises and if the holders exercise a significant number of these securities at any one time, the market price of the common stock could fall. The value of the common stock held by other shareholders will be diluted. The holders of the options and warrants have the opportunity to profit if the market price for the common stock exceeds the exercise price of their respective securities, without assuming the risk of ownership. If the market price of the common stock does not rise above the exercise price of these securities, then they will expire without exercise. The holders of these options and warrants may also exercise their securities if we are able to raise capital privately or from the public on terms more favorable than those provided in these securities. We cannot predict exactly if, or when, such a financing will be needed or obtained. Furthermore, we cannot predict whether any such financing will be available on acceptable terms, or at all.

There is a risk that repayment of the loans to Laurus Funds will deplete our cash.

      Our convertible promissory notes with Laurus Funds totaling $11,500,000 permit us to repay part of the principal and interest of such loans with shares of our common stock, provided certain conditions are met, including that the shares are registered for resale, and shares have traded at or above an amount per share at least 15% in excess of the conversion price (between $0.92 - $1.15) during the ten prior trading days, and trading volume of at least four times of the amount presented for payment has traded during the preceding 10 trading days is achieved. We intend to use shares of our common stock to repay Laurus Funds, to the extent we are allowed to do so. If we are not, payments must be made in cash, which will deplete our working capital or may require us to seek additional financing for such payments.


                              SELLING STOCKHOLDERS


      On April 17, 2003, in anticipation of the acquisition of Inyx Pharma, Ltd., we issued 2,450,000 restricted shares of our common stock to five finders, including Tri Finity Venture Corp and BPL Corp. that are selling stockholders.

      On April 28, 2003, we issued 16,000,000 restricted shares of our common stock in exchange for all of the common stock outstanding of Inyx Pharma, Ltd., a corporation formed under the laws of England and Wales. Registration rights were granted to the selling stockholders.

      On June 26, 2003, we entered into a three-month Consulting Agreement with National Financial Communications Corp. ("NFCC") to provide public relations and shareholder communications services. There is no Company affiliation, and the agreement has been terminated. In connection with those services, three-year warrants for 300,000 shares of common stock were issued, consisting of 150,000 shares to NFCC and 150,000 shares to Mr. Gary Geraci. Such warrants entitle each holder to purchase the following unregistered securities by June 26, 2006:
32,500 shares at $1.10; 32,500 shares at $1.60; 32,500 shares at $2.10; 32,500 shares at $2.60; and 20,000 shares at $3.10.

      On July 1, 2003, we issued a five-year warrant to the Garrard Group to purchase 200,000 restricted shares of our common stock at prices ranging from $1.10 to $2.60, in exchange for consulting services regarding public relations, advertising and graphic design.

      On August 15, 2003, we issued a three-year warrant to Capital Financial Media, Inc. to purchase 100,000 restricted shares of our common stock at prices ranging from $1.10 to $2.60, in exchange for consulting services regarding advertising and a corporate awareness program.

      On August 22, 2003, a private placement of restricted common stock was made to the Company's Chairman and Chief Executive Officer, and Mr. J. Douglas Brown, a non-executive director who purchased 100,000 shares in the placement, and existing stockholders including Mr. Jordan Slatt who purchased 200,000 shares. The purchase price was $1.00 per share, and each purchaser also received a warrant to purchase one share for each share purchased in the offering for $1.50 per share. Mr. Brown and Mr. Slatt are selling stockholders.

      On August 25, 2003, we issued a five-year warrant to Duncan Capital LLC to purchase 300,000 shares of our common stock at a price of $1.25 per share for investment banking and investor advisory services provided to us by that firm and its principals. On October 29, 2003, we issued Duncan Capital additional five-year warrants to purchase 525,000 shares of our common stock at a price of $1.80 per share, as consideration for arranging a $4.5 million convertible debt financing facility with Laurus Funds that we closed on October 29, 2003, and a $3.0 million private placement financing, provided by a group of accredited and institutional investors that we completed on October 30, 2003. Duncan Capital subsequently transferred such warrants to its principals, MW Crow Family L.P. and Mr. Robert MacGregor.

      On September 12, 2003, we issued a three-year warrant to Mr. Rick Iler to purchase 20,000 shares of our common stock in exchange for business consulting services provided by Mr. Iler to our Company. Mr. Iler is entitled to purchase the following unregistered securities by September 12, 2006: 5,000 shares at $1.25; 5,000 shares at $1.50; 5,000 shares at $1.75; and 5,000 shares at $2.00.

      On October 1, 2003, we issued a three-year warrant to R. Castro and Associates, PLLC to purchase 30,000 shares of our common stock at $1.25 per share in exchange for advisory and consulting services provided by Mr. Rafael Castro to our Company.

      On October 29, 2003, we issued a 7% Convertible Term Note (the "Laurus Note") due October 29, 2006 to Laurus Funds in the principal amount of $4.5 million in exchange for cash. Principal and interest on the Laurus Note was originally convertible into our common stock at the fixed conversion price of $1.00 per share but was subsequently amended by the Company on August 31, 2004 to $0.80 per share. No conversion is permitted if the shares issued upon conversion, together with other shares beneficially owned by Laurus Funds, would exceed 4.99% of our outstanding common shares. The interest rate of the Laurus
Note is subject to reduction up to 0.75% if the market price of our common stock trades at a variable price in excess of the conversion price. At our option, provided our shares have been trading at a price at least 15% in excess of the fixed conversion price, we may repay the principal and interest of the Laurus Note not theretofore converted in shares of our common stock at the fixed conversion price. Any amount of principal repaid in cash will be payable in an amount equal to 105% of the principal amount. The Laurus Note may be prepaid in cash or shares of common stock subject to various prepayment penalties and limitations. Because our shares may be issued to Laurus Funds, either upon conversion of the convertible note or in repayment of principal and interest, we are registering a total of 5,975,000 shares of our common stock. This includes 5,625,000 shares either as shares being resold by Laurus Funds following a conversion of the entire note or as registered shares issued by the Company in repayment of the note, plus 350,000 shares to cover applicable interest on the note. As additional consideration for the Laurus Note, we also issued to Laurus Funds, a five-year Common Stock Purchase Warrant to purchase 1,350,000 shares of our common stock at exercise prices of $1.25 per share for 450,000 shares; $1.50 per share for 450,000 shares; and $1.75 per share for 450,000 shares. Registration rights were also granted to Laurus Funds for all such shares and warrants.

      On October 30, 2003, we issued 3,000,000 shares of our common stock at $1.00 per share to 13 institutional and accredited investors in a private placement. Such persons are listed below under "October 30 Private Placement". In addition, we issued these investors warrants to purchase 1,500,000 shares of our common stock, of which 750,000 shares are exercisable at $1.00 and 750,000 shares are exercisable at $1.35. Registration rights were also granted to such investors for all purchased shares and warrants.

      On December 30, 2003, we closed a transaction with Laurus Funds to obtain a $3.5 million debt facility (the "Laurus Facility"). The initial advance under the Laurus Facility was $3,133,197, of which $2,676,300 was used to repay the Company's factoring arrangement with its prior lender, Venture Finance, PLC, and the balance applied to working capital. The Laurus Facility consists of two promissory notes, a $1.0 million Secured Convertible Minimum Borrowing Note, and a $2.5 million Secured Revolving Note (the "Laurus Notes"). These notes are secured by all of the Company's assets previously pledged to Laurus Funds under the $4.5 million convertible loan previously made to us by Laurus Funds on October 29, 2003, and additionally, by the Company's accounts receivables released by Venture Finance. The Laurus Notes are due December 30, 2006, bear interest at the greater of prime plus 3% or a 7% rate, and were initially convertible into our common stock at a fixed conversion price of $1.47 per share at the time of they were issued. On August 31, 204, the Company amended this conversion price to $0.80 per share. Subject to certain limitations, the Laurus Notes permit payments on the Laurus Facility to be made in the Company's common stock, and we have registered 4,375,000 shares hereunder to register shares issued upon conversion of the Laurus Notes or in lieu of note payments. As additional consideration for the Laurus Facility, we also issued to Laurus Funds a five-year Common Stock Purchase Warrant to purchase 660,000 shares of our common stock at exercise prices of $1.84 per share for 220,000 shares; $2.20 per share for 220,000 shares, and $2.57 per share for 220,000 shares. Registration rights were also granted to Laurus Funds for all such shares and warrants.

      This Prospectus relates to the resale of shares of our common stock by the selling stockholders and the issuance of shares to the holders of the above-described notes in lieu of the repayment of debt or debt service with cash. The table below sets forth information with respect to the resale of shares of our common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders, although we would receive proceeds from the exercise of warrants and we will benefit from the reduction of indebtedness if we elect to repay debt service to Laurus Funds in additional shares of common stock. Assuming all of the shares of our common stock registered below are sold by the respective selling stockholders, such selling stockholders will continue to own shares of our common stock as set forth below. Any relationship between each selling stockholder and the Company is noted below. As to each entity that holds more than 1% of our Company's outstanding common stock, the footnote for such entity identifies the natural person who exercises voting and dispositive rights as to such shares.

                                                                             Maximum Number of
                                                                          Shares of Common Stock
                                                                       Beneficially Owned Prior to
                                                                               the Offering
                                                                               ------------

                                                                                                               Number of Shares
                                                                                                                  of Common
                                                                                                                 Stock Owned
                                                                                                                Following the
                                                                                            Maximum Number     Offering Assuming
                                                                         Options and           of Shares          Sale of All
Name of Selling Stockholder                             Shares             Warrants           Sold Hereby    Shares Offered Hereby
                                                      ----------          ----------          ----------          ----------
BPL Corp.(1)                                             250,000                  --             250,000                  --
Santiago Calzada                                         100,000                  --             100,000                  --
Ron Hodgson (2)                                        1,100,000                  --           1,100,000                  --
JEM Family Trust (3)                                   7,600,000                  --           2,600,000           5,000,000
715821 Ontario Limited (4)                               700,000                  --             700,000                  --
TriFinity Venture Corp (5)                               250,000                  --             250,000                  --
J. Douglas Brown (6)                                     100,000           1,100,000             200,000           1,000,000
Jordan Slatt                                           1,301,500             200,000             400,000           1,101,500
Seward Trade Ltd. (7)                                  2,300,000                  --           2,300,000                  --
The Garrard Group(8)                                          --             200,000             200,000                  --
Capital Financial Media, Inc. (9)                             --             100,000             100,000                  --
MW Crow Family L.P. (10)                                      --             795,000             795,000                  --
Robert MacGregor (10)                                         --              30,000              30,000                  --
Gary Geraci                                                   --             150,000             150,000                  --
National Financial Communications Corp. (11)                  --             150,000             150,000                  --
Rick Iler                                                     --              20,000              20,000                  --
R. Castro & Associates, PLLC                                  --              30,000              30,000                  --
Laurus Master Fund, Ltd. (12)                         14,725,000           3,281,500          12,360,000           5,646,500
October 30 Private Placement:
        Alpha Capital AG (13)                            300,000             150,000             450,000                  --
        Renaissance US Growth Investment
        Trust PLC (14)                                   300,000             150,000             450,000                  --
        Renaissance Capital Growth &
        Income Fund III (14)                             300,000             150,000             450,000                  --
        FBO BFS US Special Opportunities
        Trust (14)                                       300,000             150,000             450,000
        Insiders Trend Fund, LP (15)                     100,000              50,000             150,000                  --
        Richard Molinsky                                 100,000              50,000             150,000                  --
        Otape Investments, LLC (16)                      250,000             125,000             375,000                  --
        Bridges & Pipes, LLC (17)                        200,000             100,000             300,000                  --
        Gryphon Master Fund, LP (18)                     600,000             300,000             900,000                  --
        Porter Partners, LP (19)                         150,000              75,000             225,000                  --
        Gamma Opportunity Capital
        Partners, LP (20)                                200,000             100,000             300,000
        Wayne Saker                                       50,000              25,000              75,000                  --
        Kenneth Greif                                    150,000              75,000             225,000                  --
                                                      ----------          ----------          ----------          ----------
Total                                                 31,426,500           7,556,500          26,235,000          12,748,000
                                                      ==========          ==========          ==========          ==========

(1)   Voting and dispositive power held by Elena Krasnov.

(2)   Ron Hodgson is a former director of the Company who resigned in 2003.


(3) JEM Family Trust is a discretionary family trust for the benefit of Dr. Jack Kachkar and his immediate family members. Dr. Kachkar, the Company's Chairman and CEO, is a beneficiary of the Trust along with his spouse and two children. Dr. Kachkar and the other beneficiaries of the JEM Family Trust possess no right to vote, dispose of, or otherwise control any shares held by the Trust and therefore have no direct beneficial ownership of shares held by the Trustee, Mr. Larry Stockhamer. Mr. Stockhamer is also the Trustee for First Jemini Trust, a family trust also for the benefit of Kachkar family members. First Jemini Trust holds five-year warrants to purchase 1,500,000 shares of the Company's common stock exercisable at $0.90 per share. The common shares issuable upon exercise of such warrants are not being registered hereby.


(4)   Voting and dispositive power held by Jordan Slatt.

(5)   Voting and dispositive power held by Kenneth Johnson.


(6) J. Douglas Brown is a director of the Company. In addition to 100,000 shares of common stock owned of record and beneficially held, Mr. Brown also holds a three-year warrant to purchase 100,000 shares of common stock exercisable at $1.50 per share; a five-year warrant to purchase 300,000 shares of common stock exercisable at $0.90 per share; a five-year warrant to purchase 450,000 shares of common stock exercisable at $0.95 per shares; and options to purchase 250,000 shares of the Company's common stock exercisable at $1.10 per share.


(7) Voting and dispositive power held by Alex Benkovitch. Mr. Benkovitch is an ex-husband of Dr. Kachkar's spouse.

(8)   Voting and dispositive power held by Pat Garrard.

(9)   Voting and dispositive power held by Brian Sodi and Kyle Hodgens.


(10) Transferee from Duncan Capital, LLC. M.W. Crow holds voting and dispositive power for Duncan Capital.


(11)  Voting and dispositive power held by Geoff Eiten.


(12) Consists of approximately 14,375,000 shares issuable upon conversion or payment in kind of the indebtedness described above, 350,000 shares to cover interest on such notes paid in kind, and five-year warrants to purchase 3,281,500 shares of the Company's common stock at exercise prices ranging from $0.81 to $2.57 per share. 10,350,000 shares (10,000,000 shares to be converted plus 350,000 shares to cover interest) plus 2,010,000 shares issuable upon exercise of such warrants are being registered hereby. According to the Company's convertible loan agreements with Laurus Master Fund, Ltd. ("Laurus Funds"), Laurus Funds cannot hold more than 5% of the Company's total issued and outstanding stock at one time. Laurus Funds' voting and dispositive power is held by Eugene Grin and his brother David Grin.


(13)  Voting and dispositive power held by Konrad Ackerman and Ranier Posch.


(14) Voting and dispositive power held by Russell Cleveland. FBO BFS US Special Opportunities Trust's shares and warrants were formerly held by BFS US Special Options PLS. There was no change to the beneficial ownership of such shares.


(15)  Voting and dispositive power held by Anthony Marchese.

(16)  Voting and dispositive power held by Ira M. Leventhal.

(17)  Voting and dispositive power held by David Fuchs.

(18) Voting and dispositive power held by Gryphon Partners, L.P., a Bermuda limited partnership, whose principal is E.B. Lyon IV.

(19)  Voting and dispositive power held by Jeffrey H. Porter.

(20)  Voting and dispositive power held by Jonathan P. Knight and Peter T. Benz.

                              PLAN OF DISTRIBUTION

      The shares may be sold from time to time by the selling stockholders or by pledges, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or on any stock exchange on which the common stock of the Company may be listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:

      o ordinary brokerage transactions and transaction in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately-negotiated transactions;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      We have agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the shares of common stock offered by the selling stockholders, including all expenses and fees of preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay sales or brokerage commissions or discounts with respect to sales of the shares offered by the selling stockholders.

      Any broker-dealers or agents that are involved in selling the shares are "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. No selling stockholder is a registered broker dealer.

      We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities under the Securities Act.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Market Information


      Our common stock is traded in the over-the-counter market on the NASDAQ OTC Bulletin Board under the symbol IYXI. The following table shows the price range of the Company's common stock since it was initially quoted in February 2003 until December 31, 2004. Prior to May 14, 2003, our common stock traded in the over-the-counter market on the NASDAQ OTC Bulletin Board under the symbol DBLQ. All amounts are adjusted for a 5-for-1 stock split in March 2003.

                                                  BID                                                ASK

Quarter Ended                       High                       Low                        High                     Low
-------------                       ----                       ---                        ----                     ---
12-31-02                           $0.30                      $0.30                       None                    None
3-31-03                            $0.35                      $0.25                      $2.85                    $1.25
6-30-03                            $1.70                      $0.35                      $2.85                    $0.99
9-30-03                            $1.53                      $1.09                      $1.59                    $1.15
12-31-03                           $1.82                      $1.18                      $1.92                    $1.20
3-31-04                            $1.36                      $1.01                      $1.38                    $1.04
6-30-04                            $1.13                      $0.84                      $1.20                    $0.88
9-30-04                            $1.27                      $0.87                      $1.30                    $0.97
12-31-04                           $1.35                      $0.82                      $1.40                    $0.90



Holders


      As of January 26, 2005, 38,112,479 common shares of the Company's common stock are held of record by 327 holders of record, and approximately 887 beneficial stockholders.


Dividends

      We have never paid any dividends, and we do not anticipate any stock or cash dividends on our common stock in the foreseeable future.


                             BUSINESS AND PROPERTIES

General


      Inyx, Inc. ("Inyx", "we", "us", "our", or the "Company"), through its wholly-owned subsidiaries, Inyx Pharma Limited ("Inyx Pharma"), Inyx Canada Inc. ("Inyx Canada") and Inyx USA, Ltd. ("Inyx USA"), is a specialty pharmaceutical company that focuses on the development and manufacturing of prescription and over-the-counter ("OTC") pharmaceutical products. We also provide specialty pharmaceutical development and manufacturing consulting services to the international healthcare market. By "specialty pharmaceutical", we mean that we specialize in developing and producing selected aerosol pharmaceutical products and drug delivery applications for the treatment of respiratory, allergy, dermatological, and topical and cardiovascular disease conditions. We intend to expand our product research and development activities with our own line of prescription and OTC pharmaceuticals but, we have not yet commercialized for sale our own products or drug delivery technologies. We have limited product distribution capabilities and although we perform some sales and marketing functions until we build or contract our own sales force, we will initially depend on our customers' distribution channels or strategic partners to market and sell our own proprietary pharmaceutical products that we are presently developing or planning to commercialize.

      A material element of our growth strategy is to expand our existing business through strategic acquisitions of pharmaceutical products and drug delivery devices that are complementary to our expertise, including those through the acquisition of other pharmaceutical companies. We, therefore, continually evaluate opportunities to make strategic acquisitions of specialty pharmaceutical products, drug delivery technologies or businesses. We completed our first specialty pharmaceutical business acquisition, Inyx Pharma, pursuant to a stock exchange agreement in April 2003 and, in December 2004, we signed a definitive agreement with Aventis Pharmaceuticals, Inc., part of the sanofi-aventis Group, to acquire the business assets of Aventis Pharmaceuticals Puerto Rico Inc. ("Aventis PR") by March 31, 2005, for $15 million subject to the transfer of a major customer contract to Inyx from Aventis PR. We intend to raise capital to fund this acquisition through additional borrowings or the issuance of a combination of debt and equity securities, although we do not currently have any financing agreements or commitments with respect to such a financing plan.

      Inyx is a Nevada corporation headquartered in the United States. Our corporate address is 825 Third Avenue, 40th Floor, New York, New York 10022, and our telephone number is (212) 838-1111; fax (212) 838-0060.

      Inyx Pharma is a corporation formed under the laws of England and Wales with offices and product development and manufacturing facilities in Runcorn, Cheshire, England.

      Inyx Canada is a Canadian corporation, located in Toronto, Canada that we established in May 2003 to provide pharmaceutical manufacturing consulting services to the pharmaceutical industry and administrative and business development support to the rest of our Company.

      Inyx USA is an Isle of Man company that we established to operate as an off-shore company in Puerto Rico, to manage and operate our U.S. pharmaceutical operations including the business assets of Aventis PR, upon completing that acquisition on March 31, 2005.

      Our common stock is traded on the Nasdaq's Over-the-Counter Bulletin Board. We file annual, quarterly and periodic reports with the Securities and Exchange Commission ("SEC") pursuant to Section 15(d) of the Securities Exchange Act of 1934. We maintain a website at www.inyxinc.com and publish all such SEC reports on our website.

Company History

      Inyx was formerly known as Doblique, Inc. ("Doblique"). Doblique was incorporated under the laws of Nevada in March 2000. In July 2002, Doblique became a publicly-traded company when we completed a registration statement for the sale, by our principal stockholder, of 2,450,000 shares of common stock. At that time, Doblique was in the business of owning and racing thoroughbred horses.


      On March 24, 2003, in accordance with the terms of a stock exchange agreement, our controlling stockholder at the time, Ms. Pam Halter, accepted an unsolicited offer to sell a controlling block of 2,250,000 shares of our common stock, representing approximately 45% of our Company's issued and outstanding shares, to Medira Investments LLC ("Medira"). Medira subsequently transferred such shares to its principal, Ms. Viktoria Benkovitch, the wife of Dr. Jack Kachkar, our Company's Chairman and CEO. Also, as part of the sale of shares to Medira, Ms. Halter released and discharged all liabilities of the Company to her. Prior to that transaction, on March 6, 2003, all of Doblique's thoroughbred horse racing business was sold to a third party. Soon thereafter we announced that change of control transaction and that we would now pursue strategic investment opportunities in a number of sectors within the pharmaceutical, biotechnology and medical devices industries. These opportunities would include research and development, manufacturing, distribution, and intellectual property acquisitions.

      On April 22, 2003, we agreed to acquire all of the issued and outstanding securities of Inyx Pharma. Previously, on March 7, 2003, Inyx Pharma had purchased the majority of the pharmaceutical business assets of Miza Pharmaceuticals (UK) Ltd. ("Miza UK") out of Administration (a United Kingdom form of bankruptcy protection and reorganization) for a total cost of approximately $8.3 million. The Miza UK assets acquired by Inyx Pharma consisted of one aerosol manufacturing site and a pharmaceutical development operation. As such, Inyx Pharma received all of the property, plant, machinery and equipment, inventory, customer base, employees, and know-how and intellectual property to continue to manage and run those acquired parts of the Miza UK operation as a going concern.


      Pursuant to our acquisition of Inyx Pharma, on April 17, 2003, we entered into an agreement with five parties under which we issued 2,450,000 restricted shares of our common stock as a fee to these parties for their role in facilitating the transaction with Inyx Pharma. On April 21, 2003, we also entered into a two-year Business Advisory and Financial Consulting Services Agreement with a consultant to provide advice and counsel regarding our strategic business plans and growth strategies. As consideration for this consulting arrangement, we issued 1,500,000 shares of restricted securities to that consultant.

      On April 28, 2003, we concluded our acquisition of Inyx Pharma. The transaction consisted of an exchange of 100% of the outstanding common stock of Inyx Pharma for 16,000,000 shares of our restricted common stock (the "Exchange"), representing approximately 64% of the approximately 25,000,000 shares outstanding in our Company after the Exchange. As a result of the Exchange, Inyx Pharma became our wholly-owned subsidiary.

      The Inyx Pharma acquisition was our first pharmaceutical acquisition. As such, to reflect our new operating business, we changed our corporate name on May 6, 2003 from Doblique to Inyx. Our principal business following the Exchange was the business of Inyx Pharma and its related pharmaceutical industry operations. Inyx Pharma focuses its expertise on development-led manufacturing in the sterile pharmaceutical, finished-dosage form, outsourcing sector. It specializes in niche products and technologies for the treatment of respiratory, allergy, dermatological, and topical and cardiovascular conditions. Inyx Pharma's client base is comprised of blue-chip ethical pharmaceutical companies, branded generic firms and biotechnology groups.

      On May 15, 2003, we formed Inyx Canada, a wholly owned Canadian corporation. Inyx Canada performs certain administrative and business development functions for the Company. Such business development activities include consulting services to the United Nations Development Programme ("UNDP") Montreal Protocol unit, assisting candidate developing countries meet the requirements of the Montreal Protocol to phase out the consumption of ozone depleting chlorofluorocarbon ("CFC") gases in the pharmaceutical industry.


      A material element of our growth strategy is to expand our existing business through strategic acquisitions of pharmaceutical products and drug delivery devices that are complementary to our pharmaceutical aerosol development and manufacturing expertise. As such, on September 21, 2004, we completed what we believe is significant milestone in our development when we acquired a patented, drug delivery technology from Phares Technology B.V. ("Phares"), a European drug development company. We have and continue to test the Phares technology on other types of respiratory drugs that we are currently developing or planning to develop.


      We also continually evaluate opportunities to make strategic acquisitions of complementary pharmaceutical businesses such as our planned acquisition of the business assets of Aventis PR. The Aventis PR operation is an FDA-approved pharmaceutical manufacturing facility that produces respiratory, allergy, dermatological and topical pharmaceutical products. We expect that the Aventis PR business acquisition will more than triple our existing business, facilities and staff. The operation is located in Manati, Puerto Rico and consists of five buildings totaling approximately 140,000 square feet and extending over 9.5 acres. Currently, Aventis PR has 322 employees and we intend to retain as many of these employees as economically viable to our business when we close on the intended acquisition.

      In December 2004, we established Inyx USA, an Isle of Man company, to manage and operate our U.S. pharmaceutical operations including the business assets of Aventis PR.

      All monetary amounts described herein are stated in either United States dollars ($) or Great Britian pounds ((pound)). The exchange rate between the two currencies on December 31, 2003 was (pound)1= $1.78, and the average exchange rate for the period from April 28, 2003 through December 31, 2003 was (pound)1 = $1.67. The exchange rate between the two currencies on September 30, 2004 was (pound)1 = $1.80, and the average exchange rate for the period from January 1, 2004 through September 30, 2004 was (pound)1 = $1.82. The average exchange rate for the period from January 1, 2004 through December 31, 2004 was (pound)1 = $1.83.


      See "Management - Certain Relationships and Related Transactions" for information about the interests of certain directors, executive officers and promoters of the company in the formation and reorganization transactions described above.

Business Operations

      Our Company is focused on the development and contract manufacturing of prescription and over-the-counter ("OTC") pharmaceutical products to our clients in the respiratory, allergy, dermatological, and topical and cardiovascular markets. We also provide pharmaceutical development and manufacturing consulting and research services in these market sectors. We intend to expand our product research and development activities into our own lines of prescription and OTC pharmaceutical products, but we have not yet commercialized or marketed any of our own products or drug delivery applications. We have limited product distribution capabilities and although we perform some sales and marketing functions, until we build or contract our own sales force, we will initially depend on our customers' distribution channels or strategic partners to market and sell the pharmaceutical products we are planning to develop. We are continuously attempting to complement our organic growth opportunities through strategic acquisitions of pharmaceutical products and drug delivery devices that are complementary with our expertise, including those through the acquisition of other pharmaceutical companies.

      We currently operate in one business segment, the contract manufacturing of pharmaceutical products. Although we also perform product research and development activities, at this time, these business activities and our manufacturing consulting services are primarily supporting our manufacturing operations for the benefit of our customers. Segment reporting on our business will begin to occur as we move into additional business activities such as the development and sales our own proprietary products including both drug delivery devices and pharmaceutical products that are complementary to our manufacturing technologies.

      Although we have started developing our own proprietary pharmaceutical products, we have not yet commenced the marketing or sale of any such products. We believe that once we have developed and marketed our own product lines, we can improve our revenue and profitability opportunities as such products may offer greater profit margins than those provided by our contract manufacturing services. We are currently focusing our own research and development activities on inhalation-therapy drug delivery devices and inhalation methods, and generic prescription and over-the-counter aerosol pharmaceutical products for respiratory, allergy, dermatological, and topical and cardiovascular applications. Proprietary products under development include generic versions of non-CFC or HFA single molecule and combination drug respiratory inhalants including those utilizing the lipid-binding matrix technology acquired from Phares, non-CFC propelled oral sprays for cardiovascular ailments, wound irrigation and cleansing sprays that utilize novel barrier technologies, and anti-inflammatory nasal pumps.

      While we do not currently derive any revenues from the sale of our own products, it is anticipated that our first proprietary product should be ready for commercial marketing by the end of 2005 and will involve the use of a barrier delivery system as described below (see "Product Development"). We plan to distribute our proprietary products through our own customers' distribution channels or in collaboration with strategic marketing partners, although we do not, as of yet, have any distribution agreements for our planned products finalized.

      We currently develop and manufacture five types of complementary aerosol pharmaceutical products. In each case, we formulate the pharmaceuticals to our customers' specifications and fill and package the delivery devices to produce a finished product.


Hydrocarbon Aerosols


      We develop and manufacture hydrocarbon aerosols as a delivery system for dermatological and topical drug applications. The drug (usually a corticosteroid or similar anti-inflammatory agent specifically formulated with excipients) is kept under pressure in a can with liquid hydrocarbons. These hydrocarbons are normally a mixture of propane, iso-butane and butane. As the product is dispensed and released from the can, the hydrocarbons spontaneously vaporize, turning the resulting mixture into a mousse or foam (depending on the exact formulation). This results in the drug being in a format suitable for rapid absorption into the skin. In addition, the hydrocarbons used are deodorized, so the drug can be administered in an odorless way, leaving no residue on the skin. We currently utilize two hydrocarbon aerosol filling lines, although we have just commenced utilizing our second line. These manufacturing lines are equipped with fire suppressant equipment, protected gassing of hydrocarbons, remote safety monitoring equipment, and dedicated manufacturing areas.

      Based upon our knowledge of the United Kingdom pharmaceutical industry, we believe that our contract share of the United Kingdom prescription and over-the-counter hydrocarbon aerosol market is substantial. In some instances, depending upon the product's medical application (e.g. topical foams), we may be the only contract manufacturer for such products. Additionally, we believe that the specialized nature of the topical hydrocarbon aerosols market, which we believe has limited competition, will allow us to continue to maintain and expand our current market share in this sector.

      We intend to expand our expertise and know-how in this area in order to be recognized as a world leader in hydrocarbon aerosols for pharmaceutical applications. In addition to our growing business base and the recent rise of new hydrocarbon aerosol business in the pharmaceutical industry, we believe that there are significant growth opportunities in aseptic hydrocarbon applications for other existing or potential customers as the use of this technology continues to grow. With significant experience in this area and two regulatory compliant hydrocarbon aerosol filling lines, we believe we are well positioned to expand our contract market share in this sector. Additionally, as development runs for the introduction of new products vary, we believe that we have sufficient manufacturing flexibility to take on new products while addressing our customers' volume requirements.


Metered Dose Inhalers ("MDIs")


      We also develop and manufacture metered dose inhalers ("MDIs"), used primarily for respiratory conditions, which employ both chlorofluorocarbon ("CFC") and hydrofluroalkane ("HFA") propellant technologies. CFC-based products include Salbutamol, a mild asthma and rescue therapy, and Beclomethasone, a steroid used as an anti-inflammatory for respiratory disease. HFA products include MDIs for respiratory ailments and a metered dose oral ("MDO") spray, such as a "GTN" spray which is a nitrate propelled HFA aerosol that is used for prescription and over the counter products, primarily for cardiac ailments. Such products may provide certain therapeutic advantages as they are absorbed directly into the systemic circulation thereby providing faster onset and also bypassing the gastrointestinal tract which may reduce the dose requirements for the patient.


      In the past, our CFC-based MDIs were sold throughout Europe, Australia, Canada and South America. Given growing global restrictions on ozone-depleting CFC products, we believe that the use of HFA-propelled MDI opportunities within the pharmaceutical industry will increase. Specifically, we are now developing a number of HFA MDIs for a number of our clients. Further, we plan to exploit the MDO-spray HFA product through sales to our primary customer in this area, which is Genpharm, a Canadian-based subsidiary of Merck Generics. Utilizing client-funded product and process development applications, we plan to continue changing to HFA MDI production in 2004, while continuing to utilize CFC MDI manufacturing capabilities and CFC allocations for markets which have not banned CFC use as of yet. This includes capitalizing on our relationships with a number of our clients which have extensive distribution channels for such products in South America, Africa and the Middle East.


      We believe we have a competitive advantage in this sector as one of the few pharmaceutical companies with the capabilities to both develop and manufacture HFA based inhalants. For example, we believe that based on our capabilities in this area, early in 2004, we were selected by the United Nations Development Programme (UNDP) - Montreal Protocol to assist a developing country with the transition of CFC MDIs to HFA MDIs.


Dry Powdered Inhalers ("DPIs")

      We assist in the development and production of dry powder inhalers ("DPIs"), which are primarily used for respiratory ailments such as asthma. Specific products in this area include Salbutamol, which we believe is the leading product in the area, and Beclomethasone, which we believe is the second leading product in the area. We are also reviewing the possible use of Budesonide, an anti-inflammatory corticosteroid, and Formeterol, a bronchodilator, as DPIs. Our major customer in the DPI area has licensed the DPI device (the "Clickhaler") that we currently manufacture under a license agreement from a UK-based biotechnology company. This U.K.-based biotechnology company is also in the process of licensing its product to a number of other pharmaceutical companies. Subject to the results of this licensing program, we expect to continue to manufacture DPIs for third-party licensees.

      Based on increasing consumer acceptance and the growth in diagnoses and incidences of asthma, we believe that DPIs are expected to grow in use. We also believe that manufacturing revenue opportunities in this product category will continue to expand as this mode of drug delivery is beginning to enjoy increased use not only for respiratory inhalants but as a mode of delivery for other products. Such other products include those which target systemic disease, which may include insulin for diabetes and pain management drugs.

Metered Dose Pump Sprays ("MDPSs")


      We develop and produce metered dose nasal and throat pumps and sprays ("MDPSs") for nasal decongestion, anti-allergic and anti-inflammatory applications. Specific products within these areas include corticosteroid products such as a Beclomethasone Dipropionate for the treatment of allergy conditions. Allergy pump sprays are a seasonal product with the largest consumer use coming in the spring and late summer months. We plan to leverage the manufacturing upgrades that the previous owners of our UK based manufacturing site performed on the pump spray filling line. We believe that such upgrades will provide us with an excellent production base to maintain our existing customer volumes, while developing new business in the growing seasonal allergy market sector. Further, we intend on capitalizing on growing opportunities in this area by expanding product development and marketing activities that may lead to manufacturing opportunities. Such opportunities include pump sprays for complex proteins, pain medications, hormone applications and vaccines.


Saline Aerosols

      We develop and manufacture products that are nitrogen propelled buffered and non-buffered normal aerosols for eye and wound care. These include the water-for-injection/alcohol aerosols and non-alcohol based disinfectant aerosols. We believe that we may now be one of the largest manufacturers of sterile saline and alcohol aerosols in the United Kingdom. We are actively pursuing new technologies such as a "bag-in-can" wound spray that may provide enhanced spraying parameters for sterile wound aerosols.

Product Rights


      The processes used to develop and commercialize our clients' products utilize spray technologies that are proprietary to the Company and can therefore be used to support other activities. Such technologies consist of the process of filling and packaging aerosols and the associated operating procedures and methods. However, specific product formulations and specifications supplied by the client, including such data acquired through acquisition of a pharmaceutical business, are deemed confidential and are therefore not available for us to use in any other application.


Major Customers

      Our revenues are currently derived from pharmaceutical manufacturing and associated product formulation and development outsourcing services, including product stability, commercial scale-up, and validation and regulatory support for our clients' products. These contract revenues are dependant upon our customers' maintaining or obtaining the necessary regulatory approvals and product specifications for the commercialization of their products in designated markets, and our vendors/suppliers being able to provide us with required raw materials and components to manufacture our clients' products on a timely basis, and in line with our customers' requirements and demands.


      We have been actively marketing our services to our own customer base and the pharmaceutical industry in general. In addition to the business we acquired as a result of our reverse acquisition of Inyx Pharma, we have signed and commenced a number of new customer contracts and purchase orders. For the period from March 7, 2003 through December 31, 2003 and the nine months ended September 30, 2004, our top three customers accounted for approximately $3.4 million in net revenues or approximately 42% of total net revenues, and $5.4 million in net revenues or approximately 47% of total net revenues, respectively. During both these periods, our top three customers were the Merck Generics group of companies ("Merck Generics"), that are part an international pharmaceutical and chemical company headquartered in Darmstadt, Germany; SSL International Plc ("SSL International"), a healthcare company headquartered in London, England; and Genpharm Inc. ("Genpharm"), a generic drug company headquartered near Toronto, Canada (Genpharm is an affiliate of the Merck Generics group of companies but currently operates independently of that group).

      The loss of any one of our top three customers would have a material adverse affect on our Company's revenues and profitability opportunities. As part of our strategic growth objectives in the contract manufacturing area, we are continuing our efforts to broaden our relationship with these customers and others, and to generate revenues from our own product development and commercialization program to mitigate the risk of our economic dependence on any one client. We also believe that by utilizing our existing or potential customers' distribution channels to distribute our own proprietary products, once we have completed the development and regulatory approval of such products, we can broaden and strengthen our relationship with such clients.

Merck Generics Group of Companies

      Currently, our top customer is Merck Generics, the generic pharmaceutical division of Merck KGaA, an international pharmaceutical and chemical company headquartered in Darmstadt, Germany. According to its website, Merck KGaA owns 168 companies and has approximately 28,700 employees.

      Merck Generics focuses on the research and development and marketing of generic pharmaceutical products. Our revenues from Merck Generics include revenues from Merck Generics UK, Merck Colombia and Merck Mexico. For Merck Generics UK and Merck Colombia, we manufacture and package for distribution in Europe and Colombia, metered dose Beclomethasone Dipropionate ("BDP") nasal pumps for anti-allergic and anti-inflammatory applications. For Merck Mexico, we manufacture and package CFC salbutamol metered dose inhalers for use as a bronchodilator in the treatment of asthma.

      For the period from March 7, 2003 through December 31, 2003, Merck Generics accounted for approximately $2.5 million in net revenues or approximately 19% of our total net revenues, and for the nine months ended September 30, 2004, they accounted for $2.6 million in net revenues or approximately 23% of our total net revenues for the period.

      Current revenues from Merck Generics are based on irrevocable and confirmed purchase orders with payment due on the 20th of the month following date of shipment. We also provide Merck Generics contract product development and support services in the respiratory inhalant sector on a fee-for-service basis. Such services include product commercialization and are based on confirmed purchase orders with 50% of the fee due upon placement of the order and the balance of the fee due upon completion of the work provided. We expect revenues from Merck Generics to continue on current levels for the foreseeable future.

Genpharm Inc.

      Genpharm is a Canadian generic pharmaceutical company headquartered in Etobicoke, Ontario, a suburb of the city of Toronto, Canada. Genpharm focuses on the development and marketing of generic pharmaceuticals and hospital supplies for the Canadian market. According to their website, Genpharm is currently one of the top 20 pharmaceutical companies in Canada.

      Our revenues from Genpharm are based on irrevocable and confirmed purchase orders for three products, an HFA-based sublingual nitroglycerin (GTN) spray used for the treatment of angina, a metered dose corticosteroid nasal pump for the treatment of allergic and non-allergic rhinitis, and an ipratropium bromide nasal pump utilized as an anticholinergic agent. We are also providing contract product development and support services to Genpharm as they attempt to expand these products into different geographic markets. Such services include product stability studies and are based on confirmed purchase orders with 50% of the fee due upon placement of the order, with the balance of the fee due upon completion of the work provided.

      For the period from March 7, 2003 through December 31, 2003, Genpharm accounted for approximately $1.9 million in net revenues or approximately 14.5% of our total net revenues, and for the nine months ended September 30, 2004, they accounted for $1.3 million in net revenues or approximately 12% of our total net revenues for the period. We expect revenues from Genpharm to continue on current levels for the foreseeable future. As part of our cost of goods associated with the GTN sublingual spray product, we pay two vendors, 3M and Bespak Europe Ltd., 5.5% and 0.5% of our sales to Genpharm, respectively. These are in the form of royalty payments for the use of a Bespak actuator and 3M's rubber, within that valve, in the HFA GTN product. We currently owe approximately $73,000 in royalty fees to 3M and approximately $7,000 in royalty fees to Bespak.


SSL International Plc

      SSL International, headquartered in London, England, is an internationally focused manufacturer and distributor of consumer healthcare products, with over 4,500 employees worldwide.

      Our revenues from SSL International are based on irrevocable and confirmed purchase orders for the manufacture of a range of hydrocarbon aerosol consumer products including those for the treatment of burns, wounds and insect bites, and head lice in children.

      For the period from March 7, 2003 through December 31, 2003, SSL International accounted for approximately $1.1 million in net revenues or approximately 8.5% of our total net revenues, and for the nine months ended September 30, 2004, they accounted for $1.4 million in net revenues or approximately 12% of our total net revenues for the period. We expect revenues from SSL International to continue on current levels for the foreseeable future.


Stiefel Laboratories, Inc.

      Stiefel Laboratories, Inc. ("Stiefel") is a privately-held generic dermatological company, headquartered in Coral Gables, Florida. With approximately 2,500 employees, Stiefel focuses on branded generic pharmaceutical products and markets and sells products through its own sales force. Stiefel also markets generic pharmaceuticals and consumer health products through its Glades Division, a wholly-owned subsidiary. On March 6, 2003, we entered into four agreements with Stiefel to obtain financing and provide certain contract manufacturing and product development services to Stiefel, including assisting them with the commercialization of specific hydrocarbon aerosol dermatological products for global markets.

      First, on March 6, 2003, Inyx Pharma issued a (pound)2.5 million GBP (or approximately $4.0 million, based on currency exchange rates at the time) principal amount Convertible Promissory Note due March 6, 2007 to Stiefel (the "Stiefel Convertible Note"). The proceeds were used by Inyx Pharma to fund its working capital requirements as part of its acquisition of the majority of the business assets of Miza UK on March 7, 2003. Interest is payable annually at a rate of 6%, beginning March 7, 2004. As a result of our reverse acquisition of Inyx Pharma and under the terms of its convertible loan agreement with Inyx Pharma, at Stiefel's option, Stiefel is entitled to 4 million common shares of our common stock, adjustable for any accrued interest, at anytime before March 6, 2007. Additionally, Stiefel may, from time to time, agree to postpone any accrued interest payments. For example, accrued interest amounting to approximately $240,000 ((pound)150,000) for the period March 6, 2003 to March 5, 2004, and that was due on March 5, 2004, was waived by Stiefel in consideration of future contract product development services that they continue to require from us.

      Under their loan, Stiefel also has the right of first refusal for a period of four years on any additional debt financing that may be required by the Company from time to time. To date, they have not exercised such right of first refusal. Inyx may prepay the Stiefel Convertible Note at anytime, in whole or in part, without incurring any prepayment penalty. As of September 30, 2004, the outstanding amount we owed under the Stiefel Convertible Note totaled approximately $4.2 million in principal (amounting to approximately $4.0 million) and accrued interest (amounting to approximately $200,000).

      Second, on March 6, 2003, we entered into a three-year Product Development Agreement with Stiefel (the "Stiefel Development Agreement"). This agreement initially allowed for two new steroidal foam products for dermatological and topical applications to be developed in conjunction with Stiefel at a fixed price and over a specific project timeline. The agreement was later amended on November 30, 2004 to add a third hydrocarbon foam product (the "Stiefel Products"). With respect to the Stiefel Products, the Company has agreed to timely complete all of the activities set forth in a work schedule to the Stiefel Development Agreement. Such activities include the acquisition, testing and evaluation of drugs, excipients and components required to develop the Stiefel Products; formulation and manufacturing process assessments to facilitate the production of the Stiefel Products; the development and preparation of necessary clinical testing supplies to clinically test the Stiefel Products as may be required; and support in the preparation and review of all necessary regulatory support and submission documents relating to the Stiefel Products. The Company has also agreed that all intellectual property created specifically in connection with the development of the Stiefel Products including formulations, inventions or discoveries shall remain the property of Stiefel. In return, and subject to confidentiality requirements, Stiefel has granted us a royalty-free, non-exclusive, worldwide right and license to make, use and sell pharmaceutical products that incorporate any intellectual property directly derived from the development and processing of the Stiefel Products.

      Commercial terms under the Stiefel Development Agreement provide for a 50% deposit (per product) to be paid immediately upon placement of an order, a 25% progress payment on completion of the work, and the remaining 25% to be paid when the regulatory filing of an Abbreviated New Drug Application ("aNDA") has been completed. We have estimated that Stiefel will pay us, in aggregate, approximately $3.1 million over the three-year term of the development agreement to develop the three products they require. The initial estimated cost to Stiefel for the original two products was approximately $925,000 per product. The estimated cost to Stiefel for their third required product is approximately $1.3 million. As of September 30, 2004, Stiefel has paid Inyx a total of approximately $1.2 million under the Stiefel Development Agreement. This includes approximately $910,000 in development and product support fees for the original two products and approximately $315,000 as an up-front payment for the third product. Based on our exclusive agreements with Stiefel, we expect development revenues from this customer to continue to expand as they continue to commercialize more of their planned dermatological and topical products in the hydrocarbon aerosol sector.

      Third, on March 6, 2003, we also entered into a manufacturing and supply agreement with Stiefel (the "Stiefel Manufacturing and Supply Agreement"). The Stiefel Manufacturing and Supply Agreement is an exclusive agreement under which we are to manufacture and supply Stiefel foam aerosol products for dermatological and topical applications, based on product specifications provided to us by Stiefel, and in accordance with current Good Manufacturing Practices ("cGMP") of the FDA and the equivalent manufacturing requirements of the European regulatory authorities. The agreement initially lists two generic steroidal foam products to be commercialized and manufactured by Inyx using Stiefel's own proprietary formulation. Pursuant to that agreement, the Company and Stiefel have also agreed to deal with each other on an exclusive basis with respect to the manufacture and supply of such products.

      The term of the Stiefel Manufacturing and Supply Agreement is for an initial period of four years commencing on March 6, 2003 and ending of March 6, 2007. This exclusive agreement automatically extends for successive one-year periods, at Stiefel's option, or based on both parties' mutual consent and agreement. Either Stiefel or Inyx may terminate the agreement without cause by giving the other party twelve (12) months prior written notice. Either party may terminate the agreement for cause if the other party files for bankruptcy or insolvency petition that is not dismissed within sixty (60) days or the other party is unable to perform its obligations under the agreement for six (6) months in the event of force majeure including natural causes or government acts, orders or restrictions. Stiefel or Inyx may also terminate the agreement for a material breach by the other party that is not cured or a plan is not implemented to cure the breach within sixty (60) days. In the event of a termination of the agreement, for any reason, Stiefel is obligated to pay Inyx for any products that have been manufactured but undelivered including Inyx costs for work in progress and raw materials and components that have been purchased for Stiefel.

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      Additionally, any material breach by Inyx of any covenant, agreement, warranty, representation, or obligation under the Stiefel Manufacturing and Supply Agreement that is not cured within sixty (60) days after written notice from Stiefel of the breach constitutes a default by Inyx of the Stiefel Convertible Note. In the event of an Inyx default on that convertible loan, Stiefel has the right to demand immediate payment of all outstanding principal and accrued interest balances.

      For production planning purposes, Stiefel is to provide us with an annual forecast for their required product supply. Stiefel is also required to update that forecast on a monthly basis, including a ninety (90) day rolling forecast, setting forth their required quantities and delivery dates. All required product is to be confirmed to Inyx with a written purchase order approximately ten (10) weeks prior to the required shipping date. All such purchase orders are governed by the terms and conditions of the Stiefel Manufacturing and Supply Agreement. Inyx is obliged to confirm in writing each Stiefel purchase order within fifteen
(15) days of receiving that order. Once a Stiefel purchase order is confirmed by Inyx, the order cannot be delayed or cancelled by either party without penalty. For Stiefel, such penalties may amount up to 100% of the amount owed under the purchase order to Inyx, and for Inyx, up to 15% of the cost of the product for each month it delays in delivering that product to Stiefel, unless the order is cancelled by Stiefel. Payment to Inyx for any supplied and accepted product is due within forty-five (45) days of invoice.

      As of September 30, 2004, we have not received any purchase orders from Stiefel under the Stiefel Manufacturing and Supply Agreement as all of their intended products are still under development. As a result, we have not yet received any manufacturing revenues from Stiefel and all of our revenues from this customer have been as a result of our product development agreement with them as they continue to develop and commercialize their intended products.

      Fourth, on March 6, 2003, Inyx Pharma entered into a Quality Agreement with Stiefel (the "Stiefel Quality Agreement"). In support of the Stiefel Manufacturing and Supply Agreement, this agreement defines responsibilities and relationships between the parties with respect to quality matters as related to the formulation, and filling and packaging of Stiefel's products during the duration of the Stiefel Manufacturing and Supply Agreement. We do not receive any revenues from Stiefel under the Stiefel Quality Agreement as this agreement is intended to outline the respective parties' technical support responsibilities as part of the overall commercial and business relationship between the parties.

AstraZeneca AB

      According to its website, AstraZeneca AB ("AstraZeneca") is one of the leading pharmaceutical companies in the world. Headquartered in London, England, AstraZeneca has over 60,000 employees worldwide with revenues in 2003 totaling approximately $18.8 billion. AstraZeneca is focused on the development and marketing of pharmaceutical products for cancer, cardiovascular, gastrointestinal, infection, neuroscience and respiratory applications.

      On June 29, 2004, we announced a new manufacturing and supply agreement (the "AZ Supply Agreement") with AstraZeneca to assist them with the commercialization and production of a non-ozone depleting hydroflouralkane (HFA) version of AstraZeneca's Pulmicort (Budesonide) asthma metered dose inhaler ("HFA Pulmicort") that they have developed with SkyePharma PLC for European markets. AstraZeneca has been marketing the CFC version of Pulmicort in Europe and now intends to transition the product to a CFC-free version, in accordance with the Montreal Protocol.

      Subject to the termination provisions noted below, the AZ Supply Agreement is for an initial period of 3.5 years, with commercial production planned to commence in the first half of 2005. Under the agreement, we are to supply AstraZeneca two dosage forms of HFA Pulmicort: a lower strength 100ug/ dose (meaning 100 micrograms of budesonide drug per puff of the inhaler) and a higher strength 200 ug/dose (meaning 200 micrograms of budesonide drug per puff of the inhaler). AstraZeneca requires two different strengths for its intended markets as asthmatic patients usually require a lower dosage once their symptoms improve.

      The initial production forecast provided by AstraZeneca estimates that, subject to receiving the required regulatory approvals in targeted market areas during 2005, their annual production volume requirements will be approximately 1 million units of the lower strength 100 ug/dose HFA Pulmicort and approximately
1.8 million units of the higher strength 200 ug/dose HFA Pulmicort. The Supply Agreement with AstraZeneca is priced in British pounds. Based on a estimated average currency exchange rate, as published by JP Mogan Chase Bank, of $1.88 per (pound)1 pound sterling over the next 3.5 years, our price to AstraZeneca is approximately $2.14 per fully packaged unit of the 100 ug/dose HFA Pulmicort and approximately $2.43 per fully packaged unit of the 200 ug/dose HFA Pulmicort.

      Therefore based on our unit sales price to AstraZeneca for each dosage strength, our estimated annual revenues are expected to be approximately $2.1 million for the 100 ug/dose product and approximately $4.4 million for the 200 ug/dose product, or approximately $6.5 million in aggregate annual revenues under the agreement.

      Based on initial production schedules, our aggregate annual costs to manufacture both dosage forms, including labor, active ingredients and excipients, components and packaging materials, amount to approximately $5.6 million. The AZ Supply Agreement is subject to price revision based on annual material average price changes, to be reviewed on an annual basis and based on mutual agreement between the parties, revised as may be necessary to a new unit-selling price.

      For each calendar quarter during the term of the AZ Supply Agreement, AstraZeneca is to provide us with a non-binding rolling twelve (12) month forecast regarding their product requirements. However, the forecast submitted to Inyx in October of each year will cover a fifteen (15) month period. Under the contract, AstraZeneca has to place a firm purchase order for product supply with a minimum lead-time of twenty-six (26) weeks. At their option, they may also place a standing one-year purchase order for required product supply. In such cases, the production and delivery lead-time is reduced to sixteen (16) weeks. Payment to Inyx for the product is due thirty (30) days net of shipment and there are no minimum payment provisions in the AZ Supply Agreement.

      Either Inyx or AstraZeneca may terminate the AZ Supply Agreement without cause by giving the other party twelve (12) months prior written notice although such notice may not be given during the initial thirty (30) months of the term of the contract. Either party may also terminate immediately if the other party files for bankruptcy or ceases to operate and for cause, including for a breach of the contract that is not cured within six (6) months after notice of that breach is provided. AstraZeneca may also immediately terminate the agreement with written notice if Inyx delivers product that does not pass AstraZeneca's quality inspections, delays the delivery of required product supply to AstraZeneca by more than sixty (60) days, or undergoes a change of control by more than fifty percent (50%) through a merger, consolidation, sale or similar transaction. Additionally, AstraZeneca may immediately terminate the AZ Supply Agreement with written notice if for any reason, in its sole discretion, it chooses to cease marketing and selling the HFA Pulmicort. In such an event of termination, AstraZeneca is obligated to compensate Inyx for the price of any ordered and undelivered products, Inyx costs as a result of work in progress, and raw material and component costs already paid for by Inyx.

      In association with the AZ Supply Agreement, we have commenced providing product support, commercialization and scale-up services to AstraZeneca. These services, that are based on ongoing agreed to quotations between the parties, include the production of experimental and process validation batches, analytical and chemistry work, and product stability and regulatory support services. We provide such services to AstraZeneca through confirmed purchase orders that are based on 30-day payment terms. 75% of the fee is due upon completion of the work, based on certain project milestones agreed to between the parties, and the balance of the fee due upon the completion and delivery to AstraZeneca of any associated technical reports.

      We expect that, in the aggregate, potential revenues for such product support services may amount to approximately $2.5 million over the term of the AZ Supply Agreement. As of December 31, 2004, AstraZeneca has already paid or committed to pay approximately 70% of that amount.

      These revenues include approximately $585,000, that we have already received from AstraZeneca, for the installation of new filling components in our HFA manufacturing suite (approximately $423,000), the purchase of raw materials to be used for scaling up the product for manufacturing (approximately $135,000), and the initial analytical method transfer work required to transfer the production process into our Inyx Pharma facility (approximately $27,000).

      Services to be provided also include the production of one experimental batch and six validation batches (three of each strength of the HFA Pulmicort) intended to verify the quality of the manufactured product and the reproducibility of the manufacturing process on a commercial scale. AstraZeneca has agreed to pay Inyx a total of $952,000 for the production of these batches. As of December 31, 2004, six of the seven batches have been produced for AstraZeneca. As a result, we have already received $816,000 in revenues for producing these batches that have now been placed on stability testing.

      We expect an additional $173,000 in fees over the term of the Supply Agreement for generating monitoring and stability data and reports on these batches for AstraZeneca. As part of the stability testing program for AstraZeneca, we will test the HFA Pulmicort manufactured in the validation process, at different time points, to ensure the stability of the product through its shelf-life. To date we have not received any revenue for providing such reports but expect to commence revenues for such services in the first half of 2005.

      We also expect to receive approximately $790,000 in product support fees over the term of the Supply Agreement for regulatory support services, continuous enhancement of the HFA manufacturing and packaging line including procurement and validation activities for further automation the entire production process, and the manufacturing and testing of demonstration samples for AstraZeneca's sales and marketing initiatives for the HFA Pulmicort. Although there is no formal agreement or signed quotations with AstraZeneca to provide them with such products and services, based on our discussions with AstraZeneca, we expect to start receiving such fees in the second half of 2005 when we believe that AstraZeneca will commence their sales and marketing initiatives, subject to receiving their required product marketing approvals in targeted territories in Europe.

NovaDel Pharma Inc.

      According to information NovaDel Pharma Inc. ("NovaDel") publishes on its website, that entity is a specialty pharmaceutical company that is developing a lingual spray as a drug delivery system to deliver prescription and OTC therapeutics through the oral mucosa into the systemic circulation. NovaDel is headquartered in Flemington, New Jersey and is currently focused on developing six types of lingual spray products. In a September 29, 2004 press release, NovaDel announced that the FDA accepted for review that company's first New Drug Application ("NDA"), an aerosol nitroglycerin lingual non-CFC spray product (the "NovaDel GTN Spray") intended for the short-acting relief or prophylaxis of angina pectoris due to coronary heart disease. In that press release, NovaDel also announced that it expected a formal response back to its application from the FDA by June 4, 2005, and that the company had also granted Par Pharmaceuticals Companies, Inc. ("Par") of Spring Valley, New York, exclusive marketing, selling and distribution rights to the NovaDel GTN Spray, once the product was approved for sale.

      In November 2004, Inyx was selected by NovaDel to produce the NovaDel GTN Spray in a CFC-free oral metered dose dispenser for NovaDel and its designated marketing partners under a ten year contract (the "NovaDel Manufacturing and Supply Agreement"), with the first five year term of the contract being on an exclusive basis and the second five year term of the contract on a non-exclusive basis. Thereafter, the contract renews automatically on a non-exclusive basis for further two year periods, unless either party provides notice to the other party that it does not intend to renew the contract and that the notice is given at least twelve months prior to the expiry of the relevant period.

      NovaDel expects to commence the commercial production of its product in the second half of 2005, subject to receiving the necessary FDA approval it has submitted for. We therefore expect to manufacture the NovaDel GTN Spray for NovaDel and its marketing partners at the Aventis PR facility that we intend to purchase by March 31, 2005. If for any reason that transaction does not close, we intend to manufacture the product for NovaDel and its marketing partners at our United Kingdom manufacturing facility. Pursuant to the agreement, Inyx must manufacture and supply the NovaDel GTN Spray at an FDA-approved cGMP manufacturing facility.

      The NovaDel Manufacturing and Supply Agreement currently has no minimum production quantities but as the agreement is on an exclusive basis for five years, we expect to receive all of NovaDel's and its marketing partners' product supply requirements, subject to the product being approved for marketing by the FDA and other respective regulatory agencies such as the TPD in Canada and the EMEA in Europe. We have also agreed with NovaDel to confirm the supply price of the NovaDel GTN Spray to them and their marketing partners in the first half of 2005, once we complete their required validation and scale-up studies.



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


      Under our agreement, NovaDel and its marketing partners are to provide us with written quarterly forecasts of the quantities of the NovaDel GTN Spray they expect to order for each rolling twelve-month period. Such forecasts are firm orders only when a purchase order for required product supply is submitted to Inyx. However, the first three months of each forecast will be regarded as a firm requirement and NovaDel or its marketing designee will provide Inyx a firm purchase order accordingly. Once a purchase order is received and confirmed by Inyx (within three days of receiving that order), the Company has 60 days to manufacture and ship the NovaDel GTN Spray to the ordering party. Once a purchase order is confirmed by Inyx, and NovaDel or its marketing designee modify or cancel that order within 60 days prior to the delivery date, then that party is obligated to reimburse Inyx for any out-of-pocket costs that it may have incurred as a direct result of that order modification or cancellation. All confirmed purchase orders are to be governed by the terms and conditions of our manufacturing and supply contract with NovaDel. Payment to Inyx for any supplied and accepted product is due within 30 days of invoice.

      NovaDel may, in its sole discretion, terminate its manufacturing and supply agreement with us, with ninety 90 days notice, if we fail to deliver product under a confirmed purchase order for a period exceeding 90cumulative days in any given 365-day period. The NovaDel Manufacturing and Supply Agreement may only be immediately terminated for cause if either party commits a material breach of the contract and fails to remedy or commence to remedy the breach within 30 business days of being notified of that breach by the other party or if one of the party defaults on the agreement as a result of being insolvent or being wound up.

      In association with our manufacturing and supply agreement with NovaDel and in order to assist NovaDel and its marketing partners commercialize the CFC-free NovaDel GTN Spray, we have commenced providing product support and product scale-up services to NovaDel through quotations provided by Inyx that the parties have agreed to. Such services include an experimental study on the manufacturing process; the production of six process validation batches, with three batches to be produced in the first quarter of 2005 and three batches to be produced in the second quarter of 2005; validation support work; method testing and analytical work; and a 36 month product stability testing program.

      We provide such services to NovaDel through confirmed purchase orders and agreed to payment terms that are based on certain project milestones. In the aggregate, we expect that our fees to NovaDel for these product support and scale-up services will total approximately $1.2 million over a period of three years. As of December 31, 2004 we have received approximately $141,000 from NovaDel for the provision of such services.

      In addition to the fees they are to pay us for our product commercialization and support services, NovaDel has provided us with approximately $275,000 for the purchase of semi-automatic filling, manufacturing and product-handling equipment to be utilized to scale-up the manufacturing process of the NovaDel GTN Spray. NovaDel will own this equipment and have agreed to locate it at our manufacturing facility for their exclusive use. They have also agreed to directly purchase from respective vendors other equipment they we will require to assist commercializing their product in its initial stages. In return, Inyx has agreed to purchase the necessary equipment to allow the manufacturing process to become more automated (approximately $365,000 in costs for manufacturing and gassing equipment) once full-scale manufacturing of the NovaDel GTN Spray commences in the latter half of 2005, and subject to the parties receiving the necessary regulatory approvals to manufacture and market the product.


Product Development


      Our business strategy also includes the development and sales of our own proprietary products, including both drug delivery devices and pharmaceutical products which are complementary to our manufacturing technologies. Although we have started developing our own proprietary pharmaceutical products, we have not yet commenced the marketing or sale of any such products. We expect that our first proprietary product, a consumer health pharmaceutical aerosol product, will be ready for commercial marketing in 2005.


      We are focusing our own research and development activities on inhalation-therapy drug delivery devices and inhalation methods, and generic prescription and over-the-counter aerosol pharmaceutical products for respiratory, dermatological, topical and cardiovascular applications. Proprietary products under development include generic versions of non-CFC or HFA single molecule and combination drug respiratory inhalants, non-CFC propelled oral sprays for cardiovascular ailments, wound irrigation and cleansing sprays that utilize novel barrier technologies, and anti-inflammatory nasal pumps.

      We plan to distribute our proprietary products through our own customers' distribution channels or with strategic partners. We are presently in discussions with a number of our major clients regarding the use of their sales and marketing, and distribution capabilities to sell our products through their sales channels, although at this time no agreements have been formalized except with Stiefel Laboratories, Inc., where we are able to market and sell any products that we develop for them in markets that they decide not to enter.


      Currently, we are primarily focusing our product development efforts on generic versions or extensions of established and non-patented products and barrier delivery systems that overcome present product and propellant incompatibility and consumer use issues in the aerosol pharmaceutical sector. As such, our initial proprietary product will be a private-label wound care and wound irrigation spray utilizing a barrier-pack technology which allows a hermetical seal between the product and the propellant. This type of barrier may overcome any incompatibility issues between a particular drug product and propellant. Wound cleansing products contain ingredients that absorb drainage and/or deodorize a wound, and are utilized to cleanse a wound before the application of a dressing. Wound irrigation and cleansing sprays are also used to remove dead tissue while keeping healthy tissue intact. We expect to have our wound-care product ready for commercial launch in Europe in 2005. We are currently testing our developed formulation for stability in a barrier pack container.


      We are also developing both saline and steroidal plastic container nasal pump sprays for the treatment of allergic and non-allergic rhinitis, disorders characterized by inflammation of the mucous membranes lining the nasal passages. Both nasal sprays are being developed to help reduce the inflammation of the nasal passages and bring relief from the effects of rhinitis including sneezing, nasal itch, and obstruction and rhinorrhea. We expect to have these nasal pump sprays ready for distribution by the end of 2005. The formulation work on these products has been completed and we are currently performing compatibility studies on various pump sprays to be utilized in the plastic container.

      We are also undertaking early stage feasibility studies on anti-inflammatory corticosteroid molecules, as single molecule or as combination drugs, for use as inhalant therapies in the treatment of asthma and sublingual aerosol pump sprays for the cardiovascular market. We plan to develop such inhalants as metered dose inhalers utilizing non-CFC propellants. If our feasibility studies are successful, we expect to be in a position to commence the commercialization of a single molecule corticosteroid anti-inflammatory for the treatment of asthma, in late 2004, with commercial marketing launch planned for late 2006. Feasibility studies include formulation stability and optimization, pre and post-formulation pharmaceutical analysis, and analytical method development and validation.

      On September 21, 2004, we announced that we had completed the acquisition of a patented, novel platform technology in order to enable us to more readily develop inhalation-therapy drugs, including combination drugs, intended to be delivered in aerosol formats. The technology is based on the utilization of a lipid-binding matrix for delivering incompatible or unstable drug substances. We acquired the technology from Phares Technology B.V., the parent company of Phares Drug Delivery AG of Muttenz, Switzerland ("Phares"), which developed and originally patented the technology. As part of their agreement with us, Phares will provide related product development and technology support for a fee. We intend to immediately apply this acquired technology in our respiratory inhalant product development program to improve the delivery of inhalation-therapy drugs and overcome aerosol delivery incompatibility for combination drugs.


      We plan to market our proprietary products in developed countries within the Western Hemisphere. In order to meet the regulatory requirements of such markets, our planned products must meet the regulatory requirements of the pharmaceutical regulatory agencies of the U.S. Food and Drug Administration, the United Kingdom Medicines and Healthcare Regulatory Agency, the European Community Evaluation Agency , and the Canadian Therapeutic Products Directorate. Each of these agencies publishes the regulatory requirements for respiratory drugs administered via oral, inhalation and/or nasal routes, and topical and dermatological applications. Our product development programs are designed to meet the combined requirements for these agencies. While the principal pharmaceutical standard and approval process requirements are similar, there are aspects of the regulatory requirements that are different. Therefore in order to also meet the individual regulations of each respective regulatory agency, our development team conducts product development activities in parallel to ensure that each respective regulatory body's approval requirements are met.

      At this time, the Company has not made any regulatory filings for product approvals, but we anticipate that we will do so within the next 12 months. While there is a risk that respective product approval regulatory requirements may change during the execution of a development program, we do not believe that this is likely to happen for the products that we are currently developing. We also possess a number of approved product licenses within the United Kingdom (see "Product Licenses" below). These products comply with the requirements of the MHRA. We presently do not market these products, but we do intend to also commence marketing these products in the United Kingdom within the next 12 months.

      We also believe that we can enhance our competitive position through the continuous acquisition of regulatory-approved pharmaceutical products and drug delivery devices for respiratory, dermatological and topical drug delivery applications or such products in development, including those through the acquisition of other pharmaceutical companies. We are presently analyzing a number of such product or drug delivery acquisitions although no formal agreements have been finalized.


      Our product development capabilities are located at our Inyx Pharma development and manufacturing facilities in the United Kingdom although we are in discussions with a number of our consultants regarding expanding those capabilities into North America.


      We have now also commenced enhancing our manufacturing and product development capabilities in our focus areas. This includes improving our manufacturing technologies for barrier pack aerosol sprays and CFC-free metered dose inhalers, and building out our laboratories and expanding our product development staff to implement this business strategy.

      The Company is also presently analyzing the types of product development capabilities that we may be able to establish at the Aventis PR operation, subject to completing that transaction as planned. We believe that facility's strategic location, its staffing levels and skill set and current regulatory status with the FDA will allow us to more readily capitalize on pharmaceutical product development and scale-up activities for the U.S. market.

Manufacturing Contract Services

      We have experience in the development and manufacturing of CFC-free or HFA MDIs for asthma and other respiratory diseases, and through our wholly owned subsidiaries, Inyx Canada and Inyx Pharma, we have been seeking to provide contract consulting services to the United Nations Development Programme ("UNDP") for a project that will be funded by the United Nations Multilateral Fund ("MLF") to assist selected developing countries comply with the requirements of the Montreal Protocol on Substances that Deplete the Ozone Layer. The Montreal Protocol is an international agreement signed by 180 countries (both developed and undeveloped nations) designed to eliminate the production and consumption of substances that deplete the stratospheric ozone layer including the reduction of the use of CFC's within the pharmaceutical industry. Our consulting activities are anticipated to include advice on the procurement and installation of manufacturing facilities and equipment, and the training of personnel in the use of ozone-friendly HFA propellants in developing countries as specified by the UNDP.

      In February, 2004, the UNDP informed us that Inyx Pharma and Inyx Canada had been selected to participate in the UNDP's Montreal Protocol implementation project to assist developing countries replace CFC's with non-polluting CFC-free propellants in respiratory aerosol inhalers. Contracts under the project for each developing country will be awarded separately. The first contract is for CFC replacement in the Cuban aerosol inhaler industry but as of yet no contract has been entered into directly with any Cuban parties.

      Under U.S. government regulations, Cuba is an embargoed country. As such, Inyx cannot export its services to Cuba without a license from the U.S. government, including the Departments of Treasury, Commerce and State. As we have not received all of the necessary or required consents, licenses and authorizations from the appropriate U.S. government agencies or departments, we have not provided any goods or services to Cuba and have not received any revenues for such goods or services. Once we receive the necessary U.S. governmental approvals, we will also be required to enter into agreements with the representatives of a local Cuban pharmaceutical entity and a letter agreement with the UNDP for all MLF-funded payments to us for our services.

      We believe that once we commence our consulting services under this initial arrangement, we may also be requested by the UNDP to provide such services in other countries seeking to achieve compliance with the Montreal Protocol. The largest markets for such services are for nationally owned pharmaceutical entities in developing countries in Latin America and Asia, including China and India.


Manufacturing Process and Capabilities

Facilities


      Our existing manufacturing facility is located at Astmoor, Runcorn, Cheshire, in the United Kingdom. Our United Kingdom production facility is operated by our UK subsidiary, Inyx Pharma. At that facility, we manufacture sterile aerosol products, including metered dose and dry powder respiratory inhalers, pump sprays, and saline and topical aerosols. Our manufacturing operation consists of over 60,000 square feet of manufacturing, laboratory and warehouse space and we currently have 95employees working at the facility. 27 of these employees are in quality operations with the remainder in engineering, manufacturing, packaging and supply chain management, and clerical and support staff. The remainder of our United Kingdom staff (39 employees including three Company executives) is located at the Manor Park office and development facility in finance, commercial, administrative human resource, and product development functions. Highlights of our manufacturing operation include: two cGMP-compliant regulatory approved hydrocarbon aerosol manufacturing and filling lines; an HFA metered dose inhaler manufacturing and filling line, which is regulatory compliant and fully validated; and an innovative DPI production facility, which represents a new type of drug delivery technology for respiratory conditions and other ailments including pain management.


Manufacturing Capabilities


      With respect to hydrocarbon aerosol production, we utilize two what we believe are state-of-the-art hydrocarbon filling lines that are capable of bulk manufacture, filling, valve placements, gassing, water-bath testing, and packaging, including individual cartons into a wide variety of packs. Based on three shifts, our two hydrocarbon filling lines are capable of producing 9.7 million units annually. We are currently running one shift on these lines. Based on one shift, annual capacity on these lines, combined, is three million units. As of December 31, 2004, based on one shift, our capacity utilization on these lines has been averaging 100% on an annual basis.

      With respect to MDIs, we employ two filling lines. One MDI manufacturing line produces CFC-based inhalers. The CFC manufacturing line has a capacity of
25.8 million units annually, based on three shifts. The second MDI manufacturing line produces CFC-free or HFA inhalers. The HFA line is capable of manufacturing
8.8 million units annually, based on three shifts. Each such line consists of valve placements, filling, check-weighing and packing operations. These lines are also capable of bulk manufacture feeding and come with integrated downstream packaging. As of December 31, 2004, due to the phase out of CFC-based inhalers, our capacity utilization on the CFC line has been minimal (less than 2%). As of December 31, 2004, our capacity utilization of the HFA line, based on one shift, has been averaging 31% on an annual basis. Based on one shift, the capacity of the HFA line is three million units, annually.

      In producing dry powder inhalers, we utilize a semi-automatic process that includes bulk manufacture, device assembly and printing, filling and packaging. Our annual output capacity for dry powder inhalers is currently 2.5 million units, based on three shifts. Our DPI filling and blending equipment is owned by the innovator (a U.K.-based biotechnology company) of the dry powder inhaler device. As of December 31, 2004, based on one shift, our capacity utilization on the DPI line has been averaging 23% on an annual basis. Based on one shift, the capacity of the DPI line is one million units, annually.

      With respect to pump spray production, we employ newly installed equipment capable of bulk manufacturing, filling/crimping or filling/screw capping and final packaging. We are capable of producing these products in glass or plastic bottles. Current maximum capacity for the pump spray line is 11 million units annually, based on three shifts. As of December 31, 2004, based on one shift, our average annual capacity utilization on the pump spray line is approximately 49%. Based on one shift, the capacity of the pump spray line is four million units, annually.

      With respect to continually sterilized saline aerosol manufacturing, we are capable of bulk manufacture, sterile filling, valve placement, actuation/capping and packaging into final product shipper. Based on three shifts, the saline aerosol line is capable of producing 10.7 million units annually. As of December 31, 2004, based on one shift, our capacity utilization on the aerosol saline line averages 26% on an annual basis. Based on one shift, the capacity of the saline aerosol line is four million units annually.

      Finally, with respect to secondary packaging, we utilize two discrete packaging areas capable of handling a wide range of products and packaging materials on an automatic, semi-automatic, and manual basis. The two MDI packaging lines are capable of packaging material via check-weighers, function testers, labeling, cartoning, shrink-wrap, coding and palletizing equipment. Based on three shifts, these packaging lines are capable of packaging approximately 23.8 million MDI units annually.

      Below is a capacity summary in connection with our Company's manufacturing run rate as of December 31, 2004.

------------------------------------------------------------------------------------------------------------------------------------
                                               Capacity Summary (2004)
------------------------------------------------------------------------------------------------------------------------------------
Production line        Average line    Annual capacity based on 3   Annual capacity based on     Estimated 2004  Present utilization
                     run speed (cpm)*    shifts at 100% capacity    current run rate (1 shift)     production       rate based on
                                        utilization (units 000s)         (units 000s)              units (000s)     single shift (%)
-----------------------------------------------------------------------------------------------  -----------------------------------
Saline                40                    10,710                      3,672                         953                   26
-----------------------------------------------------------------------------------------------  -----------------------------------
Pump Spray            50                    11,025                      3,780                       1,864                   49
-----------------------------------------------------------------------------------------------  -----------------------------------
DPI                   10                     2,520                        864                         198                   23
-----------------------------------------------------------------------------------------------  -----------------------------------
HFA                   31                     8,789                      3,013                         923                   31
-----------------------------------------------------------------------------------------------  -----------------------------------
CFC                  100                    25,830                      8,856                         305                  3.5
-----------------------------------------------------------------------------------------------  -----------------------------------
MDI Pack. No.1        42                    10,584                      3,629                         208                    6
-----------------------------------------------------------------------------------------------  -----------------------------------
MDI Pack. No.2        56                    13,230                      4,356                         289                    7
-----------------------------------------------------------------------------------------------  -----------------------------------
Hydrocarbon           40                     9,702                      3,326                       3,326                  100
-----------------------------------------------------------------------------------------------  -----------------------------------

      * cpm = containers per minute

      We expect that our manufacturing facilities to triple in size if we are successful in closing our intended acquisition of the business assets of Aventis PR. Such business assets consist of a 140,000 square foot pharmaceutical manufacturing facility consisting of five buildings, extending over 9.5 acres. The Aventis PR operation currently manufactures respiratory inhalers, utilizing both CFC and HFA propellants, nasal and allergy pumps and dermatological creams and ointments. All raw materials, components and finished goods produced are stored on site in an approximately 27,000 square foot warehouse housed in one of the five buildings.

      Based on three shifts, the Aventis PR facility is currently running at approximately 25% capacity utilization. If we are successful in our acquisition of the business, we intend to reduce the number of operating shifts to two shifts. On that basis we expect to initially start out with the same capacity utilization rate as sanofi-aventis intends to move some of their current manufacturing operations to another site. We believe that we can increase the capacity utilization of the site through our sales and marketing activities.


Capital Improvements

      We continuously make capital improvements to our development and production facilities in order to improve operating efficiencies, increase automation, improve quality control and keep pace with regulatory requirements and market demand. Commencing in 2005, we plan to spend approximately $3.6 million in capital expenditures, over three years, to improve our pharmaceutical manufacturing technologies, production capabilities, plant quality and safety systems, and information systems, so that we are able to pursue expanding commercial and product manufacturing opportunities with existing and potential multinational pharmaceutical and biotechnology clients.

      In addition, due to the NovaDel Manufacturing and Supply Agreement we signed in November 2004, we have committed to that customer to spend approximately $365,000 to purchase the necessary equipment to automate the manufacturing process we utilize for their CFC-free GTN spray. We intend to make this investment commencing in April 2005, and we expect to spend this amount over a period of 120 days.

      We have also commenced implementation of a new business information system with related computer hardware and software that we intend to complete by the first half of 2005. The system will ultimately cost approximately $1.0 million, which includes various operating modules. We have already financed approximately half of this cost through capital lease financing and the direct purchase of software.


Suppliers


      We utilize a variety of suppliers as indicated by our own and our customers' respective requirements. There are six critical suppliers for a number of our products, primarily related to our can, and valve and spray actuator requirements for aerosol products. The loss of any of these key suppliers, or the interruption or delay in the supply of materials and components could result in an adversity in which we would be forced to seek an alternative source. Agreements with these suppliers are through routine purchase orders and, as noted above, in the case of the Bespak and 3M we pay a royalty fee to those suppliers for the use of their respective valves in an HFA GTN aerosol product we manufacture for one of our clients. If we fail to meet these suppliers' payment terms, we may face delays or interruption of critical supplies for our production requirements.


      These key suppliers and their terms of payment are:

      1. Cebal UK Limited: Provides various types of cans. We pay Cebal at the end of the month following the date of invoice.

      2. Valois UK Ltd.: Provides valves for MDIs. We pay Perfect Valois on a pro forma basis, meaning that we pay in advance for our supply of valves from this company.

      3. LABLABO: Provides actuators for steroidal foam products. Payment terms are 30 days from the date of invoice.


      4. Bespak Europe Ltd.: Provides actuators/valves for MDIs and the Clickhaler device. Payment terms are 30 days from the date of invoice. Royalty fees to Bespak (0.5% of HFA GTN sprays) and 3M (5.5% of HFA GTN sprays) are due quarterly.

      5. Precision Valve (UK) Ltd.: Provides aerosol can valve supplier. Payment terms are 30 days from the date of invoice.


      6. Nussbaum (UK) Ltd.: Can supplier. Payment terms are 30 days from the date of invoice.

Inventories


      We maintain various levels of inventories of pharmaceuticals, raw materials and components to produce our products and drug delivery devices, which are stored in a warehouse at our production site in the United Kingdom. Inventories are reconciled monthly and security measures are in place to avoid theft and unauthorized access. Additionally, in accordance with regulatory requirements finished products are quarantined in specific areas within our warehouse facilities before shipping to our customers. We do this to allow the completion of quality assurance testing on finished goods prior to shipping such products to our customers.

Product Development Capabilities

      Our development operation is comprised of a 13-person pharmaceutical research and development center, located at a 30,000 square foot leased laboratory and office complex in Manor Park, Cheshire, England. This development and testing center, thatis a five minute drive from our Astmoor manufacturing site, provides analytical and formulation development, stability testing, scale-up and validation outsourcing services to our clients.

      On a contract or fee-for-service basis, we provide product research and development services to our customers in the respiratory, allergy, dermatological, and cardiovascular and topical disease areas. In addition to these services, our research and development group is now also actively involved in developing our own proprietary products, and seeking drug delivery extensions and improvement for existing marketed products. Our research and development group also provides our manufacturing services group with integrated support for product scale-up and commercialization activities, and explores ways to improve the quality and efficiency of our manufacturing processes. Our development scientists and associated laboratories have developed a number of pharmaceutical products for our clients. Such products are currently being supplied to these clients in a number of international markets. Early-stage development activities are outsourced when necessary to independent clinical research organizations to reduce overhead costs and increase efficiency.

      Our development operation, comprised of five separate areas listed below, is vertically integrated into our manufacturing operation, thereby allowing us to provide complementary scale-up and commercialization services for our manufacturing clients and to allow us to scale-up our own products, when developed, to commercial production.


      Formulation Development. We have the capability to formulate a wide range of therapeutic dosage forms. We presently concentrate on those dosage forms that complement our core manufacturing skills, such as orally inhaled products (metered dose and dry powder inhalers), nasal pump actuated formulations and topical and dermal pharmaceuticals.

      Analytical Development. Our development group also has the ability to work closely with existing and new customers to provide method development and validation services that support pre-formulation and stability testing. This group is equipped with required analytical instrumentation including automated High Performance Liquid Chromatography (HPLCs), gas liquid chromatography, malvern particle sizer, and Anderson cascade impactors. Generated methods and reports are used to support worldwide regulatory submissions.

      Stability. Our development group also provides extensive time-point testing expertise, enabling the group to guide our clients to the appropriate stability protocol for a particular type of dosage form or targeted geographic market. Large walk-in stability chambers offer the flexible capacity to meet world-wide market requirements, all operating within guidelines for the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH). We intend to expand our stability capabilities and services as we believe that customer demand for this type of development service is growing.

      Regulatory Support. This development service is comprised of four functions: 1) technical guidance, which involves ensuring that all agreed technical protocols will achieve license approval in the target geographic market; 2) license submission support, where we generate a comprehensive product technical file, which is then transferred to the client for inclusion in a regulatory file submission; 3) technical assistance, which involves assisting the client to respond promptly to queries and questions from the regulatory authorities; and 4) license maintenance, which involves supporting renewal and license variations including manufacturing licenses.

      Integrated Project Management. We also provide full turnkey project management services at our Manor Park development center. These services include formulation and analytical development through production scale process validation and batch stability, and to license submission support and production for commercial marketing. Alternatively, our development clients can contract for any combination of the individual component services provided by our development group.

Seasonality


      A number of our products are seasonal. Such products include the metered dose pump sprays such as the BDP aqueous nasal products that are supplied to the allergy market. Such products are predominantly produced early in the first quarter for sale in the spring season and then again in the third quarter for sale in the late summer (harvest season) of each year. We also manufacture a hydrocarbon-based product that is used in the treatment of head lice and this is produced during specific periods to allow its sale to coincide with the beginning of school terms.

Business Strategies


      We believe that our competitive strengths lie in our experienced management, our ability to offer specialized pharmaceutical development and manufacturing services, including product transition consulting services, and our blue-chip customer base. We intend to employ the following key strategic initiatives in order to leverage our strengths:

Provide comprehensive sterile fill manufacturing and developmental services in the aerosol and topical spray market sector:

      We believe that the outsourcing of finished dosage form drugs is a growing trend in the pharmaceutical industry, resulting in an increasing demand for our services. By capitalizing on our niche sterile-fill pharmaceutical aerosol manufacturing technologies, we intend to provide our clients with commercial manufacturing capabilities that may be largely unavailable to our clients' competitors. Additionally, through integrated late-stage drug development and manufacturing scale-up capabilities, we believe that we can enhance our clients' competitive position by accelerating the time to market for their new pharmaceutical products. Due to the ensuing site-specific, regulatory authorizations for the manufacture of these products at our production facility, we believe we can retain the subsequent commercial manufacturing opportunities from clients.

Develop and invest in specialized sterile-fill manufacturing processes that have significant barriers to entry:

      We believe that we must continue to expand our customer base by developing and investing in specialized sterile-fill manufacturing processes that constitute significant barriers to entry. We believe that most of our contract services growth opportunities will come from pharmaceutical companies' requirements for highly specialized manufacturing technologies, for which they lack the required niche expertise or capacity, as well as from the increased presence of biopharmaceutical and virtual pharmaceutical companies in the healthcare market. These types of companies usually lack an in-house manufacturing infrastructure and, therefore, we expect that these companies will increasingly rely on us for their process development and production requirements. We believe that as we further develop our specialized manufacturing capabilities, we can maintain greater pricing power and margin growth as a result of increased demand. Based on our experience within the industry, we believe that potential clients may be unable to secure these specialized manufacturing capabilities elsewhere, while competitors may not be inclined to invest in specialized non-core manufacturing competencies that may take significant time and capital to develop.

Enhance clients' competitive position by accelerating time to market for new and innovative pharmaceutical products:

      We believe that one of our strengths is our ability to provide our customers with a full spectrum of products and services in development, formulation, analytical testing and trial, and large-scale production phases within the pharmaceutical aerosol sector. By leveraging integrated scale-up and pilot facilities, we believe we can assist our clients develop sterile-fill manufacturing processes to commercialize new or innovative products. We also believe that as a result of their limited financial resources, which are focused on clinical development and clinical testing, biotechnology and small, specialized pharmaceutical clients will increasingly rely on our integrated product development and manufacturing capabilities to bring their products to market.

Focus on quality, versatility, innovative solutions and outstanding customer service:


      We believe that our success is critically dependant upon achieving results for our clients by providing comprehensive and versatile development and manufacturing services in our targeted market sectors, which include the respiratory, allergy, dermatological and topical disease areas. We have integrated our development and scale-up capabilities with our manufacturing operations in order to allow ourselves to efficiently introduce new products or product line extensions into a targeted market area. Based on our experience, regulatory agencies such as the United States Food and Drug Administration ("FDA") and the United Kingdom Medicines and Healthcare Products Regulatory Authority ("MHRA") are continuously enacting new policies requiring more high quality control and quality assurance systems in the global pharmaceutical industry. As a result of these policies by the regulatory agencies, we believe that we must continually invest to maintain and upgrade our manufacturing and quality systems to meet the evolving requirements of such regulatory agencies, our customer's needs, and our own requirements. We believe that we must also continue to enhance our staff training systems in order to improve our staff's performance in line with our customers' changing needs. We believe that manufacturing flexibility, along with a well-trained staff and high quality systems, will allow us to provide good customer service, and thereby enhance our competitive position and growth opportunities.

Improve the organic growth of the business by introducing volume products that complement the existing product portfolio, especially via the introduction of our own proprietary products:

      We believe that we possess a blue-chip customer base that has an international presence and multinational distribution channels. Based on our review of publicly available documents, many of our customers are lacking one or more key pharmaceutical aerosol products in their product portfolio or are looking for product line extensions in niche market areas. We believe that by developing and licensing these types of niche products to our client base, we can significantly increase our manufacturing volume and enhance the commercial relationships we have with these customers. We believe that the Company can also take advantage of key strategic relationships with a number of our customers to exploit key and profitable niche market sectors in the aerosol pharmaceutical market. We believe that these customers would prefer to allocate capital and resources to sales and marketing functions, while leaving the manufacturing to companies like us. This may become even more prevalent in the event that highly specialized development processes or equipment is required. We believe this type of relationship may lead to a strategic relationship with such potential clients. These types of ventures may become even more prevalent in the event that a highly specialized development process or production equipment is required. We believe that such factors also facilitate the introduction of our Company's own proprietary products, which will allow us to focus on materially higher profitable business opportunities while departing from lower profit activities.

Capitalize on the increasing conversion from ozone-depleting CFC aerosol pharmaceutical products to non-CFC pharmaceuticals:

      We believe that we are one of the few pharmaceutical companies in the world that has proven experience in the conversion from CFC to CFC-free (namely HFA propellant) aerosol pharmaceuticals, and we have conducted such transition for clients in Europe and Canada. As the United States and countries in Asia and Latin and South America implement the phase-out of CFC pharmaceutical products in coming years, we plan to increase our contract development and manufacturing services in this area and also to leverage our CFC-to-HFA expertise into strategic partnering relationships, as well as to cultivate our Company's own CFC-free proprietary products.

Where feasible, acquire under-exploited, complementary pharmaceutical products and businesses that would benefit from our development and production expertise:

      We also view growth opportunities through strategic product and business acquisitions that would benefit from our aerosol pharmaceuticals development and production expertise, including our capabilities in the conversion of CFC-based pharmaceutical aerosol productions to CFC-free pharmaceutical aerosols. We believe that there is an increasing trend in the pharmaceutical industry, particularly by big pharmaceutical companies, to license or sell outright products that they deem to no longer be core assets. We also believe that the acquisition of strategic products and businesses would accelerate the building of our Company.

Insurance Coverage and Risk Management

      We maintain insurance coverage, including property, casualty and business interruption; foreign medical costs; freight; motor vehicles; title insurance on owned real properties; errors and omissions including product liability; and employee injury liability. We also maintain director and officer liability coverage.


      Our products must comply with the strict requirements of pharmaceutical manufacturers including those required by the United States' FDA, the United Kingdom's MHRA, the Canadian government's TPD, and the European Union's EMEA, plus general cGMPs ("current Good Manufacturing Practices") required in the pharmaceutical industry.

      We also maintain a quality assurance group to ensure that production quality and associated documentation meet the requirements of our customers and regulatory authorities alike. The quality control group performs in-line testing during the manufacturing operations to ensure that the necessary standards are met and finished product testing to ensure that the products were manufactured in accordance to our customers' specifications and regulatory requirements. All filled and packaged product is placed in quarantine to verify and ensure sterility before it is shipped to the customers. Regulatory agencies, local environment, health and safety authorities and the customers themselves, inspect and audit our facilities and operations on a regular basis.

Industry and Market Sectors


The Pharmaceutical Manufacturing Market

      According to two financial reports (National Bank Financial and CIBC World Markets) published in November 2001, market spending for global pharmaceutical manufacturing has reached $53 billion, or just over 13% of a total global pharmaceutical market of $400 billion. The $53 billion global manufacturing market represents both in-house and outsourced pharmaceutical manufacturing and is divided between two market segments: primary manufacturing and secondary manufacturing. Primary manufacturing relates to the manufacture of active pharmaceutical ingredients ("API") in bulk. Spending in this segment has reached $19 billion. Secondary manufacturing refers to the processing of APIs into finished dosage-form pharmaceutical products ("fill and finish"). Spending in this segment has reached $34 billion. The highlighted reports further outline that of the total $53 billion spent annually on the pharmaceutical manufacturing market, approximately $14.8 billion of those expenditures are in the manufacturing outsourcing sector and approximately $38.4 billion of those expenditures are in the in-house manufacturing sector.

Pharmaceutical Manufacturing Outsourcing Sector

      According to the noted reports, pharmaceutical companies are outsourcing their manufacturing and packaging requirements increasingly allowing them to focus on core competencies such as the research and development of new drug products. During 2001, the primary manufacturing outsourcing sector accounted for $9.7 billion of expenditures, and the secondary manufacturing outsourcing sector accounted for $5.1 billion of expenditures. Outsourcing in the primary manufacturing segment is well established, due to the availability of large-scale, low cost-base facilities. Given the maturity of this sector, outsourcing growth opportunities are relatively limited. In contrast, outsourcing of finished dosage-form drugs (secondary manufacturing outsourcing) is a relatively new trend in the pharmaceutical industry. Demand in the secondary manufacturing outsourcing sector emerged mainly from escalating drug research, development and regulatory costs, and the need to access manufacturing capacity. We are focused on sterile-fill manufacturing applications in the secondary finished dosage-form manufacturing segment. According to the Freedonia Group, an industry market research organization, sterile-fill applications account for approximately $8.2 billion of the total $34 billion secondary manufacturing market segment.

Targeted Market Sectors

      Due to the added regulatory scrutiny and resulting high barriers to entry, we have focused our expertise on the sterile aerosol pharmaceutical market sector. Aerosol pharmaceuticals are those drugs that are administered via varying spraying mechanisms through the use of propellants, forced air or mechanical pump actions. Propellants include CFC and HFA gases for use in respiratory aerosols, or hydrocarbon propellants which are used in dermatological aerosols to create a foamed solution. We have also targeted the following market sectors:

      Respiratory Market - According to publicly available published reports, the respiratory patient population is one of the fasted growing segments in the healthcare market. Asthma and chronic obstructive pulmonary diseases affect approximately 10% of the population in industrialized countries, with significant growth forecasted as a result of increasing incidents and awareness. This includes allergy, asthma, chronic obstructive pulmonary disease and coughs and colds. According to a recent respiratory market report by the industry research group Datamonitor, the global asthma market alone is estimated to have reached $11.5 billion annually. The United States is the largest national market, accounting for approximately 35% of the global asthma market. The U.S. market is followed by the Japanese market, which accounts for approximately 13% of the global asthma market. However, the United Kingdom has the largest market size per capita, due to high diagnosis and treatment rates and higher product prices there. Given that many of the branded inhalant products are scheduled to lose patent protection within the next three years, market demand and the subsequent development and production of such drugs should increase significantly. Additionally, due to the Montreal Protocol regarding the ban on ozone-depleting CFC sprays, there are new regulations that require companies to phase out CFC-containing inhalers and replace them with CFC-free inhalers, propelled by substances such as HFAs. Many countries, including the United States, have not yet implemented the phase-out of CFC propellants for medical products, whereas the European Community, Canada and Australia have generally phased out the use of CFC pharmaceuticals.

      We believe that we are one the few pharmaceutical companies in the world that has both CFC and HFA manufacturing capabilities. We also believe that we are one of a small number of companies that have the development capabilities to assist our clients in the transition from CFC to HFA inhaler applications.

      The Systemic Drug Delivery Market - Traditionally, the vast majority of medicines have been administered orally, either in solid/tablet or liquid form. Not all drugs can be taken effectively through the digestive tract and, therefore, must be administered parenterally, usually by injection. The inherent draw back to injections is in patient compliance and risk of infection when utilizing needle devices. Drugs administered through the lungs, however, also reach the circulatory system very quickly, bypassing the digestive track the same way as an injection. As there is no pain or reluctance associated with needle use, patient compliance may be much higher with oral-spray delivery. As a result, respiratory aerosols may be excellent alternative to injections.

      According to publicly available documents regarding the biotechnology industry, with the recent mapping of the human genome, it has been reported that there has been an explosion in new drug discovery targeted for specific disease states. These new drugs tend to be large peptides and proteins. If these types of complex molecules were to be taken orally, the environment encountered in the human digestive tract would degrade them and render them ineffectual. As such, many of these new drugs may be excellent candidates for delivery through the lungs. In addition, some of these large molecule drugs may also be candidates to be administered nasally. Based on our experience in pulmonary and nasal drug delivery systems, combined with our development capabilities in these areas, we believe that we are in an excellent position to capitalize on working with new molecules that lend themselves to these types of drug delivery systems.

      The Dermatological Market - In 2001, the worldwide retail prescription market for dermatological pharmaceuticals was estimated by IMS Health to be $9 billion and growing at 5% per year. In the same year, the U.S. retail prescription market for dermatological pharmaceuticals was valued at $4 billion. The market is normally subdivided into five categories: retinoids (any of various synthetic or naturally occurring analogues of vitamin A), steroids, antifungals, antibiotics and other products. Such products are widely used to treat skin conditions, including: acne and atopic dermatitis, fungal infections, inflammation and psoriasis, baldness and for hair removal. In addition, such drugs are used for diagnostic procedures and to treat symptoms of aging, photo-damage and photosensitivity.

      According to publicly available reports, skin conditions requiring the use of medications often tend to be of a chronic nature with causes unknown. The drugs are often used in order to relieve symptoms rather than as a permanent cure. The result is a constant demand for continuing drug therapy from the patient base. Until recently, this market has lacked innovation in its drug delivery sector. Drugs were normally administered only in creams and ointments. Some patients are reluctant to use treatments that leave visible sticky or greasy spots on themselves or their clothing. With the advent of hydrocarbon aerosol technology, drugs can be delivered in a manner that allows the active ingredient to be quickly absorbed into the skin leaving no residues. This may result in better patient compliance and, in turn, greater usage and demand for the drugs administered in this fashion. We believe that with our hydrocarbon aerosol manufacturing capabilities, we are well positioned to take advantage of this trend in the dermatology marketplace. In addition, we possess the development capabilities to assist new clients to transition their drugs into this new delivery system.

Competition

      According to two financial reports (National Bank Financial and CIBC World Markets) published in November, 2001, and other publicly available documents, the global contract service industry was comprised of more than 1,000 contract manufacturing organizations ("CMOs") and contract research organizations ("CROs") combined. These reports further indicate that fewer than 20 of these CMOs and CROs are major participants in the pharmaceutical outsourcing industry. The majority of such competitors provide contract manufacturing services to third parties only if manufacturing capacity is available. In some cases, these competitors may also present acquisition opportunities as consolidation in the pharmaceutical industry continues.

      We believe that our major competition comes from in-house producers; i.e., those pharmaceutical companies that decide to commercialize and/or manufacture their required products at their own facility. These include major pharmaceutical companies, generic drug manufacturers and consumer health product companies. In the specialty pharmaceutical sector, we compete directly with several large and small pharmaceutical product development and manufacturing organizations. Many of our competitors, particularly large established pharmaceutical and biotechnology companies, have significantly greater resources than we do.

      We believe that we are able to compete effectively because we provide our customers with a spectrum of products and services in specialized niche areas but on a broad scale. Additionally, by leveraging integrated scale-up and pilot facilities, we can assist clients in developing sterile-fill manufacturing processes to commercialize new or innovative products in the aerosol drug delivery market.

      We believe that we are a leader in the development, commercialization and production of respiratory, dermatological and topical aerosols. We also believe that by focusing on selected niche sectors of the pharmaceutical market, we can effectively compete with our competitors by leveraging our experience, expertise and customer distribution channels on specialty pharmaceutical products that are positioned at a price point that is attractive to the payer community, including managed care, government formularies and the specialist physician population.


Trademarks, Patents and Licenses


      When we acquired Inyx Pharma on April 28, 2003, we acquired a number of licenses and other forms of intellectual property. Since that acquisition, we have also acquired a number of product licenses and drug delivery technologies that we believe will allow us to effectively compete in our targeted market sectors.


Pharmaceutical Manufacturing Licenses


      Inyx Pharma possesses a Manufacturer's License, ML20165/1, granted by the MHRA and also possesses all the necessary authorities, approvals and certifications to conduct normal business activities within the United Kingdom. See "Government Regulation." The license must be renewed every five years, and the next renewal is in February 2008.


Product Licenses


      Inyx Pharma owns product licenses granted by the MHRA in the U.K. market for Oxymetazoline decongestant nasal spray (expiration August 2005), Chlorhexidine Gluconate mouth spray (expiration December 2005) and Beclomethasone Dipropionate ("BDP") nasal spray (expiration August 2008). Every license in the United Kingdom is granted for a period of five years. At that time, the product license is subject to a review by the MHRA. The MHRA reviews product stability, adverse event reports and any legislative changes that may have taken place within that five-year period that may have affected the licensing requirements for that product. During the review process, the subject company may continue to market the licensed product. Once the MHRA completes its review, it extends the expiration date on the license for another five years, when the licensing review cycle is repeated again.


      On April 26, 2004, we announced that we acquired a group of parenteral pharmaceutical product licenses (i.e. injections and irrigations that are administered intravenously) enabling the Company to enter the hospital supply market in the United Kingdom. These product licenses are issued by the MHRA and give us the exclusive production and distribution rights in the U.K. through September 2005 for a group of hospital products used in infusion, irrigation and injection applications. The products were acquired for a nominal fee from a pharmaceutical company that was placed in U.K. Administration in 2002. These products were acquired royalty free and are summarized as follows:

 Product                                               Solution              Indication
 -------                                               --------              ----------
 Sterile Chlorhexidine Gluconate                        0.2%               Disinfectant
 Sterile Chlorhexidine Gluconate                        0.05%              Disinfectant
 Sterile Chlorhexidine Gluconate                        0.1%               Disinfectant
 Sterile Chlorhexidine Gluconate (Pink)                 0.05%              Disinfectant
 Sterile Chlorhexidine Gluconate (Pink)                 0.5%               Disinfectant
 Sterile Chlorhexidine Gluconate & Centrimide           0.15%              Disinfectant
 Sterile Chlorhexidine Gluconate & Centrimide           0.05%              Disinfectant
 Metrozol Injection                                     -                  Antibiotic
 Sodium Chloride                                        0.9%               IV Infusion
 Glucose                                                5%(1)              IV Infusion
 Uroclens Chlorhexidine                                   N/A              Disinfectant
 Uroclens Saline                                          N/A              Saline Solution

------------------

(1)   Other concentrations up to 50% are undergoing licensing renewals

      We are currently in discussions with a number of parties regarding the use of their sales and marketing and distribution capabilities to sell these products through their sales channels although currently no such agreements have been formalized. We also are attempting to identify and recruit a manufacturing partner for these products as we do not currently have the production capabilities to manufacture these products.

Medical Devices

      Inyx Pharma is also an ISO9001/EN 46001 registered company and as such is approved for the design, manufacture and inspection of pharmaceutical medical devices. Such medical devices include sterile saline for wound irrigation, ringers irrigation solution, sterile saline in a polyethylene bottle, sterile buffered saline for contact lens use, sterile saline aerosol for contact lens use, two step lens care system stage one-disinfecting solution and two step lens care system stage two-rinsing and neutralizing solution. Such certification must be renewed annually, and we received approval in March 2004 for the ensuing twelve months.

Registered Marks and Logos

      We are presently using and have filed trademarks on Inyx, Inyx Pharma and the associated logo (i.e., six square orange and grey boxes).

Patents and Registered Design Rights

      Our customers' patents and product licenses are owned by the respective client. On a contract basis, we manufacture products according to our customers' specifications. Until we successfully develop and begin to market our own products, we will not have any design rights that are registered to our own brand items. At that time, we will seek trademark protection for any design rights or brand names for such products.


      On September 21, 2004, we announced that we had completed the acquisition of the patent rights to a novel platform technology, from Phares Technology B.V. ("Phares"),that we believe will enable us to more readily develop inhalation-therapy drugs, including combinations of inhalation drugs that cannot be readily combined in one drug delivery device. The Phares technology is based on the utilization of a lipid-binding matrix for delivering incompatible or unstable drug substances. For example, in November 2004, we received positive results from a two-year Phares stability study utilizing the lipid-binding matrix on an HFA-propelled bronchodilator ("Salbutamol") for use in an MDI. We intend to now test the matrix on other types of respiratory drugs.

      Pursuant to our acquisition of the technology for use in inhalation-therapy drugs, Phares assigned all relevant patents to us. Such patents include "Methods of preparing proliposome dispersions and aerosols" and "Membrane lipid composition and method for its preparation". The Phares technology is patented in the United States (U.S. Patent No. 5,141,674); Japan (Japanese Patent No. 2 779 165); and Europe (EP Patent No. 0 309 464) and its major countries, including the United Kingdom, Sweden, Switzerland, Germany, France and Holland. The respective patents for Sweden, Switzerland, Germany, France, Holland and the United Kingdom were originally registered to Phares Pharmaceutical Holland B.V., which subsequently merged with Phares Technology B.V. on December 12, 2000.

      In consideration for the transfer of these patent rights, we paid Phares approximately $86,000 in transfer fees plus approximately $67,500 as support and management fees.


Confidential Information, Industrial Secrets, Trade Secrets and Know-how

      We have entered into confidentiality agreements with our employees and third parties including customers, suppliers and contractors.

      Confidential information, such as business proposals and/or plans, customer lists, profit projections, budgets, economic or market information and specific manufacturing methods, is limited to staff and customers on a "need to know" basis. Data such as manufacturing formulas and methods, forecasts etc. are held within databases under individual password control. We retain and control all associated soft copy and hard copy documentation.

      Our product formulation group has certain know-how in the development of new formulations and comparative brand leader testing, including associated testing for product submissions, in the pharmaceutical aerosol sector. Such core skills include polymer chemistry, colloid chemistry, drug design, powder technology, and formulation and device interactions. We also possess analytical skills to support these activities.



Additionally, we believe that we have certain know-how and applicable expertise in the manufacturing scale-up and industrialization of certain pharmaceutical aerosol products, including:


      1.    Metered dose inhalers - utilizing HFA 134a or CFC as propellants

      2. Sublingual and throat sprays - utilizing propellants or as pump sprays

      3.    Dry powder inhalers

      4.    Hydrocarbon topical and foam products

      5.    Nasal pump sprays

      6.    Barrier pack systems


      Currently, we protect this know-how and expertise through trade secrets and confidentiality agreements although we are in the process of further protecting our proprietary information with applicable patents. At this time, no such patents have been granted.


      As a result of our pending acquisition of the business assets of Aventis PR, subject to the successful completion of that transaction, we will be receiving from Aventis PR certain pharmaceutical know-how and technical data required to manage and operate an FDA-approved, regulatory compliant pharmaceutical operation in the respiratory, allergy and dermatological sectors.


Databases and Software Protection


      We have replaced our existing information technology and business management system with the Sage 500 Management Information System, which will be fully operational in the first half of 2005. This system is intended to support many of our business functions, including manufacturing, warehousing, distribution, logistics, sales reporting, accounting, inventory, quality control, budgeting, financial reporting, and operating and strategic reporting. In connection with the Sage 500 implementation, we will incur total related costs of approximately $550,000 as a one-time cost for the purchase of hardware and operating software, and implementation costs, plus annual maintenance and support costs of approximately $65,000.

      Other databases including PEMAC (Planned Maintenance program), Prolog 4 (Payroll system), Maximizer (Customer Relationship Management system) and other Microsoft based systems are all individually licensed, and controlled and supported by our internal information technology group.

Software

      As part of the Sage 500 Management Information system purchase, we will ultimately own both the associated hardware and operating system software ("Sage") that will require newer version annual updates. The proprietary licenses for "off-the-shelf" software that we have traditionally utilized are held by the providers.



      As a result of our pending acquisition of the business assets of Aventis PR, subject to the successful completion of that transaction, we will be receiving from Aventis PR computer software, data and documentation related to the Aventis PR aerosol and dermatological pharmaceutical operation at the Manati Site.


Domain Names


      We have registered several domain names, including "inyxinc.com," "inyxcorp.com," "inyxpharm.com," "inyx-pharma.co.uk", "inyx-pharma.com", and inyxusa.com. Our primary website is located on the world-wide web at "inyxinc.com."



Government Regulation

      Our business as a pharmaceutical company is regulated by government authorities in the United States, the United Kingdom, and other jurisdictions where we and our customers market and distribute products, including Canada, various parts of Europe and Latin America. We must ensure that our products and services continuously comply with strict requirements designed to ensure the quality and integrity of pharmaceutical products. These requirements include the United States Federal Food, Drug and Cosmetic Act ("FDC Act") governed by the FDA and the MHRA under cGMP ("current Good Manufacturing Practices") regulations for pharmaceutical manufacturers. Our products and services must also continuously comply with the requirements of the European Agency for the Evaluation of Medicinal Products (the "EMEA"), and the Canadian Therapeutic Products Directorate (the "TPD"). These regulations apply to all phases of our business, including drug testing and manufacturing; record keeping; personnel management; management and operations of facilities and equipment; control of materials, processes and laboratories; and packaging, labeling and distribution.

      All of the pharmaceutical products supplied to the United States market are approved and regulated by the FDA and are approved under, and subject to, the FDC Act. In the U.S., the FDA requires extensive testing of new and existing pharmaceutical products to demonstrate safety, efficacy and purity, ensuring that the products are effective in treating the indications for which approval is granted. Where products are under development, testing in humans may not commence until either an Investigational New Drug application has been approved or an exemption is given by the FDA.

      Where a drug is acquired that has been previously approved by the FDA, both the Company and the former application holder are required to submit certain information to the FDA. This information, provided it is adequate, enables the transfer of manufacturing and/or marketing rights to take place. The Company is also required to advise the FDA about any changes that may affect the approved application as set forth in FDA's regulations. Our strategy focuses on acquiring existing approved products or those in late-stage development, transferring manufacture to our own facilities to leverage our existing expertise and know-how where this is considered both economic and advantageous. In order to perform such transfers, we must demonstrate by filing information with the FDA that we are able to manufacture the product in accordance with cGMPs and the specifications and conditions of the approved marketing application. For changes where prior approval is required under FDA regulations, there is no assurance that such approval will be granted by FDA.

      The FDA also mandates that drugs be manufactured, assembled and labeled in conformity with such cGMPs. In complying with cGMP regulations, we are required to continue to expend time, money and effort in production, record keeping, and quality control to ensure that the products meet the necessary and applicable specifications. The FDA periodically inspects manufacturing facilities to ensure compliance with applicable cGMP requirements. Failure to comply with the statutory and regulatory requirements subjects the manufacturer to regulatory or, in some extreme instances, to possible legal action, such as suspension of manufacturing, seizure of product, or voluntary recall. Where FDA inspections result in cGMP non-compliances being observed a written report (known as a FDA Form 483) is issued. These observations are reported to the manufacturer to assist in complying with the FDC Act and the regulations enforced by FDA. The last FDA inspection of our United Kingdom manufacturing facility resulted in the issuance of a Form 483 that required the facility to resolve a number of observations, but did not require us to delay or discontinue the production of any products made at its facility for the U.S. market as the non-compliances issued were corrected. Adverse experiences with products in the market must be reported to the FDA and could result in the imposition of market restrictions through labeling changes or product removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety, or efficacy of the product occurs after approval.

      The U.S. government has extensive enforcement powers over the activities of pharmaceutical manufacturers, including the authority to withdraw approvals, to prohibit sales of unapproved or non-conforming products, seize product and to halt manufacturing operations that are not compliant with cGMPs in addition to monetary penalties, both civil and criminal. Such restrictions may materially adversely affect our business, financial performance and results of operations.

      In addition, modifications to or enhancements of manufacturing facilities may be subject to further additional approval by the FDA that may require a lengthy approval process. The Company's manufacturing facility is subject to continual inspection from regulatory bodies and other government agencies such as the FDA, and manufacturing operations can be interrupted or halted if such inspection proves unsatisfactory.

      Our United Kingdom manufacturing facility holds a Manufacturer's License granted by the U.K.'s Medicines Control Agency, which, on April 1, 2003, merged with the U.K.'s Medical Device Agency to form the MHRA. This license permits the Company to manufacture, control and supply pharmaceutical products to all markets provided that individual products meet with the specification in force within the particular territory that the product is marketed. The MHRA is very similar to the FDA in that it operates under formal legislation (in the U.K. known as The Medicines Act) that controls the approval of all medicinal products used within the U.K. As a member of the European Union, the MHRA also regulates products manufactured for sale both within the U.K. and the E.U. The MHRA is responsible for the review and approval of all license applications and, via its inspection and enforcement division, the inspection and control of manufacturing, assembly and labeling requirements for all medicinal products. As with the FDA, the MHRA has a legal jurisdiction whereby companies who are not compliant with license particulars (known as marketing authorizations within the E.U.) or cGMP can be heavily penalized, including seizure, cessation of manufacture, product recall or, in extreme cases, the cancellation of the manufacturer's license. In this latter case, the manufacturing facility is unable to manufacture for any market. Monetary penalties can also be enforced subject to the judicial system approval within the U.K.

      Following an inspection, the MHRA issues a report (called a Post Inspection Letter) that highlights any observation or deficiencies noted at the facility, to aid the manufacturer to resolve any non-compliances noted during the inspection. At the last inspection in October 2001, a Post Inspection Letter was issued that highlighted a number of non-compliances to be addressed. This did not require the interruption of manufacturing activities nor require any impact upon products supplied from our facility, as the non-compliances issued were corrected.

      Our operations are also subject to numerous and increasingly stringent regulations, whether scientific, environmental or labor related, and can be applied via central government or at state or local level. The standards required by regulatory authorities as a result of changes in statutes, regulations or legal interpretations cannot be determined in advance by us. Such future changes could have a material effect upon our business in the future. Changes may, among other aspects, require modification to manufacturing facilities or processes, amend labeling, result in product recall, replacement or discontinuation of products, increase the requirements for control and record keeping or require additional scientific substantiation. Such changes may affect our business, financial condition and results of operations.

      In addition to regulations that govern the manufacture and supply of pharmaceutical products, our facility is also subject to regulation by other agencies such as the United Kingdom's Health and Safety, Executive Environmental Agency and other legislation within the U.K. (e.g., Labor Relations Act, etc.) that are applicable under the laws of the United Kingdom. Periodic inspection by the appropriate agencies occurs to ensure that we are in compliance with the requirements within the appropriate regulations whether these are local, state or national.

Employees


      As of December 31, 2004, we employed a total of 139 personnel, consisting of 6 senior executives, 4 senior managers, 18 managers, 11 clerical staff, 40 technical personnel (including 13 scientific research and development personnel), and 60 production and maintenance staff. Additionally, subject to closing on the Aventis PR acquisition, scheduled to be completed by March 31, 2005, we intend to retain as many of its 322 employees as economically viable to our business.

      Our success is heavily dependent on the performance of our executive officers and managers. We have entered into employment agreements with these individuals, including Dr. Jack Kachkar, our Chairman and Chief Executive Officer, Steven Handley, our President and Chief Production Officer and Colin Hunter, our Chief Scientific and Regulatory Officer. None of such persons has signified any intention to retire or leave the Company. Our growth and future success will depend, in large part, on the continued contributions of these key individuals as well as our ability to motivate and retain these personnel. In addition, our proposed plan of product development and sales activities will require an increase in scientific, management and sales and marketing personnel, and an investment in the professional development of the expertise of our existing employees and management. We are currently seeking a chief financial officer and business development personnel to join our Company.

      All but five of our employees currently reside in the United Kingdom. Our Chief Executive Officer and two other key executives (our Vice President of Finance and our Executive Vice President of Corporate Development) reside in North America and our President and Chief Scientific Officer reside in the United Kingdom. Our senior sales and marketing executive is also located in Europe.

      Currently, none of our employees is a member of any union. Our United Kingdom subsidiary, Inyx Pharma, consults with its employees through a Joint Consultation Committee comprised of representatives across all levels of the business, and which is chaired by a senior manager. The purpose of that committee is consultative only. We believe that we enjoy favorable relations with our employees. We make available to our employees benefits consisting of a contributing and matching pension plan, available after one year of service, and life insurance benefits and stock options based upon the Company's value and meeting performance targets.


Environmental Impact


      We utilize a variety of chemicals in our business, many of which are dangerous if used or handled improperly. As of December 2004, we utilized approximately 170 raw material chemicals to formulate over 160 bulk products that in turn are used to produce approximately 400 finished goods. A substantial number of the chemicals we handle are classified as dangerous due to their toxicity, corrosiveness, ability to cause irritation or flammability. Wastes from our manufacturing and testing processes are either collected in drums and removed by a waste contractor or discharged into public sewers pursuant to a Trade Effluent Discharge Consent. The Company takes stringent precautions in the storage and use of these materials and constantly trains its personnel in their use. Because of this, we have not caused any release of hazardous materials into the environment or exposed any of our employees to health risks. We maintain liability and product liability insurance covering the risks of such exposure, in amounts we deem to be adequate.

      Under government regulations governed by the Montreal Protocol on Substances That Deplete the Ozone Layer, chlorofluorocarbon ("CFC") compounds are being phased out because of environmental concerns. We presently manufacture respiratory inhalers that utilize CFC gas as a propellant. Although, we have expertise in converting such products to non-CFC based respiratory inhalers and have commenced manufacturing non-CFC or hydrofluoroalkane ("HFA") respiratory inhalers at our Inyx Pharma production facility, a small number of our customers continue to require CFC respiratory inhalers. These customers sell these products in a number of countries that still allow the import and marketing of CFC-based respiratory inhalers. We believe that we are able to successfully implement a complete transition to the use of CFC-free gas or HFA gas as a propellant in the development and production of respiratory aerosols, as may be required by the respective governing agencies.


      Additionally, a material element of our growth strategy is to expand our existing business through strategic acquisitions of other pharmaceutical manufacturing operations. Prior to making any such acquisition, we expect to first complete stringent environmental studies through the use of expert consultants to ensure that there are no existing or potential environmental hazards at the site or the potential to environmentally contaminate neighboring sites from the acquired site.


Properties

      Our principal executive offices are located at 825 Third Avenue, 40th Floor, New York, New York 10022, consisting of approximately 4,000 square feet of leased space at an annual rent of $120,000.


      Our manufacturing facilities are situated over seven adjacent locations in Runcorn, Cheshire, England. These sites are combined into the 60,000 square feet manufacturing facility in the Astmoor Industrial Estate. Five of these sites are owned by Inyx Pharma, and two are leased from the Warrington and Runcorn Development Corp. for annual rents of $45,000 and $163,000, respectively.


      Our development facility in the United Kingdom occupies a 30,000 square feet facility nearby the manufacturing site, in the Seymour Court Manor Park area owned by the Borough council. Annual rent is $127,000.

      Our Inyx Canada subsidiary leases approximately 2,800 square feet of office space for an annual cost of approximately $50,000 at 4141 Yonge Street, Suite 205, Toronto, Ontario M2P 2A8.

      All such facilities are deemed to be adequate for the Company's present needs.


Asset Purchase Agreement with Aventis Pharmaceuticals Puerto Rico Inc.

      On December 15, 2004, we signed a definitive agreement with Aventis Pharmaceuticals, Inc., a U.S. subsidiary of the sanofi-aventis Group, to acquire the business assets of Aventis Pharmaceuticals Puerto Rico, Inc. ("Aventis PR") for a purchase price of approximately $15 million. We expect to also incur between $3.0 million to $3.5 million in transaction related expenditures including legal, accounting, consulting and professional fees and business restructuring costs. As of December 31, 2004, we have spent approximately $1.7 million in such transaction-related costs.

      The Aventis PR transaction, which is subject to the successful transfer of a major customer contract to Inyx, is scheduled to close by March 31, 2005. We intend to account for the transaction utilizing the purchase method of accounting with the purchase price and direct transaction costs allocated to the identifiable net tangible and intangible assets acquired based on their estimated fair values, based on an independent third-party fair value valuation. Based on preliminary valuations of the Aventis PR assets intended to be acquired, we expect that the purchase price to be paid to Aventis PR may be lower than the fair value of the assets to be acquired. We believe that this will result in a negative goodwill that will be allocated proportionately to the acquired assets, resulting in a downward adjustment of the carrying value of such assets.

      As a result of the purchase of the business assets of Aventis PR, Inyx will receive all of the plant, machinery, equipment, land and buildings, tangible assets, books and records, permits and pharmaceutical, technical and regulatory know-how and computer software, data and documentation related to the Aventis PR operation at the Manati Site. As a result of the purchase, we will also receive approximately $1.5 million of raw material and packaging inventory.

      We plan to fund this acquisition through the issuance of additional debt or a combination of debt and equity securities, but there is no certainty that we may be successful in such financing efforts and close the transaction as planned. In such an event, we may need to issue equity securities or a combination of debt and equity securities, or renegotiate the closing terms of the transaction with the vendor in order to allow us the time or terms we require to successfully complete and finance the intended purchase, by a mutually agreeable closing date.

      If we are successful in our attempts to fund and close the transaction, we will acquire a 140,000 square foot pharmaceutical manufacturing facility consisting of five buildings extending over 9.5 acres. Aventis PR currently owns all of the land, buildings and equipment of that operation. The Aventis PR site is located in the town of Manati in north central Puerto Rico, about 30 miles outside of San Juan, at 604 San Jose Road, Cotto Norte Industrial Park, Manati, 00674 (the "Manati Site"). The Aventis PR operation currently manufactures respiratory inhalers, utilizing both CFC and HFA propellants, nasal and allergy pumps and dermatological creams and ointments. All raw materials, components and finished goods produced are stored on site in an approximately 27,000 square foot warehouse housed in one of the five buildings.

      Based on three shifts, the Aventis PR facility is currently running at approximately 25% capacity utilization. If we are successful in our acquisition of the business, we intend to reduce the number of operating shifts to two shifts which may require a reduction of the work force at the site. On that basis we expect to initially start out with the same capacity utilization rate as sanofi-aventis intends to move some of their current manufacturing operations to another site. We believe that we can increase the capacity utilization of the site through our sales and marketing activities.

      Pursuant to the transaction, and as a condition of closing, Aventis PR has also agreed to transfer its third-party manufacturing client base and own manufacturing product support requirements at the Manati Site to Inyx. We are currently in the process of completing these related manufacturing and supply agreements and associated commercial agreements with Aventis PR and its relevant customers. We intend to announce these transactions and complete any associated regulatory filings once they are completed as we believe such agreements will be material to our business. Additionally, in return for the transfer of the noted business to Inyx, we have agreed to not compete with Aventis PR or any of its affiliates with regard to the products that will remain with them after March 31, 2005.

      In December 2004, we established Inyx USA to manage and operate our U.S. pharmaceutical operations including the business assets of Aventis PR, subject to acquiring those assets in the transaction described above. Under our agreement with Aventis PR, we have agreed that Inyx USA, or any Inyx affiliate that may own the former business operations of Aventis PR, will maintain a net worth of at least $2.0 million for at least ten years. This condition was required by Aventis PR in exchange for certain environmental and other indemnities provided to Inyx.

      We believe that the Aventis PR pharmaceutical facility is very complementary to our existing operation and that it will materially enhance our business and customer base within the pharmaceutical industry. We expect that the Aventis PR business acquisition will more than triple our existing business, facilities and staff, and will allow us to better serve existing and potential customers in the North American market.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                               PLAN OF OPERATIONS

Forward-Looking Statements

      Statements that are not historical facts included in this report are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ from projected results. Such statements address activities, events or developments that the Company expects, believes, projects, intends or anticipates will or may occur, including such matters as future capital, business strategies, expansion and growth of the Company's operations, cash flow, marketing of products and services, and development of new products and services. Factors that could cause actual results to differ materially ("Cautionary Disclosures") are described throughout this report. Cautionary Disclosures include, among others: general economic conditions, the markets for and market price of the Company's products and services, the Company's ability to find, acquire, market, develop and produce new products and services, the strength and financial resources of the Company's competitors, the Company's ability to find and retain skilled personnel, labor relations, availability and cost of material and equipment, the results of financing efforts, and regulatory developments and compliance. All written and oral forward-looking statements attributable to the Company are expressly qualified in their entirety by the Cautionary Disclosures. The Company disclaims any obligation to update or revise any forward-looking statement to reflect events or circumstances occurring hereafter or to reflect the occurrence of anticipated or unanticipated events.

Restatement of the Company's Financial Statements

      The Company's financial statements presented in prior versions of this prospectus, including the financial statements for the period from March 7, 2003 through December 31, 2003, the period from March 7, 2003 through September 30, 2003 and the nine months ended September 30, 2004, have been restated based on our further review of the facts and circumstances related to certain transactions (see Note 3 in the Company's accompanying consolidated financial statements).

      The restatement resulted primarily from accounting for the Inyx Pharma Ltd. acquisition of the Miza Pharmaceuticals (UK) Ltd. assets as a purchase transaction instead of a reorganization of entities under common control. Accordingly the assets acquired have now been recorded at appropriate fair values rather than been carried at their historical book values.

      Additionally, the Company reevaluated its accounting for convertible debt with beneficial conversion feature and respective warrants and recorded an additional beneficial conversion feature, which also resulted in an adjustment to interest expense for the amortization of debt discount and fair value allocated to warrants.

      Also, for the periods presented, the Company has changed the presentation of certain items previously classified as other expenses. These items have now been classified as general and administrative expenses and interest expense as appropriate.

      For reporting purposes, such transactions are reflected as corrections of errors.


General


      Inyx, Inc. ("Inyx", "we", "us", "our", or the "Company") through its wholly-owned subsidiaries, Inyx Pharma Limited ("Inyx Pharma"), Inyx Canada, Inc. ("Inyx Canada"), and Inyx USA Ltd. ("Inyx USA") is a specialty pharmaceutical company. We focus our expertise on the development and manufacturing of prescription and over-the-counter ("OTC") aerosol pharmaceutical products and drug delivery technologies for the treatment of respiratory, allergy, cardiovascular, dermatological and topical conditions. Our client base primarily consists of ethical pharmaceutical corporations, branded generic pharmaceutical distributors and biotechnology companies. Although we perform some sales and marketing functions, we have limited product distribution capabilities and so we depend on our customers' distribution channels or strategic partners to market and sell the pharmaceutical products we develop and manufacture for them.

      We intend to expand our product development and manufacturing activities into our own lines of prescription and OTC pharmaceutical products, but as of September 30, 2004, we had not yet commercialized or marketed our own products or drug delivery applications. Additionally, a material element of our growth strategy is to expand our existing business through the strategic acquisition of pharmaceutical products and drug delivery technologies that are complementary to our expertise in the aerosol pharmaceutical sector, including those through the acquisition of other pharmaceutical companies.

      We completed our first specialty pharmaceutical business acquisition, Inyx Pharma, pursuant to a stock exchange agreement in April 2003 and, in December 2004, we signed a definitive agreement with Aventis Pharmaceuticals, Inc., part of the sanofi-aventis Group, to acquire the business assets of Aventis Pharmaceuticals Puerto Rico Inc. ("Aventis PR") by March 31, 2005, for $15 million subject to the transfer of a major customer contract to Inyx from Aventis PR. We intend to raise capital to fund this acquisition through additional borrowings or the issuance of a combination of debt and equity securities, although we do not currently have any financing agreements or commitments with respect to such a financing plan.

      Our Company was incorporated on March 28, 2000, in the State of Nevada, under the name Doblique, Inc. ("Doblique"). As Doblique, the Company was engaged in the business of breeding and racing thoroughbred horses at various major horse racing venues throughout the United States. In July 2002, we became a publicly-traded company when we completed a registration statement for the sale by our principal stockholder of 2,450,000 shares of common stock. Since July 2002, we have filed annual, quarterly and periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Securities Exchange Act of 1934.

      On March 6, 2003, management decided to discontinue the Company's thoroughbred horse operation by selling the assets of that operation for cash to a third party; these assets and operations were nominal. Then on March 26, 2003, we announced that our controlling stockholder had accepted an unsolicited offer to sell a controlling block of 2,250,000 shares of our common stock, representing approximately 45% of the Company's then issued and outstanding shares, to Medira Investments, LLC ("Medira"), which later conveyed such shares to its sole member, Ms. Viktoria Benkovitch, our Chairman and CEO's spouse.

      On April 28, 2003, subsequent to the discontinuance of our horse racing operations, we concluded a reverse acquisition of Inyx Pharma Limited ("Inyx Pharma"), an aerosol pharmaceutical manufacturing company incorporated under the laws of England and Wales. Reverse acquisitions occur when one entity (the nominal acquirer) issues sufficient shares to the former owners of another entity (the nominal acquiree) so as to cause the shareholders of the nominal acquiree to become the majority shareholders of the resultant combined enterprise.

      The transaction consisted of an exchange of 100% of the outstanding common stock of Inyx Pharma for 16,000,000 restricted shares of our common stock (the "Exchange"), representing approximately 64% of the approximately 25,000,000 shares outstanding after the Exchange. As a result of the Exchange, Inyx Pharma became our wholly-owned subsidiary and we changed our name to Inyx, Inc. ("Inyx"). At that time, we also announced that we would pursue strategic investment opportunities in a number of sectors within the pharmaceutical, biotechnology and medical devices industries.

      We currently operate in one business segment, the manufacturing of pharmaceutical aerosol products. Although we also perform product research and development activities, at this time, these business activities are primarily supporting our manufacturing operations for the benefit of our customers. Segment reporting on our business will begin to occur as we move into the additional business activities described herein.

Recent Developments

      Since our reverse acquisition of Inyx Pharma, we have been actively marketing to our customer base and expect that the manufacturing capacity utilization at our Inyx Pharma operation will continue to increase as new customer contracts and purchase orders are signed and initiated.

      It has taken time to start-up a number of new client projects due to such clients' own required regulatory or business approvals, lead times required for critical raw materials and components in the pharmaceutical aerosol sector, and as a result of the production commissioning and validation processes involved in the pharmaceutical manufacturing industry. Such delays have been particularly relevant in the transition of a chlorofluorocarbon ("CFC") aerosol respiratory MDI to a CFC-free or hydrofluoralkane ("HFA") MDI for one of our major clients. This client, a large international generic drug marketing and distribution company, has not yet received the necessary regulatory approvals to market their CFC-free MDI for the treatment of asthma which has led to a decrease in our revenues and profitability opportunities during 2004. This client believes that they can complete the transition to a CFC-free MDI by mid-2005.

      We believe that in addition to the conversion of CFC inhalers to non-ozone depleting HFA products, a second major area of potential growth in our manufacturing business is a result of our proprietary hydrocarbon aerosol foam expertise.

      Our business strategy also includes the development and marketing of our own proprietary products, including both drug delivery devices and pharmaceutical products that are complementary to our manufacturing technologies. Although we have started developing our own proprietary pharmaceutical products, we have not yet commenced the marketing or sale of any such products.

      We believe that once we have developed and marketed our own proprietary pharmaceutical product lines, consisting of both drug delivery devices and pharmaceutical products that are complementary to our manufacturing technologies, we can improve our revenue and profitability opportunities as such products may offer greater profit margins than those provided by our contract manufacturing services.


      We are currently focusing our own research and development activities on inhalation-therapy drug delivery devices and inhalation methods, and generic prescription and over-the-counter aerosol pharmaceutical products for respiratory, dermatological, topical and cardiovascular applications. Proprietary products under development include generic versions of non-CFC or HFA single molecule and combination drug respiratory inhalants, non-CFC propelled oral sprays for cardiovascular ailments, wound irrigation and cleansing sprays that utilize novel barrier technologies, and anti-inflammatory nasal pumps.


      It is anticipated that our first proprietary product may be ready for commercial marketing by the second half of 2005, and will involve the use of a barrier delivery system that allows a hermetical seal between the product and the aerosol propellant in order to overcome any product and propellant incompatibility issues.


      We plan to distribute our proprietary products through our own customers' distribution channels or in collaboration with strategic marketing partners, although we do not, as of yet, have any distribution agreements for our products finalized.


      Another material element of our growth strategy is to expand our existing business through strategic acquisitions of pharmaceutical products and drug delivery devices that are complementary to our pharmaceutical aerosol development and manufacturing expertise. As such, on September 21, 2004, we completed what we believe is significant milestone in our development when we acquired a patented, novel drug delivery technology from Phares Technology B.V. ("Phares"), a European drug development company.

      The Phares technology is based on the utilization of a lipid-binding matrix for delivering incompatible or unstable drug substances. We believe that this is an important development for our Company as we expect this technology to enable us to more readily develop and manufacture inhalation-therapy drugs in user-friendly pulmonary metered dose inhalers (MDIs), including combinations of drugs which normally cannot be combined in one drug delivery device. For example, in November 2004, we received positive results from a two-year Phares stability study utilizing the lipid-binding matrix that we acquired on an HFA-propelled bronchodilator ("Salbutamol") for use in an MDI. We intend to now test the Phares technology on other types of respiratory drugs that we are currently developing or planning to develop.

      We also continually evaluate opportunities to make strategic acquisitions of complementary pharmaceutical businesses including a U.S.-based, FDA-compliant pharmaceutical aerosol manufacturing operation that will allow us to better serve the North American pharmaceutical market.

      Subject to receiving all necessary U.S. government regulatory body approvals, we hope that we can also soon commence our manufacturing consulting agreement under the United Nations Development Programme ("UNDP"). On February 3, 2004, we had announced that our Company was selected by the UNDP to assist Cuba to meet the requirements of the Montreal Protocol to phase out the consumption of ozone-depleting chorofluorocarbon ("CFC") gases in metered dose inhalers used in the treatment of asthma and other respiratory conditions. The Montreal Protocol is an international agreement signed by 180 countries (both developed and undeveloped countries) designed to eliminate the production and consumption of substances that deplete the stratospheric ozone layer including the reduction of the use of CFC's within the pharmaceutical industry. With funding for this project provided by the United Nations Multilateral Fund for the Implementation of the Montreal Protocol, we expect to commence our initial consulting contract providing technology transition consulting services to Cuba upon receipt of all required U.S. Government approvals. These services will include assistance with the installation of manufacturing facilities, equipment, and systems to manufacture CFC-free (HFA) aerosol-based respiratory inhalers
(MDIs) for the treatment of asthma and chronic obstructive respiratory disease conditions.

The Inyx Pharma Transaction


      Concurrent with the discontinuance of our thoroughbred horse racing operations in the first half of 2003, we concluded a reverse acquisition of Inyx Pharma, an aerosol manufacturing company incorporated under the laws of England and Wales and changed our name to Inyx.

      The acquisition of Inyx Pharma was consummated on April 28, 2003, by exchanging 16 million shares of the Company's restricted common stock for 100% of the outstanding common stock of Inyx Pharma. As a result of the exchange, the stockholders of Inyx Pharma became the Company's controlling stockholders, in the aggregate, holding approximately 64% of Inyx's outstanding shares. The transaction was accounted for as a recapitalization of Inyx using the reverse acquisition method of accounting and therefore, the historical financial statements of Inyx Pharma are presented herein as our own historical financial statements. As a result of the Inyx Pharma transaction, we incurred costs of approximately $2.7 million consisting primarily of legal, accounting, consulting and finders' fees. All such costs were expensed as incurred.

      Prior to its reverse acquisition by Inyx, on March 7, 2003, Inyx Pharma had purchased the majority of the pharmaceutical business assets of Miza Pharmaceuticals (UK) Ltd. ("Miza UK") out of Administration (a United Kingdom equivalent of bankruptcy protection and reorganization) for approximately $8.3 million, consisting of an approximately $7.1 million cash payment to the Administrator for Miza UK's assets, plus approximately $1.2 million in direct transaction costs. The assets acquired by Inyx Pharma consisted of one aerosol manufacturing site and a pharmaceutical development operation. A third Miza UK operation, the "Biopharma Division", was not acquired. As such, Inyx Pharma received all of the property, plant, machinery and equipment, inventory, customer base, employees, and know-how to continue to manage and run those acquired parts of the Miza UK operation as a going concern.

      The Inyx Pharma acquisition of Miza UK's business assets was accounted for utilizing the purchase method of accounting. Accordingly, the total purchase price of $8.3 million incurred by Inyx Pharma was allocated to the identifiable net tangible and intangible assets acquired based on their estimated fair values. Based on an independent third-party fair value valuation, the tangible assets acquired by Inyx Pharma, consisting of fixed assets and inventory, were allocated a fair value of approximately $5.1 million and $1.3 million, respectively, and the intangible assets, consisting of a customer list and know-how, were allocated a fair value of approximately $1.3 million and approximately $600,000, respectively. As a consequence of these purchase price allocations, no goodwill was recorded.

Consolidated Results

      The accompanying consolidated financial information includes the accounts of Inyx and its wholly-owned subsidiaries, Inyx Pharma, incorporated under the laws of England and Wales; Inyx Canada, formed as a federally incorporated Canadian corporation; and Inyx Realty, Inc. ("Inyx Realty"), a Florida corporation through April 14, 2004. All inter-company accounts and transactions have been eliminated in consolidation.

      On April 14, 2004, Inyx Realty, a wholly-owned subsidiary that we established solely to operate a corporate office lease in Miami Florida, was acquired by First Jemini Trust, a discretionary family trust in which our Chairman/CEO and his spouse are beneficiaries. As a result, as of April 14, 2004, Inyx Realty was no longer a subsidiary of our Company and all of Inyx's obligations relating to Inyx Realty, primarily an office lease in Miami, have been terminated.

      Prior to our reverse acquisition of Inyx Pharma, we were a public company with nominal operations and assets, as we had divested all prior operations, namely our thoroughbred horse business, conducted as Doblique, therefore designating our Company as a non-operating public shell.

Combined Results for Comparative Purposes

      Prior to its acquisition of the majority of Miza UK's business assets, Inyx Pharma was a non-operating private corporation with nominal net assets. As the historical financial statements of Inyx Pharma are presented herein as the Company's historical financial statements, and because as of March 7, 2003 Inyx Pharma's sole operation was essentially the continuation of the Miza UK business, the Company's historical financial statements for the period from January 1, 2003 through March 6, 2003 and prior, are those of Miza UK, and are therefore presented as "Predecessor" financial statements. The Company's financial statements for the periods commencing March 7, 2003 are referred to as "Successor" financial statements. The financial statements for all periods are collectively referred to as "Inyx" or the "Company".

      Additionally, as the Biopharma Division was historically part of the Miza UK business but was acquired by Inyx Pharma, its results of operations are presented as discontinued operations in the Company's financial statements.

      For comparative purposes, managements' discussion and analysis of results of operation will focus on combined results including the results of the Successor Company for the period from March 7, 2003 through to December 31, 2003 combined with the results of operations of the Predecessor Company for the period from January 1, 2003 through March 6, 2003 (while Miza UK was in Administration), compared to the results of the Predecessor company for the year ended December 31, 2002.

      The results of the Successor company for the nine months ended September 30, 2004 will be compared to the combined results of the Successor Company for the period from March 7, 2003 through to September 30, 2003 combined with the results of operations of the Predecessor Company for the period from January 1, 2003 through March 6, 2003 (while Miza UK was in Administration).


Pro Forma Results


      Inyx Pharma's acquisition of the majority of the business assets of Miza UK took place on March 7, 2003. Therefore, we present herein the consolidated pro forma statement of operations for the year ended December 31, 2002 to give effect to the acquisition of Miza UK by Inyx Pharma as if the acquisition had taken place as of January 1, 2002. The historical financial data is derived from the historical audited financial statements of Miza UK, the predecessor entity to Inyx Pharma.

      Additionally, as the Miza UK acquisition did not include the operations of Miza UK's Biopharma Division, that division's results of operations have been presented as discontinued operations in the underlying historical financial statements.

      The pro forma adjustments and certain assumptions are described in the accompanying notes to the unaudited pro forma financial statements.

CRITICAL ACCOUNTING POLICIES

      Our accounting policies are disclosed in Note 2 to the Notes to the Consolidated Financial Statements found elsewhere herein. We consider the following policies to be important to our financial statements.

Revenue Recognition

      The Company recognizes revenue when (1) persuasive evidence of an arrangement exists; (2) product delivery has occurred or services rendered; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. Revenues are recognized FOB (Freight-on-Board) shipping point, when products are shipped, which is when legal title and risk of loss is transferred to the Company's customers, and is recorded at the net invoiced value of goods supplied to customers after deduction of sales discounts and sales and value added tax, where applicable. In situations where the Company receives payment in advance of the performance of research and development services, such amounts are deferred and recognized as revenue as the related services are performed.

      Non-refundable fees are recognized as revenue over the term of the arrangement, based on the percentage of costs incurred to date, estimated costs to complete and total expected contract revenue. Product returns are not accepted.

      Shipping costs are paid for by the Company's customers. Any shipping and handling costs incurred by the Company are included in costs of goods sold in the accompanying consolidated statements of operations.

Translation of Foreign Currency


      The functional currency of our Company's United Kingdom subsidiary, Inyx Pharma, is the Great Britain Pound ((pound)). Our Company's financial statements are reported in United States Dollars ($) and are translated in accordance with Statement of Financial Accounting Standards No. 52, which requires that foreign currency assets and liabilities be translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing during the period. For purposes of SFAS No. 52, we consider the dollar to be the reporting currency. The effects of unrealized exchange fluctuations on translating foreign currency assets and liabilities into dollars are accumulated as a cumulative translation adjustment in stockholders' deficit. Realized gains and losses from foreign currency transactions are included in the results of operation for the period. Fluctuations arising from inter-company transactions are of long term in nature and are accumulated as cumulative translation adjustments.

      As of September 30, 2004, we had not utilized any currency-hedging programs. However, as we intend to continue to utilize US-based financing sources, and as the significant majority of our revenues are in British pounds sterling, with some revenues in European Euros, we intend to begin hedging activities in 2005. We have established a commercial banking relationship with J.P. Morgan-Chase Bank in New York to provide us with currency-hedging advisory services including our participation in currency-forward contracts for the purpose of mitigating foreign exchange fluctuations following the effective date of this offering.

Valuation of Long Lived Assets and Intangible Assets

      We review the carrying value of our long lived assets including purchased intangible assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. We assess recoverability of the carrying value of the assets by estimating the future net cash flows expected to result from the assets, including eventual disposition.

      Factors considered important which could trigger an impairment review include among others significant changes relative to: (i) projected future operating results; (ii) significant changes in the manner of our use of the assets or the strategy for our overall business (iii) business collaborations; and (iv) significant negative industry, business, or economic trends. Each impairment test is based on a comparison of the undiscounted cash flow to the recorded value of the asset.

      If it is determined that the carrying value of long-lived or intangible assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, the asset is written down to its estimated fair value on a discounted cash flow basis.

      Based on the tests conducted by the Company it was concluded that there was no impairment as at December 31, 2003.

                         SUMMARY FINANCIAL INFORMATION

(Tabular amounts expressed in thousands of U.S. Dollars, except per share amounts)

STATEMENT OF OPERATIONS DATA

                                                               Successor                              Predecessor
                                             ----------------------------------------------  ----------------------------
                                                                For the
                                              For the Nine    Period from
                                              Month Period      March 7,     For the Period
                                                 Ended        2003 through   from March 7,   For the Period
                                             September 30,   September 30,    2003 through    from January   For the Year
                                                  2004            2003        December 31,      1, 2003         Ended
                                                Restated        Restated          2003          through      December 31,
                                              (Unaudited)     (Unaudited)       Restated     March 6, 2003       2002
                                             -------------   -------------   --------------  --------------  ------------
Net revenues                                     $ 11,549       $  8,134       $ 13,099         $  2,396      $ 21,184
Gross profit                                        1,157          1,604          2,465              520         3,862
Total operating expenses                            8,972          8,947         12,839              694         7,755
Loss from operations before interest and
     financing costs, reorganization items,
     income tax benefit and discontinued
     operations                                    (7,815)        (7,343)       (10,374)            (174)       (3,893)
Interest & financing costs                          2,474            359          4,312              176         1,680
Reorganization items                                   --             --             --               --        25,049
Income tax benefit                                    393            510          1,294               --           352
Loss from discontinued operations                      --             --             --             (558)         (718)
Net loss                                           (9,896)        (7,192)       (13,392)            (908)      (30,988)
Loss per share of common stock
  outstanding fully diluted:                     $  (0.32)      $  (0.34)      $  (0.59)        $     --      $     --

BALANCE SHEET DATA


                                            Successor            Predecessor
                                  -------------------------      -----------
                                  September 30,          December 31,
                                      2004           2003           2002
                                    Restated       Restated
                                  (Unaudited)
                                  -------------    --------       --------
Total assets                        $ 19,532       $ 15,490       $ 10,612
Working capital (deficit)             (1,367)        (663)          (953)
Total liabilities                     18,578         13,649         34,557
Stockholders' equity (deficit)           953          1,841        (23,945)



UNAUDITED PRO FORMA CONDENSED COMBINING SUMMARY FINANCIAL INFORMATION

      The following unaudited consolidated combining summary financial information pro forma presented herein for the years ended December 31, 2002 and December 31, 2003 and for the nine months ended September 30, 2003 give effect to the acquisition of Miza UK Pharmaceuticals Ltd. (Miza UK) by Inyx Pharma Limited ("Inyx Pharma") as if the acquisition had taken place as of January 1, of the periods presented.

      As Miza UK is the predecessor entity, the historical financial information presented is that of Miza UK. The historical financial data is derived from the historical audited financial statements of the predecessor entity to Inyx Pharma. On March 7, 2003, Inyx Pharma acquired the majority of the operating assets of Miza UK from a court appointed Administrator. The acquisition did not include the operations of Miza UK's Biopharma Division, and such operations have been presented as discontinued operations in the underlying historical financial statements.

      The acquisition was accounted for using the purchase method of accounting. The unaudited pro forma financial data is not necessarily indicative of the operations had the acquisition taken place on January 1, 2002 and are not intended to project the Company's results of operations for any future period.

      The unaudited pro forma adjustments and certain assumptions are described in the accompanying notes below the table. The unaudited pro forma financial statements should be read in conjunction with Inyx, Inc.'s consolidated financial statements and notes and the management's discussion and analysis included within this filing.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION
                    (Expressed in thousands of U.S. dollars)

                                  For the Nine
                                  Months ended    For the Year     For the Year
                                  September 30,   Ended December  Ended December
                                      2003          31, 2003         31, 2002
                                  -------------   --------------  --------------
Net Revenues                        $ 10,530        $ 15,495         $ 21,184
Gross Profit                           2,124           2,985            3,862
Loss from continuing operations       (6,585)         (9,120)         (28,984)

      The adjustment sot the unaudited pro forma financial information are as follows:

5) Interest expense was first reduced by approximately $1,217,000 to reflect a reduction in interest expense assuming the repayment of Miza UK's debt. Upon completion of the asset sale to Inyx Pharma, approximately $6.5 million of the cash paid to the Administrator was used to repay Miza UK's secured debt.

6) Interest expense was then increased by approximately $180,000 to reflect the interest on the debt issued by the Company in connection with the acquisition of Mixa UK.

7) Deprection expense was adjusted to reflect the charges related to changes in value of the fixed asset as of the closing of the acquisition of Miza UK's assets.

8) Amortization of intagible assets was recorded to reflect the amortization of purchased intangible assets subject to amortization. Such intangible assets included Miza UIK's customre list and know-how.

INYX RESULTS OF OPERATIONS FOR THE PERIOD ENDED DECEMBER 31, 2003 (FROM MARCH 7, 2003 THROUGH DECEMBER 31, 2003) COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

      The financial information set forth in the following discussion should be read in conjunction with and qualified in its entirety by the financial statements of our Company presented elsewhere herein.


      Inyx Pharma had acquired the majority of the business assets of Miza UK on March 7, 2003. Prior to its acquisition of the majority of Miza UK's business assets, Inyx Pharma was a non-operating private corporation with nominal net assets. As the historical financial statements of Inyx Pharma are presented herein as our own historical financial statements, and because as of March 7, 2003 Inyx Pharma's sole operation was essentially the continuation of the Miza UK business, the Company's historical financial statements for the period from January 1, 2003 through March 6, 2003 and prior are those of Miza UK, and are therefore presented as "Predecessor" financial statements. The Company's financial statements for the periods commencing March 7, 2003 are referred to as "Successor" financial statements. The financial statements for all periods are collectively referred to as "Inyx" or the "Company".


      Additionally, as the Biopharma Division was historically part the Miza UK business but was an operation not acquired by Inyx Pharma, its results of operations are presented as discontinued operations in the Company's financial statements.

      Prior to our reverse acquisition of Inyx Pharma, we had divested all prior operations of our thoroughbred horse business and since then all of our revenues have been generated by Inyx Pharma. As a result, the following discussion of our results of operations for the period from March 7, 2003 through December 31, 2003 focuses on approximately ten months of operations of our wholly owned subsidiary, Inyx Pharma, a pharmaceutical manufacturing operation we acquired through a reverse acquisition on April 28, 2003. Subsequently, our results of operations for the period commencing on March 7, 2003, the date of the acquisition of Miza UK's assets by Inyx Pharma, and ending on December 31, 2003 are compared to the results of Miza UK (the "Predecessor Company") for the year ended December 31, 2002.

      For comparative purposes and in order to present a full year of results for the year ended December 31, 2003, managements' discussion and analysis of results of operation will also focus on "combined" results. Such combined results of operations include the results of the Company (the "Successor Company") for the period from March 7, 2003 through to December 31, 2003 combined with the results of operations of Miza UK (the "Predecessor Company") for the period from January 1, 2003 through March 6, 2003.

Periods Ended December 31, 2003 and Year Ended December 31, 2002


NET REVENUES


      Our revenues are derived from pharmaceutical manufacturing and product formulation and development outsourcing services, including product stability, commercial scale-up, and validation and regulatory support for our clients' products. Future contract revenues are dependant upon our clients maintaining or obtaining regulatory approval for the sale of their products in their designated markets.


      Although we do not currently derive any of our revenues from the sale of our own products, we believe that we can increase our revenues and achieve greater margins through the addition of our own product lines in selected pharmaceutical market sectors, with marketing to be conducted through certain strategic customers. We expect that these types of revenues would include direct sales, royalty payments and licensing fees of our planned products. At this time, we have not commercialized any of our own proprietary products and we have no agreements for such fees or distribution agreements finalized.


      Net revenues for the period from March 7, 2003 through December 31, 2003 were approximately $13.1 million. These revenues are attributed solely to the newly acquired business of Inyx Pharma and represent approximately ten months of business activity from April 28, 2003, the date of the acquisition of Inyx Pharma, to December 31, 2003. In comparison, net revenues for the year ended December 31, 2002, amounting to twelve months of operations, were approximately $21.2 million.

      Net revenues decreased by $8.1 million or approximately 38% for the period as compared to the previous year primarily as a result of the shorter operating period that we had as a Company in 2003; as a result of our reverse acquisition of Inyx Pharma on April 28, 2003, Inyx had approximately eight months of significant business operations during 2003 as compared to 12 months of operations for the predecessor business operation during 2002 as Miza UK. Additionally, Inyx Pharma's operating results for the period from March 7, 2003 through April 28, 2003 were nominal.

      For the period from March 7, 2003 through December 31, 2003, our three top customers accounted for approximately $5.5 million or approximately 42% of our total net revenues. During this period, these three customers were the Merck Generics group of companies ("Merck Generics"), accounting for approximately $2.5 million in net revenues or approximately 19% of total revenues; Genpharm Inc. ("Genpharm"), accounting for approximately $1.9 million in net revenues or approximately 14.5% of total revenues; and SSL International Plc ("SSL"), accounting for approximately $1.1 million in net revenue or approximately 8.5% of total revenues.

      In comparison, for the year ended December 31, 2002, Miza UK's three top customers accounted for approximately $12.5 million in revenues or approximately 59% of total net revenues. For the year ended December 31, 2002, Miza UK's three top customers were Merck Generics, accounting for approximately $8.7 million in net revenues or approximately 41% of total revenues; Connetics Corporation ("Connetics"), accounting for $2.8 million in net revenues or approximately 13% of total revenues; and Celltech Pharmaceuticals Ltd. ("Celltech"), accounting for approximately $1 million in net revenues or approximately 5% of total revenues.

      Combined net revenues for the two periods ended March 6, 2003 and December 31, 2003, respectively, were approximately $15.5 million as compared to approximately $21.2 million in net revenues for the year ended December 31, 2002. The combined net revenues in 2003 decreased by approximately $5.7 million or approximately 27% compared to net revenues in 2002.

      For the combined two periods in 2003, our three top customers accounted for approximately $7.0 million or approximately 45% of combined net revenues as compared to the three top customers accounting for approximately $12.5 million or approximately 59% of total net revenues for the year ended December 31, 2002.

      For the combined two periods ended March 6, 2003 and December 31, 2003, our three top customers were Merck Generics, accounting for approximately $3.5 million in net revenues or approximately 23% of total combined revenues; Genpharm, accounting for approximately $2.2 million in net revenues or approximately 14% of total combined revenues; and SSL, accounting for approximately $1.3 million in net revenues or approximately 8% of total combined revenues.

      The loss of any one of our top three clients would have a material adverse affect on our revenues and profitability opportunities. As part of our strategic growth objectives, we continue to broaden our customer base and distribution channels to mitigate the risk of our economic dependence on any one client.

      The major factors contributing to the decrease in net revenues for the comparative periods are the phase-out of chlorofluorocarbon ("CFC") based aerosol respiratory inhalers, the loss of a major client due to a transition to another production facility, and the loss of a number of customer product development and commercialization projects due to the business uncertainty created by the Administration process that our predecessor company was involved in.

      (1) The first major reason for the decrease in net revenues between the comparative periods is the phase out of our CFC aerosol respiratory inhalers
(MDIs) production for a number of our clients, including our largest customer, Merck Generics. This reduction in production is in line with the Montreal Protocol treaty to phase out the consumption and production of ozone-depleting CFC products around the globe. In 2003, a number of countries where our clients distribute their CFC-based pharmaceutical products banned such products in accordance with the Montreal Protocol. For the year ended December 31, 2002, CFC-based respiratory inhalers accounted for approximately $5.0 million in net revenues or approximately 24% of total revenues. In comparison, for the pro forma year ended December 31, 2003 such products accounted for only approximately $500,000 in net revenues or approximately 3% of our total combined net revenues. Consequently, the phase-out of our European and Canadian customers' CFC production requirements resulted in an approximately $4.5 million decrease of net revenues for the comparative periods.

      Currently, our CFC production line is operating at less than two percent capacity utilization. As we continue to develop greater commercial opportunities in the United States and Latin American markets, where CFC-based respiratory inhalers are still utilized, we plan to increase the utilization of this production line. As a result of these marketing initiatives and commercial opportunities for CFC-based inhalers, we expect to be increasingly utilizing this manufacturing line, as we increase our customer base in these geographic markets. We are also presently assisting a number of our clients with the transition to non-CFC based respiratory inhalers and have commenced manufacturing such inhalers at our Inyx Pharma production facility. We expect revenue levels to gradually increase in this area as our clients continue to receive regulatory approvals for their replacement products over the next 24 months.

      (2) The second major reason for the decrease in net revenue levels between the comparative periods is the significant decrease in revenues from one of the predecessor company's largest clients, Connetics, which moved its production requirements for hydrocarbon aerosols to a manufacturing facility in the United States due to strategic reasons. For example, for the year ended December 31, 2002, Connetics accounted for approximately $2.8 million or approximately 13% of total revenues as compared to approximately only $333,000 in net revenues or 2% of total combined revenues for the pro forma year ended December 31, 2003. Consequently, the significant decrease of Connetics contract revenue resulted in an approximately $2.5 million decrease of net revenues between the comparative periods.

      We believe that with our significant expertise and product development and manufacturing capabilities in this pharmaceutical manufacturing sector, we will continue to replace this client with other customers that require hydrocarbon aerosol products as the use of non-CFC based pharmaceutical aerosol technology continues to grow. During 2003, our largest customer in this area was SSL, accounting for approximately $1.1 million in net revenue or approximately 8% of total combined revenues as compared to approximately $587,000 or approximately 3% of total revenues in 2002.

      (3) The third major reason for the decrease in net revenue levels between the comparative periods is attributed to the fact that Inyx Pharma's predecessor company, Miza UK, was acquired out of Administration on March 7, 2003. By the time the Miza UK business assets were acquired by Inyx Pharma, the Miza UK business had been in Administration for a period of seven months commencing on September 3, 2002. As the Administration period went on, there were a number of business and revenue interruptions due to product release delays and lack of components. This adversely affected customer confidence as clients either halted on-going production or development projects or did not initiate new commercial activities due to the business uncertainties of Administration. Consequently, although most of our customer base has been retained, our level of revenues has not yet been restored to the levels experienced by the predecessor company prior to Administration. It has taken time during 2003 to start-up a number of client projects due to the required regulatory approvals, and the production commissioning and validation processes involved in the pharmaceutical manufacturing industry. We believe that as we continue to meet our clients' product development, commercialization and manufacturing requirements, and invest to continually improve our production facilities' manufacturing and quality systems, we can restore customer confidence and restore previously experienced revenue levels.


      We have been actively marketing to our customer base and expect revenues from manufacturing and development revenues to be restored to levels experienced by the business assets acquired by Inyx Pharma prior to the Administration period. Excluding the CFC-metered dose inhaler (MDI) manufacturing line, which is being phased out due to environmental requirements, our manufacturing operations were operating at an average 27% of available capacity. Revenues and, therefore capacity utilization, are expected to increase as new customer contracts and purchase orders are obtained. Additionally, we expect to be able to increase our manufacturing activities as customers' raw material and component inventory requirements are restored to normal business operational levels.

      Also, we believe our expertise in converting from CFC to CFC-free aerosol pharmaceuticals, particularly the production of hydrolfuoroalkane ("HFA") non-ozone-depleting aerosol pharmaceutical products, should generate increasing business as the Montreal Protocol continues to be implemented around the world.


COST OF GOODS SOLD


      Cost of goods sold is associated with manufacturing and development revenues and includes materials, labor, factory overheads and technical affairs, which include quality control and quality assurance regulatory support.

      For the period from March 7, 2003 through December 31, 2003, cost of goods sold amounted to approximately $10.6 million or approximately 81% of net revenues. In comparison, the cost of goods sold for the year ended December 31, 2002, amounting to twelve months of operations as Miza UK,totaled approximately $17.3 million or approximately 81% of net revenues.

      Combined cost of goods sold for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through December 31, 2003, amounted to approximately $12.5 million, or approximately 81% of combined net revenues of $15.5 million.

      The cost of goods sold as a percentage of revenues is consistently high in the comparative periods due to the following factors:

      (1) On September 3, 2002, our predecessor company, Miza UK, entered the Administration period, which adversely affected the overall sales levels and reduced operations from an average of 50% to an average range of 25% - 30% of total manufacturing capacity; thereby reducing fixed overhead cost absorption and concomitantly increasing the cost of goods sold. Since our acquisition of Inyx Pharma, we have enhanced our business development and marketing activities in order to restore customer confidence that was adversely affected as a result of the Administration period which created shipping delays to our customers due to the lack of components and supplies. We expect our cost of goods sold to be reduced as more overhead costs are absorbed with increased manufacturing capacity utilization, as more customer contracts and purchase orders are obtained.

      (2) This reduced manufacturing capacity utilization has continued into 2003 as it has taken us time during 2003 to start-up a number of client projects due to the required regulatory approvals, and the production commissioning and validation processes involved in the pharmaceutical manufacturing industry. We expect our cost of goods sold to be reduced as more of these projects are ramped up to full production. With more volume throughput at our manufacturing facility, we can absorb more overhead costs and therefore reduce our manufacturing costs.

      (3) In addition, due to the previously noted Montreal Protocol Treaty, during 2002 and 2003, we have been phasing out the CFC-based MDI respiratory product line, which has gradually reduced our total manufacturing capacity utilization, and therefore reduced overhead absorption rates and increased our cost of goods sold. As a result of the CFC phase-out, the MDI line, which accounted for approximately 20% of overall production in 2002, accounted for approximately only 2% of overall production in 2003. Additionally, CFC respiratory inhaler products are approximately 20% lower in material costs than their non-CFC equivalents. As we are now focused on phasing in the non-CFC version of these products, primarily HFA-based respiratory MDIs, our cost of goods sold have marginally increased as a result of the increased production of such inhalers for our customers.


      Even though we have experienced moderate raw material and labor price increases since our reverse acquisition of Inyx Pharma, due to inflation and new vendor relationships, we expect the cost of goods sold percentage to be maintained or reduced as more customer contracts are initiated or renewed, and our capacity utilization is enhanced. With improved fixed overhead cost absorption, we expect to improve our profit margins.


      However, in 2004, we also expect to commence incurring research and development costs as part of our cost of goods sold once we pursue the development of our own proprietary pharmaceutical products. Such costs would include intellectual property development costs and salaries for the required additional technical staff. We expect that such research and development costs would increase costs in the short term, but would be offset by the higher profit margins long term for our own products as compared to the margins for our contract manufacturing services.

GROSS PROFIT


      Gross profit amounted to approximately $2.5 million on net revenues of approximately $13.1 million or approximately 19% of net revenues for the period from March 7, 2003 through December 31, 2003, as compared to a gross profit of approximately $3.9 million on net revenues of $21.2 million or approximately 18% of net revenues for the year ended December 31, 2002.

      Combined gross profit for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through December 31, 2003, amounted to approximately $3.0 million on combined net revenues of approximately $15.5 million or approximately 19% of net revenues for the combined two periods.


      By the time that Miza UK was acquired by Inyx Pharma on March 7, 2003, the Miza UK business had been in Administration for a period of seven months commencing on September 3, 2002. As a result of the administration process, our predecessor company experienced a significant decline in profitability due to periods of business interruption caused by the lack of materials, components and supplies to manufacture finished goods for customers, as well as a lack of customer marketing and sales efforts.

      Additionally, research and development contract customers were unwilling to continue development projects during the Administration period. Customer product development projects are usually initiated to provide product manufacturing and regulatory support. This type of service usually spans over a period of six months to two years, but due to the uncertainty during the administration period, most clients in the latter part of 2002 and into the first quarter of 2003 either stopped the progress of on-going projects or did not initiate new product development projects. We have already restarted a number of such development projects, and we expect that as we continue to meet our clients' product development, commercialization and manufacturing requirements we can continue to build customer confidence in order to improve our profitability in this area.

      Our research and development contract services have higher gross margins than our contract manufacturing services because we only have to account for our own labor support costs while charging out such professional services we provide to our customers at agreed higher rates. We therefore expect gross profitability levels to increase as more customer contracts are initiated or renewed for our contract development services, particularly for those development products which allow us to increase the utilization of our production capacity by commercializing such products.

      We believe that we can also improve our gross profit margins through the addition of our own pharmaceutical product lines, which offer greater profit margins than those provided by contract manufacturing services. Although we do not currently derive any revenues from the sale of our own products, we believe that our first proprietary product may be ready for commercial marketing by 2005.


OPERATING EXPENSES

      Our operating expenses consist of product research and development costs, and general and administrative, selling, depreciation and amortization, and amortization of intangible assets expenses.

      For the period from March 7, 2003 through December 31, 2003, our operating expenses amounted to approximately $12.8 million or approximately 98% of net revenues of $13.1 million as compared to operating expenses of approximately $7.8 million or approximately 37% of net revenues of approximately $21.2 million for the year ended December 31, 2002, an increase in operating expenses of approximately $5.1 million or approximately 66% between the comparative reporting periods.

      Combined operating expenses for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through December 31, 2003, amounted to approximately $13.5 million or approximately 87% of combined net revenues of $15.5 million as compared to operating expenses of approximately $7.5 million or approximately 35% of net revenues of approximately $21.2 million for the year ended December 31, 2002, an increase of approximately $6.0 million or approximately 80% between the comparative twelve-month periods.

      The largest contributor to the increase in our operating expenses between the comparative periods is an increase of our general and administrative expenses due to our reverse acquisition of Inyx Pharma on April 28, 2003. For the period ended December 31, 2003, general and administrative expenses were approximately 94% of our overall operating expenses (see "General and Administrative Expenses" below).

      As a consequence, as our general and administrative expenses increased between the comparative periods, our operating expenses also increased.

      For the period ended December 31, 2003, we did not incur any research and development costs. Inyx Pharma's predecessor business, Miza UK, did not have any research and development costs and did not incur any amortization of intangible assets expenses for the year ended December 31, 2002.

General and Administrative Expenses


      Our General and Administrative expenses include corporate overhead costs, administrative support, and business and corporate development and support costs incurred by our wholly owned subsidiaries.


      General and administrative expenses amounted to approximately $12.1 million or approximately 92% of net revenues of $13.1 million for the period from March 7, 2003 through December 31, 2003 as compared to approximately $6.5 million in general and administrative expenses or 30% of net revenues of approximately $21.2 million for the year ended December 31, 2002, an increase of approximately $5.6 million or approximately 86% between the comparative reporting periods.

      Combined general and administrative expenses for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through December 31, 2003, amounted to approximately $12.7 million or approximately 82% of combined net revenues of $15.5 million, as compared to general and administrative expenses of approximately $6.5 million or approximately 30% of net revenues of approximately $21.2 million for the year ended December 31, 2002, an increase of approximately $6.2 million or approximately 95% between the comparative twelve-month periods.

      The significant increases in the general and administrative expenses between the respective comparative periods are largely attributable to a number of business ramp-up and corporate overhead costs that we had to incur as a result of our reverse acquisition of Inyx Pharma on April 28, 2003.

      These included the costs associated with the hiring of a number of key personnel, consulting, legal and accounting fees, higher insurance costs, and increased business and corporate development activities, including travel and communication expenses.

      Of the total amount of $12.1 million we spent on general and administrative expenses from March 7, 2003 through December 31, 2003, approximately $1.3 million of such expenses was related to warrants issued in conjunction with the services provided by consultants and investment bankers; approximately $2.0 million of expenses related to reorganization and acquisition costs; approximately $1.7 million of these expenditures were related to salaries and benefits; approximately $1.6 million in expenses for legal, accounting and consulting fees; approximately $910,000 in travel, communication and corporate development costs, including rent paid; approximately $1.1 million in expenses for investor relation activities; approximately $753,000 relating to a consulting services provided by an affiliated Partnership controlled by the Chairman and his immediate family and approximately $600,000 in insurance costs, due to a general increase in insurance premiums within the insurance industry. Our Inyx Pharma subsidiary also had an allowance for bad debt totaling approximately $190,000. For the period from March 7, 2003 through December 31, 2003, we also expensed approximately $1.5 million for vested options granted to employees, officers, directors, and other persons which made valuable contributions to our Company as per the Company's 2003 Stock Option Plan. We expect to be issuing stock options to such persons on a recurring basis.

      In comparison, for the year ended December 31, 2002, Inyx Pharma's predecessor business, Miza UK, did not have significant legal, accounting, and consulting fees, or corporate development and public company costs, and therefore, had lower general and administrative expenses. The Administrator's fees for 2002 were expensed.


      As we continue to implement our corporate development and growth strategy, we expect to incur additional administrative costs due to the addition of senior business and financial executives to our management team. We believe that as we grow our business and begin to introduce our own proprietary products, which we believe will have better margins than the contract development and manufacturing fees that we presently receive from our customers, we can offset these administrative incremental costs on a long-term basis.


Selling Expenses


      Selling expenses consists primarily of salaries, commissions and marketing costs associated with the commercial, and sales and marketing arm of our business. Although we perform some sales and marketing functions, presently such activities are primarily focused on expanding our pharmaceutical aerosol manufacturing business with existing or potential clients.


      Selling expenses were approximately $260,000 or approximately 2% of net revenues of approximately $13.1 million for the period from March 7, 2003 through December 31, 2003 as compared to approximately $363,000 or approximately 2% of net revenues of approximately $21.2 million, for the year ended December 31, 2002.

      Combined selling expenses for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through December 31, 2003, amounted to approximately $311,000 or 2% of combined net revenues of approximately $15.5 million.

      Although we continue to expand our own proprietary product development programs, we have not yet commercialized or marketed our own products or drug delivery applications. Therefore, our selling expenses have remained consistent over the comparative periods. Since our reverse acquisition of Inyx Pharma, our sales and marketing functions have been primarily focused on expanding our pharmaceutical aerosol manufacturing business with existing or potential clients. As we continue to ramp-up our business development and commercial activities, we expect our selling expenses to increase concomitantly with expected revenue expansion.


      Our selling expenses as a percentage of our revenues will also increase as we are planning to add senior sales and marketing executives to assist in our business expansion, including intensifying our marketing activities to existing or potential customers.


      We believe that once we commence marketing our own proprietary products, we may also need to build or contract our own sales force. We expect to incur substantial additional selling expenses once we undertake these types of commercial activities. Initially though, until we can adequately afford the cost of building or contracting our own sales force, we will depend on our customers' distribution channels or strategic partners to market and sell the pharmaceutical products that we are presently developing or planning to develop.

Depreciation and Amortization


      The value of our property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, which range from 25 years for buildings and 3-10 years for equipment.


      Depreciation and amortization expenses were approximately $347,000 or 3% of net revenues of approximately $13.1 million for the period from March 7, 2003 through December 31, 2003 as compared to depreciation and amortization expenses of approximately $936,000 or approximately 4% of net revenues of approximately $21.2 million for the year ended December 31, 2002, a decrease of approximately $589,000 or 63% between the comparative periods.

      Combined depreciation and amortization expenses for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through December 31, 2003, amounted to approximately $415,000 or approximately 3% of combined net revenues of $15.5 million.

      Since our reverse acquisition of Inyx Pharma, there were no significant additions to fixed assets during the period from March 7, 2003 through December 31, 2003. Our depreciation and amortization costs for the year were $347,000 comprised of $340,000, for the depreciation of property, plant and equipment and $7,000 for the amortization of equipment under capital leases.


      In comparison, for the year ended December 31, 2002, depreciation and amortization costs were mainly attributable to the depreciation of property, plant and equipment acquired during 2001 and 2002 by Miza UK.


      Additionally, for the comparative twelve-month periods ended December 31, 2003 and 2002 respectively, depreciation and amortization expenses were significantly reduced, as our subsidiary, Inyx Pharma, which had purchased the business assets of Miza UK out of Administration, paid significantly less than the book value of Miza UK's assets. Inyx Pharma paid approximately $5.1 million for the purchase of the Miza UK business assets. In comparison, prior to Administration, Miza UK had recorded the value of its property, plant and equipment at approximately $9.5 million.

Amortization of Intangible Assets

      The fair values assigned to the intangible assets acquired are based on estimates and assumptions provided and other information compiled by management, including independent valuations, that utilize established valuation techniques appropriate for the industry the Company operates in.

      The amortization expenses for intangible assets for the period from March 7, 2003 through December 31, 2003 were approximately $139,000 or approximately 1% of net revenues of approximately $13.1 million and there were no similar charges in the year ended December 31, 2002.

      Our amortization expenses for intangible assets relate to the Company's purchased intangible assets related to the Inyx Pharma acquisition of Miza UK's assets; the intangible assets include Miza UK's customer list and know-how. The customer list is amortized over a period of 12 years and know-how is amortized over 10 years.

      These intangible assets are amortized on a straight line method basis over their estimated remaining useful lives in proportion to the underlying cash flows that were used in determining the acquired value.

OPERATING LOSS BEFORE INTEREST AND FINANCING COSTS, REORGANIZATION ITEMS, INCOME TAX BENEFIT AND DISCONTINUED OPERATIONS

      Loss from operations before interest and financing costs, reorganization items, income tax benefit and discontinued operations amounted to approximately $10.4 million for the period from March 7, 2003 through December 31, 2003 compared to a loss from operations before other such expenses of approximately $3.9 million for the year ended December 31, 2002, an increased loss from operations of approximately 6.5 million or 167%.

      The combined loss from operations before other expenses for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through December 31, 2003, amounted to approximately $10.5 million.

      For the comparative periods, the loss from operations before other expenses, for the period ended December 31, 2003 and the combined periods of 2003, primarily resulted from reduced revenues due to the phasing out of our CFC production for the European and Canadian markets, which negatively impacted unabsorbed fixed costs associated with low manufacturing capacity utilization. The increased loss from operations before other expenses between the comparative periods is also due to increased general and administrative costs, and start-up and business integration, marketing and corporate development costs as a result of our acquisition of Inyx Pharma on April 28, 2003.

INTEREST AND FINANCING COSTS

      Interest and financing costs consist of interest expense related to the long term debt as well as the amortization of the financing charges and the amortization of the debt discount associated with the fair value of the warrants issued and the beneficial conversion feature related to the financings with Laurus Master Fund, Ltd. ("Laurus Funds").

      For the period from March 7, 2003 through December 31, 2003, interest and financing costs were approximately $4.3 million or approximately 33% of net revenues of approximately $13.1 million, compared to interest and financing costs of approximately $1.7 million or approximately 8% of net revenues of approximately $21.2 million, for the year ended December 31, 2002.

      On a combined basis, interest and financing costs for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through December 31, 2003, amounted to approximately $4.4 million or approximately 28% of net revenues of $15.5 million for pro forma year ended December 31, 2003 as compared to approximately $1.7 million or approximately 8% of net revenues of approximately $21.2 million, for the year ended December 31, 2002.

      The 2003 interest expense includes interest paid to our original lender, Venture Finance PLC, which we subsequently repaid from proceeds provided by our current lender, Laurus Funds. The 2003 interest expense also includes accrued interest to our convertible note holder, Stiefel Laboratories, Inc. ("Stiefel") and the amortization of debt discount of approximately $48,000 related to the fair value of the warrants issued to Laurus Funds in relation to their 7% convertible note and the advnances under the revolving line of credit.

      In addition, since this debt is convertible into equity at the option of the note holder at the date of issuance, at beneficial conversion rates, an embedded beneficial conversation feature amounting to approximately $3.7 million was recorded as a charge to interst expense during th eperiod fromn March 7, 2003 through December 31, 2003.

      The 2002 interest expenses, amounting to approximately $1.7 million, all relate to the outstanding indebtedness of Miza UK at the time and such expenses are not indicative of the interest that we expect that we will incur going forward as a result of our new financing arrangements with Laurus Funds.

REORGANIZATION ITEMS

      Inyx did not incur any reorganization costs in 2003 however, our predecessor company, Miza UK during the year ended December 31, 2002, incurred reorganization and transaction charges of approximately $25.1 million. Such charges related to the Administration process that Miza UK underwent.

      These reorganization items were comprised of items of income, expense and loss that were realized or incurred by Miza UK as a result of our predecessor operation being placed under the supervision of an administrator in accordance with the United Kingdom Insolvency Act 1986.

      The following summarizes the reorganization charges recorded for the year ended December 31, 2002, as a result of the administration process that Miza UK underwent:


Administrator and related fees                                           $   452
Impairment of property, plant and equipment                                9,505
Impairment of intangible assets                                            7,031
Advances to affiliated entities                                            8,061
                                                                         -------
                                                                         $25,049
                                                                         =======


      The Administrator and related fees of approximately $450,000 were one-time costs and fees incurred during the Administration process. Such costs and fees were incurred by Begbies Traynor, the court-appointed administrator. Miza UK was operated and controlled by its Administrator from September 3, 2002, the date it went into Administration, until March 7, 2003, the date the Administrator sold the majority of its assets to Inyx Pharma. Under U.K. law, the Administrator operates and controls a business that has gone into Administration on behalf of a court until that business is sold as a going concern, or its assets sold or liquidated for the benefit of creditors.

      The impairment to the property, plant and equipment assets of approximately $9.5 million relates to the write-down of the book value of such assets when Inyx Pharma purchased the business assets of Miza UK. The impairment amount includes property, plant and equipment assets relating to the Biopharma division which was historically a division of Miza UK however was not acquired by Inyx Pharma and is accounted for as a discontinued operation in the Company's consolidated financial statements for all periods presented.

      The impairment of intangible assets of approximately $7.0 million relates to the write-down of the book value of the goodwill and other intangible assets of Miza UK, which, once that operation went into Administration, were not sufficient to recover such carrying amounts. This impairment amount includes assets and liabilities relating to the Biopharma division of Miza UK.


      Impairment of advances to affiliated entities relates to approximately $8.1 million of an unrecoverable advance to a Miza UK affiliated company, prior to its acquisition by Inyx Pharma.


INCOME TAX BENEFIT


      For the period from March 7, 2003 through December 31, 2003, the tax benefit net of valuation allowance is approximately $1.3 million as compared to a tax benefit net of valuation allowance of approximately $352,000 for the year ended December 31, 2002.

      The Company is currently reviewing the status and ultimate amounts of its operating loss carry-forwards.


      We have not made any provisions for United States federal or foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries, because it is expected that such earnings will be permanently reinvested in our foreign operations.


DISCONTINUED OPERATIONS


      The Biopharma Division was historically part the Miza UK business but was an operation not acquired by Inyx Pharma on March 7, 2003. Therefore, its results of operations are presented as discontinued operations in the Company's financial statements.

      The Biopharma Division had net revenues of approximately $334,000 and costs of revenue of approximately $393,000, resulting in a gross loss of approximately $558,000 for the period January 1, 2003 through March 6, 2003.

      For the year ended December 31, 2002, Miza UK's Biopharma Division had net revenues of approximately $3.5 million, with costs of sales of approximately $3.9 million, general and administrative expenses of approximately $395,000, sales expenses of approximately $13,000, and depreciation and amortization expenses of approximately $1.1 million, resulting in a net loss of approximately $718,000.

NET LOSS

      The net loss for the period from March 7, 2003 through December 31, 2003 was approximately $13.4 million as compared with a net loss of approximately $31.0 million for the year ended December 31, 2002.

      The combined net loss for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through December 31, 2003, amounted to approximately $14.3 million.

      The major reason for the decrease in the net loss between the actual and combined comparative periods in 2003 and for the year ended December 31, 2002 was the administration and reorganization costs that Miza UK incurred during 2002 as a result of the Administration process. These costs amounted to approximately $25.0 million.

      For the period from March 7, 2003 through December 31, 2003, our net losses resulted primarily from reduced contract development and manufacturing revenues and a number of one-time costs that we incurred in our reverse acquisition of Inyx Pharma, including the start up and integration costs of the combined companies. In comparison, for the year ended December 31, 2002, the primary reason that our predecessor company incurred a significant net loss was attributable to the administration process and related reorganization costs.


      As we continue to ramp-up our business and obtain new contracts and purchase orders from existing and new customers, we believe that we can achieve profitability and have positive cash flows from the operations we acquired, once we fully integrate and develop the Inyx Pharma business and establish ourselves as a specialty pharmaceutical company.


      We also expect profitability to be restored to levels experienced by the business assets acquired by Inyx Pharma prior to the Administration period as more customer contracts and purchase orders are initiated or renewed, through the increase of our manufacturing capacity utilization, increased business derived from our expertise in non-CFC aerosol pharmaceuticals, and the marketing of our proprietary pharmaceutical products, therefore improving gross margins.

INYX RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND THE PERIOD FROM MARCH 7, 2003 THROUGH SEPTEMBER 30, 2003

      The financial information set forth in the following discussion should be read in conjunction with and qualified in its entirety by the financial statements of our Company presented elsewhere herein.


      Inyx Pharma had acquired the majority of the business assets of Miza UK on March 7, 2003. Prior to its acquisition of the majority of Miza UK's business assets, Inyx Pharma was a non-operating private corporation with nominal net assets. As the historical financial statements of Inyx Pharma are presented herein as our own historical financial statements, and because as of March 7, 2003 Inyx Pharma's sole operation was essentially the continuation of the Miza UK business, the Company's historical financial statements for the period from January 1, 2003 through March 6, 2003 and prior are those of Miza UK, and are therefore presented as "Predecessor" financial statements. The Company's financial statements for the periods commencing March 7, 2003 are referred to as "Successor" financial statements. The financial statements for all periods are collectively referred to as "Inyx" or the "Company".


      Additionally, as the Biopharma Division was historically part the Miza UK business but was an operation not acquired by Inyx Pharma, its results of operations are presented as discontinued operations in the Company's financial statements.

      Prior to our reverse acquisition of Inyx Pharma, we had divested all prior operations of our thoroughbred horse business and since then all of our revenues have been generated by Inyx Pharma. As a result, the following discussion of our results of operations for the period from March 7, 2003 through September 30, 2003 focuses on approximately seven months of operations of our wholly owned subsidiary, Inyx Pharma, a pharmaceutical manufacturing operation we acquired through a reverse acquisition on April 28, 2003. Subsequently, our results of operations for the nine months ended September 30, 2004 are compared to the period commencing on March 7, 2003, the date of the acquisition of Miza UK's assets by Inyx Pharma, and ending on September 30, 2003.

      For comparative purposes and in order to present a full nine months of results for the nine months ended September 30, 2003, managements' discussion and analysis of results of operation will also focus on "combined" results. Such combined results of operations include the results of the Company (the "Successor Company") for the period from March 7, 2003 through to September 30, 2003 combined with the results of operations of Miza UK (the "Predecessor Company") for the period from January 1, 2003 through March 6, 2003.



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Nine months ended September 30, 2004 and the Periods Ended September 30, 2003


NET REVENUES


      Total net revenues for the nine months ended September 30, 2004 were approximately $11.5 million as compared to approximately $8.1 million in total net revenues for the period from March 7, 2003 through September 30, 2003, and approximately $10.5 million in combined net revenues for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through September 30, 2003.

      Net revenues increased between the comparative nine-month periods, primarily due to an increase in the sale and delivery of customers' products and the initiation of the product commercialization phase of two major client contracts. These include the manufacture and sale of nasal pump sprays for the Merck Generics group of companies ("Merck Generics"), the commercialization of an HFA MDI for AstraZeneca AB ("AstraZeneca") and a dermatological product for Stiefel Laboratories, Inc. ("Stiefel'), with the AstraZeneca and Stiefel products planned for commercial launch in 2005 and 2007, respectively.

      The increase in total net revenues between the comparative nine-month periods would have been greater had it not been for a number of delays beyond our control, including customer required regulatory and/or business approvals, in the commencement of several multi-year contract development and manufacturing contracts.

      Manufacturing revenues were also delayed because vendor production lead times and quality issues caused delays in the receipt of critical product components (including specific types of cans, valves and actuators) that were required for nasal pump and nitrogen-propelled aerosol products planned for production and delivery during the period. We are working with our vendors and expect to resolve these issues during the fourth quarter of 2004 so that we may begin the manufacturing and delivery of delayed purchase orders.

      We also continue to experience a delay in the commencement of a major commercial manufacturing contract with one of our major clients. Due to the client's own product formulation and processing timelines and further required clinical studies, whereby this client has not yet received the necessary regulatory approvals for commercial marketing of the product, and hence allow us to commence commercial manufacturing on this contract. At this time, the client believes that it can secure the required regulatory approvals in the coming months to enable us to proceed with the contract in 2005.

      For the nine months ended September 30, 2004, our top three customers accounted for approximately $5.4 million in net revenues or approximately 47% of total net revenues of approximately $11.5 million. During the nine months ended September 30, 2004, our top three customers were Merck Generics, accounting for approximately $2.7 million in net revenues or approximately 23% of total net revenues for the period; SSL International Plc ("SSL"), accounting for approximately $1.4 million in net revenues or approximately 12% of total net revenues; and Genpharm Inc. ("Genpharm"), accounting for approximately $1.3 million in net revenues or approximately 11% of total net revenues.

      In comparison, for the period from March 7, 2003 through September 30, 2003, our top three customers accounted for approximately $3.4 million or approximately 42% of our total net revenues of approximately $8.1 million. These customers were Merck Generics, accounting for approximately $1.7 million in net revenues or approximately 21% of total net revenues for the reporting period; Genpharm, accounting for approximately $1.1 million in net revenues or approximately 14% of total net revenues; and SSL, accounting for approximately $617,000 in net revenues or approximately 8% of total net revenues.

      The loss of any one of our top three customers would have a material adverse affect on our Company's revenues and profitability opportunities in the near term. However, we have recently received major multi-year contracts from new clients, including from AstraZeneca and Stiefel, that we expect to provide revenue growth opportunities and we are continuing to cultivate new business from other new clients that we expect to consummate in the coming months, which would both increase our revenue base and broaden our customer base, thereby reducing our dependence on any one client. In addition, we also believe that by developing our own proprietary products, we can further increase our revenue base on a higher profit margin basis, and by utilizing our existing or potential customers' distribution channels to distribute our own proprietary products, we can broaden and strengthen our relationship with such clients.


      Our revenues are now derived from pharmaceutical manufacturing and associated product formulation and development outsourcing services, including product stability, commercial scale-up, and validation and regulatory support for our clients' products. These contract revenues are dependant upon our clients' maintaining or obtaining the necessary regulatory approvals and product specifications for the commercialization of their products in designated markets, and our vendors/suppliers being able to provide us with required raw materials and components to manufacture our clients' products on a timely basis and in line with our customers' requirements and demands.


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


      Our contract manufacturing revenues and, therefore, our manufacturing capacity utilization must continue to increase in order for us to become profitable, especially as we have not yet commercialized our own proprietary pharmaceutical products, which we believe will significantly add to our revenue base and profitability opportunities in the future.


      With this in view, we expect that our significant proven expertise in converting from CFC to CFC-free aerosol pharmaceuticals, particularly the production of HFA non-ozone-depleting aerosol pharmaceutical products such as respiratory metered dose inhalers (MDIs), should generate increasing business as the Montreal Protocol banning ozone-depleting CFC pharmaceuticals continues to be implemented by countries around the world. We are currently assisting a number of our clients with the transition to non-CFC based respiratory inhalers and, as noted earlier, have commenced developing and manufacturing such inhalers at our Inyx Pharma production facility. Despite the delays we have experienced as a result of our customers' obtaining the required regulatory or business approvals to commence such HFA projects with us, we expect revenue levels to increase in this area as more and more pharmaceutical companies are required to convert their respiratory MDIs to CFC-free products.

      Additionally, we believe that based on our proprietary expertise in the development and manufacturing of hydrocarbon aerosol pharmaceutical products for dermatological and topical applications, we will see significant revenue growth in this sector as the use of non-CFC foam based products continues to grow. This is being driven by the trend to convert conventional cream or lotion treatments into aerosol foam or mousse formulations, which better penetrate the skin and, in turn, provide faster medication as well as do not leave any greasy residue on skin or clothing as compared to traditional ointments.

      As we continue to evolve into a fully integrated specialty pharmaceutical company, we believe that our revenues can grow not only from our contract manufacturing and development services, but also from the sale of our own proprietary pharmaceutical products, which may also potentially provide royalty and licensing fees from potential product distributors or licensees. We expect that our first proprietary product will be ready for commercial marketing by the first half of 2005.

COST OF SALES


      Total cost of sales for the nine months ended September 30, 2004 were approximately $10.4 million or approximately 90% as a percentage of total net revenues, as compared to cost of sales of approximately $6.5 million or approximately 81% as a percentage of total net revenues for the period from March 7, 2003 through September 30, 2003, and combined cost of sales of approximately $8.4 million or approximately 80% as a percentage of combined net revenues for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through September 30, 2003.

      The increase of the cost of sales for the nine months ended September 30, 2004, as a percentage of revenues, is primarily a result of the noted delay in the commencement or completion of a number of manufacturing contracts and purchase orders during the second quarter of 2004. These delays resulted in a significant decrease in manufacturing capacity utilization during the period, thereby reducing fixed overhead cost absorption (such as labor and plant maintenance, operating and quality support costs) at our Inyx Pharma manufacturing and development facilities and therefore, concomitantly increasing our overall production costs as a percentage of revenues for the nine months ended September 30, 2004.


      Our costs of sales are associated with manufacturing and development revenues, and include materials, labor, factory overheads and other internal costs including purchasing and customer service costs, and quality control and quality assurance regulatory support.


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


      We expect our cost of sales as a percentage of revenues to be reduced from present levels as more manufacturing contracts and purchase orders are initiated, especially in the HFA and hydrocarbon manufacturing areas where we have signed and now commenced a number of new customer contracts, thereby increasing the utilization of our manufacturing capacity from present levels. We are currently operating our manufacturing facilities at an average utilization rate of 20-25% but have targeted at least a 40-45% utilization rate in 2005. We are also working with a multinational pharmaceutical company to establish a purchasing consortium and leverage their purchasing power in order to improve vendor pricing and lead times.

GROSS PROFIT

      Total gross profit for the nine months ended September 30, 2004 was approximately $1.2 million or approximately 10% as a percentage of total revenues for the period, as compared to a total gross profit of approximately $1.6 million or approximately 20% as a percentage of total revenues for the period from March 7, 2003 through September 30, 2003, and a combined gross profit of approximately $2.1 million or approximately 20% of combined net revenues for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through September 30, 2003.

      The reduction in gross profit between the comparative year-to-date periods, in both the amount of the gross profit and as a percentage of revenues, is a result of the noted delays in the commencement or completion of a number of manufacturing contracts and purchase orders during the second quarter of 2004. These delays resulted in a significant decrease in manufacturing capacity utilization during the period, thereby reducing fixed overhead cost absorption (such as labor and plant maintenance, operating and quality support costs) at our manufacturing and development facilities and, therefore, reducing our gross profit on a year-to-date basis.

      We are anticipating improved gross profits as we continue to work to increase the utilization of our manufacturing capacity through additional product production contracts and purchase orders. As a result of lower factory overhead absorption, the gross profit related to our contract manufacturing services has been less than what would be expected if we were running our manufacturing facilities at higher operating levels. We expect the gross profit to significantly improve as we continue to commence a number of new multi-year manufacturing contracts during the next twelve months.

      We also believe that our gross profits will be improved as more development support service contracts, associated with these manufacturing projects, are initiated. Our product research and development contract services, historically, have had higher gross margins than our contract manufacturing services because we only have to account for our own labor support costs while charging out such professional services we provide to our customers at agreed higher rates.

      We expect that our manufacturing consulting services, planned to commence in 2005, should also offer greater profit margins than those provided by contract manufacturing services. We also expect that our gross profit margins and our gross profit as a percentage of our revenues will improve once we have commercialized our Company's planned proprietary products such as topical, oral, nasal and pulmonary pharmaceuticals, which traditionally provide greater profit margins at the distribution level than that of manufacturing services.

OPERATING EXPENSES

      For the nine months ended September 30, 2004, operating expenses, consisting of product research and development, general and administrative, selling, and depreciation and amortization expenses amounted to approximately $9.0 million or approximately 78% as a percentage of net revenues. In comparison, operating expenses for the period from March 7, 2003 through September 30, 2003 amounted to approximately $8.9 million or approximately 110% as a percentage of net revenues, and combined operating expenses of approximately $9.6 million or approximately 91% as a percentage of combined net revenues for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through September 30, 2003.

      Although our operating expenses decreased between the comparative nine month periods as a result of not having similar reorganization transaction costs in 2004, we have already incurred approximately $1.3 million in research and development costs in the nine month period ended September 30, 2004. We did not incur such research and development costs during the comparative periods in 2003.



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



Research and Development Costs

      Total research and development costs for the nine months ended September 30, 2004 were approximately $1.3 million or approximately 15% of our operating expenses and 11% as a percentage of our net revenues. In comparison, we did not incur such research and development costs for the nine-month combined periods in 2003.

      As part of our strategy to evolve into a specialty pharmaceutical company with its own proprietary products, we have started to incur research and development costs as part of our operating expenses. These costs include intellectual property development costs, salaries for required technical staff, fees to consultants and costs associated with the use of external laboratory facilities as may be required. We believe that even though research and development costs may increase our operating expenses in the short term; in the long term, these costs should be offset by the higher profit margins derived from the manufacturing and sale of our own proprietary products as compared to the operating margins of our contract manufacturing services. We plan to distribute our proprietary products through our own customers' distribution channels or in collaboration with other strategic marketing partners.

      We are focusing our research and development efforts on inhalation-therapy drug delivery devices and methods, and generic prescription and over-the-counter aerosol pharmaceutical products for respiratory, dermatological and topical, and cardiovascular applications. We also believe that we can enhance our competitive position through the acquisition of regulatory-approved pharmaceutical products and drug delivery devices for respiratory, dermatological, topical and cardiovascular medication applications or such products in development, including those through the acquisition of other pharmaceutical companies. As noted above, one such example is our recent acquisition of a lipid-binding matrix for delivering incompatible or unstable drug substances. We plan to use this technology to develop our own proprietary metered dose inhalers ("MDIs") for the treatment of asthma and other respiratory diseases, as well as across a broad-spectrum of other inhalation-therapy treatments including acute and chronic pain management.

      At this time, we have not commercialized any of our own proprietary products although we do have a number of aerosol pharmaceutical products already under development or in late planning stages. These consist of single molecule and combination HFA respiratory inhalants, non-CFC propelled oral sprays for cardiovascular ailments, wound irrigation and cleansing sprays utilizing novel barrier technologies, and anti-inflammatory nasal pumps. Our initial two proprietary products, a wound-care spray and an oral inhalation product, are expected to be ready for commercial marketing in 2005, at which time they should start to materially contribute to our revenues and earnings.

General and Administrative Expenses

      Total general and administrative expenses for the nine months ended September 30, 2004 were approximately $6.8 million or approximately 76% of our operating expenses and 59% as a percentage of net revenues, as compared to general and administrative expenses of approximately $8.5 million or approximately 96% of our operating expenses and 105% as a percentage of net revenues for the period March 7, 2003 through September 30, 2003. Combined general and administrative expenses for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through September 30, 2003, were approximately $9.0 million or approximately 93% of combined operating expenses and approximately 86% as a percentage of combined net revenues.

      Our general and administrative expenses include salaries at the corporate and subsidiary levels, consulting fees including legal and accounting costs, insurance, business and corporate development costs including directors' fees, investor relations, travel and communication expenses, and other business costs such as rent and maintenance.

      For the nine months ended September 30, 2004, salaries and associated benefit costs, including stock option expenses of approximately $225,000, amounted to approximately $2.6 million or approximately 38% of our general administrative expenses, and 29% of our total operating expenses for the respective nine month period. In comparison, for the period March 7, 2003 through September 30, 2003, salaries and associated benefit costs, including stock option expenses of approximately $750,000, amounted to approximately $2.1 million or approximately 25% of our general and administrative expenses, and approximately 24% of our total operating expenses for the period March 7, 2003 through September 30, 2003. As noted above, as we continue to grow and expand our business, we are expanding our management team including our business development staff and are therefore incurring higher salaries and benefits costs, including the expensing of related stock options to such employees.



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      For the nine months ended September 30, 2004, consulting fees including legal, accounting and audit fees amounted to approximately $1.0 million or approximately 15% of our general and administrative expenses, and approximately 11% of our total operating expenses for the respective nine month period. In comparison, for the period March 7, 2003 through September 30, 2003 such consulting fees amounted to approximately $2.7 million or approximately 31% of our general and administrative expenses, and approximately 30% of our total operating expenses for the period March 7, 2003 through September 30, 2003.. As noted above, as a result of increasing business and corporate development activities, we have incurred higher consulting costs between the comparative periods.

      For the nine months ended September 30, 2004, insurance costs including property, product liability and directors' and officers' insurance amounted to approximately $590,000 or approximately 9% of our general and administrative expenses, and approximately 7% of our total operating expenses for the respective nine month period. In comparison, for the period March 7, 2003 through September 30, 2003, insurance costs amounted to approximately $480,000 or approximately 6% of our general and administrative expenses, and approximately 5% of our total operating expenses for the period March 7, 2003 through September 30, 2003. As a result of our increased business activities and general market conditions, our insurance costs have increased between the comparative periods

      For the nine months ended September 30, 2004, other general and administrative costs including corporate development and investor relations costs, directors fees, filing, maintenance and financing costs, travel and communications expenses, and other business overhead costs including rent, currency exchange losses, and bad debt amounted to approximately $2.6 million or approximately 38% of our general and administrative expenses, and approximately 29% of our total operating expenses for the respective nine month period. In comparison, for the period March 7, 2003 through September 30, 2003, such other general and administrative costs amounted to approximately $3.8 million or approximately 45% of our general and administrative expenses, and approximately 43% of our total operating expenses for the period March 7, 2003 through September 30, 2003. The primary result of the decrease in such general and administrative expenses between the comparative periods is a result of the noted elimination of corporate and investor relations expenses and a decrease in the amount of warrants we issued during the period ended September 30, 2004.

      Although our general and administrative expenses as a percentage of our revenues have decreased between the comparative periods, we continue to sustain high general and administrative costs as we continue to implement our corporate development and growth strategy. These include higher infrastructure and administrative costs, an expanded management team and new corporate development costs. We believe that as we grow our business and begin to introduce our own proprietary products, which we believe will have higher profit margins than the contract development and manufacturing fees that we presently receive from our customers, we can offset these incremental administrative costs on a longer term basis.

Selling Expenses

      Total selling expenses for the nine months ended September 30, 2004 were approximately $255,000 or approximately 3% of our total operating expenses and approximately 2% as a percentage of net revenues, as compared to selling expenses of approximately $166,000 or approximately 2% of our total operating expenses and approximately 2% as a percentage of net revenues for the period March 7, 2003 through September 30, 2003. Combined selling expenses for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through September 30, 2003, were approximately $217,000 or approximately 2% of our total operating expenses and net revenues, respectively.

      Our selling expenses, both as a percentage of our overall operating expenses and as a percentage of our net revenues have remained fairly consistent between the comparative periods. Selling expenses for the nine months ended September 30, 2004 have increased slightly as compared to the period March 7, 2003 through September 30, 2003 as we hired a new sales and marketing executive, Mr. Ulrich Bartke during the second quarter of 2004.



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


      Initially, Mr. Bartke, our first senior executive in this area, is focusing on building Inyx's contract manufacturing revenues and increasing the utilization of production capacity, with the objective to increase sales and profitability. As noted above, our manufacturing capacity is presently significantly underutilized; we are presently operating our manufacturing facilities at an average utilization rate of 20-25%, which increases our cost of goods on a per unit basis as a result of the lower fixed overhead absorption rate. We are targeting a 40-45% average capacity utilization rate in 2005, based on new production business commencing as a result of our increased sales and marketing efforts.

      As we continue to ramp-up our business development and commercial activities, we expect our selling expenses to increase concomitantly with expected revenue expansion, and as we continue to intensify our marketing activities to both existing and potential customers. To help grow our revenues, Mr. Bartke will also be aiming to cultivate strategic marketing relationships with key clients to handle the distribution of Inyx's own proprietary products, which we are now developing and plan to start to introduce into U.S. and European markets in 2005.

      Once we commence the marketing of our own proprietary products, we may also need to build or contract our own sales force. We believe that we will incur substantial additional selling expenses once we undertake these types of commercial activities. Initially, however, until we can adequately afford the cost of building or contracting our own sales force, we will depend on our customers' distribution channels or strategic partners to market and sell the pharmaceutical products that we are presently developing or planning to develop. In the long run, we could decide to still utilize the sales force of strategic industry partners for the marketing of a majority of our own proprietary products.

Depreciation and Amortization Expenses

      Total depreciation expense for the nine months ended September 30, 2004 were approximately $430,000 or approximately 5% of our total operating expenses and approximately 4% as a percentage of net revenues, as compared to depreciation expense of approximately $225,000 or approximately 2.5% of our total operating expenses and approximately 2.8% of net revenues for the period March 7, 2003 through September 30, 2003. Combined depreciation and amortization expenses for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through September 30, 2003, were approximately $300,000 or approximately 3% of our total operating expenses and net revenues, respectively.

      Our depreciation expense is attributable solely to the depreciation of our fixed assets. The value of our property and equipment is stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, which range from 25 years for buildings and 3-10 years for equipment.

Amortization of Intangible Assets

      The fair values assigned to the intangible assets acquired are based on estimates and assumptions provided and other information compiled by management, including independent valuations, that utilize established valuation techniques appropriate for the industry the Company operates in.

      Amortization of intangible assets relates to the Company's purchased intangible assets related to the Inyx Pharma transaction. The amortization of intangible assets for the nine months ended September 30, 2004 was $125,000 compared to approximately $97,000 for the period from March 7, 2003 through to September 30, 2003.

      Our amortization expenses for intangible assets relate to the Company's purchased intangible assets related to the Inyx Pharma acquisition of Miza UK's assets; the intangible assets include Miza UK's customer list and know-how. The customer list is amortized over a period of 12 years and know-how is amortized over 10 years.

      These intangible assets are amortized on a straight line method basis over their estimated remaining useful lives in proportion to the underlying cash flows that were used in determining the acquired value.



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OPERATING LOSS BEFORE INTEREST AND FINANCING COSTS, REORGANIZATION ITEMS, INCOME
TAX BENEFIT AND DISCONTINUED OPERATIONS

      For the nine months ended September 30, 2004, total operating losses from operations before interest and financing costs, reorganization items, income tax benefit and discontinued operations amounted to approximately $7.8 million as compared to a loss before other expenses of approximately $7.3 million for the period March 7, 2003 through September 30, 2003, and a combined loss before other expenses of approximately $7.5 million for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through September 30, 2003.

      The increase in the operating loss before interest and financing costs, reorganization items, income tax benefit and discontinued operations between the comparative periods is attributable to approximately $1.3 million of research and development costs that we have incurred during the nine months ended September 30, 2004, and a lower gross profit margin due to delays in the commencement and/or completion of a number of manufacturing contracts and purchase orders during the second quarter of 2004. Such delays have resulted in a decrease in the utilization of our manufacturing capacity and therefore reduced the absorption of fixed overhead costs, thereby reducing our gross profit.

      We believe that as we continue to improve the utilization of our manufacturing capacity through the commencement of these newly signed multi-year contracts and other purchase orders from existing and new customers, we will continue to reduce our operating losses, including offsetting our research and development costs and general and administrative expenses and start to produce operating and net earnings.

      We also expect that the increased business derived from our expertise in non-CFC aerosol pharmaceuticals including HFA and hydrocarbon aerosol products, and the marketing of our own proprietary pharmaceutical products, once developed and commercialized, will also significantly improve our gross margins and increase our profitability and earnings. Although we do not currently derive any revenues from the sale of our own products, it is anticipated that our initial two proprietary products should be ready for commercial marketing by the first half and second half, respectively, of 2005.

INTEREST AND FINANCING COSTS

      Interest and financing costs consist of interest expense related to our long-term debt as well as the amortization of the financing charges and the amortization of the debt discount associated with the fair value of the warrants issued and the beneficial conversion feature related to the financings with Laurus Master Fund, Ltd. ("Laurus Funds").

      For the nine months ended September 30, 2004, interest and financing costs amounted to approximately $2.5 million and included approximately $484,000 in amortization of debt discount and the charge to interst for the beneficial conversion feature related to the convertible debt to Laurus Funds, approximately $773,000 in interest expense for the notes payable to Laurus Funds, approximately $180,000 in interest payable under a convertible promissory note payable to Stiefel, and approximately $225,000 in interest payments and associated issued warrant costs as a result of short term loans obtained by the Company during the nine month period.

      In comparison for the period March 7, 2003 through September 30, 2003, interest expenses amounted to approximately $359,000, and for the combined two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through September 30, 2003, combined interest expenses totalled approximately $535,000. These interest expenses were primarily related to term loans and revolving credit facilities with Inyx Pharma's lenders, Venture Finance. Inyx Pharma's predecessor company, Miza UK accounted for approximately $176,000 of these combined interest payments.

      Interest expenses have increased between the comparative periods as a result of our increasing business operations and working capital requirements after our reverse merger with Inyx Pharma. We believe that as we continue to improve our revenue and profitability opportunities, we will be in a position to commence reducing our outstanding debt thereby reducing the associated interest payments.



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



REORGANIZATION ITEMS

      There were no reorganization and transaction costs for the nine month period ended September 30, 2004, the period from March 7, 2003 through September 30, 2003, and the combined two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through September 30, 2003.

INCOME TAX BENEFIT

      For the nine months ended September 30, 2004, the tax benefit net of valuation allowance is approximately $393,000. In comparison, for the period March 7, 2003 through September 30, 2003, the tax benefit net of valuation allowance is approximately $510,000.

      We have not made any provisions for United States federal or foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries, because it is expected that such earnings will be permanently reinvested in our foreign operations.

DISCONTINUED OPERATIONS

      The Biopharma Division was historically part the Miza UK business but was an operation not acquired by Inyx Pharma on March 7, 2003. Therefore, its results of operations are presented as discontinued operations in the Company's financial statements.

NET LOSS

      For the nine months ended September 30, 2004, our net losses amounted to approximately $9.9 million, as compared to a net loss of approximately $7.2 million for the period March 7, 2003 through September 30, 2003, and a combined net loss of approximately $8.1 million for the two periods, January 1, 2003 through March 6, 2003 and March 7, 2003 through September 30, 2003.

      The resultant increase in our net losses of approximately between the comparative periods is a result of a lower gross profit margin of approximately $900,000 for the nine months ended September 30, 2004, due to delays in the commencement and/or completion of a number of manufacturing contracts and purchase orders during the second quarter of 2004, approximately $1.3 million of new research and development costs, and approximately $500,000 of additional interest expenses and associated warrant costs incurred during the nine months ended September 30, 2004.

      We believe that we will become profitable once we have increased the utilization of our manufacturing capacity through the commencement of newly signed multi-year contracts and other purchase orders from existing and new customers during 2005. We also expect to improve our profitability opportunities through the addition of our own proprietary pharmaceutical product lines, which should offer greater profit margins than those provided by contract manufacturing services. Although we do not currently derive any revenues from the sale of our own products, it is anticipated that our first two proprietary products should be ready for commercial marketing during 2005. We believe that this evolving business initiative will allow us to earn greater revenues, improve our gross margins and offset a number of our expenditures, thereby significantly improving our profitability potential.

      For the remainder of 2004, we will continue to focus on strengthening and growing our pharmaceutical aerosol contract manufacturing business in order to reach profitability. Additionally, we plan to continue the development of our own proprietary pharmaceutical products to be marketed and sold through our customers' distribution channels or with strategic partners. Proprietary products under development include generic versions of non-CFC or HFA single molecule and combination drug respiratory inhalants, including those utilizing the recently acquired Phares technology, non-CFC propelled oral sprays for cardiovascular ailments, wound irrigation and cleansing sprays that utilize novel barrier technologies, and anti-inflammatory nasal pumps.

LIQUIDITY AND CAPITAL RESOURCES

General


      We are financing our operations primarily through credit facilities, revenues from multi-year contract manufacturing and product development contracts and purchase orders, sale of equity securities, credit facilities, stockholder loans and capital lease financing.

      As of September 30, 2004, we had approximately $13.1 million in contractual obligations that are due through 2013. These financial obligations include both short-term and long-term debt interest and principal repayments, and amounts owed for operating leases

      As of September 30, 2004, our current assets, including cash and cash equivalents, accounts receivable, inventory and other current assets amounted to approximately $10.6 million. Current liabilities amounted to approximately $12.8 million and include approximately $4.0 in accounts payable and other current liabilities, $6.8 million due under a revolving line of credit, and approximately $2.0 million for the current portion of our long-term debt obligations. The Company has the option of repaying the principal or interest on its borrowings in cash or by issuing common stock.

      As an emerging specialty pharmaceutical company, we are involved in a number of business development projects, including research and development activities, that require the use of capital resources over extended periods of time. From time to time, these activities may also include the use of external resources that require prepayment or cash deposits for supplies, products or services that we require. As we intensify the development of our own proprietary products, our capital requirements may increase accordingly. The profit margins on our proprietary products and consulting services are expected to be higher than our contract manufacturing services, although the time line for the commencement of revenues and earnings from these newly evolving business activities may be longer than that of our established contract manufacturing operations.

      We also continue to incur operating losses since our reverse acquisition of Inyx Pharma on April 28, 2003. For the nine months ended September 30, 2004, such losses amounted to approximately $9.9 million. These losses are primarily as a result of low gross profit margins due to the underutilization of our manufacturing capacity, research and development costs as we continue the development of our own proprietary pharmaceutical products, interest expenses and financing costs, and a number of business and corporate development costs including added payroll expenses, and external consulting costs and fees associated with our efforts to grow our Company and evolve into an integrated pharmaceutical company.

      In 2005, we believe that we can achieve profitability by continuing to intensify our sales and marketing efforts to increase the number of customer purchase orders and contracts for our contract development and manufacturing services. As noted above, we also believe that we can establish new sources of revenue by providing pharmaceutical consulting services to the industry, and by marketing our own proprietary pharmaceutical products. Based on pharmaceutical industry profit margins for proprietary products, we expect that the successful development and manufacturing of our own proprietary products will provide us with greater operating margins and improve our performance and overall profitability opportunities.

      Until that time, we will continue to depend on our credit facilities, and placements of equity and debt securities, to assist us with our working capital requirements and to continue implementing our business development strategies, capital expenditure plans, and proprietary product development and commercialization initiatives.

Capital Resources

      On July 30, 2004, we agreed to a deferral, from Laurus Funds, on the first seven months of principal payments due under the Laurus Note (originally $4.5 million and then amended to $5.0 million on May 27, 2004). Such payments are now due upon maturity of the Laurus Note in November, 2006. As consideration for this principal payment deferral, on August 30, 2004, we issued to Laurus Funds five-year warrants to purchase 694,000 shares of our common stock at an exercise price of $0.81 per share.

      During the three months ended September 30, 2004, we received approximately $695,000 in combined net proceeds in the form of short-term stockholder loans provided by our Chairman, a senior executive of the Company and an outside director. These stockholder loans are due upon demand and bear interest at seven percent annually. As additional consideration for these loans, we granted these individuals five-year warrants, to purchase an aggregate of 700,000 shares of our common stock at an exercise price of $0.80 per share. Net proceeds from these loans were used for working capital purposes.

      From August 3, 2004 through September 3, 2004, we completed two private placements in which we sold an aggregate of 9,190,901 shares of our common stock to institutional and other accredited investors, resulting in approximately $6.8 million in net proceeds to the Company. In the aggregate, we also granted these investors, five year non-detachable warrants to purchase up to an additional 9,190,901 shares of our common stock at exercise prices ranging from $1.00 to $1.11 per share.

      We believe that the funding provided by these two recent equity placements has provided us with the necessary capital to fund our present operations, including raw material and component purchases, immediate research and development and business development activities, and capital expenditures and debt servicing requirements. Over the longer term, we will require additional funding in the amount of approximately $6.0 million annually over three years, to complete the development and commercialization of additional planned proprietary products. We will also require an additional $3.6 million in funding over three years for capital expenditures in order to improve our pharmaceutical manufacturing technologies, production capabilities, and plant quality and safety systems so that we are able to pursue expanding commercial and product manufacturing opportunities with existing and potential multinational pharmaceutical and biotechnology clients.

      Additionally, we believe that we can enhance our competitive position through the acquisition of regulatory-approved pharmaceutical products and drug delivery devices for respiratory, cardiovascular, and dermatological and topical applications or such products in development, including those through the acquisition of other pharmaceutical companies, which we are actively pursuing.

      In the event we make a significant acquisition or change our capital structure in the future, we may be required to raise additional capital through a combination of additional borrowings and the issuance of additional debt and equity securities to fund such activities.

      We are also actively pursuing acquisitions that may require substantial capital resources. In the event that we make a significant future acquisition or change our capital structure, we may also be required to raise additional funds through additional borrowings or the issuance of additional debt or equity securities. To that extent, we have recently announced that we had signed an agreement in principle with Aventis Pharmaceuticals, Inc., a wholly owned subsidiary of the sanofi-aventis Group, to acquire the assets and certain business of Aventis Pharmaceuticals Puerto Rico. To complete this transaction, we may be required to obtain such additional financing.

Contractual Obligations as of September 30, 2004

----------------------------------------------------------------------------------------------------------------------------
TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS
(amounts in thousands of U.S. dollars)                                           Payments due by Period
----------------------------------------------------------------------------------------------------------------------------
                                                            Total         2005          2006        2007-2008     Thereafter
----------------------------------------------------------------------------------------------------------------------------
Long-Term Debt Obligations - Principal(1)                  $ 9,358       $ 1,959       $ 1,982       $ 5,417       $    --
----------------------------------------------------------------------------------------------------------------------------
Long Term Debt Obligations - Interest                        1,278           586           427           265            --
----------------------------------------------------------------------------------------------------------------------------
Operating Lease Obligations (2)                              2,471           528           360           294         1,289
----------------------------------------------------------------------------------------------------------------------------
Purchase Obligations                                            --            --            --            --            --
----------------------------------------------------------------------------------------------------------------------------
Other Long-Term Liabilities Reflected
   on the Balance Sheet under GAAP of
   the financial statements                                     --            --            --            --            --
----------------------------------------------------------------------------------------------------------------------------
Total                                                      $13,107       $ 3,073       $ 2,769       $ 5,976       $ 1,289
----------------------------------------------------------------------------------------------------------------------------

(1) Long term debt as at September 30, 2004 is comprised of the following: (i) $5,000,000 7% convertible term note due to Laurus Funds, collateralized by accounts receivable and other assets of the Company (which includes an advance of $4,500,000 on October 29, 2003 and an additional $500,000 was advanced on May 27, 2004 when this Note was amended and restated). The principal is due in monthly installments of $157,000 starting in April of 2004 through November of 2006, while interest on unpaid balances is payable monthly. We have received, from Laurus Funds, a deferral on the first seven months of principal payments due under this Note. Such payments are now due upon maturity of the Note in November, 2006. As consideration for this principal payment deferral, we have issued to Laurus Funds five-year warrants to purchase 694,000 shares of our common stock at an exercise price of $0.81 per share.. The Company has the option to issue common stock in lieu of debt service payments at the then-market price of the stock. In addition, at Laurus Funds' option, the debt may be converted into common stock at a fixed conversion price of $0.80 per share. (ii) $4,013,000 uncollateralized 6% convertible promissory note due to Stiefel, principal is due in Great Britain pounds, on March 6, 2007, while interest is payable annually commencing on March 7, 2004. Stiefel has the option to convert this note and any accrued interest into 4 million shares of our common stock at any time before March 6, 2007. Additionally, Stiefel has the first right of refusal, for a period of four years, on any additional debt financing that may be required by the Company. To date, Stiefel has not exercised that right. We have received, from Stiefel, , a waiver of the first annual interest payment amounting to approximately $240,000 in consideration of future product development services. (iii) Uncollateralized 18% demand notes due to stockholders, principal and interest due on demand amounting to $100,000. In the third quarter, one of the two notes amounting to $50,000 has been offset against a subscription receivable from the same party, and (iv) Capital lease obligations, due to financial institutions, collateralized by software and equipment, due in monthly installments of $14,000 including interest of 10% to 27%, through 2006, amounting to $275,000.


(2) We have commitments under various long-term operating lease agreements for our manufacturing, development and office facilities. In addition to the payment of rent, we are also responsible for operating costs, real estate taxes and insurance.

Analysis of Cash Flows


Periods Ended December 31, 2003 and Year Ended December 31, 2002

      At December 31, 2003, we had cash of approximately $796,000 as compared to zero cash at December 31, 2002 for Miza UK, due to the Administration process. The increase in our cash position was due mainly to proceeds from our financing activities during 2003.

Cash Flows from Operating Activities for the Period Ended December 31, 2003

      The net cash used in operating activities for the period from March 7, 2003 through December 31, 2003 amounted to approximately $6.4 million as compared to approximately $3.6 million of net cash generated from operations for the year ended December 31, 2002 by Miza UK.

      The principal reasons for the significant reduction in cash flows from operating activities for the period were the number of one time business integration and start-up costs and expenses, as part of approximately $12.1 million of general and administrative expenses, that we incurred in 2003, as a result of our reverse acquisition of Inyx Pharma, after it had acquired the business assets of Miza UK out of Administration.

      For the period from March 7, 2003 through December 31, 2003, the net cash used in operating activities included a net loss of approximately $13.4 million adjusted for non-cash charges totaling approximately $8.3 million primarily due to the issuance of equity securities as compensation of services and financing costs, and beneficial conversion feature related to convertible debt issued to Laurus, which we have expensed. These non-cash charges have been offset by a deferred income tax asset of approximately $1.3 million, consisting of a net operating loss carried forward. Working capital changes reducing cash flow from operations were due primarily to increases in inventory, accounts receivable and prepaid deposits, resulting from increasing sales and business activities during 2003. Working capital changes increasing cash flow from operations were due primarily to increases in accounts payable and accrued liabilities as we ramped up business after our reverse acquisition of Inyx Pharma.

      In comparison, for the year ended December 31, 2002, the net cash used in operating activities included a net loss of approximately $31 million adjusted for a significant non-cash charge of approximately $25 million due to non-recurring charges related to the Administration process and subsequent sale of the Miza UK business assets to Inyx Pharma. Other non-cash adjustments included charges of $936,000 for depreciation and approximately $2.1 million as reserves for obsolete inventory and bad debt. Due to the Administration process that Miza UK underwent, there were minimal working capital changes reducing cash flow from operations while working capital changes increasing cash flow from operations were due primarily to increases in the accounts payable and accrued liabilities, plus the amount of liabilities that became subject to compromise.

Cash Flows from Investing Activities for the Period Ended December 31, 2003

      The net cash used in investing activities for the period from March 7, 2003 through December 31, 2003 amounted to approximately $8.7 million as compared to approximately $2 million of net cash used in investing activities by Miza UK for the year ended December 31, 2002.

      For the period from March 7, 2003 through December 31, 2003, we spent approximately $8.3 million on Inyx Pharma's acquisition of the majority of Miza UK's assets. The $8.3 million included the purchase of fixed assets with a value of $5.1 million, inventory of $1.3 million and $1.9 million for intangible assets, including customer list and know-how. Other capital expenditures of $394,000 related to the purchase of computer hardware and software (including deposits required for a new business information system), and office furniture and fixtures.


      In comparison for the year ended December 31, 2002, of the net cash used in investing activities, Miza UK spent approximately $1.8 million in capital expenditures and approximately $190,000 related to associated equipment acquisition, installation and commissioning costs. These expenditures were spent on new filling, packaging, and quality control equipment to establish a second hydrocarbon aerosol manufacturing line. Such expenditures were completed before Miza UK went into Administration.


Cash Flows from Financing Activities for the Year Ended December 31, 2003

      For the period from March 7, 2003 through December 31, 2003, the net cash provided by financing activities, including the net cash provided by the financing activities of Inyx Pharma, was approximately $17.0 million consisting of proceeds of approximately $19.5 million in borrowings and the issuance of debt and equity securities (as described below), offset by short-term and long-term debt repayments and financing fees totaling approximately $3.5 million.


      In comparison, for the year ended December 31, 2002, there was $1.7 million of net cash used in financing activities by Miza UK. Proceeds of $8.6 million, from the issuance of long term debt, were offset by $10.3 million of cash used for the repayment of previously issued debt or remaining in the Administration proceedings, which commenced on September 3, 2002.


Cash Flows from Operating Activities for the Nine Months Ended September 30, 2004 and for the period from March 7, 2003 through September 30, 2003

      For the nine months ended September 30, 2004, the net cash used in operations was primarily the result of an approximately $10.8 million net loss from continuing operations of the business. This was adjusted by non-cash charges, including depreciation and the amortization of financing costs of approximately $1.5 million, stock option compensation for vested options, the issuance of stock for services and the issuance of shares for the exercise of stock options approximating $550,000, warrants issued to consultants and for financing fees of approximately $6.2 million, a reserve for inventory obsolescence of approximately $116,000, and a provision for bad debt amounting to approximately $29,000. These non-cash charges were offset by a decrease in the reserve for inventory obsolescence amounting to approximately $393,000 and a decrease in a subscription receivable of approximately $243,000.

      For the nine months ended September 30, 2004, working capital changes reducing cash flow from operations were primarily due to an increase in inventory of approximately $839,000, an increase in prepaid deposits and other current assets amounting to approximately $4.5 million, and an increase in deferred financing costs of approximately $5.8 million. Working capital changes increasing cash flow from operations included a decrease in accounts receivable amounting to approximately $776,000 and an increase in accounts payable of approximately $836,000. All such working capital changes were due to improved business operations and activities as a result of increasing sales and completed equity financings completed during the three months ended September 30, 2004.

      For the period March 7, 2003 through September 30, 2003, the net cash used in operations was approximately $3.2 million which was primarily the result of a net loss amount to $7.2 million from continuing operations. This was adjusted by non-cash charges, including depreciation and amortization of intangible assets of approximately $322,000, stock option compensation of $2.6 million and warrants issued for services for approximately $1.3 million. These non-cash charges were offset by an increase in accounts receivables and prepaid expenses.

Cash Flows from Investing Activities for the Nine Months Ended September 30, 2004 and for the period from March 7, 2003 through September 30, 2003

      The net cash used in investing activities for the nine months ended September 30, 2004 amounted to approximately $100,000. These investing activities related to the acquisition of office equipment and computers.

      The net cash used in investing activities for the period March 7, 2003 through September 30, 2003 was approximately $8.3 million which was utilized for the acquisition of Miza UK assets by Inyx Pharma. The $8.3 million was allocated to the fair value of the assets acquired including land, building and equipment of $5.1 million, inventories of $1.4 million and intangible assets of $1.9 million.

Cash Flows from Financing Activities for the Nine Months Ended September 30, 2004 and for the period from March 7, 2003 through September 30, 2003

      The net cash provided by financing activities, for the nine months ended September 30, 2004 amounted to approximately $10.6 million. For the nine months ended September 30, 2004, we borrowed approximately $4.2 million under a revolving line of credit and the issuance of both short-term and long-term debt. This was partially offset by approximately $115,000 in capital lease repayments and financing cozsts of approximately $127,000. We also received approximately $6.6 million in net proceeds through the issuance of equity securities in the form of two private placements from August 3, 2004 through September 3, 2004.

      The net cash provided by financing activities for the period March 7, 2003 through September 30, 2003 was approximately $11.4 million. This included borrowings of approximately $2.0 million under a revolving line of credit and approximately $7.5 million from the issuance of both short-term and long-term debt which was offset by repayment of approximately $1.0 million. An additional $2.1 million was raised through the share capitalization of Inyx Pharma and approximately $388,000 in proceeds from equity offering. Also approximately $450,000 was provided by advances from a major stockholder.


External Sources of Liquidity

Financing Activities


      Our Company's operating subsidiary, Inyx Pharma, financed its acquisition of the business assets of Miza UK through stockholder equity and term debt in the form of a secured asset-based loan from Venture Finance PLC ("Venture Finance"), a United Kingdom asset-based lender that is part of the IFN Group owned by ABN-AMRO Bank. Inyx Pharma obtained this loan from Venture Finance on March 7, 2003. On that date, Venture Finance also provided Inyx Pharma with a working capital loan in the form of a confidential invoice discounting credit facility.


      The term loan credit facility that Inyx Pharma received from Venture Finance consisted of a $4.8 million plant and machinery credit facility with available room of $3.2 million and a real property term loan with available room of $1.6 million. Inyx Pharma pledged its real estate properties, and manufacturing equipment and facilities as collateral for these loans. The plant and machinery credit facility and the real property loan were repayable in 34 equal monthly payments of $67,000 and $45,000 respectively. This included interest on outstanding balances calculated at 2.25% above the base rate from time to time set by Venture Finance subject to a minimum of 4%. Payments commenced one month after the commencement of the credit facilities with a final bullet payment 36 months after commencement of the facilities.

      On March 7, 2003 Inyx Pharma drew $3.5 million to help pay for its Miza UK purchase. The available unused credit on these loans, combined, amounted to $1.3 million. Inyx Pharma would only have been able to draw on these facilities if it had acquired additional property or equipment and obtained the necessary approvals from Venture Finance. Any such advances would be limited to 75% of the market value of the acquired asset.

      The confidential invoice discounting credit facility obtained by Inyx Pharma from Venture Finance was a $4.8 million credit facility for the purchase of debts. This credit facility allowed Inyx Pharma to receive an immediate working capital advance from Venture Finance at the time that a customer invoiced for a particular service or product. Venture Finance advanced Inyx Pharma up to 85% of the required payment amount on eligible customer invoices. Inyx Pharma utilized such advances for its working capital requirements while it awaited payment from the customer, based on 30 day payment terms from the date of invoice. At the time the customer had eventually paid its debt to Inyx Pharma, Venture Finance was repaid its 85% advance while Inyx Pharma received the balance or 15% of that debt. Until any such debt had been paid by the customer, Inyx Pharma pledged to Venture Finance the customer receivable against any advanced amounts. Inyx Pharma was also charged interest on any outstanding balances under this facility. Interest was calculated at 2.25% above the base rate from time to time set by Venture Finance subject to a minimum of 4%. Inyx Pharma's real estate properties, and manufacturing equipment and facilities were pledged as collateral for these loans. The term of the invoice discounting credit facility was 36 months and Inyx Pharma was able to draw up to $4.8 million under this facility.

      In order to obtain these credit facilities from Venture Finance, Inyx Pharma signed an All Asset Debenture in favor of Venture Finance on March 7, 2003. This debenture provided Venture Finance with a fixed and floating charge over all the assets of Inyx Pharma. For providing all such credit facilities, Venture Finance received an arrangement fee from Inyx Pharma. This arrangement fee consisted of 1% of the total amount of credit facilities provided to Inyx Pharma ($96,000 in total fees paid to Venture Finance). Venture Finance also charged Inyx Pharma a service charge for managing these credit facilities. Such service charges were based on 0.25% of the gross amount drawn under the invoice discounting credit facility.

      As a result of our reverse acquisition of Inyx Pharma on April 28, 2003, we consolidated the Venture Finance credit facilities.


      Subsequently, on October 29, 2003, we issued a secured 7% Convertible Term Note due October 29, 2006 to Laurus Funds in the principal amount of $4.5 million in exchange for cash. This convertible term note is secured by all of our real and personal properties in the United States and the United Kingdom, and the common stock of Inyx Pharma consisting of one million ordinary shares. We also issued to Laurus Funds a five-year Common Stock Purchase Warrant to purchase a total of 1,350,000 shares based on the following prices: 450,000 shares at $1.25 per share; 450,000 shares at $1.50 per share; and 450,000 shares at $1.75 per share. Excluding related financing fees and costs of $700,000, the net proceeds of the three-year convertible note financing with Laurus Funds amounted to $3.8 million. Approximately $3 million of the net proceeds were used to repay the outstanding balance of the original Venture Finance plant and machinery credit facility and terminate that credit facility, with the balance of approximately $800,000 utilized for working capital purposes.


      Principal and interest on the Laurus Funds $4.5 million Convertible Term Note (the "Laurus Note") is convertible into common stock at the fixed conversion price of $1.00 per share which was subsequently amended by the Company and Laurus Funds, on August 31, 2004, to $0.80 per share ("Fixed Conversion Price"); however, no conversion is permitted if the shares issued upon conversion, together with other shares beneficially owned by the Laurus Funds, would exceed 4.99% of our outstanding common shares. At our option therefore, provided our shares have been trading at a price at least 15% in excess of the fixed conversion price, we may repay the principal and interest of the Laurus Note, not theretofore converted, in shares of our common stock at the fixed conversion price. Any amount of principal repaid in cash will be payable in an amount equal to 105% of the principal amount whereas interest is repayable in cash at the set interest rate. The Laurus Note may therefore be prepaid in cash or shares of common stock subject to various prepayment penalties and limitations.

      The interest rate of the Laurus Note accrues at a rate of seven percent (7%) per annum (the "Contract Rate"), subject to adjustment. The interest or Contract Rate was agreed to between Laurus Funds and the Company. On the last business day of each month after the closing date of October 29, 2003 (each such date, referred to as the "Determination Date"), the Contract Rate that we pay Laurus Funds will be set on the following basis: (1) if we have registered both the shares of our common stock underlying the conversion of the Laurus Note and the warrants that we issued to Laurus Funds as additional consideration in connection with providing us with the convertible debt financing, on a registration statement declared effective by the Securities and Exchange Commission ("SEC"), and (2) the volume weighted average price of our common stock, as reported by "Bloomberg, L.P.", for the ten days immediately preceding a Determination Date exceeds the then applicable Fixed Conversion Price by certain percentages, the interest or Contract Rate for the succeeding calendar month automatically adjusts based on the following:


            i) 100% or less of the Fixed Conversion Price or a stock trading price of a $1.00 per common share or less - a 7% interest rate on the Laurus Note is payable;

            ii) 125% of the Fixed Conversion Price or at least or a stock trading price of at least a $1.25 per common share - a 6.75% interest rate on the Laurus Note is payable;

            iii) 150% or less of the Fixed Conversion Price or a stock trading price of at least $1.50 per common share - a 6.5% interest rate on the Laurus Note is payable;

            iv) 175% of the Fixed Conversion Price or a stock trading price of at least $1.75 per common share - a 6.25% interest rate on the Laurus Note is payable.


      On December 30, 2003, we also closed a financing transaction with Laurus Funds to obtain an additional $3.5 million credit facility. In addition to being collateralized by our eligible accounts receivable, this Laurus Funds credit facility is also secured by all other assets of our Company. Based on eligible accounts receivable at the time, the net proceeds of this financing amounted to approximately $3.1 million of which approximately $2.6 million of the proceeds were utilized to repay and terminate the confidential invoice discounting credit facility originally obtained by Inyx Pharma from Venture Finance. Exclusive of financing fees of approximately $180,000, the balance of the net proceeds was utilized for working capital purposes.


      The Laurus Funds $3.5 million credit facility consists of two promissory notes, a $1.0 million Secured Convertible Minimum Borrowing Note, and a $2.5 million Secured Revolving Note. Both Notes bear interest at the greater of prime plus 3% or a 7% rate and at the time of closing on December 30, 2003 were convertible into our common stock at a fixed conversion price of $1.47 per share. We subsequently amended this fixed conversion price, on August 31, 2004, to $0.80 per share. In addition, subject to certain limitations, the Secured Convertible Minimum Borrowing Note permits payments to be made in our common stock, and we have filed a registration statement that is not yet effective to register 3,150,000 shares issued upon conversion of the Notes or in lieu of Note payments. As additional consideration for the loan, we also issued to Laurus Funds a five-year Common Stock Purchase Warrant to purchase a total of 660,000 shares based on the following prices: 220,000 shares at $1.84 per share; 220,000 shares at $2.20 per share; and 220,000 shares at $2.57 per share.

      Therefore by December 31, 2003, we had utilized proceeds from the Laurus Funds financings to repay and extinguish all previous financings obtained through Venture Finance. As of December 31, 2003, the outstanding amounts on the Laurus Funds credit facilities were $4.5 million on the secured 7% Convertible Term Note due October 29, 2006, and a total of $3.1 million owing on the $3.5 working capital credit facility, (consisting of the $1.0 million Secured Convertible Minimum Borrowing Note and $2.5 million Secured Revolving Note) which we obtained on December 30, 2003.


      In addition to the proceeds from our equity placement financings, in 2003, the Laurus Funds credit facilities were sufficient to fund our requirements for the year ended December 31, 2003.


      Then on February 27, 2004, we closed another transaction with Laurus Funds to obtain an additional financing of $2.0 million as an amendment to the $3.5 million credit facility that we previously entered with them on December 30, 2003. That Laurus Funds $3.5 million credit facility consists of two promissory notes, a $1.0 million Secured Convertible Minimum Borrowing Note, and a $2.5 million Secured Revolving Note. As a result of the additional Laurus Funds financing, the $1.0 million Secured Convertible Minimum Borrowing was increased by $1.0 million and the $2.5 million principal amount Secured Revolving Note of the credit facility was increased by $1.0 million. Both Notes were further amended to decrease the applicable conversion rate to$0.80. As additional consideration for the loan, we issued to Laurus Funds a five-year Common Stock Purchase Warrant to purchase 330,000 shares of common stock at exercise prices of $1.25 for 110,000 shares, $1.50 for 110,000 shares and $1.75 for 110,000 shares.

      On March 30, 2004, we obtained an additional $1.0 million advance from Laurus Funds under the Secured Revolving Credit Note, and issued additional warrants to purchase 165,000 shares of common stock at exercise prices of $1.25 for 55,000 shares, $1.50 for 55,000 shares and $1.75 for 55,000 shares.

      On May 27, 2004, we obtained an additional $500,000 advance from Laurus Funds under the October 29, 2003 Laurus Note, convertible into common stock at $0.80 per share, and issued additional five-year warrants to Laurus Funds to purchase 82,500 shares at exercise prices of $1.00 per share for 27,500 shares, $1.20 per share for 27,500 shares, and $1.40 per share for 27,500 shares. On July 30, 2004, we received from Laurus Funds a deferral on the first seven months of principal payments due under the Laurus Note (originally $4.5 million and then amended to $5.0 million on May 27, 2004). Such payments are now due upon maturity of the Laurus Note in November, 2006. As consideration for this principal payment deferral, we have issued to Laurus Funds five-year warrants to purchase 694,000 shares of our common stock at an exercise price of $0.81 per share.


      As described above, these additional Laurus Funds credit facilities also permit us to repay part of the principal and interest of such loans with shares of our common stock, provided certain conditions are met, including that the shares are registered for resale, and shares have traded at or above an amount per share at least 15% in excess of the conversion price during the ten prior trading days, and trading volume of at least four times of the presented amount has traded during the preceding 10 trading days is achieved.

      We intend to use shares of our common stock to the extent we are allowed to do so. If we are not able to do so, payments must be made in cash, which will deplete our working capital or may require us to seek additional financing for such payments.


      On September 8, 2004, we announced that we had completed two private placements in which we sold from August 3, 2004 through September 3, 2004 an aggregate of 9,190,901 shares of our common stock to institutional and other accredited investors, resulting in gross proceeds of approximately $7.4 million with approximately $6.6 million in net proceeds to the Company. In the aggregate, the Company also granted all of the investors, in these two private placements, five-year non-detachable warrants, to purchase up to an additional 9,190,901 shares of our common stock at exercise prices ranging from $1.00 to $1.11 per share. During the term of such warrants, the exercise price shall be increased by 2% (but not more than 20% cumulatively) for every $2 million of revenues that the Company receives above $35 million in net revenues for the twelve months ended December 31, 2005, and $55 million for the twelve months ended December 31, 2006; and, conversely, the exercise price shall be decreased by 5% (but not more than 50% cumulatively) for every $2 million that the Company's net revenues are below $35 million and $55 million, respectively, for the years ended December 31, 2005 and 2006. The warrants were granted such investors also contain certain redemption and anti-dilution provisions.


Certain Indebtedness and Other Matters

      In addition to the original credit facilities provided by Venture Finance, on March 6, 2003, Inyx Pharma also received a working capital credit facility in the form of an unsecured convertible debt instrument (the "Stiefel Loan") from one of its clients, Stiefel Laboratories, Inc. ("Stiefel"). Headquartered in Coral Gables, Florida, Stiefel is a privately held pharmaceutical company which has a number of domestic and international operations.

      Stiefel provided the loan in order to ensure that Inyx Pharma had sufficient working capital to support its inventory and insurance requirements, once Stiefel agreed to exclusive development, and manufacturing and supply agreements with Inyx Pharma. Stiefel and Inyx Pharma signed such agreements, which also included a quality agreement, on March 6, 2003. Under these agreements, Inyx Pharma is to manufacture and assist in the commercialization of specific hydrocarbon aerosol dermatological products for Stiefel's worldwide customer base.

      The principal amount of the Stiefel Loan is approximately $4 million, and is due on March 6, 2007. Interest is payable annually at a rate of 6%, beginning March 7, 2004. Stiefel may, from time to time, agree to postpone any accrued interest payments. Under the Stiefel Loan, Stiefel also has the first right of first refusal, for a period of four years, on any additional debt financing that may be required by the Company from time to time. To date, they have not exercised this right of first refusal.

      Due to our reverse acquisition of Inyx Pharma, the Stiefel Loan and any accrued interest may be converted into 4 million shares of our common stock at anytime before March 6, 2007. When we concluded our reverse acquisition of Inyx Pharma on April 28, 2003, the transaction consisted of an exchange of 100% of the outstanding common stock of Inyx Pharma (or 1 million ordinary shares of Inyx Pharma) in exchange for 16 million shares of our common stock, as a result of which Inyx Pharma's shareholders became the majority shareholders of our Company and Inyx Pharma became our wholly owned subsidiary. As a result of the reverse acquisition and under the terms of its option agreement with Inyx Pharma, Stiefel is now entitled to 4 million common shares of our stock, if it exercises its option to convert its debt into equity of our Company.


      As of September 30, 2004, the outstanding amount we owed under the Stiefel Loan totaled approximately $4.2 million in principal and interest. Accrued interest amounting to approximately $240,000 ((pound)150,000) for the period March 6, 2003 to March 5, 2004, which was due on March 5, 2004, was waived by Stiefel in consideration of future contract product development services that they require from us.


      In addition to our credit facilities, as noted above, our Company's stockholders have periodically advanced and received repayment of funds loaned to the Company. We have utilized such stockholder loans to support operations, settle outstanding trade accounts payable, and for general working capital purposes. Such loans are usually advanced on a short-term basis.


      As of September 30, 2004, we have capital lease obligations amounting to approximately $195,000 for two capital leases. These leases include computer equipment and furniture. The major component of these capital lease costs is our new business information technology system, the Sage 500 Management Information System (Sage 500 MIS), which has now become operational. The lease for the Sage 500 MIS will expire by 2006 and is guaranteed by our Chairman/CEO.

      For the year ended December 31, 2003, the total amount of interest expensed on all of our Company's borrowings amounted to approximately $822,000. This amount of interest consisted of approximately $215,000 of interest paid and $606,000 of interest accrued. For the year ended December 31, 2003, the weighted average interest rate paid on outstanding loans during the year amounted to approximately 6.6%.

      For the nine months ended September 30, 2004, the total amount of interest expensed on all of our Company's borrowings amounted to approximately $1.3 million. This amount of interest consisted of approximately $885,000 due to Laurus Funds, of which $32,000 was paid, with the balance of interest owed to Laurus Funds accrued. The balance of interest expensed during the period is primarily due to Stiefel. For the nine months ended September 30, 2004, the weighted average interest rate on outstanding loans during the period amounted to approximately 7.2%.


Capital Expenditures


      For the year ending December 31, 2003, we spent approximately $8.7 million in capital expenditures including the acquisition of the assets from Miza UK as well as the purchase of computer hardware and software, and office furniture and fixtures. Although we had originally planned a number of additional capital expenditures at our Inyx Pharma operation in 2003, we instead focused our expenditures on business integration and corporate development activities.


      In comparison, for the year ending December 31, 2002, approximately $1.8 million was spent on capital expenditures at Miza UK. These expenditures were spent on new filling, packaging, and quality control equipment to establish a second hydrocarbon aerosol manufacturing line. Such expenditures were completed before Miza UK went into Administration.

      On a short-term basis, recent equity financings and customer funding have provided us with sufficient capital to fund our immediate capital expenditure plans.

      Commencing in the second half of 2005, we will require an additional $3.6 million in funding over three years for capital expenditures, in order to improve our pharmaceutical manufacturing technologies, production capabilities, and plant quality and safety systems so that we are able to pursue expanding commercial and product manufacturing opportunities with existing and potential multinational pharmaceutical and biotechnology clients.

      These planned capital expenditures include $975,000 for a new hydrocarbon aerosol manufacturing and product blending area, which will provide appropriate segregation to manufacture anti-fungal aerosol products and to grow existing product opportunities; $550,000 for a new mixing vessel and associated ancillary equipment to enable us to manufacture newly formulated hydrocarbon aerosol products; $450,000 to expand our CFC-free (HFA) metered dose inhaler production facility in order to allow us to pursue a number of our own and new customer product development opportunities in the HFA respiratory area; $375,000 to introduce additional needle valve and under-cup gassing technology to produce our own proprietary products that incorporate new product-propellant barrier systems; and $650,000 in facility maintenance expenditures, including modification to the existing sprinkler systems to meet enhanced insurance standards, and the relocation of a propellant storage area to meet health and safety requirements.

      In addition to the costs we have already incurred in connection with the implementation of the Sage 500 MIS, in 2004, over the next three years, we will have to spend approximately $500,000 in related capital expenditures for additional business modules to this MIS system, plus ongoing annual maintenance costs of approximately $65,000. This MIS system supports our business functions at Inyx Pharma including manufacturing, warehousing, distribution, logistics, sales reporting, accounting, inventory, quality control, budgeting and financial reporting, and other company functions.

      On a longer term basis, in order to continue to strengthen our position in the pharmaceutical aerosol sector, we will require further capital expenditures to enhance our aerosol manufacturing and quality control systems. These include expenditures for new filling and packaging equipment and production facility enhancements to improve our capabilities to introduce new pharmaceutical aerosol products for increasing market opportunities in the respiratory and dermatological sectors. Planned investments will also be to support the maintenance of our facilities to meet ongoing regulatory compliance requirements, including adherence to good manufacturing practice, and the health, safety and environmental aspects of our pharmaceutical operations.

Future Commitments


      As of September 30, 2004, we have commitments under various long-term lease agreements for premises including those for our office and development and production facilities. These property leases range from one to fifteen years depending on the specific property. We also have a number of operating and capital leases for office equipment, fork lifts and staff automobiles in the United Kingdom.

      As of September 30, 2004, we had operating lease contractual obligations totaling approximately $2.5 million due to various vendors over the next ten years.

      With regard to our vendor and suppliers, due to the purchase of the business assets of Miza UK out of Administration, we continue to be on pre-payments and cash on delivery (COD) payment terms with a number of our suppliers in Europe. These include all of our key component suppliers, including Cebal, which provides us with cans; Perfect Valois, which provides valves for aerosol pharmaceutical products; Lablabo, which provides actuators for steroidal foam products; Bespak, which provides valves for pharmaceutical respiratory inhaler devices; Precision Valve which provides us with aerosol valves; and Nussbaum & Guhl, which also provides us with cans. We have been in discussions with these vendors regarding our terms of payment and expect that, by the end of 2004, we can commence 30-60 day payment terms with such vendors.


      As a specialty pharmaceutical company, we are also involved in a number of business development projects including research and development activities that require the use of capital resources over extended periods of time. From time to time, these activities may also include the use of external resources that require prepayment or cash deposits for supplies, products or services that we require. As we intensify the development of our own proprietary products, our capital requirements and/or future commitments may increase accordingly. The profit margins on our proprietary products and consulting services are expected to be higher than our contract manufacturing services, although the time line for the commencement of revenues and earnings from these newly evolving business activities may be longer than that of our established contract manufacturing operations.

Subsequent Events

      On October 1, 2004, we terminated our collaboration agreement with Utek Corporation ("Utek"). Under the terms of that agreement, we had issued a total of 31,759 restricted shares of our common stock to Utek.

      On October 4, 2004, we granted 75,000 stock purchase warrants to our New York solicitors, Gusrae Kaplan & Bruno, PLLC ("GKB") in connection with two private placements we had completed from August 3, 2004 through September 3, 2004. These 5-year warrants allow GKB to purchase the Company's common stock at $1.08 per share.

      On October 7, 2004, we announced that we had signed an agreement in principle with Aventis Pharmaceuticals, Inc., a wholly-owned U.S. subsidiary of the sanofi-aventis Group, to acquire the assets and certain business of Aventis Pharmaceuticals Puerto Rico ("Aventis PR"). In that announcement, the parties outlined that a definitive asset purchase agreement relating to the transaction was intended to be signed on December 15, 2004, with closing of the acquisition scheduled for March 31, 2005.

      On November 8, 2004, we announced that we had expanded our product development agreement with Stiefel Laboratories, Inc. ("Stiefel"). Under the terms of that expanded agreement, our United Kingdom subsidiary, Inyx Pharma, is to assist Stiefel in the development and supply of additional topical and foam aerosol products for dermatological applications, including a novel product currently in phase II trials.

      On November 19, 2004, Dr. Kachkar and his spouse, Mr. Brown and Mr. Green agreed to each renew previous loans made to the Company. Such stockholder loans are now due by March 31, 2005 and bear interest at ten percent annually. Net proceeds from these loans were utilized for working capital purposes. As additional consideration for such loans and for additional services provided to the Company in connection with the Company's corporate development and acquisition activities, we granted these individuals five-year warrants to purchase, an aggregate of 1,150,000 shares of our common stock at an exercise price of $0.95 per share.

      On November 23, 2004, we announced that we had been selected by NovaDel Pharma Inc. ("NovaDel") to produce a sublingual nitroglycerin ("GTN") spray in a CFC-free oral metered dose dispenser, for the treatment of cardiac angina, under a ten year contract. NovaDel expects to commence the commercial production of its GTN product in the second half of 2005, subject to receiving the necessary FDA approval it has submitted for. Pursuant to the agreement, Inyx must manufacture and supply the NovaDel GTN Spray at an FDA-approved cGMP manufacturing facility. In our announcement, we outlined that we expected to manufacture the NovaDel GTN Spray for NovaDel and its marketing partners at the Aventis PR facility, once we completed the purchase of that operation by March 31, 2005.

      On November 26, 2004, we granted Stephen Spitz and Spitz Business Solutions (collectively "Spitz") a five-year warrant to purchase an aggregate of 300,000 shares of our common stock at a price of $0.98 per share. These warrants were issued to Spitz in relation to acquisition and due diligence-related services in connection with our planned acquisition of Aventis PR.

      On November 30, 2004, we reported that we had received positive results from a two-year stability study on a CFC-free bronchodilator drug (Salbutamol), for the treatment of asthma and other respiratory conditions, utilizing the lipid-binding matrix that we had acquired from Phares Technology B.V. ("Phares"), in September, 2004. When we had acquired the Phares technology, we announced that we intended to immediately apply the acquired technology in our respiratory inhalant product development program to improve the delivery of inhalation-therapy drugs and overcome aerosol delivery incompatibility for combination drugs.

      On December 15, 2004, we signed a definitive agreement with Aventis Pharmaceuticals, Inc., a U.S. subsidiary of the sanofi-aventis Group, to acquire the business assets of Aventis Pharmaceuticals Puerto Rico, Inc. ("Aventis PR") for a purchase price of approximately $15 million. We expect to also incur between $3.0 million to $3.5 million in transaction related expenditures including legal, accounting, consulting and professional fees, and business restructuring costs. As of December 31, 2004, we have spent approximately $1.7 million in such transaction-related costs. The Aventis PR transaction, which is subject to the successful transfer of a major customer contract to Inyx, is scheduled to close by March 31, 2005. If we are successful in our attempts to fund and close the transaction, we will acquire a 140,000 square foot pharmaceutical manufacturing facility consisting of five buildings extending over 9.5 acres. The Aventis PR operation currently manufactures respiratory inhalers, utilizing both CFC and HFA propellants, nasal and allergy pumps and dermatological creams and ointments. All raw materials, components and finished goods produced are stored on site in an approximately 27,000 square foot warehouse housed in one of the five buildings. The Aventis PR site is located in the town of Manati in north central Puerto Rico, about 30 miles outside of San Juan, at 604 San Jose Road, Cotto Norte Industrial Park, Manati, 00674. We expect the Aventis PR acquisition to be materially additive to our revenues and earnings potential.

      On December 16, 2004, we granted Enzo Barichello a five-year warrant to purchase 100,000 shares of our common stock at a price of $1.11 per share. These warrants were issued to Mr. Barichello in relation to business acquisition and corporate development services provided to the Company in connection with our planned acquisition of Aventis PR.

      On December 30, 2004, we granted to two parties five-year warrants to each purchase 25,000 shares of our common stock at a price of $1.35 per share. These warrants were issued in relation to business acquisition and corporate development services provided to the Company in connection with our planned acquisition of Aventis PR.

Expectations

      In addition to focusing on the completion of our intended acquisition of Aventis PR, in 2005, we hope that we will receive all of the necessary U.S. government regulatory body approvals in order to commence to implement our manufacturing consulting agreement with Cuba, under the United Nations Development Programme - Montreal Protocol.

      We also continue to explore other pharmaceutical business acquisitions or the acquisition of pharmaceutical products, intellectual properties or drug delivery devices, although no such agreements have been agreed to or signed. In the event that we make a significant future acquisition or change our capital structure, we may be required to raise funds through additional borrowings or the issuance of additional debt or equity securities.


                                   MANAGEMENT

Directors and Executive Officers

Name                       Age                              Position with Company                           Start Date with Company
----                       ---                              ---------------------                           -----------------------
Jack Kachkar               41         Chairman, Chief Executive Officer and Director                             April 1, 2003

Steven Handley             40         President and Director                                                      May 1, 2003

Colin Hunter               48         Executive Vice President, Chief Scientific Officer and Director
                                                                                                                  May 1, 2003

James Douglas Brown        52         Director and Compensation Committee Chair                                  July 17, 2003

Joseph A. Rotmil           54         Director and Audit Committee Chair                                          May 5, 2004

Jay M. Green               56         Executive Vice President and Director of Corporate Development
                                                                                                                December 1, 2003

Rima Goldshmidt            42         Secretary, Vice President, Finance and Treasurer                           April 1, 2003

Ulrich Bartke              48         Vice President, Global Sales and Marketing                                  June 1, 2004

      Jack Kachkar MD - Chairman/ CEO and Director. Dr. Kachkar is a medical doctor with experience as an executive within the pharmaceutical industry. From 1996 until December 2002, he was President and CEO of Miza Pharmaceuticals, Inc., a Canadian corporation in Toronto, Ontario. Certain Miza subsidiaries were reorganized through bankruptcy proceedings, (see "Certain Relationships and Related Transactions" below). Dr. Kachkar has founded and assisted in the acquisition of a number of pharmaceutical companies focused on niche product development and manufacturing capabilities. He has provided consulting and advisory services within the pharmaceutical industry and was a founder in 1995 of a medical publishing company. Dr. Kachkar earned his medical degree in December 1995 from the English Language Medical Program at Semmelweis Medical University in Budapest, Hungary. Since September 2004, Dr. Kachkar has also been a director and officer of Medeorex, Inc., a publicly-held health services company.


      Steven Handley - President and Director. Mr. Handley has over 20 years experience within the pharmaceutical industry. During this period, Mr. Handley has held several senior management positions in manufacturing and technical operations. He has extensive experience in the development and manufacture of sterile pharmaceuticals and aerosols technology. Mr. Handley has worked for Evans Medical, Medeva PLC, and, during the past five years for CCL Pharmaceuticals and its successor Miza UK, where he was responsible for all manufacturing and technical operations as Senior Vice President. Mr. Handley holds a qualified pharmaceutical technician degree and is a member of several professional bodies. He also holds a diploma in management and is experienced in vaccine manufacturing and lyophilization technology.


      Colin Hunter - Executive Vice President, Chief Scientific Officer and Director. Mr. Hunter has over 25 years experience within the pharmaceutical industry where he has held senior positions within quality and manufacturing operations, gaining extensive experience of regulatory authorities' requirements for pharmaceutical products, including both United States Food and Drug Administration and European Union regulatory agencies. During his career, Mr. Hunter has worked for Glaxo Pharmaceuticals (now GSK), Evans Medical Ltd., and Medeva PLC. From January 1990 until June 2000, he was European Quality Director for Medeva Pharma Ltd., a subsidiary of Medeva-Celltech PLC. From July 2000 until April 2001, he was Quality Director for CCL Industries, Inc. From May 2001 until February 2003, he was Senior Vice President of Miza Pharmaceuticals (UK) Ltd. From March 2003 until April 2003, he was a director of Inyx Pharma Limited, and he became Executive Vice President of the Company in May 2003. Mr. Hunter holds a Bachelor of Science Degree with Honors in Bacteriology and Virology. He is a Chartered Biologist, a Member of the Institute of Biology, held a Fellow at The Institute of Quality Assurance (2000), and is also a member of other professional societies.


      Douglas Brown - Director and Audit Committee Member and Compensation Committee Chair. Mr. Brown is an independent director of the Company. He has been active in a number of financial and investment companies. He has served as a director of the L/M Asia Arbitrage Fund since June 1988 and of the Eastern Capital Fund since June 1988. Previously, Mr. Brown was Vice-President of Citibank in London, United Kingdom, and Geneva, Switzerland where he managed over one billion dollars in assets. Mr. Brown graduated LLB from Edinburgh University, United Kingdom.

      Joseph A. Rotmil - Director and Audit Committee Chairman and Compensation Committee Member. Since 1993, Mr. Rotmil has been President and CEO of Mixon Corporation, a manufacturer of public safety equipment. He is also currently President and CEO of Weston Capital Quest Corporation, a private consulting firm. Mr. Rotmil began his career in 1972 as an auditor with Coopers & Lybrand (now part of Price Waterhouse Coopers) and has held various financial and executive positions in the food services and telecommunications industry. His prior experience includes serving as President and CEO of Cobotyx Corporation, a privately owned telecommunications equipment manufacturer, and earlier as Vice President, Finance and Chief Financial Officer of that company. Mr. Rotmil has also served as a Controller at Executone Information Systems, a telecommunications equipment manufacturer, and as a Director of Corporate Accounting for Tetley, Inc., a large consumer products company. He also served as a Controller for the Accessories Group of General Mills, and as a Senior Financial Analyst at IBM.

      Jay M. Green - Executive Vice President and Director of Corporate Development. Mr. Green joined Inyx in December 2003. From January until November 2003, Mr. Green was a managing director of Duncan Capital, LLC, a merchant banking/investment banking firm that served as our investment banking firm. From June 2001 until 2002 year-end, Mr. Green was a Managing Director of BlueFire Partners, a Minneapolis-based capital markets advisory firm. From January 2001 until May 2001, Mr. Green served as an independent financial consultant advising both private and public companies. From June 2000 until December 2000, he was a Vice President with Unapix Entertainment, Inc., which was a public company on the American Stock Exchange (ASE: UPX) that filed for bankruptcy and its assets were subsequently liquidated. From March 1999 to May 2000, Mr. Green was an independent consultant advising private and public companies. From September 1998 until February 1999, he served as a Vice President with Paxar Corp. (NYSE:
PXR). From January 1991 until May 1998, Mr. Green was a Vice President with Seitel, Inc. (which was on the ASE and then the NYSE during his tenure). Since September 2004, Mr. Green has also been a director and officer of Medeorex, Inc., a publicly-held health services company.

      Rima Goldshmidt - Secretary, Vice President-Finance, Treasurer and Acting Chief Financial Officer. Ms. Goldshmidt is responsible for financial reporting and fiscal management. She has been employed with Inyx Canada Inc. and Inyx, Inc. since April 2003, and was appointed Secretary of the Company on May 5, 2004. Ms. Goldshmidt worked in the pharmaceutical industry for Miza Pharmaceuticals, Inc. between November 2001 and September 2002 as Director of Finance. From April 2002 to April 2003, she was a self-employed financial consultant to pharmaceutical companies. Prior to November, 2001 Ms. Goldshmidt served as an audit manager at KPMG where she focused on serving clients in the life sciences industry. Ms. Goldshmidt is a Chartered Accountant with a degree in Microbiology and Biochemistry from the University of Toronto.

      Ulrich Bartke - Vice President, Global Sales and Marketing. Mr. Bartke joined Inyx in June 2004. From November 2003 until joining Inyx, Mr Bartke was a self-employed consultant to pharmaceutical companies. Prior to that, Mr. Bartke served as Vice President Global Sales & Marketing of PowderJect Pharmaceuticals Plc, where he directed sales growth from approximately $40 million to in excess of $290 million during his two-year tenure from 2001 to August 2003, at which time PowderJect was acquired and Mr. Bartke became a pharmaceutical industry consultant focusing on U.S. and European markets. Mr. Bartke began his professional career and served for 17 years, from 1984 to 2001, with GlaxoSmithKline ("GSK") in a number of different executive capacities. He started out in manufacturing management positions before moving into several marketing directorships at SmithKline Beecham Pharmaceuticals. In his last position with GSK, he served as Therapy Area Director, Vaccines, for GSK Pharmaceuticals Europe. Mr. Bartke holds a BSc in Pharmacy and a Ph.D. in Pharmaceutical Chemistry from the University of Berlin.


Director Compensation

      Directors serve for a term of one year or until their successors are elected and qualified. Non-management directors receive annual compensation of $30,000 for serving on the Board and all committees. The chair of the Compensation Committee receives an additional $10,000 per year, and the chair of the Audit Committee receives an additional $10,000 per year. Existing non-management directors have also received certain stock options. See "Principal Stockholders and Security Ownership of Management".

Other Key Employees


Name                                     Position with Company
----                                     ---------------------
Ged Dittman                              Vice President, Operations

Phil Jenkinson                           Vice President, Quality

Joseph Rose                              Head of Finance

Patricia Gilmore                         Human Resources Manager

Anastasia Loftus                         Regulatory Affairs Manager

Malcolm Fox                              Engineering Manager

Carole Richardson                        Corporate Administration Manager

Serge Agueev                             Information Systems Manager


      Officers are appointed by and serve at the will of the Board of Directors. There are no family relationships between or among any of the directors or executive officers of the Company.

Governance

      The Board of Directors has adopted the following committees to assist in the Company's governance:


      Audit Committee - Joseph A. Rotmil and Douglas Brown comprise the Audit Committee, and Mr. Rotmil is the Chairman and Audit Committee Financial Expert. The Audit Committee functions under a Charter empowering it to, among other things, appoint the independent auditors, approve the auditor's fees, evaluate performance of the auditor, review financial statements and management's discussion and analysis thereof, review all SEC reports and press releases of a financial nature, oversee internal audit processes, oversee new audit reviews performed by the auditors, and receive management and other reports from the auditor.

      Compensation Committee - Douglas Brown and Joseph A. Rotmil comprise the Compensation Committee, and Mr. Brown serves as the Chairman. The Compensation Committee determines the compensation of the Chief Executive Officer and other executive officers, determines Board of Director compensation, awards options and other stock grants, and issues the report regarding these matters for inclusion in annual reports to stockholders.

      As we are not listed on a national stock exchange we are not subject to many of the corporate governance requirements mandated by The Sarbanes-Oxley Act of 2002 ("SOX"). However, we have filed a listing application with the American Stock Exchange in 2003, and structured our governance to comply fully with all requirements of that Exchange as required by SOX. We will continue to pursue a listing of our common stock on that exchange and will continue to comply with the rules of the exchange on which a listing is sought.

      Beginning with 2005, we are no longer a Small Business Issuer as defined by the rules of the SEC, and we will review our corporate governance for compliance with the heightened governance rules applicable to us.

Executive Compensation

      For the fiscal years ended December 31, 2004, 2003 and 2002, the following officers of the Company received the following cash compensation for services rendered to the Company. See "Management - Employment Agreements" for a description of compensation arrangements entered into by the Company with certain of its executive officers.

                                                                            Annual Compensation               Long-Term
                                                                            -------------------               ---------

                                                                                     Other Annual                     All Other
Name/Principal Position                    Year          Salary         Bonus        Compensation    Compensation    Compensation
-----------------------                    ----          ------         -----        ------------    ------------    ------------
Jack Kachkar(1) (3)
Chief                                      2004          $345,000         --               -               --         $75,000
Executive                                  2003          $245,000         --          $100,000(4)          --         $65,000
Officer                                    2002             --            --               --              --            --

Steven Handley(1)                          2004          $183,000         --           $27,885(6)          --         $57,329
President                                  2003          $163,300     $12,250(5)           --              --         $16,120
                                           2002             --            --               --              --            --

Colin Hunter(1)                            2004          $172,300         --           $29,501(6)          --         $61,568
Executive Vice-                            2003          $155,135     $11,635(5)           --              --         $16,120
President, CSO                             2002             --            --               --              --            --

Jay Green(1) (2)
Executive                                  2004          $150,000     $75,000(5)       $5,000(7)           --         $10,000
Vice-President, Corp. Dev.                 2003             --            --               --              --            --
                                           2002             --            --               --              --            --

Rima Goldshmidt(1)
Vice President,                            2004          $100,000     $35,000(5)           --              --         $15,000
Finance                                    2003           $92,000       $5,000             --              --            --
                                           2002             --            --               --              --            --

Ulrich Bartke(1) (2)
Vice President,                            2004           $96,000         --           $11,254(6)          --         $20,361
Sales & Marketing                          2003             --            --               --              --            --
                                           2002             --            --               --              --            --

(1)   No compensation was paid in 2002.

(2)   No compensation was paid in 2003.

(3) During 2003 and 2004, Dr. Kachkar provided his services to Inyx and its subsidiaries through "JK Services", a partnership of corporations owned by him and members of his immediate family. See "Related Party Transactions".

(4) Represents a discretionary expense allowance. Effective January 1, 2004, such amount was combined with the salary amount.

(5)   Accrued but not paid.

(6)   Represents vehicle, travel and professional fee allowances.

(7)   Represents a one-time discretionary expense allowance.

Stock Options


                                                   Number of Securities Underlying
                                                       Unexercised Options at           Value of Unexercised In-the-Money
                                                         Fiscal Year End                   Options at Fiscal Year End
                                                    -----------------------------       ------------------------------
                       Number of Shares
                            Acquired      Value
   Name                  or Exercised    Realized   Exercisable     Unexercisable       Exercisable      Unexercisable
   ----                  ------------    --------   -----------     -------------       -----------      -------------
Jack Kachkar                    --           --        750,000               --           $233,500               --

Steven Handley                  --           --             --               --                 --               --

Colin Hunter                    --           --        233,333          166,667           $ 58,333         $ 41,667

Jay Green                       --           --        500,000               --           $125,000               --

Rima Goldshmidt                 --           --        215,000               --           $ 55,250               --

Ulrich Bartke                   --           --        110,000          100,000           $ 19,800              -0-

Long-Term Incentive Plans

                                                                                    Estimated Future Payments under
                                                                                      Non-Stock Price-Based Plans
                                                                                      ---------------------------
                                                     Performance or
                     Number of Shares, Under       Other period Until       Threshold            Target               Maximum
    Name                 or Other Rights          Maturation or Payout       ($ or #)           ($ or #)             ($ or #)
    ----                 ---------------          --------------------       --------           --------             --------
Jack Kachkar                   None                        --                   --                 --                   --

Steven Handley                 None                        --                   --                 --                   --

Colin Hunter                   None                        --                   --                 --                   --

Jay Green                      None                        --                   --                 --                   --

Rima Goldshmidt                None                        --                   --                 --                   --

Ulrich Bartke                  None                        --                   --                 --                   --

Employment Agreements

      The Company has signed Employment Agreements with its six executive officers. Such agreements have the following principal terms:


                            Jack                                 Colin                Jay
    Feature              Kachkar (1)      Steven Handley         Hunter              Green         Rima Goldshmidt    Ulrich Bartke
    -------              -----------      --------------         ------              -----         ---------------    -------------
  Start Date           January 1, 2004     May 1, 2003        May 1, 2003       January 1, 2004     April 1, 2003     June 1, 2004

 Term of years                5                 5                  5                   5                  4                1.5

  Base salary              $345,000       (pound)100,000     (pound)95,000          $150,000            $92,000       (pound)90,000

Stock options (2)           750,000           750,000            100,000             500,000            100,000           210,000

Vacation weeks                4                 5                  5                   4                  4                 5

Severance amount           24 months       12 months base     12 months base        24 months          24 months         9 months
                              base                                                     base               base             base

(1) Dr. Kachkar's contract was with Inyx through May 15, 2003, when it was amended to direct all payments to JK Services, a personally owed investment company, for purposes of Canadian tax planning. Beginning January 1, 2004, the employment agreement was resumed with Dr. Kachkar and the terms amended to provide for a $345,000 salary without any discretionary expense allowance.

(2) Actual grants as of December 31, 2004 were: Kachkar - 750,000; Handley - nil; Hunter - 400,000; Green - 500,000; Goldshmidt 215,000; Bartke - 210,000.

      With the exception of Mr. Bartke, who is entitled to a five percent net sales commission bonus based on certain gross margin thresholds, all agreements contain the following provisions:


      Bonus payments will be made as a percentage of base salary increasing with performance measured by EBITDA, with a base bonus of ten percent of annual base salary.


      Each executive may receive additional option grants upon award of the Compensation Committee. Base salary will increase by 5% during each year of the term. The term automatically renews for successive one-year periods after expiration of the primary employment term. Each agreement may be terminated early for good cause or by the executive's resignation. Termination for other reason triggers payment of the severance amount, offset by any termination event that is insured. Severance amounts for key senior executives increase from one-year base salary to two times salary in case of termination due to a change of control of the Company. Each executive is subject to customary confidentiality obligations and an agreement not to compete with the Company for three years following termination. Key executives are covered by a life insurance policy through the Company benefit plan. The policy coverage starts at two times the base salary.

Stock Option Plan

      The Company's Stock Option Plan (the "Option Plan") provides for the grant of options for the purchase of common stock to eligible employees, officers and directors, and those persons who the Company believes may have made a valuable contribution to the Company. The Option Plan covers, in the aggregate, a maximum of 5,000,000 shares of common stock and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option.

      The Board of Directors administers and interprets the Option Plan and is authorized to grant options thereunder to all eligible employees of the Company, including officers. The Board of Directors designates the optionees, the number of shares subject to the options, and the terms and conditions of each option. Each option granted under the Option Plan must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the later of the date of grant or the date first exercisable. An optionee may not transfer or assign any option granted, and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Organization of the Company

      Dr. Jack Kachkar, Mr. Steven Handley, and Mr. Colin Hunter may be considered to be the promoters who organized the Company.

      On March 26, 2003, the prior controlling shareholders of the Company sold 2,250,000 shares of common stock, representing 45% of shares outstanding, to Medira Investments LLC, which subsequently transferred such shares to Viktoria Benkovitch, the wife of Dr. Kachkar


      On April 28, 2003, the Company acquired all outstanding stock of Inyx Pharma, Ltd. in exchange for 16,000,000 shares of common stock of Inyx, Inc., including 7,600,000 shares issued to Larry Stockhamer as Trustee of the JEM Family Trust, of which Dr. Kachkar's children and other family members are the beneficiaries, 2,000,000 shares to Mr. Handley and 600,000 shares to Mr. Hunter. Dr. Kachkar disclaims any beneficial ownership of the shares owned by Ms. Benkovitch or Mr. Stockhamer. See the discussion below in "Related Party Transactions."

      Dr. Kachkar has been issued stock options for a total of 500,000 shares at an exercise price of $1.10 per share and has entered into the Employment Agreement described above. On August 22, 2003, he also participated in a private placement of restricted common stock which was made to existing stockholders. He acquired 100,000 shares at $1.00 per share in exchange for debt owed to him, and received two-year warrants, to purchase one share for each share purchased in the offering for $1.50 per share. On July 2, 2004, Dr. Kachkar was issued additional stock options for 50,000 shares at an exercise price of $0.90 per share. On November 22, 2004, Dr. Kachkar was issued additional stock options for 200,000 shares at an exercise price of $0.92 per share.


      Mr. Handley has entered into the Employment Agreement described above.

      Mr. Hunter has been granted stock options for a total of 400,000 shares at a price of $1.10 per share and the Employment Agreement described above.

      Related Party Transactions


      Mr. Green has been granted stock options for a total of 500,000 shares at a price of $1.10 per share and the Employment Agreement described above. Prior to joining the Company, Mr. Green was previously a managing director at Duncan Capital LLC ("Duncan"). Duncan had been the Company's investment banker during the second half of 2003. That relationship with Duncan has been terminated. On May 7, 2004, the Company terminated its investment banking relationship with Duncan. As a termination fee, the Company agreed to pay Duncan $120,000.

      Mr. Green and Dr. Kachkar's spouse, Viktoria Benkovitch are co-owners of Karver Capital Holding, Ltd., ("Karver"), a private investment holding company incorporated in the British Virgin Islands. Karver is an affiliate of Medeorex, Inc. ("Medeorex"), a publicly-held health services company that subleases office space from the Company.

      On July 1, 2004, the Company granted a total of 100,000 five year stock purchase warrants to Mr. Green as additional consideration for the issuance of a promissory note. These warrants allow the holder to purchase the Company's common stock at a price of $0.80 per share.


      On July 1, 2004, the Company subleased 25% of its New York offices to Medeorex. Medeorex is required to pay to the Company approximately $30,000 in annual rent. Dr. Kachkar and Mr. Green are officers and directors of Medeorex.

      On July 2, 2004, the Company granted a total of 1,500,000 warrants to First Jemini Trust, a discretionary family trust in which Dr. Kachkar and his spouse, are non-voting beneficiaries. These five-year warrants were granted pursuant to various business development services provided to the Company and allow the holder to purchase the Company's common stock at a price of $0.90 per share.


      In July 2004, Dr. Jack Kachkar and his spouse, and Mr. J. Douglas Brown, an outside Director, each provided the Company with stockholder loans amounting to $300,000. Mr. Jay Green, the Company's Executive Vice President of Corporate Development, also provided the Company a stockholder loan in the amount of $100,000. All of these stockholder loans are due by December 31, 2004 and bear interest at seven percent annually. As additional consideration for these loans, the Company granted these individuals five-year warrants, to purchase an aggregate of 700,000 shares of its common stock at an exercise price of $0.80 per share.

      In November 2004, Dr. Kachkar and his spouse, Mr. Brown and Mr. Green agreed to each renew their loans to the Company. Such stockholder loans are now due by March 31, 2005 and bear interest at ten percent annually. As additional consideration for such loans and for additional services provided to the Company in connection with the Company's corporate developments, the Company granted these individuals five-year warrants, to purchase an aggregate of 1,150,000 shares of its common stock at an exercise price of $0.95 per share. Net proceeds from these loans were utilized for working capital purposes.

      On May 1, 2001, Miza UK, a subsidiary of Miza Pharmaceuticals, Inc., a Canadian corporation, acquired the pharmaceutical development and manufacturing business of CCL Pharmaceuticals, a division of CCL Industries (UK), Limited unrelated to the Company or any affiliate, for $20 million in a combination of stock, and vendor debt and convertible debt notes. At that time, Miza Pharmaceuticals, Inc. ("Miza Inc.") was majority owned by Dr. Jack Kachkar and his family members. Dr. Kachkar resigned as an executive officer of Miza Inc. on December 31, 2002 and as a Director of that company on May 15, 2003.

      Miza Inc. had three operating subsidiaries, Miza Pharmaceuticals (UK), Ltd. ("Miza UK"), Miza Ireland Limited ("Miza Ireland") and Miza Pharmaceuticals USA, Inc. ("Miza USA"). Dr. Kachkar was involved in the management of all four companies, although he resigned as an officer of Miza Inc. in December 2002, and as a director in May 2003; he resigned as a director of Miza UK in August 2002 and was never an officer; he resigned as a director of Miza Ireland in October 2002 and was never an officer; and he resigned as an officer of Miza USA in March 2003 and as a director in May 2003, after it had been sold to its management in October 2002. Miza UK was placed in Administration in 2001 and sold its assets out of Administration in March 2003 to Inyx Pharma. Miza Ireland's assets were sold to an unrelated third party through an Irish court liquidation proceeding. Miza USA was placed with Chapter 11 bankruptcy proceedings by its new owners in May 2003 under the name Carr Pharmaceuticals, Inc. Miza Inc. is currently inactive.

      On September 3, 2002, Miza UK was placed into court-appointed Administration. On February 2, 2003, Inyx Pharma was organized by Steven Handley and Colin Hunter, who acquired 12.5% and 3.75% of the company, respectively, for nominal value. On March 3, 2003, 75821 Ontario Limited ("Ontario"), a Canadian entity owned by Jordon Slatt, acquired 8.75% of Inyx Pharma for services and 65% of Inyx Pharma as trustee for the JEM Family trust ("JEM"), whose beneficiaries are Dr. Kachkar and his family. Such trust is irrevocable and grants to independent trustees the right to vote and dispose of any stock owned by the trust. Therefore, Dr. Kachkar and Ms. Benkovitch (Dr. Kachkar's wife) disclaim beneficial ownership of the shares owned by the trust. JEM paid approximately (pound)550,000 to acquire such shares, which were distributed from Ontario to JEM in May 2003. The final investor in Inyx Pharma was Coral Beach Ventures, Inc., a Liechtenstein based fund, which acquired 10% of Inyx Pharma for (pound)750,000 on March 7, 2003. Other than Dr. Kachkar, Mr. Handley and Mr. Hunter being previous directors or management of Miza companies, none of the Inyx Pharma shareholders were related.

      On March 7, 2003, two divisions of Miza UK, "Miza Aerosols" and "Miza Development", were sold from the Administrator to Inyx Pharma for a total purchase price, inclusive of working capital, of $7.1 million, plus acquisition costs of $1.2 million. The acquisition price was obtained from the foregoing capital contributions and a loan from Venture Finance PLC.


      Prior to September 3, 2002, Dr. Jack Kachkar, the Company's Chairman and CEO, was a director and indirect shareholder of Miza UK but as a result of this administration process, at the time of its acquisition of Miza UK's assets, Inyx Pharma and its shareholders did not directly or indirectly own or control any of Miza UK's assets.Then, on April 28, 2003, the Inyx Pharma stockholders unanimously agreed to exchange their shares for an aggregate of 64% of the outstanding common stock of Doblique. At the time of the transfer, Dr. Kachkar was the sole director and officer of Inyx (f/k/a Doblique), and his wife, Ms. Benkovitch, was the owner of 45% of the outstanding common stock of Inyx (f/k/a Doblique) following the transfer to her from Medira Investments, LLC, a wholly-owned investment company.


      In his capacity as the Company's director, Dr. Kachkar acted for Doblique in connection with the Inyx Pharma acquisition. In addition, Inyx Pharma was represented by its own Board of Directors, officers, and separate legal counsel. Dr. Kachkar concluded that the Inyx Pharma transaction was fair to the unaffiliated stockholders of Doblique and all other parties. Such conclusion was based upon the following factors:


      o Doblique received an opinion that the acquisition was fair to the Doblique stockholders from a financial point of view from Jeffrey Katz, C.A. Mr. Katz is an independent chartered accountant in Canada and is experienced in the analysis of public companies and rendering of fairness opinions.

      o Doblique shares were trading sporadically at prices as low as $.21 per share before the acquisition of the control bloc by Medira was announced, and the net book value per share as of December 31, 2002 was a negative $0.03. Following announcement of the change of control and closing of the acquisition, the trading price of the Doblique stock increased to $1.55.

      o Doblique has moved from a small company with limited assets and continuing losses from operations to a potentially growing specialty pharmaceutical company with an international client base.


      The Company and Inyx Pharma previously had been without cash resources, and Dr. Kachkar's family made numerous cash advances in anticipation of the acquisition of Inyx Pharma. In August 2003, $100,000 of such loans was converted into common stock at $1.00 per share, and all other amounts have been satisfied.


      Inyx Canada provides management services to Inyx and its subsidiary, Inyx Pharma. JK Services, a partnership of companies owned by Dr. Kachkar and his immediate family members, provides Dr. Kachkar's services to the Company, from time to time. Total payments to JK Services in 2003 were $980,939, consisting of $228,125 for recurring salary and $752,814 based on the following: In March 2003, Dr. Kachkar agreed to contribute (pound)400,000 to Inyx Pharma so it could meet the shareholders equity requirement of its lender Venture Finance. Such contribution was made with an understanding that the Company would repay it when it could meet the financial covenant on its own, and the contribution was returned in November 2003 in the form of a payment to JK Services.

      Dr. Kachkar holds 40,000 shares of Company stock owned of record and beneficially, options to purchase 750,000 shares of Company stock, and warrants to purchase an additional 100,000 shares of Company stock. In 2003, Dr. Kachkar previously held 100,000 shares in Company stock which he acquired in August 2003 when he converted an outstanding shareholder loan of approximately $100,000 due to him by the Company into common stock at $1.00 per share. In January 2004 Dr. Kachkar transferred 60,000 shares of his Company stock to Bennett Jones, a Canadian law firm which provides legal and commercial advice and services to Dr. Kachkar's family. Such transfer was in lieu of fees payable to Bennett Jones by Dr. Kachkar's family.

      On April 14 2004, the Company transferred all shares of its subsidiary, Inyx Realty, Inc. to First Jemini Trust, a discretionary family trust for the benefit of Dr. Kachkar's Family. Inyx Realty was formed to be the lessee of an office facility in Miami. The Company instead determined to lease office space in New York, New York and had no need for the Miami space or its associated liability. The transfer of Inyx Realty to First Jemini Trust effectively removed the long-term lease commitment liability from the Company.


      The Company believes that all of the foregoing transactions were made on terms as favorable as could have been obtained from unrelated third parties.


           PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT


      There are 150,000,000 shares of common stock and 10,000,000 shares of Preferred Stock authorized by the Company. Of this amount, as of January 26, 2005, 38,112,479 shares of common stock have been issued and are outstanding, and the following is a list of all executive officers, directors and persons known to the Company to beneficially own at least 5% of outstanding shares:



                                                                                                 After Offering
                                                          Before Offering                   Assuming All Shares Are Sold
                                                          ---------------                   ----------------------------

Name and Address                             Number of Shares          Percentage       Number of Shares         Percentage
----------------                             ----------------          ----------       ----------------         ----------
Jordan Slatt                                     2,201,500(1)              5.7%           1,101,500(2)              2.9%
  124 Sandringham Drive
  North York, Ontario Canada M3H 1E3

Viktoria Benkovitch                              3,000,000(3)              7.7%           3,000,000(3)              7.7%
  Unit #1210, 445 Grand Bay Drive
  Key Biscayne, Florida 33149

Jack Kachkar                                       890,000(4)              2.3%             890,000(4)              2.3%
  Unit #1210, 445 Grand Bay Drive
  Key Biscayne, Florida 33149


                                                                                                 After Offering
                                                          Before Offering                   Assuming All Shares Are Sold
                                                          ---------------                   ----------------------------

Name and Address                             Number of Shares          Percentage       Number of Shares         Percentage
----------------                             ----------------          ----------       ----------------         ----------
Steven Handley                                   2,000,000(5)              5.2%           2,000,000(5)              5.2%
  37 Parkland Drive
  Elton, Chester
  Cheshire, England CH2 4PG

Rima Goldshmidt                                    215,000(6)              0.6%             215,000(6)              0.6%
  103 Overbrook Place
  Toronto, Ontario, Canada M3H 4P5

Colin Hunter                                     1,000,000(7)              2.6%           1,000,000(7)              2.6%
  11 Humberclose
  Widnes, Cheshire, England

Larry Stockhamer, Trustee                        9,100,000(8)             22.9%           6,500,000(9)             16.4%
  76 Sanibel Crescent
  Thornhill, Ontario, Canada L4J 8K7

Stiefel Laboratories, Inc.                       4,000,000(10)             9.5%           4,000,000                 9.5%
  which is owned by Charles Stiefel
  and Family Members
  255 Alhambra Circle
  Coral Gables, Florida 33134

Seward Trade Ltd.                                2,300,000                 6.0%                 -0-                 -0-
  voting and dispositive power
  is held by Alex Benkovitch
  Des Bergues 11, CP, Geneva 11
  Switzerland, CH-1211

Perceptive Life Sciences Master Fund Ltd.,
  voting and dispositive power is held by
  Joseph Edelman
  Suite 100,
  5437 Connecticut Ave, N.W
  Washington, D.C. 20015                         2,500,000                 6.6%          2,500,000                 6.6%

J. Douglas Brown                                 1,200,000(11)             3.1%          1,000,000(12)             2.6%
  Sturdy's, Taston
  Oxon, UK 0OX735L

Joseph A. Rotmil                                   200,000(13)             0.5%            200,000(13)             0.5%
  812 Hampton
  Weston, FL 33326

Jay M. Green                                       850,000(14)             2.2%            850,000(14)             2.2%
  104 West Shore Drive
  Putnam Valley, New York, NY 10579

Ulrich Bartke                                      210,000(15)             0.5%            210,000(15)             0.5%
  Doernter Weg 26
  Wallenhorst, Germany D-49134

All officers and directors as a group            6,565,000(16)            15.7%          6,365,000(17)            15.2%
    (8 persons)

--------------

(1) Consists of 1,301,500 shares owned of record and beneficially, 700,000 owned in his capacity as trustee of 715821 Ontario Limited, and warrants to purchase 200,000 shares.

(2) Consists of 1,101,,500 shares owned of record and beneficially once 200,000 shares are sold directly, 200,000 shares sold through the exercise of warrants, and 700,000 shares sold through his capacity as trustee of 715821 Ontario Limited.


(3) Consists of 2,250,000 shares owned of record and beneficially and warrants to purchase 750,000 shares. Ms. Benkovitch is the spouse of Dr. Jack Kachkar. Dr. Kachkar disclaims any beneficial ownership of her shares.

(4) Consists of 40,000 shares owned of record and beneficially, options to purchase 750,000 shares, and warrants to purchase 100,000 shares. Dr. Kachkar previously held 100,000 shares but in January 2004 transferred 60,000 shares to Bennett Jones, a Canadian law firm, which provides his family with legal advice and services. Although Dr. Kachkar is presently one of the beneficiaries of the JEM Family Trust and First Jemini Trust, such trusts are discretionary family trusts for the benefit of Kachkar family members in which the Trustee has absolute discretion to determine to pay any or part of the income or capital of the Trusts to the beneficiaries, and to exclude any beneficiary from any distribution - also see notes (8 and 9) below. Dr. Kachkar possesses no right to vote or dispose of or otherwise control any shares held by the trusts, and therefore has no direct beneficial ownership of shares owned by Larry Stockhamer as sole Trustee of both the JEM Family Trust and First Jemini Trust.

(5)   Shares owned of record and beneficially.

(6)   Options to purchase 215,000 shares.


(7) Consists of 600,000 shares owned of record and beneficially and options to purchase 400,000 shares. Of these options, options to purchase 150,000 shares have vested. Options to purchase the remaining 250,000 shares are vesting over three years commencing June, 2003.

(8) Mr. Stockhamer is the Trustee of both the JEM Family Trust and First Jemini Trust. As Trustee of the JEM Family Trust, Mr. Stockhamer owns of record and beneficially 7,600,000 shares. As Trustee of First Jemini Trust, Mr. Stockhamer owns of record and beneficially warrants to purchase 1,500,000 shares. The JEM Family Trust and First Jemini Trust are discretionary family trusts for the benefit of Kachkar family members, including Dr. Kachkar, his spouse and two children. Dr. Kachkar and his family members possess no right to vote or dispose of or otherwise control any shares and warrants held by these family trusts, and therefore have no direct beneficial ownership of shares and warrants held by the Trustee, Mr. Larry Stockhamer.


(9) Consists of 5,000,000 shares and warrants to purchase 1,500,000 shares owned of record and beneficially by Mr. Larry Stockhamer as Trustee of the JEM Family Trust and First Jemini Trust, respectively, once 2,600,000 shares of the JEM Family Trust are sold.

(10) Represents shares issuable upon conversion of a (pound)2.5 million (approximately $4 million) Convertible Debenture which expires on March 6, 2007. Conversion is at the right of the Holder


(11) Consists of 100,000 shares owned of record and beneficially, options to purchase 250,000 shares, vesting over two years, and warrants to purchase 850,000 shares.


(12) Consists of options to purchase 250,000 shares and warrants to purchase 300,000 shares, once 100,000 shares are sold directly and 100,000 shares are sold through the exercise of warrants.

(13)  Options to purchase 200,000 shares, vesting over two years.


(14) Options to purchase 500,000 shares and warrants to purchase 350,000 shares.

(15) Options to purchase 210,000 shares, vesting over 1.5 years. Currently only 110,000 options have vested.

(16) Includes 2,740,000 shares, options to purchase 2,525,000 shares, and warrants to purchase 1,300,000 shares.

(17) Consists of 2,640,000 shares, options to purchase 2,525,000 shares and warrants to purchase 1,200,000 shares once 100,000 shares are sold directly and another 100,000 shares sold through the exercise of warrants.


      The Company is not aware of any arrangement which might result in a change in control in the future.


                          DESCRIPTION OF CAPITAL STOCK

      The following summary is qualified in its entirety by reference to the Company's Restated Articles of Incorporation ("Articles") and its Bylaws. The Company's authorized capital stock consists of 150,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share.

Common Stock


      As of January 26, 2005, 38,112,479 common shares of the Company's common stock are held of record by 327 holders and approximately 887 beneficial holders. Each share of common stock entitles the holder of record thereof to cast one vote on all matters acted upon at the Company's stockholder meetings. Directors are elected by a plurality vote. Because holders of common stock do not have cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual meeting at which a quorum is present can elect all of the Company's directors. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued in connection with the exercise of options under the Option Plan will be fully paid and non-assessable when issued.


      Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its sole discretion from funds legally available there for. In the event the Company is liquidated, dissolved or wound up, holders of common stock are entitled to share ratably in the assets remaining after liabilities and all accrued and unpaid cash dividends are paid.

Preferred Stock

      The Board of Directors of the Company has the authority to divide the authorized preferred stock into series, the shares of each series to have such relative rights and preferences as shall be fixed and determined by the Board of Directors. The provisions of a particular series of authorized preferred stock, as designated by the Board of Directors, may include restrictions on the payment of dividends on common stock. Such provisions may also include restrictions on the ability of the Company to purchase shares of common stock or to purchase or redeem shares of a particular series of authorized preferred stock. Depending upon the voting rights granted to any series of authorized preferred stock, issuance thereof could result in a reduction in the voting power of the holders of common stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the preferred stock will receive, in priority over the holders of common stock, a liquidation preference established by the Board of Directors, together with accumulated and unpaid dividends. Depending upon the consideration paid for authorized preferred stock, the liquidation preference of authorized preferred stock and other matters, the issuance of authorized preferred stock could result in a reduction in the assets available for distribution to the holders of common stock in the event of the liquidation of the Company.

      There are no shares of preferred stock designated or issued as of the date hereof.

Certain Rights of Holders of Common Stock

      The Company is a Nevada corporation organized under Chapter 78 of the Nevada Revised Statutes ("NRS"). Accordingly, the rights of the holders of common stock are governed by Nevada law. Although it is impracticable to set forth all of the material provisions of the NRS or the Company's Articles and Bylaws, the following is a summary of certain significant provisions of the NRS and/or the Company's Articles and Bylaws that affect the rights of securities holders.

Anti Takeover Provisions

Special Meetings of Stockholders; Director Nominees

      The Company's Bylaws and Articles provide that special meetings of stockholders may be called by stockholders only if the holders of at least 66-2/3% of the common stock join in such action. The Bylaws and Articles of the Company also provide that stockholders desiring to nominate a person for election to the Board of Directors must submit their nominations to the Company at least 60 days in advance of the date on which the last annual stockholders' meeting was held, and provide that the number of directors to be elected (within the minimum - maximum range of 3 to 21 set forth in the Articles and Bylaws of the Company) shall be determined by the Board of Directors or by the holders of at least 66-2/3% of the common stock. While these provisions of the Articles and Bylaws of the Company have been established to provide a more cost-efficient method of calling special meetings of stockholders and a more orderly and complete presentation and consideration of stockholder nominations, they could have the effect of discouraging certain stockholder actions or opposition to candidates selected by the Board of Directors and provide incumbent management a greater opportunity to oppose stockholder nominees or hostile actions by stockholders. The affirmative vote of holders of at least 66-2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal any of these provisions.

Removal of Directors

      The Articles of the Company provide that directors may be removed from office only for cause by the affirmative vote of holders of at least 66-2/3% of the common stock. Cause means proof beyond the existence of a reasonable doubt that a director has been convicted of a felony, committed gross negligence or willful misconduct resulting in a material detriment to the Company, or committed a material breach of such director's fiduciary duty to the Company resulting in a material detriment to the Company. The inability to remove directors except for cause could provide incumbent management with a greater opportunity to oppose hostile actions by stockholders. The affirmative vote of holders of at least 66-2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal this provision.

Control Share Statute

      Sections 78.378 - 78.3793 of the Nevada statutes constitute Nevada's control share statute, which set forth restrictions on the acquisition of a controlling interest in a Nevada corporation which does business in Nevada (directly or through an affiliated corporation) and which has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada. A controlling interest is defined as ownership of common stock sufficient to enable a person directly or indirectly and individually or in association with others to exercise voting power over at least 20% but less than 33.3% of the common stock, or at least 33.3% but less than a majority of the common stock, or a majority or more of the common stock. Generally, any person acquiring a controlling interest must request a special meeting of stockholders to vote on whether the shares constituting the controlling interest will be afforded full voting rights, or something less. The affirmative vote of the holders of a majority of the common stock, exclusive of the control shares, is binding. If full voting rights are not granted, the control shares may be redeemed by the Company under certain circumstances. The Company does not believe the foregoing provisions of the Nevada statutes are presently applicable to it because it does not presently conduct business in Nevada; however, if in the future it does conduct business in Nevada then such provisions may apply.

Business Combination Statute

      Sections 78.411 - 78.444 of the NRS set forth restrictions and prohibitions relating to certain business combinations and prohibitions relating to certain business combinations with interested stockholders. These Sections generally prohibit any business combination involving a corporation and a person that beneficially owns 10% or more of the common stock of that company (an "Interested Stockholder") (A) within five years after the date (the "Acquisition Date") the Interested Stockholder became an Interested Stockholder, unless, prior to the Acquisition Date, the corporation's board of directors had approved the combination or the purchase of shares resulting in the Interested Stockholder becoming an Interested Stockholder; or (B) unless five years have elapsed since the Acquisition Date and the combination has been approved by the holders of a majority of the common stock not owned by the Interested Stockholder and its affiliates and associates; or (C) unless the holders of common stock will receive in such combination, cash and/or property having a fair market value equal to the higher of (a) the market value per share of common stock on the date of announcement of the combination or the Acquisition Date, whichever is higher, plus interest compounded annually through the date of consummation of the combination less the aggregate amount of any cash dividends and the market value of other dividends, or (b) the highest price per share paid by the Interested Stockholder for shares of common stock acquired at a time when he owned 5% or more of the outstanding shares of common stock and which acquisition occurred at any time within five years before the date of announcement of the combination or the Acquisition Date, whichever results in the higher price, plus interest compounded annually from the earliest date on which such highest price per share was paid less the aggregate amount of any cash dividends and the market value of other dividends. For purposes of these provisions, a "business combination" is generally defined to include (A) any merger or consolidation of a corporation or a subsidiary with or into an Interested Stockholder or an affiliate or associate; (B) the sale, lease or other disposition by a corporation to an Interested Stockholder or an affiliate or associate of assets of that corporation representing 5% or more of the value of its assets on a consolidated basis or 10% or more of its earning power or net income; (C) the issuance by a corporation of any of its securities to an Interested Stockholder or an affiliate or associate having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of that corporation; (D) the adoption of any plan to liquidate or dissolve a corporation proposed by or under an agreement with the Interested Stockholder or an affiliate or associate; (E) any receipt by the Interested Stockholder or an affiliate, except proportionately as a stockholder, of any loan, advance, guarantee, pledge or other financial assistance or tax credit or other tax advantage; and (F) any recapitalization or reclassification of securities or other transaction that would increase the proportionate shares of outstanding securities owned by the Interested Stockholder or an affiliate. Sections 78.411-78.444 of the Nevada statutes are presently applicable to the Company.

Special Meetings

      The Company's Bylaws and Articles provide that special meetings of the stockholders of the Company may be called by the Chairman of the Board, the Board of Directors or upon written request of stockholders holding not less than 66 2/3% of the common stock.

Mergers, Consolidations and Sales of Assets

      Nevada law provides that an agreement of merger or consolidation, or the sale or other disposition of all or substantially all of a corporation's assets, must be approved by the affirmative vote of the holders of a majority of the voting power of a corporation (except that no vote of the stockholders of the surviving corporation is required to approve a merger if certain conditions are met, unless the articles of incorporation of that corporation states otherwise, and except that no vote of stockholders is required for certain mergers between a corporation and a subsidiary), but does not require the separate vote of each class of stock unless the corporation's articles of incorporation provides otherwise (except that class voting is required in a merger if shares of the class are being exchanged or if certain other rights of the class are affected). The Company's Articles do not alter these provisions of Nevada law.

Directors; Removal of Directors

      Under Nevada law, the number of directors may be fixed by, or determined in the manner provided in the articles of incorporation or bylaws of a corporation, and the board of directors may be divided into classes as long as at least 25% in number of the directors are elected annually. Nevada law further requires that a corporation have at least one director. Directors may be removed under Nevada law with or without cause by the holders of not less than a majority of the voting power of the corporation, unless a greater percentage is set forth in the articles of incorporation. The Articles of the Company provide that directors may be removed only for cause by a two-thirds majority of stockholders.

Amendments to Bylaws

      The Company's Bylaws may be amended by the Board of Directors or stockholders, provided, however that certain provisions can only be amended by the affirmative vote of holders of at least 66 2/3% of the common stock. These provisions relate to special meetings of stockholders, actions by written consent of stockholders, nomination of directors by stockholders, proceedings for the conduct of stockholder's meetings and the procedures for fixing the number of and electing directors.

Limitation on Liability of Directors

      Section 78.037 of the NRS provides that a Nevada corporation may limit the personal liability of a director or officer to a corporation or its stockholders for breaches of fiduciary duty, except that such provision may not limit liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or payment of dividends or other distributions in violation of the Nevada statutes. The Company's Articles provide that no director shall be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability
(A) for any breach of the director's duty of loyalty to the Company or its stockholders, (B) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (C) liability under the Nevada statutes, or (D) for any transaction from which the director derived an improper personal benefit.

      In the opinion of the Securities and Exchange Commission, the indemnification and limitation of liability provisions described above would not eliminate or limit the liability of directors and officers under the federal securities laws.

Appraisal Rights

      The Nevada statutes provide dissenting or objecting security holders with the right to receive the fair value of their securities in connection with certain extraordinary corporate transactions. These appraisal rights are available with respect to certain mergers and share exchanges and in connection with the granting of full voting rights to control shares acquired by an interested stockholder. However, unless the transaction is subject to the control share provisions of the Nevada statutes, a stockholder of a Nevada corporation may not assert dissenters' rights, in most cases, if the stock is listed on a national securities exchange or held by at least 2,000 stockholders of record (unless the articles of incorporation of the corporation expressly provide otherwise or the security holders are required to exchange their shares for anything other than shares of the surviving corporation or another publicly held corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders). The Company's Articles do not alter these provisions of Nevada law.

Distributions

      Dividends and other distributions to security holders are permitted under the Nevada statutes as authorized by a corporation's articles of incorporation and its board of directors if, after giving effect to the distribution, the corporation would be able to pay its debts as they become due in the usual course of business and the corporation's total assets would exceed the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount needed to satisfy the preferential rights on dissolution of holders of stock whose preferential rights are superior to those of the shares receiving the distribution.

Preemptive Rights

      Under the Nevada statutes, stockholders of Nevada corporations organized prior to October 1, 1991 have preemptive rights unless the articles of incorporation expressly deny those rights or the stock issuance is among those described in Section 78.265. A stockholder who has preemptive rights is entitled, on terms and conditions prescribed by the board of directors, to acquire proportional amounts of the corporation's unissued or treasury shares in most instances in which the board has decided to issue them. The Company's Articles expressly deny the availability of preemptive rights to the Company's stockholders.

Cumulative Voting

      Under the Nevada statutes, the articles of incorporation of a corporation may provide for cumulative voting, which means that the stockholders are entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and then cast the product for a single candidate or distribute the product among two or more candidates. Cumulative voting is not available to stockholders of a Nevada corporation, unless its articles of incorporation expressly provide for that voting right. The Company's Articles do not contain a provision permitting stockholders to cumulate their votes when electing directors.

                                  LEGAL MATTERS

      The validity of the issuance of the shares of common stock offered by this Prospectus has been passed upon for the Company and the selling stockholders by Alverson Taylor Mortensen Nelson & Sanders, Las Vegas, Nevada.

                                     EXPERTS


      The consolidated financial statements of Inyx, Inc. (formerly known as Doblique, Inc.) as of December 31, 2003 and, for the year then ended, and of Inyx, Inc. (the successor of Miza Pharmaceuticals (UK) Limited), as of December 31, 2002 and the year then ended, as listed below, included in this Prospectus and the Registration Statement have been included herein in reliance upon the report of Berkovits, Lago & Company, LLP, independent certified public accountants, given on the authority of said firm as an expert in auditing and accounting.


Changes In and Disagreements with Accountants on Accounting and Financial Disclosure


      On July 23, 2002, Doblique, Inc. was informed by Scott Hatfield, CPA, Dallas, Texas (the "First Auditor") that his firm resigned as Doblique's independent public accountant.

      The First Auditor's report for the two most recent fiscal years included an explanatory paragraph concerning Doblique's ability to continue as a going concern. During the two most recent fiscal years and during the interim period from December 31, 2001 until July 23, 2002, Doblique did not have any disagreements with the First Auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that would require disclosure in the Form 8-K reporting the resignation dated July 23, 2003. During such period, there were no reportable events as described in
Item 304(a)(1)(v) of Regulation S-K. Scott W. Hatfield, CPA, furnished to Doblique a letter addressed to the SEC stating that it agrees with the statements in the immediately preceding paragraph. An updated copy of such letter, dated August 7, 2002 was filed as Exhibit 1 to the Form 8-K.

      On July 26, 2002, Doblique retained the accounting firm of Parks, Tschopp, Whitcomb & Orr, Maitland, Florida (the "Second Auditor") as its independent auditors for the fiscal year ending December 31, 2002. The Board of Directors of Doblique approved the selection of the Second Auditor as new independent auditors. During Doblique's two most recent fiscal years ended December 31, 2001, and the subsequent interim periods through the date of this Report, Doblique did not consult with the Second Auditor regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K. On March 29, 2003, following a change in control of Doblique, Doblique dismissed the Second Auditor as its independent auditors. The Second Auditor's reports for the two most recent fiscal years included an explanatory paragraph concerning Doblique's ability to continue as a going concern. During the two most recent fiscal years and during the interim period from December 31, 2002 until March 29, 2003, Doblique did not have any disagreements with the Second Auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that would require disclosure in the Form 8-K dated March 24, 2003 reporting the closing. During such period, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K. The Second Auditor furnished to Doblique a letter addressed to the SEC stating that it agreed with the statements in the immediately preceding paragraph. A copy of such letter, dated April 2, 2003 was filed as Exhibit 2 to the Form 8-K.

      On March 29, 2003, Doblique retained the accounting firm of Berkovits, Lago & Company, LLP, Fort Lauderdale, Florida, as its independent auditors for the fiscal year ending December 31, 2003. The Board of Directors of Doblique approved the selection of Berkovits, Lago &Company, LLP as new independent auditors. Neither management nor anyone on its behalf had consulted with Berkovits, Lago & Company, LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Doblique's financial statements, and neither a written report nor oral advice was provided to Doblique that Berkovits, Lago & Company, LLP concluded was an important factor considered by Doblique in reaching a decision as to the accounting, auditing or financial reporting issue during Doblique's two most recent fiscal years prior to engaging Berkovits, Lago & Company, LLP.


                              AVAILABLE INFORMATION

      The Company has filed under the Securities Act with the Securities and Exchange Commission a Registration Statement on Form SB-2 with respect to its shares of common stock offered hereby. This Prospectus was filed as a part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and its common stock.


      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy and information statements, and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained upon written request addressed to the Commission, Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the Commission at http://www.sec.gov. The Company maintains a website at www.inyxinc.com and publishes all SEC reports on the website.


      No person has been authorized to give any information or to make any representation other than as contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale of common stock made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered by this Prospectus to any person or by anyone in any jurisdiction in which it is unlawful to make such an offer or solicitation.

                                   INYX, INC.

Financial Statements of Inyx, Inc.

Reports of Independent Registered Public Accounting
Firm.......................................................................  F-2

Financial Statements:

Consolidated Balance Sheets as of September 30, 2004 and December 31,
2003 and Balance Sheet as of December 31,
2002.......................................................................  F-5

Consolidated Statements of Operations for the Nine Months Ended
September 30, 2004; for the period from March 7, 2003 through
September 30, 2003; for the period from January 1, 2003 through March
6, 2003; for the period from March 7, 2003 through December 31, 2003;
and Statement of Operations for the Year Ended December 31,
2002.......................................................................  F-6

Consolidated Statements of Stockholders' Equity (Deficit) and Other Comprehensive Loss for the Nine Months Ended September 30, 2004; for
the period from March 7, 2003 through September 30, 2003; for the period from January 1, 2003 through March 6, 2003; for the period from
March 7, 2003 through December 31, 2003; and Statement of Operations for the Year Ended December 31, 2002.......................................  F-7

Consolidated Statements of Cash Flows for Nine Months Ended September 30, 2004;for the period from March 7, 2003 through September 30, 2003; for the period from January 1, 2003 through March 6, 2003; for the period from March 7, 2003 through December 31, 2003; and Statement of Cash Flows for the Year Ended December 31,
2002.......................................................................  F-8
F-8

Notes to Consolidated Financial Statements.................................  F-9

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Inyx, Inc. (formerly known as Doblique, Inc.)


We have audited the consolidated balance sheet of Inyx, Inc. (formerly known as Doblique, Inc.) (the "Company") as of December 31, 2003 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the period from March 7, 2003 through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Inyx, Inc. (formerly known as Doblique, Inc.) as of December 31, 2003 and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the accompanying consolidated balance sheet and related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the period then ended have been restated to reflect the accounting for the acquisition of certain assets of Miza Pharmaceuticals (UK) Ltd. as a purchase, and recording of beneficial conversion features and warrants associated with certain convertible debt.

/s/ Berkovits, Lago & Company, LLP
Fort Lauderdale, Florida
April 9, 2004,
except for Note 3 as to which the date
is February 14, 2005

        REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors of
Miza Pharmaceuticals (UK) Ltd. (the predecessor to Inyx, Inc.)

We have audited the statements of operations, changes in stockholders' equity (deficit) and cash flows of Miza Pharmaceuticals (UK) Ltd. (the predecessor to Inyx, Inc.) (the "Company") for the period from January 1, 2003 through March 6, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Miza Pharmaceuticals (UK) Ltd. (the predecessor to Inyx, Inc.) for the period then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed more fully in Note 1 to the financial statements, Miza Pharmaceuticals (UK) Ltd. was placed under supervision of an Administrator in accordance with the United Kingdom Insolvency Act of 1986. On March 7, 2003, while under the supervision of the Administrator, Miza Pharmaceuticals (UK) Ltd. sold the majority of its property, plant and equipment, inventory, customer base and intellectual property to INYX Pharma, Ltd., a subsidiary of Inyx, Inc., and the designated successor of Miza Pharmaceuticals (UK) Ltd.


/s/ Berkovits, Lago & Company, LLP
Ft. Lauderdale, Florida
December 28, 2004

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Miza Pharmaceuticals (UK) Ltd. (the predecessor to Inyx, Inc.)

We have audited the balance sheet of Miza Pharmaceuticals (UK) Ltd. (the predecessor to Inyx, Inc.) (the "Company") as of December 31, 2002 and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Miza Pharmaceuticals (UK) Ltd. (the predecessor to Inyx, Inc.) as of December 31, 2002 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed more fully in Note 1 to the financial statements, Miza Pharmaceuticals (UK) Ltd. was placed under supervision of an Administrator in accordance with the United Kingdom Insolvency Act of 1986. On March 7, 2003, while under the supervision of the Administrators, Miza Pharmaceuticals (UK) Ltd. sold the majority of its property, plant and equipment, inventory, customer base and intellectual property to INYX Pharma, Ltd., a subsidiary of Inyx, Inc. and the designated successor of Miza Pharmaceuticals (UK) Ltd.


/s/ Berkovits, Lago & Company, LLP
Ft. Lauderdale, Florida
May 19, 2003

                                   INYX, INC.
                           Consolidated Balance Sheets
        (Expressed in thousands of U.S. dollars except for share amounts)

                                                                           ------------------------------------------
                                                                                     Successor            Predecessor
                                                                           ------------------------------------------
                                                                           September 30,   December 31,   December 31,
                                                                               2004           2003            2002
                                                                             Restated       Restated
                                                                           (Unaudited)
                                                                           ------------------------------------------
                                     Assets
Current assets:
      Cash                                                                 $    534         $    796         $     --
                                                                           ------------------------------------------
      Accounts receivable, net                                                2,648            3,395            3,507
      Inventory, net                                                          1,812            1,089            1,704
      Prepaid expenses and other current assets                               5,604            1,089              267
                                                                           ------------------------------------------
               Total current assets                                          10,598            6,369            5,478
                                                                           ------------------------------------------

Property, plant and equipment, net                                            4,850            5,183            5,134
Deferred financing costs and debt discount, net                                 738              860               --
Other assets                                                                     45               45               --
Deferred tax asset                                                            1,687            1,294               --
Purchased intangible assets, net                                              1,614            1,739               --
                                                                           ------------------------------------------
                                                                              8,934           9,121             5,134
                                                                           ------------------------------------------

               Total assets                                                $ 19,532         $ 15,490         $ 10,612
                                                                           ==========================================

                 Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
      Borrowings under revolving line of credit                            $  5,994         $  2,375         $  1,294
      Accounts payable                                                        3,372            2,178            5,137
      Accrued expenses and other current liabilities                            640              996               --
      Current portion of long-term debt                                       1,959            1,483               --
                                                                           ------------------------------------------

               Total current liabilities                                     11,965            7,032            6,431
                                                                           ------------------------------------------

Liabilities subject to compromise                                                --               --           21,935
Long term debt, net of current portion                                        6,613            6,617            6,191
                                                                           ------------------------------------------

               Total liabilities                                             18,578           13,649           34,557
                                                                           ------------------------------------------

Commitments and contingencies

Stockholders' equity (deficit):
      Preferred stock - $0.001 par value, 10,000,000 shares
      authorized -0- shares issued and outstanding                               --               --               --
      Common stock - $0.001 par value, 150,000,000 shares
      authorized, 38,012,479 shares issued and outstanding
      at September 30, 2004; 28,525,000 shares issued
      and outstanding at December 31, 2003 and 5,000,000
      shares issued and outstanding at December 31, 2002                         38               29            8,022
      Additional paid-in capital                                             24,822           15,599               --
      Accumulated deficit                                                   (23,288)         (13,392)         (30,464)
      Subscriptions receivable                                                 (343)            (100)              --
      Accumulated other comprehensive loss -
         foreign currency translation adjustment                               (275)            (295)          (1,503)
                                                                           ------------------------------------------

               Total stockholders' equity (deficit)                             954            1,841          (23,945)
                                                                           ------------------------------------------

               Total liabilities and stockholders' equity (deficit)        $ 19,532         $ 15,940         $ 10,612
                                                                           ==========================================


The accompanying notes are an integral part of these consolidated financial statements

                                   INYX, INC.
                      Consolidated Statements of Operations
       (Expressed in thousands of U.S. dollars, except for share amounts)

                                                      ----------------------------------------------------------------------------
                                                                         Successor                             Predecessor
                                                      ----------------------------------------------------------------------------
                                                      For the Nine     For the Period  For the Period  For the Period  Year Ended
                                                      Month Period     from March 7,   from March 7,   from January 1, December 31,
                                                      Ended September  2003 through    2003 through    2003 through    2002
                                                      30, 2004         September 30,   December 31,    March 6, 2003
                                                      Restated         2003            2003
                                                      (Unaudited)      Restated        Restated
                                                                       (Unaudited)
                                                      ----------------------------------------------------------------------------
Net revenues                                          $     11,549    $      8,134    $     13,099    $      2,396    $     21,184
Cost of sales                                               10,392           6,530          10,634           1,876          17,322
                                                      ----------------------------------------------------------------------------
      Gross profit                                           1,157           1,604           2,465             520           3,862

Operating expenses:
      Research and development                               1,341              --              --              --              --
      General and administrative expenses                    6,820           8,459          12,093             568           6,456
      Selling expenses                                         255             166             260              51             363
      Depreciation and amortization                            431             225             347              75             936
      Amortization of intangible assets                        125              97             139              --              --
                                                      ----------------------------------------------------------------------------
                  Total operating expenses                   8,972           8,947          12,839             694           7,755
                                                      ----------------------------------------------------------------------------

Loss from continuing operations before interest and
financing costs, reorganization items, income tax
benefit and discontinued operations                         (7,815)         (7,343)        (10,374)           (174)         (3,893)

Interest and financing costs                                 2,474             359           4,312             176           1,680
                                                      ----------------------------------------------------------------------------

Loss before reorganization items, income tax
benefit and discontinued operations                        (10,334)         (7,702)        (11,081)           (350)         (5,573)

Reorganization items                                            --              --              --              --          25,049
                                                      ----------------------------------------------------------------------------

Loss before income tax benefit and
 discontinued operations                                   (10,289)         (7,702)        (14,686)           (350)        (30,622)

Income tax benefit                                             393             510           1,294              --             352
                                                      ----------------------------------------------------------------------------

Loss before discontinued operations                         (9,896)         (7,192)         (13,392)           (908)        (30,270)

Loss from discontinued operations,
net of income taxes                                             --              --              --             558             718
                                                      ----------------------------------------------------------------------------

Net loss                                              $     (9,896)   $     (7,192)   $     (13,392)   $       (908)   $    (30,988)
                                                      ============================================================================

Basic and fully diluted loss per share
      Loss before discontinued operations             $      (0.32)   $      (0.34)   $      (0.59)             --              --
      Loss from discontinued operations,
      net of income taxes                                       --              --              --              --              --
                                                      ----------------------------------------------------------------------------

                                                      $      (0.32)   $      (0.34)   $      (0.59)             --              --
                                                      ============================================================================
Weighted-average number of shares used in
computing per share amounts                             30,780,479      21,308,425      22,857,260              --              --


The accompanying notes are an integral part of these consolidated financial statements

                                   INYX, INC.
       Consolidated Statement of Changes in Stockholders' Equity (Deficit)
                          and Other Comprehensive Loss
                    (Expressed in thousands of U.S. dollars)

                                                       ----------------------------------------------------------------------
                                                                                                   Accumu-
                                                                                                   lated
                                                                                                   Other
                                                           Common Stock    Additional Stock        Compre-  Accumu-
                                                       Number of           Paid-in    Subscription hensive  lated
                                                       Shares   Par Value  Capital    Receivable   loss     Deficit  Total
                                                       ----------------------------------------------------------------------
Predecessor
Balances at January 1, 2002                              5,000  $  8,022  $     --  $     --   $   (771)  $    524   $  7,775
Net loss for the year                                       --        --        --        --         --    (30,988)   (30,988)
Foreign currency translation adjustment                     --        --        --        --       (732)        --       (732)
                                                       ----------------------------------------------------------------------
Balances at December 31, 2002                            5,000     8,022        --        --     (1,503)   (30,464)   (23,945)
                                                       ----------------------------------------------------------------------

Net loss for the period                                     --        --        --        --         --       (908)      (908)
Foreign currency translation adjustment
                                                       ----------------------------------------------------------------------

Balances at March 6, 2003                                5,000     8,022        --        --     (1,503)   (31,372)   (24,853)
                                                       ----------------------------------------------------------------------

Successor
Balances at March 7, 2003                               16,000        16     2,081        --         --         --      2,097
Issuance of stock for reverse acquisition (April 28)     5,000         5        18        --         --         --         23
Net loss for the period                                     --        --        --        --         --     (7,192)    (7,192)
Issuance of stock for finders fees (April 17)            2,450         2     1,302        --         --         --      1,304
Issuance of stock for services (April 21)                1,500         2       799        --         --         --        801
Issuance of stock net of offering
costs of $11,800 (August 22)                               500        --       488        --         --         --        488
Issuance of stock options                                   --        --       504        --         --         --        504
Issuance of warrants for services                           --        --     1,254        --         --         --      1,254
Subscriptions receivable                                    --        --        --       374         --         --        374
Foreign currency translation adjustment                     --        --        --        --       (107)        --       (107)
                                                       ----------------------------------------------------------------------
Balances at September 30, 2003                          25,450        25     6,446       374       (107)    (7,192)      (454)
                                                       ----------------------------------------------------------------------

Net loss for the period                                     --        --        --        --         --     (6,200)    (2,595)
Issuance of stock net of offering
costs of $310,702 (November 4)                           3,000         3     2,686        --         --         --      2,689
Issuance of stock for options exercised
(November 17)                                               75         1        90        --         --         --         91
Issuance of stock options                                   --        --     1,009        --         --         --      1,009
Issuance of warrants for services                           --        --         7        --         --         --          7
Issuance of warrants with convertible debt                                   5,631                                      3,923
Subscriptions receivable                                    --        --        --      (474)        --         --       (474)
Foreign currency translation adjustment                     --        --        --        --       (188)        --       (188)
                                                       ----------------------------------------------------------------------
Balances at December 31, 2003                           28,525        29    15,599      (100)      (295)   (13,392)     1,841
                                                       ----------------------------------------------------------------------

Net loss for the period(1)                                  --        --        --        --         --     (9,896)    (9,896)
Issuance of stock for options exercised in
January 2004 (net of shares returned to treasury)(2)       265        --       291        --         --         --        291

Issuance of stock options(5)                                --        --       227        --         --         --        227
Issuance of warrants for financing fees(7)                  --        --       178        --         --         --        178
Issuance of warrants for consulting fees(8)                 --        --       580        --         --         --        580
Issuance of warrants with convertible debt(6)                                5,678                                      5,678
Issuance of stock net of offering costs
 of $768,000 (August 3 - September 3)(11)                9,191         9     6,622        --         --         --      6,631
Issuance of stock for services (July 1)(3)                  32         1        30        --         --         --         31

Subscription receivable(9)                                  --        --        --      (243)        --         --       (243)
Foreign currency translation adjustment(4)                  --        --        --        --         20         --         20
                                                       ----------------------------------------------------------------------
Balances at September 30, 2004                          38,013  $     38  $ 24,822  $   (343)  $   (275)  $(23,288)  $    954
                                                       ======================================================================


The accompanying notes are an integral part of these consolidated financial statements

                                   INYX, INC.
                      Consolidated Statements of Cash Flows
                    (Expressed in thousands of U.S. dollars)


                                                      ----------------------------------------------------------------------------
                                                                         Successor                             Predecessor
                                                      ----------------------------------------------------------------------------
                                                      For the Nine     For the Period  For the Period  For the Period  Year Ended
                                                      Month Period     from March 7,   from March 7,   from January 1, December 31,
                                                      Ended September  2003 through    2003 through    2003 through    2002
                                                      30, 2004         September 30,   December 31,    March 6, 2003
                                                      Restated         2003            2003
                                                      (Unaudited)      Restated        Restated
                                                                       (Unaudited)
                                                      ----------------------------------------------------------------------------
Cash flows from operating activities:
    Net loss for the period                             $ (9,896)     $ (7,192)        $(13,392)       $   (908)      $(30,988)
      Add: loss from discontinued operations                  --            --               --             558            718
                                                      ----------------------------------------------------------------------------
      Income (loss) from continuing operations            (9,896)       (7,192)         (13,392)           (350)       (30,270)
    Adjustments to reconcile net income (loss)
      to net cash provided by (used in)
      operating activities:
      Reorganization items                                    --            --               --              --         25,049
      Depreciation and amortization                          431           225              347              75            936
      Amortization of financing costs and debt
      discount                                             1,505            --            3,821              --             --
      Amortization of intangible assets                      125            97              139              --             --
      Deferred tax asset                                    (393)         (510)          (1,294)             --             --
      Issuance of stock for services                          30         2,105            2,105              --             --
      Reserve for inventory obsolescence                     116           166              207              --            713
      Provision for bad debts                                (29)           --              191              --          1,386
      Stock option compensation                              227           504            1,513              --             --
      Warrants issued for financing  fees                    178         1,254            1,261              --             --
      Warrants issued with convertible debt                  --             --              --
      Warrants issued for consulting fees                    580            --               --
      Issuance of shares in recapitalization                  --            23               23              --             --
      Issuance of stock for services                          --            --               --              --             --
      Issuance of shares for exercise of stock
      options                                                291            --               --              --             --
      Subscription receivable                               (243)          374             (100)             --             --
    Changes in assets and liabilities
      (Increase) decrease in accounts receivables            776        (2,547)          (3,586)           (215)           152
      (Increase) decrease in inventory                      (839)           71               23             385            726
      Increase (decrease) in prepaid and other
      current assets                                      (4,515)         (949)          (1,089)            267           (283)
      Increase in deferred financing costs and
      debt discount                                       (5,805)           --           (4,823)             --             --
      Increase in other assets                                --            --              (45)
      Increase in accounts payable and accrued
      liabilities                                            836         3,184            3,174             640          3,017
      Decrease in deferred revenues                            2                            351              --             --
      Increase in liabilities subject to compromise                         --               --             353          2,210
                                                      ----------------------------------------------------------------------------
          Net cash (used in) provided by continuing
          operations                                     (10,818)       (3,195)          (6,351)          1,155          3,636
                                                      ----------------------------------------------------------------------------
    Net cash provided by (used in) discontinued
    operations                                                --            50               50            (617)          (397)
                                                      ----------------------------------------------------------------------------
          Net cash (used in) provided by
          operating activities                           (10,818)       (3,145)          (6,301)            538          3,239
                                                      ----------------------------------------------------------------------------
Cash flows from investing activities:
    Acquisition of Miza UK  assets                            --        (8,333)          (8,333)             --           (190)
    Purchase of property, plant and equipment                (97)           --             (394)            (18)        (1,776)
                                                      ----------------------------------------------------------------------------

          Net cash  used in investing activities             (97)       (8,333)          (8,727)            (18)        (1,966)
                                                      ----------------------------------------------------------------------------
Cash flows from financing activities:
    Borrowings under revolving line of credit, net         3,694         1,915            3,133            (522)            --
    Advances by stockholder                                   --           450              450              --             --
    Repayment to stockholder                                  --            --             (450)             --             --
    Proceeds from issuance of long term debt                 500         3,539            8,039              --          8,610
    Repayment of long term debt                               --        (1,015)          (2,640)            104         (9,693)
    Proceeds from issuance of promissory note                 --         4,013            4,013              --             --
    Proceeds from issuance of promissory
    demand notes                                             700            50              100              --             --
    Repayment of promissory demand notes                    (650)
    Payment of financing fees                                 --            --             (900)             --             --
    Proceeds from issuance of stock, net of
    issue costs                                            6,631           388            3,078              --             --
    Proceeds from exercise of stock options                   --            --               90              --             --
    Issuance of shares in recapitalization                    --         2,081            2,081              --
    Advances to affiliated and related parties                --            --               --              --           (652)
    Repayment of capital lease obligation                   (115)           --               --              --             --
                                                      ----------------------------------------------------------------------------
          Net cash provided by (used in)
          financing activities                            10,760        11,421           16,994            (418)        (1,735)
                                                      ----------------------------------------------------------------------------
Effect of foreign exchange rate changes
    on cash and cash equivalents                              20          (107)            (295)           (102)           (72)

Change in cash                                              (262)         (164)             771              --           (534)

Cash at beginning of period                                  796            25               25              --            534
                                                      ----------------------------------------------------------------------------

Cash at end of period                                   $    534      $   (139)        $    796        $     --       $     --
                                                      ============================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (Tabular amounts are expressed in thousands of U.S. dollars)

NOTE 1: BUSINESS DESCRIPTION AND PRESENTATION

      Inyx,   Inc.   ("Inyx"  or  the   "Company")   through  its   wholly-owned
subsidiaries, Inyx Pharma Limited and Inyx Canada Inc., is a specialty pharmaceutical company which focuses on the development and manufacturing of prescription and over-the-counter ("OTC") aerosol pharmaceutical products and drug delivery technologies for the treatment of respiratory, allergy, dermatological and topical conditions. Inyx's client base primarily consists of large ethical pharmaceutical corporations, branded generic pharmaceutical distributors, and biotechnology companies.

      The Company was incorporated on March 28, 2000, in the State of Nevada, under the name Doblique, Inc. ("Doblique"). As Doblique, the Company was engaged in the business of breeding and racing thoroughbred horses at various major horse racing venues throughout the United States. On March 6, 2003, management decided to discontinue the Company's thoroughbred horse operation by selling the assets of that operation to a third party; such assets and operations were nominal. Concurrent with the discontinuance of its horse racing operations, the Company concluded a reverse acquisition of Inyx Pharma Limited ("Inyx Pharma"); an aerosol pharmaceutical manufacturing company incorporated under the laws of England and Wales, and changed its name to Inyx, Inc. ("Inyx").

      The acquisition of Inyx Pharma was consummated on April 28, 2003, by exchanging 16 million shares of the Company's restricted common stock for 100% of the outstanding common stock of Inyx Pharma. As a result of the exchange, the stockholders of Inyx Pharma became the Company's controlling stockholders, in the aggregate, holding approximately 64% of the Company's outstanding shares. The transaction was accounted for as a recapitalization of Inyx using the reverse acquisition method of accounting and therefore, the historical financial statements of Inyx Pharma are presented herein as the Company's historical financial statements. As a result of the Inyx Pharma transaction, the Company incurred costs of approximately $2.7 million consisting primarily of legal, accounting, consulting and finders' fees. All such costs were expensed as incurred.

      Prior to its reverse acquisition by the Company, on March 7, 2003, Inyx Pharma had purchased the majority of the pharmaceutical business assets of Miza Pharmaceuticals (UK) Ltd. ("Miza UK") out of Administration (a United Kingdom equivalent of Chapter 11 bankruptcy protection and reorganization) for approximately $8.3 million, consisting of an approximately $7.1 million cash payment to the Administrator for Miza UK's assets and approximately $1.2 million in direct transaction costs. The Inyx Pharma acquisition of Miza UK's business assets was accounted for utilizing the purchase method of accounting. Accordingly, the total purchase price was allocated to the tangible and identifiable intangible assets acquired based on their estimated fair values. The intangible assets acquired consisted of customer list and know-how which were allocated a fair value of approximately $1,280,000 and $598,000, respectively, based on an independent third party evaluation.

      Prior to its acquisition of the majority of Miza UK's business assets, Inyx Pharma was a non-operating private corporation with nominal net assets. As the historical financial statements of Inyx Pharma are presented herein as the Company's historical financial statements, and because as of March 7, 2003, Inyx Pharma's sole operation was essentially the continuation of the Miza UK business, the Company's historical financial statements for the period from January 1, 2003 through March 6, 2003 and prior, are those of Miza UK, and are therefore presented as "Predecessor" financial statements. The Company's financial statements for the periods commencing March 7, 2003 are referred to as "Successor" financial statements. The financial statements for all periods are collectively referred to as "Inyx" or the "Company". Additionally, as the Biopharma Division was historically part the Miza UK business but was an operation not acquired by Inyx Pharma, its results of operations are presented as discontinued operations in the Company's financial statements.

      Inyx currently manages and operates its business as one operating segment.

NOTE  2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a)    Consolidated Financial Statements

      The accompanying consolidated financial statements include the accounts of Inyx and its wholly owned subsidiaries: Inyx Pharma Limited and it's predecessor Miza UK, an operating company formed under the laws of England and Wales; Inyx Canada, Inc., a federally incorporated Canadian corporation; and Inyx Realty, Inc., a Florida corporation through the date of disposition of April 14, 2004. On April 14, 2004, Inyx Realty, Inc. was transferred to a related party. As consideration, the related entity assumed all of the liabilities of Inyx Realty, Inc. including a commitment of a ten year office space lease of approximately $1.5 million.

      All inter-company accounts and transactions have been eliminated in consolidation

      b)    Unaudited Consolidated Interim Financial Statements

      The accompanying consolidated financial statements for the nine months ended September 30, 2004 and for the period from March 7, 2003 through September 30, 2003 are unaudited but, in the opinion of management, include all necessary adjustments (consisting of normal, recurring in nature) for a fair presentation of the financial position, results of operations and cash flow for the interim periods presented. Interim results are not necessarily indicative of results for a full year. Therefore, the results of operations for the nine months ended September 30, 2004 are not necessarily indicative of operating results to be expected for a full year.

      c)    Use of Estimates

      The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant estimates are those used by management to measure the recoverability of intangible assets, the allowances for doubtful accounts and inventory reserves and the value of shares, options or warrants issued for services or in connection with financing transactions. Actual results could differ from those estimates.

      Estimates and assumptions are periodically reviewed and the effects of any material revisions are reflected in the consolidated financial statements in the period that they are determined to be necessary.

      d)    Accounts Receivable

      Accounts receivable are stated at realizable value, net of an allowance for doubtful accounts. Periodically, management reviews all accounts receivable and based on an assessment of whether they are collectible, estimates the portion, if any, of the balance that will not be collected in order to establish an allowance for doubtful accounts. Such allowance was based on the specific identification of accounts deemed uncollectible as of each period end. The provision for the allowance for doubtful accounts is included in general and administrative expenses in the accompanying consolidated statements of operations.

      e)    Inventory

      Inventory is valued using the first-in, first-out method of accounting and is stated at the lower of cost or net realizable value.

      f)    Property, Plant and Equipment

      Property, plant and equipment is stated at cost, net of accumulated depreciation and amortization, which is provided for by charges to operations over the estimated useful life of the assets using the straight line method. The useful life of assets ranges from 3-10 years for equipment, and up to 25 years for buildings. Leasehold improvements and capital leases are amortized over the life of the related lease.

      Expenditures that extend the useful life of the respective assets are capitalized and depreciated over the lives of the respective assets. Maintenance, repairs and other expenses that do not extend their useful life are expensed as incurred.

      g)    Purchased Intangible assets

      The Company's purchased intangible assets consist of a customer list and know-how. These intangible assets are accounted for in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible
Assets"("SFAS No. 142") and are amortized on a straight line basis over their estimated remaining useful lives in proportion to the underlying cash flows that were used in determining the acquired value. Customer list is amortized over a period of 12 years and know-how is amortized over 10 years.

      h)    Deferred Financing Costs

      Costs directly associated with obtaining financing are capitalized and amortized on a straight-line basis over the estimated life of the financing arrangement. The amortization of deferred financing costs is classified as interest expense in the accompanying consolidated statements of operations.

      i)    Business Combinations

      The Company accounts for business combinations in accordance with Statement of Financial Accounting Standard No. 141 ("SFAS No.141") "Business Combinations". SFAS No.141 requires that the purchase method of accounting be used for all business combinations. SAFS No.141 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually by comparing carrying value to the respective fair value in accordance with the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No.142"). This pronouncement also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment by assessing the recoverability of the carrying value, The Company has adopted the provisions of SFAS 141 and SFAS 142 as of January 1, 2003.

      j)    Impairment of Long Lived Assets and Intangible Assets

      The Company reviews the carrying value of its long lived assets including purchased intangible assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the assets by estimating the future net cash flows expected to result from the assets, including eventual disposition. If the future net cash flows are less than the carrying value of the assets, an impairment loss is recorded, equal to the difference between the asset's carrying value and its fair value. In performing such reviews, management takes into consideration the current operating levels including any idle capacity, alternative uses for production utilizing current equipment, and growth trends and industry projections.

      k)    Financial Instruments

      Financial instruments consist of cash, accounts receivable, accounts payable, accrued liabilities, borrowings under the revolving line of credit and loans payable. Non-derivative financial instruments include letters of credit, commitments to extend credit and guarantees of debt. There were no derivative financial instruments for any of the periods presented. The carrying values of these financial instruments approximated their fair market value as of September 30, 2004 and 2003 and as of December 31, 2003 and 2002.

      l)    Revenue Recognition

      The Company recognizes revenue when (1) persuasive evidence of an arrangement exists; (2) product delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Revenues are recognized FOB shipping point, when products are shipped, which is when legal title and risk of loss is transferred to the Company's customers, and is recorded at the net invoiced value of goods supplied to customers after deduction of sales discounts and sales and value added tax, where applicable. In situations where the Company receives payment in advance of the performance of research and development services, such amounts are deferred and recognized as revenue as the related services are performed.

      As of September 30, 2004, December 31, 2003 and December 31, 2002, deferred revenues amounted to $335,000, $351,000 and $0, respectively and are included in accrued expenses and other liabilities.

      Non-refundable fees are recognized as revenue over the term of the arrangement, based on the percentage of costs incurred to date, estimated costs to complete and total expected contract revenue. Product returns are not accepted.

      Shipping costs are paid by the Company's customers. Any shipping and handling costs incurred by the Company are included in costs of goods sold in the accompanying consolidated statements of operations.

      m)    Convertible Debt

      Convertible debt with beneficial conversion features, whereby the conversion feature is "in the money" are accounted for in accordance with guidance supplied by Emerging Issues Task Force ("EITF") No. 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and EITF No. 00-27 "Application of Issue 98-5 to Certain Convertible Instruments." The relative fair value of the warrants has been recorded as a discount against the debt and is amortized over the term of the debt. In addition since the debt is convertible into equity at the option of the note holder at the date of issuance at beneficial conversion rates, an embedded Beneficial Conversion Feature ("BCF") has been charged to interest and financing costs in the accompanying consolidated statement of operations and as an increase to additional paid-in capital at the time of issuance.

      For convertible debt and related warrants, the recorded discount is calculated at the issuance date as the difference between the conversion price and the relative fair value of the warrants into which the security is convertible or exercisable. It is recognized as interest expense at the date of issuance.

      Notes 3, 12, 14 and 20 provide additional information on the valuation of the warrants and the beneficial conversion feature.

      n)    Net Loss per Share

      The Company follows the guidelines of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No.128") in calculating its loss per share. SFAS No.128 states basic and diluted earnings per share are based on the weighted average number of shares of common stock and potential common stock outstanding during the period. Potential common stock equivalents for purposes of determining diluted earnings per share include the effects of dilutive stock options, warrants and convertible securities. The effect on number of shares of such potential common stock equivalents is computed using the treasury stock method or the if-converted method, as applicable. The Company has excluded all outstanding options and warrants as well as convertible debt from the calculation of diluted net loss per because these securities are anti-dilutive. Accordingly as of September 30, 2004, September 30, 2003, and December 31, 2003, the Company had common stock equivalents of approximately 23,481,687, 5,895,000 and 10,345,000 shares respectively, related to options and warrants; and approximately 18,375,000, 10,880,952 and 0 shares respectively related to shares to be issued upon the conversion of the convertible debt.

      o)    Stock Based Compensation

      On May 1, 2003, the Company adopted a Stock Option Plan that provides for the granting of incentive stock options and non qualified stock options for the benefit of employees, officers, consultants, directors and persons who the Company believes may have made a valuable contribution to the Company. The total number of shares that may be issued under the plan amounts to 5,000,000. The exercise price per share must be at least equal to the fair market price at the time of grant.

      The Company applies the fair value method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123") in accounting for its stock option plan. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. The fair value of all vested options granted has been charged to salaries, wages, and benefits in accordance with SFAS No. 123.

      p)    Concentration of Credit Risk

      The Company obtains detailed credit evaluations of customers generally without requiring collateral, and establishes credit limits as required.
Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit risk losses and maintains an allowance for anticipated losses.

      For the nine months ended September 30, 2004 and for the period from March 7, 2003 through September 30, 2003, the Company's three largest customers accounted for approximately 47% and 42% of net revenues. For the period from March 7, 2003 through December 31, 2003 and the year ended December 31, 2002 the Company's three largest customers accounted for 57% and 42%, respectively.

      As of September 30, 2004 and December 31, 2003, the Company's three largest customers accounted for 24% (2003 - 48%) and 42% (2002 - 51%) of net receivables, respectively. The loss of any of these customers could have a material adverse effect on the operations of the Company.

      q)    Income Taxes

      The Company follows Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes" Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recognized.

      r)    Translation of Foreign Currency

      The functional currency of the Company's United Kingdom subsidiary is the Great Britain Pound. The Company's financial statements are reported in United States Dollars (the "Dollar" ) and are translated in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation ("SFAS No. 52"), which requires that foreign currency assets and liabilities be translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing during the period. For purposes of SFAS No. 52, the Company considers the Dollar to be the reporting currency. The effects of unrealized exchange fluctuations on translating foreign currency assets and liabilities into Dollars are accumulated as a cumulative translation adjustment which is included as a separate component in the stockholders' equity (deficit). Realized gains and losses from foreign currency transactions are included in the results of operations for the period.


      (s)   Research and development


      All research and development costs are expensed as incurred and include salaries of, and expense relating to, employees and consultants who conduct research and development.

      t)    Recently Issued Accounting Standards

      In January 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. As of the date of adoption of SFAS 143, the Company had no tangible long-lived assets. During the second quarter of 2003, the Company, through the reverse acquisition of Inyx Pharma acquired property, plant and equipment, including the manufacturing facility for CFC-based inhalers. The Company evaluates the carrying value of property plant and equipment to determine whether there is any impairment. Our evaluations have indicated no such impairment to date. Management believes that as the Company increases its marketing and commercial activities in the United States and Latin America where the market for CFC-based respiratory inhalers still exists, the Company will be increasingly utilizing its production line for such products and any idle capacity will be eliminated.

      In January 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). This standard requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than when a commitment to an exit plan is made. The adoption of SFAS No. 146 did not have a material impact on the Company's consolidated financial statements.

      In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133 and is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on the Company's consolidated financial statements. The Company does not currently have derivative instruments or hedging activities. However, the Company is currently in the processes of setting up an arrangement with a financial institution to participate in currency forward contracts for the purpose of mitigating foreign exchange fluctuations.

      In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics" of both "Liabilities and Equity" ("SFAS No. 150"). SFAS No. 150 provides guidance with respect to the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. This statement requires that an issuer classify a financial instrument that is within its scope as a liability rather than, under previous guidance, as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material effect on the Company's consolidated financial statements.

      In November 2004, the FASB issued SFAS No. 151, "Inventory Costs--an amendment of ARB No. 43, Chapter 4", which is the result of the FASB's project to reduce differences between U.S. and international accounting standards. SFAS No. 151 requires idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) be treated as current-period costs. Under this concept, if the costs associated with the actual level of spoilage or production defects are greater than the costs associated with the range of normal spoilage or defects, the difference would be charged to current-period expense, not included in inventory costs. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005, or for our fiscal year 2006. The Company has not yet determined the impact of applying the provisions of SFAS No. 151.

      In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"). SFAS No. 123R requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees, but expresses no preference for a type of valuation model. SFAS No. 123R eliminates the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, that the Company currently uses. SFAS No. 123R requires the Company to adopt the new accounting provisions beginning in the first annual reporting period that begins after December 15, 2005. The Company estimates that the adoption of SFAS No. 123R will not have a material effect on the Company's consolidated financial statements.

      u)    Reclassifications

      Certain amounts from prior consolidated financial statements and related notes have been reclassified to conform to the current period presentation.

NOTE  3: RESTATEMENT OF FINANCIAL STATEMENTS

      The Company determined that the previously issued interim unaudited consolidated financial statements for the nine month period ended September 30, 2004, the period from March 7, 2003 through September 30, 2003, and the previously filed audited consolidated financial statements for the period from March 7, 2003 through December 31, 2003, contained errors that required restatement.

      The restatement resulted primarily from correction of accounting for the following transactions: (1) accounting for the acquisition of the Miza UK assets as a purchase transaction rather than a reorganization of entities under common control, (2) correction to the recognition and measurement of the beneficial conversion feature relating to convertible debt, (3) correction to classification of amortization of deferred financing costs, (4) correction to classification of various non recurring operating costs.

      The components of the restatement are explained in the notes below the table.

(Expressed in 000's except for share amounts)

                                                                ----------------------------------------------
                                                                                   Adjustment
                                                                  As filed         to restate       Restated
                                                                ----------------------------------------------
Balance sheet data as at December 31, 2003
Deferred financing costs and debt discount,                        $    905        $  3,702        $  4,607
  net (a)
Other assets (b)                                                         --              45              45
Purchased intangible assets, net (c)                                     --           1,739           1,739
Total assets (a), (c)                                                13,751           5,486          19,237
Accumulatedf deficit (a), (c)                                       (12,696)          2,909          (9,787)
Additional paid in capital (d)                                       11,584           2,577          14,161
Total liabilities and stockholders' equity(deficit) (a), (c)       $ 13,751        $  5,486        $ 19,237
                                                                ----------------------------------------------
Statement of operations data for the period from
 March 7, 2003 through December 31, 2003
General and administrative expenses (e)                            $  6,477        $  5,616        $ 12,093
Depreciation and amortization (e)(iii)                                  387             (40)            347
Amortization of intangible assets (c)                                    --             139             139
Loss from continuing operations before interest  and
  financing costs, reorganization items, income tax
  benefit and discontinued operations (a), (e)                       (4,659)         (5,715)        (10,374)
Other expenses (e)                                                    9,110          (9,110)             --
Interest and financing costs (a)                                         --             707             707
Discontinued operations (e)(iii)                                        (25)             25              --
Net loss                                                            (12,500)          2,713          (9,787)
Basic and fully diluted loss per share                             $  (0.55)       $  (0.04)       $  (0.59)
                                                                ----------------------------------------------
Statement of operations data for the period from
 March 7, 2003 through September 30, 2003
General and administrative expenses (e)                            $  4,722        $  3,737        $  8,459
Amortization of intangible assets (c), (e)                               --              97              97
Loss from continuing operations before interest                      (3,509)         (3,834)         (7,343)
  and financing costs, reorganization items,
  income tax benefit and discontinued operations (a), (c)
Other expenses (c), (e)                                               5,949          (5,949)             --
Interest and financing costs (a), (e)                                     0             359             359
Loss from discontinued operations (e)                                   (25)             25              --
Net loss (a), (c)                                                    (8,973)          1,781          (7,192)
Basic and fully diluted loss per share                             $  (0.42)       $   0.08        $  (0.34)
                                                                ----------------------------------------------
Balance sheet data as of September 30, 2004
Deferred financing costs and debt discount,
 net (a),                                                          $  1,281        $  7,581        $  8,862
Other assets (b)                                                         --              45              45
Purchased intangible assets, net (c)                                     --           1,614           1,614
Total assets                                                         18,416           9,240          27,656
Additional paid-in-capital (a)                                       20,696           7,071          27,767
Accumulated deficit (a), (c)                                        (21,897)          2,169         (19,728)
Total liabilities and stockholders' equity(deficit)                $ 18,416        $  9,240        $ 27,656
                                                                ----------------------------------------------
Statement of operations data for the nine month
 period ended September 30, 2004
Amortization of intangible assets (c)                              $     --        $    125        $    125
Loss from continuing operations before interest and
  financing costs, reorganization items, income
  tax benefit and discontinued operations (a), (c)                   (7,690)           (125)         (7,815)
Interest and financing costs  (a), (c), (e)                           1,287           1,232           2,519
Net loss (a), (c)                                                    (8,584)         (1,357)         (9,941)
Basic and fully diluted loss per share                             $  (0.28)       $  (0.04)       $  (0.32)

a)    Beneficial conversion feature ("BCF")

      The Company completed its analysis of the accounting for the convertible debt and warrants issued to Laurus Master Fund Ltd. ("Laurus Funds"). The analysis indicated that the beneficial conversion feature and the fair value assigned to the warrants relating to these instruments, as previously recorded on the Company's financial statements, were understated. Accordingly the historical financial statements presented herein are restated to account for these items in accordance with Emerging Issues Task Force ("EITF") No. 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" and EITF No. 00-27 "Application of Issue 98-5 to Certain Convertible Instruments."

      These corrections increased additional paid-in capital by $5.3 million and increased debt discount by $1.6 million as at December 31, 2003 and increased interest and financing costs by $3.5 million, including interest relating to amortization of debt discount amounting to approximately 48,000 for the period from March 7, 2003 through December 31, 2003.

      These corrections increased additional paid-in capital by $-- million and increased debt discount by $1.6 million as at September 30, 2004 and increased interest and financing costs by $658,000, including interest relating to amortization of debt discount amounting to approximately $--,000 for the period from March 7, 2003 through December 31, 2003.

b)    Reclassification of Other Assets

      The Company has revised its consolidated balance sheet classification to separately disclose long term deposits and other long term assets amounting to approximately $45,000 as of September 30, 2004 and December 31, 2003, which had previously been reported as deferred financing costs and other assets.

c)    Accounting for the purchase of Miza Pharmaceuticals (UK) Ltd.'s assets

      On March 7, 2003, the Company's subsidiary, Inyx Pharma Ltd. ("Inyx Pharma") had purchased the majority of the pharmaceutical business assets of Miza Pharmaceuticals (UK) Ltd. ("Miza UK") out of Administration (a United

Kingdom equivalent of bankruptcy protection and reorganization) for approximately $8.3 million, consisting of an approximately $7.1 million cash payment to the Administrator for the acquired Miza UK assets plus approximately $1.2 million in direct transaction costs. This transaction was accounted for utilizing the purchase method of accounting rather than the method used to account for reorganization of entities under common control. Under the purchase method of accounting, the purchase price is allocated to the fair value of the net assets acquired with any excess allocated to identifiable tangible and intangible assets. Accordingly, the total purchase price of approximately $8.3 million incurred by Inyx Pharma has been allocated to the acquired identifiable tangible and intangible Miza UK assets. Based on an independent third-party fair value valuation, the tangible assets acquired by Inyx Pharma, which consisted of fixed assets and inventory, were allocated a fair value of approximately $5.1 million and $1.3 million, respectively, and the intangible assets, consisting of a customer list and know-how, have been allocated a fair value of approximately $1.3 million and approximately $600,000, respectively. As a consequence of such purchase price allocations, no goodwill was recorded.

      In addition previously the Company charged approximately $1.2 million of transaction related costs and approximately $700,000 of goodwill to other expenses. These amounts have now been reversed and capitalized to the acquisition cost of Miza UK's assets in accordance with the purchase method of accounting rather than the reorganization of entities under common control.

      The net adjustment to purchased intangible assets approximated $1.6 million and $1.7 million as at September 30, 2004 and December 31, 2003. This correction also increased amortization of intangible assets by $125,000, $97,000 and $139,000 for the nine month period ended September 30, 2004, for the period from March 7, 2003 through September 30, 2003 and for the period from March 7, 2003 through December 31, 2003, respectively, increasing net loss by the same amounts...

d)    Additional paid-In capital

      At December 31, 2003 and September 30, 2004 additional paid-in capital was increased by approximately $4.9 million, respectively, to reflect the net adjustment relating to the beneficial conversion feature of the Laurus Funds debt and respective warrants as detailed above in Note 3(a). In addition management determined that retained earnings (deficit) included approximately $196,000 relating to accumulated deficit of the thoroughbred horse operations, this amount should instead be classified as Additional paid-in capital, therefore the Company revised the classification accordingly.

e)    Reclassification for Comparative Purposes

      Certain amounts in the restated consolidated financial statements for the period from March 7, 2003 through December 31, 2003 and for the period from March 7, 2003 through September 30, 2003 have been reclassified to conform with the current period presentation, as follows:

            i. Management has re-examined the nature of the expenses previously classified as other expenses in the consolidated statement of operations and determined that although certain items are one-time non- recurring charges, these amounts relate to the ongoing operations of the Company. Such amounts for the period from March 7, 2003 through December 31, 2003 were approximately $4.5 million and have now been reclassified as general and administrative expenses; approximately $491,000 relating to interest expense which is presented as a separate line item on the financial statements, and approximately $1.1 million for the fair value of the warrants expensed which have been reversed to additional paid-in capital, respectively. For the period from March 7, 2003 through September 30, 2003 these amounts were approximately $3.8 million relating to non-recurring one time costs, and $304,000 relating to interest expense.

            ii. Approximately $1.2 million of transaction related costs which previously has been charged to other expenses and approximately $700,000 of goodwill which previously has been written off as impairment, have now been capitalized as intangible assets ( see Note 3 (c) above).

            iii. Management determined that amortization expenses related to financing costs amounting to approximately $40,000 for the period from March 7, 2003 through December 31, 2003, that had originally been charged along with depreciation and amortization expenses should instead be charged to interest expenses. Accordingly, the Company has revised its consolidated statement of operations to reflect this change in classification.

            iv. Expenses related to the thoroughbred horse operations amounting to approximately $25,000 are included as general and administrative expenses

            v. Management determined that the relative fair value of the detachable warrants issued to Laurus in relation to its convertible debt that had originally been classified as deferred financing costs should instead be recorded as a discount against the debt, and the discount is amortized over the term of the debt.

NOTE  4: ACQUISITION AND RECAPITALIZATION TRANSACTION

      Acquisition

      On March 7, 2003, Inyx Pharma acquired the business assets of Miza UK from a court-appointed Administrator in the United Kingdom. The acquisition was accounted for in accordance with the purchase method of accounting. Miza UK is considered to be a predecessor business and accordingly results of operations included in these consolidated financial statements prior to the acquisition of Miza UK are those of Miza UK. Effective as of the purchase date the Company established a new basis in the acquired assets based on the purchase consideration and transaction costs totalling approximately $8.3 million. The results of the operations of the acquired business have been included in the consolidated financial statements since the acquisition date. In connection with this acquisition, Inyx Pharma paid cash of approximately $7.1 million and incurred approximately $1.2 million in direct transaction costs.

      The purchase price was allocated to the identifiable net assets purchased based on their estimated fair market value at the date of acquisition as follows:

      Property, plant and equipment                $5,136
      Inventory                                     1,319
      Intangible assets subject to amortization:
      Customer list                                 1,280
      Know-how                                        598
                                                   ------
                                                   $8,333
                                                   ======

      The fair values assigned to the intangible assets acquired are based on estimates and assumptions provided and other information compiled by management, including independent valuations, that utilize established valuation techniques appropriate for the industry the Company operates in.

      Pro forma results

      The following unaudited proforma financial information for the year ended December 31, 2003 and 2002 reflect the combined results of operations of the Company and Miza UK as if the acquisition had occurred at the beginning of the periods presented:

                                                        Year Ended December 31,
                                                        -----------------------
                                                            2003       2002
                                                          -------    -------
      Pro forma net revenues                              $15,495    $21,184
      Pro forma net loss from continuing operations       $ 9,120    $28,984
                                                          -------    -------

The most significant pro forma adjustments are as follows:

1) Interest expense was reduced by approximately $1,217,000 to reflect a reduction in interest expense assuming the repayment of Miza UK's debt. Upon completion of the acquisition, approximately $6.5 million of the cash paid to the Administrator was used to repay Miza UK's secured debt.

2) Interest expense was increased by approximately $180,000 to reflect the interest on the debt issued by the Company in connection with the acquisition.

3) Depreciation expense was adjusted to reflect the charges related to changes in fixed assets as of the closing of the acquisition.

4) Amortization of intangible assets was recorded to reflect the amortization of purchased intangible assets subject to amortization including customer list and know-how.

      The pro forma financial information should be read in conjunction with the related historical information and is not necessarily indicative of the results that could have been obtained had the transaction actually taken place as of the date presented, or which may be expected to occur in the future.

      Recapitalization Transaction

      On April 28, 2003, the Company acquired all of the outstanding common shares of Inyx Pharma by issuing 16 million of the Company's shares for all the outstanding and issued shares of Inyx Pharma. As a result of the transaction, the stockholders of Inyx Pharma received 64% of the Company's outstanding shares, after the issuance of shares for finders' fees and consulting services. The transaction was accounted for as a recapitalization of Inyx using the reverse acquisition method of accounting. Consequently, the assets transferred were recorded at historical value.

NOTE  5: REORGANIZATION ITEMS

      For the year ended December 31, 2002 Miza UK, the predecessor company, incurred non-recurring charges related to the Administration process and subsequent sale of its business assets (excluding Biopharma) to Inyx Pharma. These reorganization items amounted to approximately $25 million and are comprised of items of income, expenses and losses that were realized or incurred by the Company, during the year as a result of being placed under the supervision of a "court-appointed Administrator" in accordance with the U.K. Insolvency Act 1986. The following summarizes the reorganization charges recorded by the Company during the year ended December 31, 2002.

      Administrator and related fees                $   452
      Impairment of property, plant and equipment     9,505
      Impairment of intangible assets                 7,031
      Advances to affiliated entities                 8,061
                                                    -------
      Total                                         $25,049
                                                    =======

      The Administrator and related fees of $452,000 were one-time costs and fees incurred during the Administration process. Such costs and fees were incurred by Begbies Traynor, the court-appointed administrator during the period of September 3, 2002 through March 6, 2003.

      The impairment to the property, plant and equipment assets of approximately $9.5 million relates to the write-down of the book value of such assets when Inyx Pharma purchased the business assets of Miza UK. The impairment amount includes property, plant and equipment assets relating to the Biopharma division which was historically a division of Miza UK, however was not acquired by Inyx Pharma, and is accounted for as discontinued operations in the Company's financial statement for all periods presented.

      The impairment to the intangible assets of approximately $7 million relates to the write-down of the book value of the goodwill and other intangible assets of Miza UK after the business was placed into the Administration process and once in Administration process.

      The advances to affiliated entities related to net advances to the parent company which were subsequently compromised as Miza UK went into Administration.

NOTE 6:  ACCOUNTS RECEIVABLE, NET

      Accounts receivable consist of the following:

                                               September 30, 2004   December 31,     December 31,
                                                   (Unaudited)         2003              2002
                                                    -------           -------           -------
      Trade receivables                             $ 2,810           $ 3,586           $ 5,288
      Less allowance for doubtful accounts             (162)             (191)           (1,781)
                                                    -------           -------           -------
                                                    $ 2,648           $ 3,395           $ 3,507
                                                    =======           =======           =======

      There were no write-offs during the nine months ended September 30, 2004 and the period from March 7, 2003 through September 30, 2003 and for the period from January 1, 2003 through March 6, 2003. Bad debt expense for the period from March 7, 2003 through December 31, 2003 and for the year ended December 31, 2002 was $0 and $1,714,000, respectively.

NOTE 7:  INVENTORY, NET

      Inventory is comprised of the following:

                                         September 30, 2004    December 31,     December 31,
                                             (Unaudited)           2003             2002
                                               -------           -------           -------
      Finished goods                           $   172           $    15           $   297
      Work in process                              126               266                 -
      Raw materials                              1,837             1,015             1,407
                                               -------           -------           -------
                                                  2135             1,296             1,704
      Less provision for obsolescence             (323)             (207)                -
                                               -------           -------           -------
                                               $ 1,812           $ 1,089           $ 1,704
                                               =======           =======           =======

NOTE 8:  PREPAID EXPENSES AND OTHER CURRENT ASSETS

      Prepaid expenses and other current assets consist of the following:

                                                               September 30, 2004     December 31,     December 31,
                                                                    (Unaudited)         2003             2002
                                                                       ------          ------          ------
      Prepaid refundable deposit for equipment (a)                     $1,205      $        -          $    -
      Prepaid refundable deposit for business development (b)           1,096               -               -
      Deferred acquisition costs (c)                                    1,285               -               -
      Prepaid vendor invoices                                             777             347               -
      Deferred Development costs                                          200               -               -
      Prepaid refundable deposit for acquisition candidate                320              71               -
      Deferred legal and consulting fees                                  569             152               -
      Prepaid rent                                                          -              71               -
      Prepaid property tax                                                  -              55               -
      Prepaid insurance                                                    10             128               -
      Sales tax receivable, net                                            88             132
      Other prepaid expenses                                               54             133             267
                                                                       ------          ------          ------
                                                                       $5,604          $1,089          $  267
                                                                       ======          ======          ======

      (a) The Company's subsidiaries are expected to begin providing manufacturing technology transition consulting services to the country of Cuba on behalf of the United Nations Development Program ("UNDP"). Consulting services to be provided include the installation of manufacturing facilities, equipment, and systems to manufacture CFC-free or hydrofluoroalkane ("HFA") aerosol based respiratory inhalers for the treatment of asthma and chronic obstructive respiratory disease conditions. Because Inyx is a U.S. corporation and because certain involved members of the Company's management team are U.S. residents, to perform on the contract the Company's subsidiaries require United States government business authorizations and export permits to do business in that developing nation. Due to political events or changes to U.S. government laws, the U.S. government may not continue to provide the Company's subsidiaries with the necessary permits and authorizations they require to provide consulting services in that developing country. The failure to receive or sustain such authorizations or permits may have a material adverse affect on any costs, expenses, or prepaid fees and deposits that the Company and its subsidiaries may have incurred or will incur in relation to this consulting contract, or the subsidiaries' abilities to continue to provide their services to that developing country. Additionally, although the Company's subsidiaries will be paid directly by the UNDP through a series of progress payments, they are subject to risks of doing business in a developing country, including dealing with import or export licensing requirements; difficulties in enforcing aspects of the Company's subsidiaries' contracts with the UNDP and that country; difficulties in protecting intellectual property; unexpected changes in regulatory requirements; legal uncertainty regarding liability, tax, tariffs and other trade barriers; foreign exchange controls and other currency risks; inflation; challenges to credit and collections; expropriation; and local government instability, war, riots, insurrections and other political events.

      Prepaid refundable deposits for equipment relate to equipment and facilities being reserved to be utilized for the industrialization of non-CFC pharmaceutical aerosol generic drug products (for cardiac, respiratory and dermatological ailments) utilizing unique drug delivery systems, that the Company is planning to commercialize in conjunction with its customers. In line with the continuing implementation of the Montreal Protocol (i.e. ban of ozone-depleting CFC propellants around the globe), such industrialization projects are currently planned to commence in 2005.



      (b) The Company has commenced the development of its own proprietary pharmaceutical products for respiratory, dermatological, topical and cardiovascular drug delivery applications. The Company has not yet obtained the required regulatory approvals to market such products.

      (c) The Company has been involved in a transaction to acquire a pharmaceutical manufacturing operation. Costs incurred in relation to this transaction include consulting fees, due diligence costs and manufacturing equipment deposits. These costs have been capitalized in anticipation of the completion of this transaction.

NOTE 9:  PROPERTY, PLANT AND EQUIPMENT, NET

      Property, plant and equipment consist of the following:

                                                               September 30, 2004     December 31,     December 31,
                                                                  (Unaudited)         2003             2002
                                                                  -------           -------           -------
      Land                                                        $   546           $   546           $   546
      Buildings                                                     1,059             1,059             1,144
      Machinery, equipment and office furniture                     3,541             3,524             5,450
      Computer hardware and software                                   99                19
                                                                  -------           -------           -------
                                                                    5,245             5,148             7,140
      Less accumulated depreciation                                  (724)             (340)           (2,006)
                                                                  -------           -------           -------
                                                                    4,521             4,808             5,134

      Computer hardware and software under capital lease              382               382                 -
      Less accumulated amortization                                   (53)               (7)                -
                                                                  -------           -------           -------
                                                                      329               375                 -
                                                                  -------           -------           -------
                                                                  $ 4,850           $ 5,183           $ 5,134
                                                                  =======           =======           =======

      For the nine months ended September 30, 2004 and for the period from March 7, 2003 through September 30, 2003, depreciation of property, plant and equipment was approximately $385,000 and $225,000, respectively. Amortization for equipment under capital leases was approximately $46,000 and $0 for the nine months ended September 30, 2004 and for the period from March 7, 2003 through September 30, 2003 respectively. For the period from January 1, 2003 through March 6, 2003 depreciation of property, plant and equipment was approximately $75,000. For the period from March 7, 2003 through December 31, 2003 and for the year ended December 31, 2002, depreciation of property, plant and equipment was approximately $340,000 and $936,000, respectively. Amortization for equipment under capital leases was approximately $7,000 for the period from March 7, 2003 through December 31, 2003 and there was no amortization of capital leases in 2002.

NOTE 10: PURCHASED INTANGIBLE ASSETS, NET

        Purchased intangible assets consist of the following:

                                       September 30, 2004  December 31, 2003   December 31, 2002
                                             Restated         Restated
                                           (Unaudited)
                                             -------           -------                ---
      Customer list (12 year life)           $ 1,280           $ 1,280                $ -
      Know-how (10 year life)                    598               598                  -
                                             -------           -------                ---
                                               1,878             1,878                  -
      Less accumulated amortization             (264)             (139)                 -
                                             -------           -------                ---
                                             $ 1,614           $ 1,739                $ -
                                             =======           =======                ===

      Purchased intangible assets are carried at cost less accumulated amortization. For the nine months ended September 20, 2004 and for the period from March 7, 2003 through December 31, 2003 amortization expense related to intangible assets totaled approximately $125,000 and $139,000, respectively. The aggregate estimated amortization expense for intangible assets as of September 30, 2004 for each of the following five years and thereafter is as follows:

                    September 30, 2004
                          ------
      2005                $  166
      2006                   166
      2007                   166
      2008                   166
      2009                   166
      Thereafter             784
                          ------
      Total               $1,614
                          ======


NOTE 11:          DEFERRED FINANCING COSTS, NET

      Deferred financing costs, net are comprised of fees related to the issuance of long term convertible debt issued to Laurus Funds These amounts are amortized over the term of the loan.

      Deferred financing costs, net consist of the following:

                                                 September 30, 2004  December 31, 2003   December 31, 2002
                                                      Restated         Restated
                                                     (Unaudited)
                                                      -------           -------                 ---
      Deferred financing costs                          1,027               900                 $ -
      Less accumulated amortization                      (289)              (40)                  -
                                                      -------           -------                 ---
                                                      $   737           $   860                 $ -
                                                      =======           =======                 ===

      For the nine months ended September 30, 2004 the amortization of deferred financing costs approximated $249,000.

      For the period from March 7, 2003 through December 31, 2003, amortization of deferred financing costs approximated $40,000.

      For the period from January 1, 2003 through March 6, 2003 and for the period from March 7, 2003 through September 30, 2003 there were no deferred financing costs and no respective amortization.

NOTE 12: BORROWINGS UNDER REVOLVING LINE OF CREDIT, NET OF DEBT DISCOUNT

      On December 30, 2003, the Company issued to Laurus Funds (i) Secured Revolving Convertible Note in the maximum principle amount of up to $2.5 million and (ii) Secured Convertible Minimum Borrowing Note in the original principal amount of $1.0 million. In connection with the issuance of the Revolving Note and the Minimum Borrowing Note, the company issued 660,000 warrants to purchase up to 660,000 shares of the Company's common stock having exercise prices ranging from $1.84 to $2.57 per share. The warrants expire on December 30, 2008 and have a cashless exercise provision. The relative fair value of these warrants was estimated at approximately $758,000 based on the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 66%, and a dividend yield of 0%. In accordance with EITF 00-27, the Company recorded the relative fair value of the warrants as a discount against the debt, and is amortizing the discount over the term of the debt. In addition since the debt is convertible into equity at the option of the note holder at the date of issuance at beneficial conversion rates, an embedded conversion feature was charged to interest and financing costs amounting to approximately $1.4 million in the accompanying consolidated statement of operations..

      The Company can elect to pay the outstanding balance in shares of common stock at a fixed conversion price of $1.47 which was amended to $1.00 per share on February 27, 2004 and amended again to $0.80 on August 31, 2004, retroactively to the date of the original agreement. If the closing price of the Company's stock for any of the 10 trading days preceding the repayment date is less than 110% of the fixed conversion price, the Company shall pay cash instead.

      On February 27, 2004 the Company issued Amendment #1 and increased the principle borrowing amount under the Secured Revolving Convertible Note and the Minimum Borrowing Note by $1.0 million, respectively. In addition, the Company issued Laurus Funds 330,000 warrants to purchase 330,000 shares of the Company's common stock at prices ranging between $1.25 and $1.75 per share. The fair value assigned to these warrants was approximately $219,000 using the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 57%, and a dividend yield of 0%. In accordance with EITF 00-27, the Company recorded the relative fair value of the warrants as a discount against the debt, and is amortizing the discount over the term of the debt. In addition since the debt is convertible into equity at the option of the note holder at the date of issuance at beneficial conversion rates, an embedded conversion feature was charged to interest and financing costs amounting to approximately $380,000 in the accompanying consolidated statement of operations..

      On March 30, 2004, the aggregate principle amount available for borrowing under these two notes was increased to $6.5 million by issuing Amendment #2 to the Secured Revolving Convertible Note whereby the maximum principle amount was increased by $1.0 million to $4.5 million. The Company issued Laurus Funds 165,000 warrants to purchase 165,000 of the Company's shares of common stock at prices ranging between $1.25 and $1.75 per share. The additional beneficial conversion feature recorded on this amendment was $100,000 and the fair value allocated to the warrants was approximately $109,000 using the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 57%, and a dividend yield of 0%. In accordance with EITF 00-27, the Company recorded the relative fair value of the warrants as a discount against the debt, and is amortizing the discount over the term of the debt The embedded beneficial conversion feature of approximately $209,000 was charged to interest and financing cost in the accompanying consolidated statement of operations .

      On August 31, 2004, the Company issued Amendment #3 which lowered the fixed conversion price of the convertible debt to $0.80 retroactively to the date of the agreement and stipulated an automatic reset of the fixed conversion price under certain circumstances. In connection with this amendment and certain waivers issued on the convertible term note, the Company issued 694,000 warrants to Laurus Funds.

      As of September 30, 2004, advances under this facility, amounted to approximately $6.8 million which includes an over-advance of approximately $300,000. These advances are collateralized by accounts receivables based on an agreed upon formula and all other assets of the Company. The Company has the option of paying interest on these borrowings in cash or by issuing common stock. Interest on these borrowings is payable monthly at prime plus 3% with a minimum of 7% on the outstanding balance. The initial advance under this facility on December 30, 2003 amounted to approximately $3.1 million of which approximately $2.6 million was used to repay the Company's factoring arrangement with another lender.

      The debt discount at September 30, 2004 and December 31, 2003 was $925,000 and $832,000 respectively.

      Laurus Funds shall not be entitled to be issued shares of common stock in repayment of any portion of the notes or upon exercise of either of the warrants if and to the extent such issuance would result in Laurus Funds and its affiliates beneficially owning more than 4.99% of the issued and outstanding common stock upon issuance, unless Laurus Funds shall have provided at least 75 days prior written notice to the Company of its revocation of such restriction. To date, the Company has not received any such notice.

NOTE 13: FAIR VALUES OF FINANCIAL INSTRUMENTS

      The carrying values of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their relatively short lives to maturity. The fair value of debt also approximates fair market value, as these amounts are due at rates which are compatible to market interest rates.

NOTE 14: LONG TERM DEBT, NET OF CURRENT PORTION AND DEBT DISCOUNT

      Long-term debt, net of current portion consists of the following:

                                                                                               Successor             Predecessor
                                                                                               ---------             -----------
                                                                                   September 30, 2004   December 31,  December 31,
                                                                                      (Unaudited)          2003          2002
                                                                                        -------           -------       -------
7% convertible term note due to Laurus Funds, collateralized by accounts                $ 4,215           $ 3,678            --
     receivable and other assets of the Company, net of debt discount of $822,000 at December 31, 2003 and $785,000 at September 30, 2004(a)
Uncollateralized 6% convertible promissory note due to customer,(b)                       4,013             4,013            --
Uncollateralized 7% to 18% demand notes due to a stockholder and an executive of the Company, principal and interest due on demand
                                                                                            150               100            --
Capital lease obligations, due to financial institutions, collateralized by software and equipment, due in monthly installments of $14,000 including
     interest of 10% to 27%, through 2006 (c)                                               195               309            --
Senior debt bearing interest at base plus 2.5% per annum, payable in 60 monthly payments of principle and interest. The debt is collateralized by all assets
     of the Company and was subsequently paid by the Administrator (d)                       --                --         6,191
                                                                                        -------           -------       -------
                                                                                          8,573             8,100         6,191
Less current portion                                                                     (1,959)           (1,483)           --
                                                                                        -------           -------       -------
Debt, net of current portion                                                            $ 6,614           $ 6,617       $ 6,191
                                                                                        =======           =======       =======

      (a)   On  October  29,  2003,   the  Company  issued  to  Laurus  Funds  a
            Convertible Tem Note in the maximum principle amount of $4.5 million. In connection with the issuance of the Convertible Term Note, the Company issued 1,350,000 warrants to purchase up to 1,350,000 shares of the Company's common stock having exercise prices ranging from $1.25 to $1.75 per share. The warrants expire on October 29, 2008 and have a cashless exercise provision. The fair value of these warrants was estimated at approximately $870,000 based on the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 66%, and a dividend yield of 0%. The relative fair value allocated to the warrants was recognized as debt discount and amortized over the term of the mote.

      In addition, since this debt is convertible into equity at the option of the note holder at beneficial conversion rates, an embedded beneficial conversion feature amounting to approximately $3.2 million was recorded. The value of the beneficial conversion feature has been record to interest and financing costs in accordance with EITF No. 00-27.


      The principal amount of this collateralized 7% convertible term note was increased by another $500,000 on May 27, 2004. As additional consideration for the increase the Company issued a five year Common Stock Purchase Warrant to Laurus Funds to purchase 82,500 shares of the Company's common stock at exercise prices ranging from $1.00 to $1.40 per share. The principal is due in monthly installments of approximately $17,000 commencing in November 2004 through November 2006. The Company recorded a beneficial conversion feature of $184,000 and the relative fair value allocated to the warrants was approximately $40,000 based on the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an estimated life of four years, a volatility factor of 57%, and a dividend yield of 0%. The fair value allocated to the warrants was recorded as debt discount and is being amortized over the term of the loan and the beneficial conversion amount was charged to the statement of operations as interest and financing costs.

        In April 2004, the Company received a thirty day waiver from the holder on the first principal payment due which was subsequently further extended through to maturity In addition the Company received a deferral on certain interest payments which have been subsequently paid to Laurus Funds. As consideration for the deferrals, the Company issued five year Common Stock Purchase Warrants to Laurus Funds to purchase 694,000 shares of common stock at an exercise price of $0.81 per share. The fair value of these warrants was $153,000 based on the Black-Scholes option pricing model with the following assumptions; a risk free interest rate of 3.14%, an estimated life of four years, a volatility factor of 57%, and a dividend yield of 0% and was allocated as debt discount and is being amortized over the remaining term of the loan.

      The principal is due in monthly installments of approximately $141,000 starting in April 2004 through November 2006, while interest on unpaid balances is payable monthly. The Company has the option to issue common stock in lieu of debt service payments at the then-market price of the stock. In addition, at the option of the holder, the debt may be converted into common stock at a fixed conversion price of $0.80 per share based on an agreed upon conversion formula.

      Pursuant to the Registration Rights Agreement with Laurus Funds, the Company is liable for certain penalties as a result of not registering the securities within a specified time frame. However, to date Laurus has waived all penalties.

      Laurus Funds shall not be entitled to be issued shares of common stock in repayment of any portion of the notes or upon exercise of either of the warrants if and to the extent such issuance would result in Laurus Funds and its affiliates beneficially owning more than 4.99% of the issued and outstanding common stock upon issuance, unless Laurus Funds shall have provided at least 75 days prior written notice to the Company of its revocation of such restriction. To date, the Company has not received any such notice.

      (b) Principal is due in Great Britain Pounds, on March 6, 2007, while interest is payable annually commencing on March 7, 2004. The holder has the option to convert this note and any accrued interest into 4 million shares of the Company's common stock at any time before March 6, 2007. Additionally, the holder has the first right of refusal, for a period of four years on any additional debt financing that may be required by the Company. In March of 2004, the Company received, from the holder, a waiver of the first annual interest payment amounting to approximately $240,000 in consideration of future product development services.

      (c) The Company leases computers and furniture under capital leases that expire at various dates through 2006. The recognition of these assets and liabilities in the accompanying financial statements did not result in cash payments by the Company. Interest rates range from 10% to 28%.

      (d) A secured discounting and facilities agreement entered into on February 19, 2002 whereby the principal was due in sixty monthly installments, plus interest. The facility was collateralized by the assets of Miza UK and was repaid by the Administrator from the cash paid by Inyx Pharma to the Administrator for the acquisition of the Miza UK assets.

      As at September 30, 2004 the principal installments payable on the debt are as follows:

      2005           $1,959
      2006            1,982
      2007            5,417
                     ------
      Total          $9,358
                     ======

NOTE 15: COMMITMENTS AND CONTINGENCIES

      Leases:

      The Company has commitments under various long-term operating lease agreements for premises. For the nine months ended September 30, 2004 total rent of office space was $156,000 (2003 - $103,000, 2002 - $0). In addition to rent, the Company and its subsidiaries are responsible for operating costs, real estate taxes and insurance. As of September 30, 2004 , future minimum annual rental commitments under operating leases are as follows:

      2005                $  528
      2006                   360
      2007                   294
      2008                   190
      2009                   122
      Thereafter             977
                          ------
      Total               $2,471
                          ======

      Legal Matters:

      The Company and its subsidiaries are subject to claims and lawsuits arising in the ordinary course of business. Management, in consultation with its legal advisors, believes that the outcome of such legal matters are remote and unlikely to have a material adverse effect on the Company's financial position or operating results.

NOTE 16: SUBSEQUENT EVENTS

      On October 4, 2004, the Company granted 75,000 stock purchase warrants to a consultant in connection with two private placements completed from August 3, 2004 through September 3, 2004. These five-year warrants allow the consultant to purchase the Company's common stock at $1.08 per share.

      On October 7, 2004, the Company announced that it had signed an agreement in principle with a multinational pharmaceutical company to acquire the assets and certain business of that company's subsidiary in Puerto Rico. A definitive agreement was signed on December 15, 2004 and closing of the acquisition is scheduled for March 31, 2005 subject to successful transfer of a major customer contract and successful financing. For the purchase price of $15 million, the Company will receive all of the plant, machinery, equipment, land and buildings, tangible assets, books and records, permits and pharmaceutical, technical and regulatory know-how and computer software, data and documentation as well as inventory located in Manati, Puerto Rico. In addition, the Company expects to incur approximately $3.0 million to $3.5 million in transaction related expenditures including legal, accounting, consulting and professional fees and business restructuring costs. As of December 31, 2004, the Company had incurred approximately $1.7 million in such transaction-related costs.

      On November 8, 2004, the Company announced that it had expanded a product development agreement with one of its clients. Under the terms of the agreement, the Company's United Kingdom subsidiary, Inyx Pharma, will be assisting the client in the development and supply of additional topical and foam aerosol products for dermatological applications.


      On November 19, 2004, the Company granted an aggregate of 1,150,000 five-year warrants to two of the Company's executives and an outside director to purchase an aggregate of 1,150,000 shares of the Company's common stock at a price of $0.95 per share, 450,000 of these warrants related to services provided in connection with corporate development and acquisition activities. The remaining 700,000 warrants were granted as additional consideration for extending loans to the Company, the aggregate amount of the loans amounts to $700,000 bearing interest of 10% per annum and due to be repaid no later than March 31, 2005. Net proceeds from these loans, were used for working capital purposes.


      On November 26, 2004, the Company granted 300,000 five-year stock purchase warrants to purchase 300,000 shares of the Company's common stock at a price of $0.98 per share, to a consultant for due diligence services in relation to the above agreement.

      On December 16, 2004, the Company granted 100,000 stock purchase warrants for services in connection with signing a definitive agreement for the asset acquisition in Puerto Rico. These five year warrants allow the consultant to purchase the Company's common stock at a price of $1.11 per share.

      On December 30, 2004, the Company granted five year warrants to two consultants to purchase an aggregate of 50,000 shares of the Company's common stock at $1.35 per share.

NOTE 17: STOCKHOLDERS' EQUITY (DEFICIT)

      The  stockholders'  equity  (deficit)   information   presented  in  these
consolidated financial statements reflects the recognition of the effect of the reverse acquisition transaction with Inyx Pharma (See Note 1).

      On April 17, 2003 the Company issued 2,450,000 shares of restricted common stock as a fee to five entities as finders' fees for their role in facilitating the transaction with Inyx Pharma. The value of this common stock was approximately $1.3 million. On April 21, 2003 the Company issued 1,500,000 shares of restricted common stock to an individual as consideration for business advisory and financial consulting services. The value of the common stock was $799,000.

      On April 28, 2003 the Company issued 16,000,000 shares of restricted common stock for 100% of the issued and outstanding shares of Inyx Pharma in a reverse merger acquisition.

      On August 22, 2003 the Company completed a private placement financing under which the Company sold 500,000 shares of its common stock at a price of $1.00 per share, and the investors also received a common stock purchase warrant, with an exercise price of $1.50 per share, along with each common share purchased. Neither the common shares nor the warrants are registered for trading at this time. As announced by the Company on September 9, 2003 the proceeds of the offering were to be used to increase the Company's working capital. The investors in this private placement included the Company's Chairman and an Outside Director of the Company.

      During the period March 7, 2003 through September 30, 2003, the Company recorded approximately $504,000 of additional paid-in capital resulting from stock options which vested during the period. This amount is included in general and administrative expenses in the consolidated statement of operations.

      During period March 7, 2003 through September 30, 2003, the Company recorded approximately $1,254,000 resulting from the issuance of 920,000 stock purchase warrants as consideration for services to consultants and stock options to employees. These amounts are included in general and administrative expenses in the consolidated statement of operations.

      On October 30, 2003, the Company closed the private placement of $3, million in common stock. The common stock private placement has resulted in the issuance of 3 million shares, par value $0.01 to a group of institutions and other accredited investors. Proceeds net of offering costs of approximately $310,000 amounted to approximately $2,686,000. In addition to the common shares, the purchasers received a five-year Stock Purchase Warrant to buy one share of common stock for each two shares acquired in the placement, at a price of $1.00 per share for half of such warrants and $1.35 for the remaining half. The Company can call these warrants for redemption if the Company' stock price has closed above 200% of the strike price for 20 consecutive days.

      On November 17, 2003, pursuant to an exercise of 75,000 options the Company issued 75,000 shares of common stock for net proceeds of $90,000.

      For the period ended December 31, 2003, the Company recorded approximately $1,009,000 of additional paid-in capital resulting from stock options which vested during the period. This amount is included in general and administrative expenses in the consolidated statement of operations.

      On October 29, 2003 and December 30, 2003, the Company issued Laurus Funds a Convertible Term Note and a Secured Revolving Convertible Note with attached warrants. The beneficial conversion feature and the fair value of the warrants were recorded to additional paid-in capital. The value of the beneficial conversion feature was $3.7 million and the fair value assigned to the warrants was $1.6 million.

      In January 2004, pursuant to an exercise of 265,000 options, the Company issued 200,000 shares of common stock at approximately $1.10 per share, and 65,000 shares of common stock at approximately $1.20 per share.

      On July 1, 2004, the Company issued 31,579 restricted shares of common stock for services under a strategic collaboration agreement amounting to approximately $30,000. This amount is included in the general and administrative expenses in the consolidated statement of operations.

      On August 3, 2004 through September 3, 2004 the Company completed two private placements and issued an aggregate of 9,190,901 shares of common stock at exercise prices ranging from $1.00 to $1.11 per share. The private placement resulted in proceeds of approximately $6.6 million net of offering related costs amounting to approximately $768,000. All of the investors were granted five-year non-detachable warrants to purchase up to an additional 9,190,901 shares of our common stock in aggregate at exercise prices ranging from $1.00 to $1.11 per share. During the term of such warrants, the exercise price shall be adjusted based on an agreed upon formula. The warrants also contain certain redemption and anti-dilution provisions.

      During the nine month period ended September 30, 2004, the Company recorded approximately $227,000 of additional paid-in capital resulting from stock options which vested during the period. This amount is included in general and administrative expenses in the consolidated statement of operations.

      During the nine month period ended September 30, 2004, the Company recorded approximately $521,000 as the fair value of warrants granted to Laurus Funds as consideration for its collateralized 7% convertible term note and certain amendments to the loan agreement thereafter. The relative fair value allocated to the warrants is recorded as debt discount and is amortized over the remaining term of the loan. In addition, the Company also recorded $773,000 in the beneficial conversion feature on the convertible term note and secured revolver note. This amount was recorded as a charge to interest and financing costs in the accompanying statement of operations as.

      In addition, during the period ended September 30, 2004, the Company recorded approximately $178,000 of additional paid-in capital resulting from the issuance of 700,000 stock purchase warrants as additional consideration for promissory notes issued to two of its executives and one independent director. These amounts are included in interest expense in the consolidated statement of operations.

      During the nine month period ended September 30, 2004, the Company recorded approximately $580,000 of additional paid-in capital resulting from the issuance of stock purchase warrants, which included; (i) 100,000 stock purchase warrants granted to a resigning director as an exchange for cancellation of 350,000 stock options. These Common Stock Purchase Warrants have an exercise price of $1.20 per share. (ii) 1,500,000 warrants granted to an entity related to the Company's Chairman, and his spouse. These five-year warrants were granted pursuant to various business development services provided to the Company and allow the holder to purchase our common stock at a price of $0.90 per share.
These amounts are included in general and administrative expenses in the consolidated statement of operations.

NOTE 18: ACCUMULATED COMPREHENSIVE LOSS

      The accumulated comprehensive loss reflected in the consolidated statement of changes in Stockholders' Equity (deficit) and other comprehensive loss represents accumulated foreign currency translation adjustments associated with the conversion of the Company's United Kingdom subsidiary's accounts to US dollars. These amounts are not adjusted for income taxes as they relate to an indefinite investment in a foreign subsidiary.

NOTE 19: STOCK OPTION PLAN

      On May 1, 2003, the Company's Board of Directors adopted the 2003 Stock Option Plan, which provides for the granting of incentive stock options and non-qualified stock options for the benefit of employees, officers, directors and those persons who the Company believes may have made a valuable contribution to the Company. The total number of shares that may be issued under the plan is 5,000,000. The exercise price per share must be at least equal to the fair market price at the time of grant. The term of each option is 10 years from the date of grant. The predecessor Company had no stock option plan.

      The weighted average fair value, at the date of grant of the individual options granted during 2003 is estimated at $1.12. The fair value of these options was estimated using the Black-Scholes option-pricing model, with the following assumptions for the nine month period ended September 30, 2004 and for the period from March 7, 2003 through December 31, 2003, volatility rate of 57% and 66% respectively, risk free interest rate of 3.14%, an expected life of four years and no dividend yield for all periods.

      Total net compensation expense relating to options granted to employees, officers, directors, and other persons approximated $ 227,000 in the nine-month period ended September 30, 2004 and $1,513,000 during the period March 7, 2003 through December 31, 2003. There were no stock options granted during 2002. These amounts are included in general and administrative expenses in the consolidated statement of operations, as the Company expects that it will continue to issue stock options to such persons. There was no similar expense for options in the other periods presented.

      A summary of stock option activity under the plan is shown below:

                               For the Nine Month     For the Period        For the Period       For the Period       Year Ended
                                  Period Ended        from March 7,       from March 7, 2003    from January 1,    December 31, 2002
                               September 30, 2004      2003 through        through December       2003 through
                                                    September 30, 2003         31, 2003          March 6, 2003
                                   (Unaudited)         (Unaudited)
                                     ------                ------           ------                --                        --
Beginning Balance (Period)            4,860                    --                                 --                        --
Granted                                 553                 4,725            6,185                --                        --
Exercised                              (325)                  (75)              --                --                        --
Forfeited                              (410)                 (250)            (250)               --                        --
Cancelled                              (228)               (1,000)              --                --                        --
                                     ------                ------           ------                --                        --
Ending Balance                        4,450                 4,475            4,860                --                        --
                                     ------                ------           ------                --                        --
 Exercisable                          3,415                 2,837            3,212                --                        --

      The following table summarizes information concerning outstanding and exercisable options at September 30, 2004 and at December 31, 2003; the predecessor Company had no stock option plan.

                                           Options outstanding                                             Options exercisable
                                           -------------------                                             -------------------
                                                            Weighted Average         Weighted                             Weighted
                                                               Remaining             Average                               Average
                         Range of               Shares         Contractual           Exercise             Shares           Exercise
                       Exercise Price        Outstanding       Life (Years)           Price             Exercisable         Price
                       -----  -----             -----                -                -----                -----            -----
September 30, 2004     $1.10 -$1.75             4,450                9                $1.11                3,415            $1.12
                       =====  =====             =====                =                =====                =====            =====
December  31, 2003     $1.10 -$1.75             4,860                9                $1.12                3,212            $1.12
                       =====  =====             =====                =                =====                =====            =====

NOTE 20: WARRANTS

      For the period from March 7, 2003 through December 31, 2003, the Company granted 3,475,000 warrants to purchase a maximum of 3,475,000 whole shares of common stock. Of the warrants granted, 2,000,000 warrants were issued pursuant to issuance of debt that are non-detachable and 1,475,000 detachable warrants were issued pursuant to consulting and investment banking agreements. These warrants allow the holders to buy the Company's common stock at prices ranging from $1.00 to $3.10 per share and expire at various dates between July 1, 2006 and December 30, 2008. The fair value assigned to the warrants issued for consulting and investment banking fees was approximately $1,260,000 based on the Black-Scholes option pricing model with the following weighted average assumption: a risk free interest rate of 3.14%, an estimated life of four years, a volatility factor of 66%, and a dividend yield of 0%. This amount was included in the general and administrative expenses on the Company's consolidated statement of operations for the period March 7, 2003 through December 31, 2003.

      The warrants issued to Laurus Funds in conjunction with the issuance of debt over the period March 7, 2003 through December 31, 2003. The value assigned to these warrants was approximately $1.6 million and was recorded to deferred financing costs and debt discount and is being amortized over the period the debt is outstanding.

      There were no warrants granted during the year ended December 31, 2002.

      During the nine months ended September 30, 2004 there were 12,175,187 warrants granted to purchase a maximum of 12,175,187 wholes shares of common stock. Of the warrants granted, 9,190,901 warrants were issued pursuant to the issuance of equity and are non-detachable and 783,286 were granted to consultants as consideration for services in connection with the issuance of equity and 2,300,000 detachable warrants issued pursuant to consulting and investment banking agreements. These warrants allow the holders to purchase the Company's common stock at prices ranging from $0.80 to $1.75 per share. The fair value of these warrants was estimated using the Black-Scholes option pricing model with the following weighted average assumption: a risk free interest rate of 3.14%, an expected life of four years, a volatility factor of 57%, and a dividend yield of 0%. The value assigned to these warrants was approximately $758,000 and was charged as general and administrative expenses to the Company's consolidated statement of operations for the nine months ended September 30, 2004.

      In addition, the Company also issued 1,271,500 warrants to Laurus Funds in consideration for increases to their convertible note and borrowing facility during the nine month period ended September 30, 2004. The value assigned to these warrants was approximately $521,000 and was recorded as debt discount and is being amortized as interest expense over the remaining term of the loan.

NOTE 21: SUPPLEMENTAL CASH FLOW INFORMATION

                                                            Successor                                     Predecessor
                                                            ---------                                     -----------
                                             For the Nine       For the Period    For the Period     For the Period
                                             month period       from March 7,      from March 7,
                                            ended September      2003 through      2003 through     from January 1,      Year Ended
                                               30, 2004       September 30, 2003   December 31,       2003 through        December
                                              (Unaudited)        (Unaudited)           2003          March 6, 2003        31, 2002
                                           ------------------ ------------------- ---------------- ------------------- -------------
SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION:
Cash paid during the period for interest         $341               $ 172               $ 216          $  --               $    --
                                                 ====               =====               =====          =====               =======
SUPPLEMENTAL DISCLOSURE OF NON-CASH
FINANCING  ACTIVITIES:
Conversion of shareholder debt of
$100,000 into shares of stock                      --                 100                 100             --                    --
                                                 ====               =====               =====          =====               =======
Issuance of stock for services                     30                 799                 799             --                    --
                                                 ====               =====               =====          =====               =======
Issuance of stock for finders fees                 --               1,302               1,302             --                    --
                                                 ====               =====               =====          =====               =======
Reclassification of debt to liabilities
subject to compromise                              --                  --                  --             --                14,201
                                                 ====               =====               =====          =====               =======
Warrants issued for services                      758               1,254               1,261             --                    --
                                                 ====               =====               =====          =====               =======
Warrants issued in conjunction with debt          773                  --               1,628             --                    --
                                                 ====               =====               =====          =====               =======
SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING ACTIVITIES:
Capital leases                                     --                  --                 309             --                    --

NOTE 22: INCOME TAXES
-------  -------------

      The income tax benefit consisted of the following for the periods presented:

                                                             Successor                                         Predecessor
                                                             ---------                                         -----------
                                      For the Nine      For the Period from     For the Period      For the Period
                                                           March 7, 2003        from March 7,       from January 1,
                                      Months ended       through September       2003 through     2003 through March    Year ended
                                   September 30, 2004         30, 2003        December 31, 2003         6, 2003         December 31,
                                        Restated              Restated             Restated                                  2002
                                       (Unaudited)          (Unaudited)
                                   -------------------- --------------------- ------------------- -------------------- -------------

Loss before income taxes
and discontinued operations             $(10,289)             $ (7,702)             $(14,686)         $ (350)           $(30,622)
                                        ========              ========              ========          ======            ========

        Tax benefit:
            Federal current             $     --              $     --              $     --          $   --            $     --
            Federal deferred                  --                    --                    --              --                  --
            Foreign deferred                 393                   510                 1,294              --                  --
            State                             --                    --                    --              --                  --
                                        --------              --------              --------          ------            --------

        Total tax benefit               $    393              $    510              $  1,294          $   --            $     --
                                        ========              ========              ========          ======            ========

        Effective tax benefit rate           3.8%                  6.6%                  8.8%             --                  --
                                        ========              ========              ========          ======            ========

      The difference between the tax benefit rate and the statutory benefit rate is as follows:

                                                   Successor

                                                     For the         For the
                                 For the Nine      Period from       Period
                                 month period        March 7,      from March
                                     ended             2003          7, 2003
                                   September         through         through
                                   30, 2004         September       December
                                  (Unaudited)        30, 2003       31, 2003
                                 --------------    -----------     ------------

Statutory benefit rate                  35%           35%           35%
                                      ----          ----          ----

Inability to utilize operating
loss carry forwards                   (31.2%)         --          (26.2%)
                                      ----          ----          ----

        Other                           --         (28.4%)         --

Effective tax benefit rate             3.8%          6.6%         11.7%
                                      ====          ====          ====

                                        Predecessor
                                        -----------
                                    For the
                                    Period
                                    from
                                   January
                                    1, 2003      Year
                                   through       Ended
                                   March 6,    December
                                    2003       31, 2002
                                  ----------  ----------


Statutory benefit rate                35%           35%
                                     ---          ----

Inability to utilize operating
loss carry forwards                   --         (33.9%)
                                     ---          ----

        Other                        (35%)          --

Effective tax benefit rate            --           1.1%
                                     ===          ====

      The deferred tax asset is comprised of the following:

                             September 30,      December 31,   December 31,
                                  2004             2003           2002
                              (Unaudited)
                                 -------         -------         -------
Deferred tax benefit:
US federal deferred              $ 3,620         $ 3,878         $    --
Foreign                            1,687           1,294              --
                                 -------         -------         -------
                                   5,307           4,563              --
Less: valuation allowance         (3,620)         (3,878)             --
                                 -------         -------         -------
                                 $ 1,687         $ 1,294         $    --
                                 =======         =======         =======

      For the year ended December 31, 2002, the deferred tax asset amounting to $352,000 is included in the liabilities.

      The Company is currently reviewing the status and ultimate amounts of its operating loss carry-forwards. The Company has not made any provisions for United States federal or foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries because it is expected that such earnings will be permanently reinvested in these foreign operations. It is not practical to estimate the amount of taxes that might be payable on the eventual remittance of these earnings.

NOTE 23: DISCONTINUED OPERATIONS

      On March 7, 2003, Inyx Pharma acquired the majority of the pharmaceutical business assets of Miza UK out of Administration. The business assets of Miza UK's Biopharma division were not purchased and therefore have been presented as discontinued operations in the period from January 1, 2003 through March 6, 2003 and for the year ended December 31, 2002, the Biopharma Division generated net revenues of approximately $335,000 and $3,460,000, respectively, costs of sales of approximately $395,000 and $3,950,000, respectively and a net loss of approximately $558,000 and $718,000, respectively.

      All the assets and liabilities relating to the Biopharma division have been included in the reorganization items as described in Note 5.

NOTE  24: RELATED PARTY TRANSACTIONS

      During the period from March 7, 2003 through December 31, 2003, an affiliated partnership controlled by the chairman and his immediate family charged the Company for the chairman's services. Total payments to this affiliate approximated $980,000. The amount consisting of a one-time consulting charge of $753,000 and the balance of $227,000 for recurring salary were charged to general and administrative expenses in the consolidated statement of operations.

      During the period from March 7, 2003 through December 31, 2003, the Chairman and his spouse provided working capital advances to the Company. At December 31, 2003, all such advances have been repaid.

      During the period from March 7, 2003 through December 31, 2003 and for the year ended December 31, 2002, the Company paid rent to an affiliate for a furnished office space amounting to $66,000 and $0, respectively. This amount is included in general and administrative expenses.

      On April 14, 2004, Inyx Realty, Inc., which the Company established solely to operate a corporate office lease in Miami Florida, was acquired by a related party. As consideration for the transfer, this related party assumed $100,000 of Inyx Realty's liabilities. The acquirer is a family trust in which the Company's Chairman/CEO and his spouse are beneficiaries. The acquirer unconditionally assumed all liabilities, thus terminating all of the Company's obligations under that lease.

      During the nine month period ended September 30, 2004 and the period from March 7, 2003 through September 30, 2003 the Company paid to an affiliate approximately $9,000 and $0, respectively for sublease of office furniture and equipment.

      During the nine month period ended September 30, 2004, the Company issued three promissory notes in aggregate amounting to $700,000 to two of the Company's executives and an independent director. The parties were issued warrants with a fair value of $178,000 for the issuance of the notes and this expense was recorded to the statement of operations as interest expense. During 2004, the Company paid $600,000 of the notes, and subsequent to September 30, 2004 renewed the notes which are now due no later than March 31, 005 and carry interest of 10% per annum. As additional consideration, the Company granted fiver-year warrants to the lenders to purchase an aggregate of 700,000 shares of its common stock at $0.95 per share.

              UNAUDITED PRO FORMA FINANCIAL STATEMENTS INFORMATION

      The following unaudited consolidated pro forma statements of operations presented herein for the years ended December 31, 2002 and December 31, 2003 and for the nine months ended September 30, 2003 give effect to the acquisition of Miza UK Pharmaceuticals Ltd. (Miza UK) by Inyx Pharma Limited ("Inyx Pharma") as if the acquisition had taken place as of January 1, of the periods presented.

      As Miza UK is the predecessor entity, the historical financial information presented is that of Miza UK. The historical financial data is derived from the historical audited financial statements of the predecessor entity to Inyx Pharma. On March 7, 2003, Inyx Pharma acquired the majority of the operating assets of Miza UK from a court appointed Administrator. The acquisition did not include the operations of Miza UK's Biopharma Division, and such operations have been presented as discontinued operations in the underlying historical financial statements.

      The acquisition was accounted for using the purchase method of accounting. The unaudited pro forma financial data is not necessarily indicative of the operations had the acquisition taken place on January 1, 2002 and are not intended to project the Company's results of operations for any future period.

      The unaudited pro forma adjustments and certain assumptions are described in the accompanying notes. The unaudited pro forma financial statements should be read in conjunction with Inyx, Inc.'s consolidated financial statements and notes and the management's discussion and analysis included within this filing.

            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)


                                                                                Pro forma
                                                                Historical       Adjustment       Pro forma
                                                                 --------         --------         --------

Net Revenues                                                     $ 21,184         $     --         $ 21,184
Cost of sales                                                      17,322           17,322
                                                                 --------         --------         --------
                                                                    3,862               --            3,862

Operating expenses:
        Research and development                                       --               --
        General and administrative expenses                         6,456            6,456
        Selling expenses                                              363              363
        Depreciation and amortization                                 936             (415)(3)          521
        Amortization of intangibles                                    --              166 (4)          166
                                                                 --------         --------         --------

                Total operating expenses                            7,755             (249)           7,506

Loss from continuing operations before interest
expense, reorganization items and income tax benefit               (3,893)             249           (3,644)

        Interest expense                                            1,680           (1,037)(1)(2)       643
                                                                 --------         --------         --------

Loss from continuing operations before
reorganization items and income tax benefit                        (5,573)           1,286           (4,287)

        Reorganization items                                       25,049               --           25,049
                                                                 --------         --------         --------

Loss from continuing operations before income tax benefit         (30,622)           1,286          (29,336)

Income tax benefit                                                    352              352
                                                                 --------         --------         --------

Loss from continuing operations                                  $(30,270)        $     --         $(28,984)
                                                                 ========         ========         ========

   Unaudited Consolidated Pro Forma Combining Statement of Operations
           For the Year Ended December 31, 2003
         (Expressed in thousands of U.S. dollars)

                                                                                                  Pro forma
                                                                   Miza UK      Inyx, Inc.        Adjustment        Pro forma
                                                                 --------         --------         --------         --------
Net Revenues                                                     $  2,396         $ 13,099         $     --         $ 15,495
Cost of sales                                                       1,876           10,634               --           12,510
                                                                 --------         --------         --------         --------
                                                                      520            2,465               --            2,985

Operating expenses:
        Research and development                                       --               --               --
        General and administrative expenses                           568           12,093               --           12,661
        Selling expenses                                               51              260               --              311
        Depreciation and amortization                                  75              347               (7)             415
        Amortization of intangibles                                    --              139               27              166
                                                                 --------         --------         --------         --------
                Total operating expenses                              694           12,839               20           13,553

Loss from continuing operations before interest
expense, reorganization items and income tax benefit                 (174)         (10,374)             (20)         (10,568)

        Interest expense                                              176              707           (1,037)            (154)
                                                                 --------         --------         --------         --------

Loss from continuing operations before
reorganization items and income tax benefit                          (350)         (11,081)           1,017          (10,414)

        Reorganization items                                           --               --               --               --
                                                                 --------         --------         --------         --------

Loss from continuing operations before income tax benefit            (350)         (11,081)           1,017          (10,414)

Income tax benefit                                                     --            1,294               --            1,294
                                                                 --------         --------         --------         --------

Loss from continuing operations                                  $   (350)        $ (9,787)        $     --         $ (9,120)
                                                                 --------         --------         --------         --------

       Unaudited Consolidated Pro Forma Combining Statement of Operations
                  For the Nine Months Ended September 30, 2003
                    (Expressed in thousands of U.S. dollars)

                                                                                                  Pro forma
                                                                  Miza UK         Inyx, Inc.      Adjustment       Pro forma
                                                                 --------         --------         --------         --------
Net Revenues                                                     $  2,396         $  8,134         $     --         $ 10,530
Cost of sales                                                       1,876            6,530            8,406
                                                                 --------         --------         --------         --------
                                                                      520            1,604               --            2,124

Operating expenses:
        Research and development                                       --               --                                --
        General and administrative expenses                           568            8,459                             9,027
        Selling expenses                                               51              166                 (4)            217
        Depreciation and amortization                                  75              225               11              311
        Amortization of intangibles                                    --               97               69              166
                                                                 --------         --------         --------         --------
                Total operating expenses                              694            8,947               80            9,721

Loss from continuing operations before interest
expense, reorganization items and income tax benefit                 (174)          (7,343)             (80)          (7,597)

        Interest expense                                              176              359           (1,037)(1)(2)      (502)
                                                                 --------         --------         --------         --------

Loss from continuing operations before
reorganization items and income tax benefit                          (350)          (7,702)             957           (7,095)

        Reorganization items                                           --               --               --               --
                                                                 --------         --------         --------         --------

Loss from continuing operations before income tax benefit            (350)          (7,702)             957           (7,095)

Income tax benefit                                                     --              510              510
                                                                 --------         --------         --------         --------

Loss from continuing operations                                  $   (350)        $ (7,192)        $     --         $ (6,585)
                                                                 --------         --------         --------         --------

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

1) Interest expense was reduced by approximately $1,217,000 to reflect a reduction in interest expense assuming the repayment of Miza UK's debt. Upon completion of the acquisition, approximately $6.5 million of the cash paid to the Administrator was used to repay Miza UK's secured debt.

2) Interest expense was increased by approximately $180,000 to reflect the interest on the debt issued by the Company in connection with the acquisition.

3) Depreciation expense was adjusted to reflect the charges related to changes in fixed assets as of the closing of the acquisition.

4) Amortization of intangible assets was recorded to reflect the amortization of purchased intangible assets subject to amortization including customer list and know-how.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INYX, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF INYX, INC. SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY.........................................................    2

RISK FACTORS...............................................................    5

SELLING STOCKHOLDERS.......................................................   16

PLAN OF DISTRIBUTION.......................................................   19

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY............................   20

BUSINESS AND PROPERTIES....................................................   21

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS.................   43

MANAGEMENT.................................................................   85

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................   91

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT................   93

DESCRIPTION OF CAPITAL STOCK...............................................   95

LEGAL MATTERS..............................................................   99

EXPERTS ...................................................................   99

AVAILABLE INFORMATION......................................................  100



DEALER PROSPECTUS DELIVERY OBLIGATIONS

Until _________, 2005, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.


      Article Eleven of the Company's Restated Articles of Incorporation limits the liability of the Company's directors. It provides that no director of the Company shall be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director, except for liability for any breach of the duty of loyalty, for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, or for any transaction from which he derived an improper personal benefit.


      In addition, Section 7.8 of the Company's Bylaws provides that the Company shall, to the maximum extent permitted by law, indemnify each officer and director against expenses, judgments, fines, settlements and other amount actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person in connection with any proceeding arising by reason of the fact that such person has served as an officer, agent or director of the Company, and may so indemnify any person in connection with any proceeding arising by reason of the fact that such person has served as an officer or director of the Company.

      Section 78.138(7) of the Nevada Revised Statutes (the "NRS") provides, with limited exceptions, that:

      a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

            (a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

            (b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

      Section 78.7502 of the NRS permits the Company to indemnify its directors and officers as follows:

      1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action suit or proceeding if he:

            (a) Is not liable pursuant to NRS 78.138; or

            (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS
78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

      2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:


                               Part II -- Page 2

            (a) Is not liable pursuant to NRS 78.138; or

            (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

      Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

      In addition, Section 78.751 of the NRS permits the Company to indemnify its directors and officers as follows:

      1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

            (a) By the stockholders;

            (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

            (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

            (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

      2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

      3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

            (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.



                               Part II -- Page 3

            (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

      The Company has purchased director and officer liability insurance, as permitted by the NRS.

      Each selling stockholder has agreed to indemnify the Registrant, the officers and directors and controlling persons of the Registrant, and the employees of the Registrant who sign the Registration Statement against certain liabilities incurred in connection with this offering as the result of claims made under the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") or state law.

Item 25. Other Expenses of Issuance and Distribution

      The estimated expenses of the registration, all of which will be paid by the Company, are as follows:


            SEC Filing fees                                  $  4,022
            Printing Expenses                                $ 10,000
            Accounting Fees and Expenses                     $100,000
            Legal Fees and Expenses                          $ 90,000
            Blue Sky Fees and Expenses                       $  5,000
                                                             --------
            TOTAL                                            $209,022
                                                             ========


Item 26. Recent Sales of Unregistered Securities

      Upon its incorporation in March 2000, the Company issued 5,000,000 shares of common stock to Pam J. Halter for $0.001 per share.


      On April 17, 2003, in connection with the Company's acquisition of all of the issued and outstanding securities of Inyx Pharma Limited, a specialty pharmaceutical company incorporated under the laws of England and Wales ("Inyx Pharma"), the Company issued the following restricted shares of common stock in a private transaction pursuant to Regulation D, Regulation S and Section 4(2) of the Securities Act of 1933 (the "Securities Act"):

--------------------------------------------------------------------------------
         Name                                               Number of Shares
--------------------------------------------------------------------------------
Saintsbury Management Corp.                                     975,000
--------------------------------------------------------------------------------
Grosvenor Trust Company, Ltd.                                   475,000
--------------------------------------------------------------------------------
Liberty Management, LLC                                         500,000
--------------------------------------------------------------------------------
Tri Finity Venture Corp.                                        250,000
--------------------------------------------------------------------------------
BPL Corp.                                                       250,000
--------------------------------------------------------------------------------


      The above purchasers are unaffiliated with the Company. The purchase price per share recorded for each issuance was $0.53 per share. No other securities were issued.


      On April 17, 2003, the Company issued 1,500,000 shares of restricted common stock to Jordan Slatt, who is unaffiliated with the Company, at a recorded issue price of $0.53 per share, as consideration for future business consulting services under a Business Advisory & Financial Consulting Services Agreement. Such shares were restricted under Regulation D and Section 4(2) of the Securities Act, but have subsequently been registered for resale on a Form S-8 registration statement.


      On April 28, 2003, the Company concluded its acquisition of Inyx Pharma. The transaction consisted of an exchange of 100% of the outstanding common stock of Inyx Pharma, for 16,000,000 shares of restricted common stock of the Company, representing approximately 64% of the shares outstanding after the exchange, as a result of which Inyx Pharma became a wholly owned subsidiary of the Company. Inyx Pharma focuses its expertise on development-led manufacturing in the sterile pharmaceutical, finished-dosage form, outsourcing sector. It specializes in niche products and technologies for the treatment of respiratory, allergy, dermatological, and topical conditions. Inyx Pharma's client base is comprised of blue-chip ethical pharmaceutical companies, branded generic firms and biotechnology groups. The acquirors were:


                               Part II -- Page 4

-----------------------------------------------------------------------------------------------------------------------
       Name               Shares of Common Stock Received                    Relationship to Company
-----------------------------------------------------------------------------------------------------------------------
715821 Ontario Ltd.               11,800,000                7,600,000 of such shares were distributed to JEM Family
                                                            Trust, whose beneficiaries are family members of Jack
                                                            Kachkar. Dr. Kachkar and his wife disclaim any beneficial
                                                            ownership of shares owned by the Trust. The balance of the
                                                            11.8 million shares have been distributed to the
                                                            unaffiliated partners of 715821 Ontario Ltd.
-----------------------------------------------------------------------------------------------------------------------
Steve Handley                      2,000,000                President and Director of Company
-----------------------------------------------------------------------------------------------------------------------
Colin Hunter                         600,000                Vice President and Director of Company
-----------------------------------------------------------------------------------------------------------------------
Coral Beach Ventures, Inc.         1,600,000                None
-----------------------------------------------------------------------------------------------------------------------


      The shares issued in connection with the Company's acquisition of Inyx Pharma were issued in a business combination pursuant to Regulation D or Regulation S of the Securities Act, and the shares issued are restricted against transfer. No lockups beyond usual Rule 144 restrictions were applied. The purchasers were given registration rights. The total transaction value was $8,520,000. No boot, warrants or other securities were issued in the transaction.

      On June 26, 2003, the Company entered into a three month consulting agreement with National Financial Communications Corp. ("NFCC") to provide public relations and shareholders communications services. In connection with those services, warrants for 300,000 shares of the Company's common stock were issued pursuant to Section 4(2) of the Securities Act, consisting of warrants for 150,000 shares to NFCC and warrants for 150,000 shares to Gary Geraci, entitling the holders to each purchase such shares by September 26, 2006 at prices ranging from $1.10 to $3.10.

      On July 1, 2003, pursuant to Section 4(2) of the Securities Act, the Company issued a 5-year warrant to The Garrard Group to purchase 200,000 restricted shares of common stock at prices ranging from $1.10 to $2.60, in exchange for consulting services regarding public relations, advertising and graphic design.

      On August 15, 2003, pursuant to Section 4(2) of the Securities Act, the Company issued a 3-year warrant to Capital Financial Media, Inc. to purchase 100,000 restricted shares of common stock at prices ranging from $1.10 to $2.60, in exchange for consulting services regarding advertising and mass mailings.

      On August 22, 2003, the Company closed a private placement of restricted common stock pursuant to Regulation D of the Securities Act to the following purchasers. The purchase price was $1.00 per share, and each purchaser also received a warrant to purchase one share for each share purchased in the offering for $1.50 per share.


                               Part II -- Page 5

--------------------------------------------------------------------------------
        Name                                Number of Shares    Affiliation
--------------------------------------------------------------------------------
Jack Kachkar                                   100,000(1)       Chairman
--------------------------------------------------------------------------------
J. Douglas Brown                               100,000          Director
--------------------------------------------------------------------------------
Jordan Slatt                                   200,000          Shareholder
--------------------------------------------------------------------------------
Saintsbury Management Corp                      50,000          Shareholder
--------------------------------------------------------------------------------
Liberty Management, LLC                         50,000          Shareholder
--------------------------------------------------------------------------------

      (1) In exchange for debt arising from working capital loans.


      On August 25, 2003, the Company issued five-year warrants to Duncan Capital LLC to purchase 300,000 shares of our common stock at a price of $1.25 per share for investment banking and investor advisory services provided to us by Duncan Capital. On October 29, 2003, the Company issued Duncan Capital additional five-year warrants to purchase 525,000 shares of our common stock at a price of $1.80 per share, as consideration for arranging a $4.5 million convertible debt financing facility with Laurus Funds which we closed on October 29, 2003 and a $3 million private placement financing, provided by a group of accredited and institutional investors, which the Company completed on October 30, 2003. Duncan Capital subsequently transferred such warrants to its principals.

      On September 12, 2003, the Company issued three-year warrants to Mr. Rick Iler to purchase 20,000 shares of our common stock in exchange for business consulting services provided by Mr. Iler to the Company. Mr. Iler is entitled to purchase the following unregistered securities by September 12, 2006: 5,000 shares at $1.25, 5,000 shares at $1.50, 5,000 shares at $1.75, and 5,000 shares at $2.00.

      On October 1, 2003, the Company issued three- year warrants to R. Castro and Associates, PLLC to purchase 30,000 shares of common stock at $1.25 per share in exchange for advisory and consulting services provided by Mr. Rafael Castro, of R. Castro and Associates, to the Company.

      On October 29, 2003, the Company issued a 7% Convertible Term Note (the "Laurus Note") due October 29, 2006 to Laurus Funds in the principal amount of $4.5 million in exchange for cash. Principal and interest on the Laurus Note was originally convertible into our common stock at the fixed conversion price of $1.00 per share but was subsequently amended by the Company on August 31, 2004 to $0.80 per share. No conversion is permitted if the shares issued upon conversion, together with other shares beneficially owned by Laurus Funds, would exceed 4.99% of our outstanding common shares. The interest rate of the Laurus
Note is subject to reduction up to 0.75% if the market price of the common stock trades at a variable price in excess of the conversion price. At our option, provided the Company's shares have been trading at a price at least 15% in excess of the fixed conversion price, the Company may repay the principal and interest of the Laurus Note not theretofore converted in shares of our common stock at the fixed conversion price. Any amount of principal repaid in cash will be payable in an amount equal to 105% of the principal amount. The Laurus Note may be prepaid in cash or shares of common stock subject to various prepayment penalties and limitations. Because the Company's shares may be issued to Laurus Funds, either upon conversion of the convertible note or in repayment of principal and interest, the Company is registering a total of 5,975,000 shares of our common stock. This includes 5,625,000 shares either as shares being resold by Laurus Funds following a conversion of the entire note or as registered shares issued by the Company in repayment of the note, plus 350,000 shares to cover applicable interest on the note. As additional consideration for the Laurus Note, the Company also issued to Laurus Funds, a five-year Common Stock Purchase Warrant to purchase 1,350,000 shares of the Company's common stock at exercise prices of $1.25 per share for 450,000 shares; $1.50 per share for 450,000 shares; and $1.75 per share for 450,000 shares. Registration rights were also granted to Laurus Funds for all such shares and warrants.


      On October 30, 2003, the Company issued 3,000,000 shares at $1.00 per share to 13 institutional and accredited investors in a private placement. In addition, the Company issued warrants to purchase 1,500,000 shares of which 750,000 shares are exercisable at $1.00 and 750,000 shares are exercisable at $1.35.


                               Part II -- Page 6

      On December 30, 2003, the Company closed a transaction with Laurus Funds to obtain a $3.5 million debt facility (the "Laurus Facility"). The initial advance under the Laurus Facility was $3,133,197, of which $2,676,300 was used to repay the Company's factoring arrangement with its prior lender, Venture Finance, PLC, and the balance applied to working capital. The Laurus Facility consists of two promissory notes, a $1.0 million Secured Convertible Minimum Borrowing Note, and a $2.5 million Secured Revolving Note (the "Laurus Notes"). These notes are secured by all of the Company's assets previously pledged to Laurus Funds under the $4.5 million convertible loan previously made to us by Laurus Funds on October 29, 2003, and additionally, by the Company's accounts receivables released by Venture Finance. The Laurus Notes are due December 30, 2006, bear interest at the greater of prime plus 3% or a 7% rate, and were initially convertible into our common stock at a fixed conversion price of $1.47 per share at the time of they were issued. On August 31, 204, the Company amended this conversion price to $0.80 per share. Subject to certain limitations, the Laurus Notes permit payments on the Laurus Facility to be made in the Company's common stock, and the Company has registered 4,375,000 shares hereunder to register shares issued upon conversion of the Laurus Notes or in lieu of note payments. As additional consideration for the Laurus Facility, the Company also issued to Laurus Funds a five-year Common Stock Purchase Warrant to purchase 660,000 shares of the Company's common stock at exercise prices of $1.84 per share for 220,000 shares; $2.20 per share for 220,000 shares, and $2.57 per share for 220,000 shares. Registration rights were also granted to Laurus Funds for all such shares and warrants.

      On February 27, 2004, the Company closed a transaction with its primary lender, Laurus Funds,, to obtain an additional financing of $2.0 million as an amendment to the $3.5 million credit facility that the Company previously entered with them on December 30, 2003. That Laurus Funds $3.5 million credit facility consists of two promissory notes, a $1.0 million Secured Convertible Minimum Borrowing Note, and a $2.5 million Secured Revolving Note. As a result of the additional Laurus Funds financing, the $1.0 million Secured Convertible Minimum Borrowing was increased by $1.0 million and the $2.5 million principal amount Secured Revolving Note of the credit facility was increased by $1.0 million. Both Notes were further amended to decrease the applicable conversion rate to $0.80. As additional consideration for the loan, the Company issued to Laurus Funds, a five-year Common Stock Purchase Warrant to purchase 330,000 shares of its common stock at exercise prices of $1.25 for 110,000 shares, $1.50 for 110,000 shares and $1.75 for 110,000 shares.


      On March 30, 2004, the Company also obtained an additional $1.0 million advance from Laurus Funds under the Secured Revolving Credit Note, and issued additional warrants to purchase 165,000 shares of common stock at exercise prices of $1.25 for 55,000 shares, $1.50 for 55,000 shares and $1.75 for 55,000 shares.

      On May 11, 2004, the Company issued 100,000 stock purchase warrants to Mr. Orestes Lugo in exchange for the cancellation of 350,000 employee stock options. These three year Common Stock Purchase Warrants have an exercise price of $1.20 per share.


      On May 27, 2004, the Company obtained an additional $500,000 advance from Laurus Funds under the October 29, 2003 Laurus Note, convertible into common stock at $0.80 per share, and issued additional five-year warrants to Laurus Funds to purchase 82,500 shares at exercise prices of $1.00 per share for 27,500 shares, $1.20 per share for 27,500 shares, and $1.40 per share for 27,500 shares.


      On July 2, 2004, the Company granted a total of 1,500,000 warrants to First Jemini Trust, a discretionary family trust in which the Company's Chairman and his spouse are non-voting beneficiaries. These five-year warrants were granted pursuant to various business development services provided to the Company and allow the holder to purchase the Company's common stock at a price of $0.90 per share.

      In July, 2004, Dr. Kachkar and Mr. J. Douglas Brown, an outside Director, each provided the Company with stockholder loans amounting to $300,000. Another executive, Mr. Jay Green, our Executive Vice President of Corporate Development, also provided the Company a stockholder loan in the amount of $100,000. All of these stockholder loans are due by December 31, 2004 and bear interest at seven percent annually. As additional consideration for these loans, the Company granted these individuals five-year warrants, to purchase an aggregate of 700,000 shares of its common stock at an exercise price of $0.80 per share.

      On July 30, 2004, the Company received from Laurus Funds a deferral on the first seven months of principal payments due under the Laurus Note (originally $4.5 million and then amended to $5.0 million on May 27, 2004). Such payments are now due upon maturity of the Laurus Note in November, 2006. As consideration for this principal payment deferral, on August 31, 2004, the Company has issued to Laurus Funds a five-year Warrant to purchase 694,000 shares of its common stock at an exercise price of $0.81 per share.



                               Part II -- Page 7

      On September 8, 2004, the Company announced that it had completed two private placements in which it sold from August 3, 2004 through September 3, 2004 an aggregate of 9,190,901 shares of its common stock to institutional and other accredited investors, resulting in gross proceeds of approximately $7.4 million with approximately $6.6 million in net proceeds to the Company. In the aggregate, the Company also granted all of the investors, in these two private placements, five-year non-detachable warrants, to purchase up to an additional 9,190,901 shares of its common stock at exercise prices ranging from $1.00 to $1.11 per share. During the term of such warrants, the exercise price shall be increased by 2% (but not more than 20% cumulatively) for every $2 million of revenues that the Company receives above $35 million in net revenues for the twelve months ended December 31, 2005, and $55 million for the twelve months ended December 31, 2006; and, conversely, the exercise price shall be decreased by 5% (but not more than 50% cumulatively) for every $2 million that the Company's net revenues are below $35 million and $55 million, respectively, for the years ended December 31, 2005 and 2006. The warrants also contain certain redemption and anti-dilution provisions.


      In the first offering, on August 3, 2004, the Company closed in a private placement to six institutional investors, each of which is an affiliate of Sands Brothers International (the placement agent of the second offering), the sale of 1,358,025 shares of its common stock for $1.1 million gross proceeds. Investors in the offering also received five-year warrants to purchase in the aggregate 1,358,025 shares of its common stock, which warrants are exercisable at an exercise price of $1.01 per share. There is a performance feature related to the warrants, whereby during the warrant term the exercise price shall be increased by certain percentage based on an agreed upon formula. The warrants also contain certain weighted average anti-dilution rights which terminate at different time intervals.

      In the second offering (the "Offering"), which the Company closed in three tranches from August 27, 2004 through September 3, 2004, it received an aggregate of approximately $6.3 million in gross proceeds from the sale of its common stock to seventy-one additional accredited investors. On August 27, 2004, the Company effectuated the initial closing of the Offering and sold to accredited investors in the aggregate 6,440,000 shares of its common stock for an aggregate of $4,621,800 of net proceeds upon the gross proceeds of $5,152,000. Investors in this first tranche also received five-year warrants to purchase in the aggregate 6,440,000 shares of common stock, at an initial exercise price of $1.01 per share. On September 1, 2004, the Company effectuated a second closing of the Offering and sold to accredited investors in the aggregate 1,279,882 shares of its common stock for an aggregate of $979,110 of net proceeds upon $1,087,900 of gross proceeds. Investors participating in this second tranche also received five-year warrants to purchase in the aggregate 1,279,882 shares of its common stock, at an initial exercise price of $1.06 per share. On September 3, 2004, the Company effectuated a third closing of the Offering and sold to accredited investors in the aggregate 112,994 shares of its common stock for an aggregate of $90,000 of net proceeds upon $100,000 of gross proceeds. Investors participating in this tranche also received five-year warrants to purchase in the aggregate 112,994 shares of common stock, at an initial exercise price of $1.06 per share.


      Offering costs incurred in connection with the second offering included approximately $634,000 for the placement agent's commission and approximately $150,000 in related legal and financing costs. In addition, a cost valuation of approximately $329,000 has been assigned to the issuance to the placement agent, five-year warrants, to purchase 783,286 shares of the Company's common stock at exercise prices ranging from $1.00 to $1.11 per share. The Company also granted to the Agent certain registration rights with respect to the common stock warrants it issued to the Agent.

      On July 1, 2004, the Company entered into a strategic alliance agreement with Utek Corporation ("Utek"). Under the agreement, the Company will be collaborating with Utek in the identification, acquisition and development of intellectual property that it may require to implement its business initiatives. Pursuant to this agreement, in September 2004, the Company issued 31,579 restricted shares of our common stock to Utek. On October 1, 2004, we terminated our collaboration agreement with Utek.


      On October 4, 2004, the Company granted 75,000 stock purchase warrants to our New York solicitors, Gusrae Kaplan & Bruno, PLLC ("GKB") in connection with two private placements the Company had completed from August 3, 2004 through September 3, 2004. These 5-year warrants allow GKB to purchase the Company's common stock at $1.08 per share.


                               Part II -- Page 8

      On November 19, 2004, Dr. Kachkar and his spouse, Mr. Brown and Mr. Green agreed to each renew previous loans made to the Company. Such stockholder loans are now due by March 31, 2005 and bear interest at ten percent annually. Net proceeds from these loans were utilized for working capital purposes. As additional consideration for such loans and for additional services provided to the Company in connection with the Company's corporate development and acquisition activities, the Company granted these individuals five-year warrants to purchase, an aggregate of 1,150,000 shares of the Comapany's common stock at an exercise price of $0.95 per share.

      On November 26, 2004, the Company granted Stephen Spitz and Spitz Business Solutions (collectively "Spitz") a five-year warrant to purchase an aggregate of 300,000 shares of the Company's common stock at a price of $0.98 per share. These warrants were issued to Spitz in relation to acquisition and due diligence-related services in connection with the Company's planned acquisition of Aventis PR.

      On December 16, 2004, the Company granted Enzo Barichello a five-year warrant to purchase 100,000 shares of our common stock at a price of $1.11 per share. These warrants were issued to Mr. Barichello in relation to business acquisition and corporate development services provided to the Company in connection with the Company's planned acquisition of Aventis PR.

      On December 30, 2004, the Company granted to two parties (Sharon Brown and Robert Carrigan) five-year warrants to each purchase 25,000 shares of the Company's common stock at a price of $1.35 per share. These warrants were issued in relation to business acquisition and corporate development services provided to the Company in connection with the Company's planned acquisition of Aventis PR.


Item 27. Exhibits


(1)2.1.1 Stock Exchange Agreement dated April 25, 2003, among Inyx Pharma, Doblique and the Inyx Stockholder. (Material schedules are otherwise attached as exhibits hereto)

(1)3.1.1         Restated Articles of Incorporation of Inyx, Inc.

(1)3.2           Bylaws of Inyx, Inc.

(1)4             Specimen stock certificate for common shares

(7)5.1           Opinion of Alverson Taylor Mortensen Nelson & Sanders

(1)10.1          2003 Stock Option Plan

(1)10.2 Indemnity Agreement dated April 25, 2003 among the Company, Steve Handley, Colin Hunter and Jack Kachkar

(1)10.3 Registration Rights Schedule to Stock Exchange Agreement dated April 25, 2003

(1)10.4.1        Employment Agreement dated April 1, 2003, with Jack Kachkar

(1)10.4.2        Employment Agreement dated May 1, 2003, with Steven Handley

(1)10.4.3        Employment Agreement dated May 1, 2003, with Colin Hunter

(1)10.4.4        Employment Agreement dated April 1, 2003, with Rima Goldshmidt

(11)10.4.5       Employment Agreement dated June 1, 2004 with Ulrich Bartke

(15)10.4.6       Employment Agreement dated December 1, 2004 with Jay M. Green

(7)10.4.7        Amendment dated May 15, 2003 to Employment Agreement of Rima
                 Goldshmidt

(8)10.4.8        Management Services Agreement dated May 15, 2003 with JK
                 Services

(8)10.4.9        Employment Agreement dated January 1, 2004 with Jack Kachkar

(1)10.5          Opinion of Jeffrey Katz, C.A.

(1)10.6.1 Lease dated July 22, 1994 with the Council of the Borough of Halton for facilities at 6 Seymour Court, Manor Park, Runcorn, Cheshire, England

(1)10.6.2 Lease dated June 23, 1988 between Warrington and Runcorn Development Corp and MiniPak Aerosols, Ltd. for lease of facilities at 10-11 Arkwright Road, Astmoor Industrial Estate, Runcorn, Cheshire, England

(1)10.6.3 Lease dated June 23, 1988 between Warrington and Runcorn Development Corp and MiniPak Aerosols, Ltd. for lease of facilities at 1-2 Arkwright Road, Astmoor Industrial Estate, Runcorn, Cheshire, England

(1)10.7 Business Advisory and Financial Consulting Services Agreement with Jordan Slatt

(1)10.8 Agreement dated March 7, 2003 between Miza Pharmaceuticals (UK) Limited (in administration) and Inyx Pharma


                               Part II -- Page 9

(1)10.9.1 Option Agreement dated March 6, 2003 between Inyx Pharma and Stiefel Laboratories, Inc.


(1)10.9.2 6% Convertible Promissory Note dated March 6, 2003 in the principal amount of(pound)2,500,000 to Stiefel Laboratories, Inc.

(1)10.10 Finders Fee Agreement with Saintsbury Management Corp., Grosvenor Trust Company, Ltd. And Liberty Management LLC

(1)10.11         Finders Fee Agreement with Tri Finity Venture Corporation and
                 BPL Corp.


(2)10.12.1 All Assets Debenture dated March 7, 2003 in favor of Venture Finance PLC

(2)10.12.2 Plant and Machinery Loan Agreement dated March 7, 2003 with Venture Finance PLC

(2)10.12.3 Real Property Loan Agreement dated March 7, 2003 with Venture Finance PLC

(2)10.12.4       Agreement for the Purchase of Debts with Venture Finance PLC

(2)10.13.1 Six percent Convertible Promissory Note to Stiefel Laboratories, Inc. dated March 6, 2003

(2)10.13.2       Option Agreement dated March 6, 2003 with Stiefel Laboratories,
                 Inc.

*(9)10.13.3      Manufacturing and Supply Agreement between Registrant and
                 Stiefel Laboratories, Inc. dated March 6, 2003

*(9)10.13.4      Quality Agreement between Registrant and Stiefel Laboratories,
                 Inc. dated March 6, 2003

(9)10.13.5 Development Agreement between Registrant and Stiefel Laboratories, Inc. dated March 6, 2003

(3)10.14 Consulting Agreement dated June 1, 2003 with National Financial Communications Corp.

(3)10.15 Stock Purchase Warrant dated June 26, 2003 with National Financial Communications Corp.

(3)10.16         Stock Purchase Warrant dated June 26, 2003 with Gary Geraci

(3)10.17 Business Consulting Services Agreement dated July 1, 2003 with Marc Courturier

(4)10.18.1 Securities Purchase Agreement dated October 29, 2003 with Laurus Master Fund, Ltd.


(4)10.18.2       Convertible Term Note dated October 29, 2003

(4)10.18.3       Common Stock Purchase Warrant

(4)10.18.4       Registration Rights Agreement

(4)10.18.5       Debenture (security agreement)

(4)10.18.6       Charge Over Shares (pledge agreement)

(4)10.19         Form of Subscription Agreement for common stock placement


(6)10.20         Consulting Agreement executed July 1, 2003 with Patrick W.H.
                 Garrard/dba/The Garrard Group of West Redding CT


(5)10.20.1       Security Agreement

(5)10.20.2       Secured Revolving Note

(5)10.20.3       Secured Convertible Minimum Borrowing Note

(5)10.20.4       Common Stock Purchase Warrant


(6)10.21 Public Relations Agreement with Capital Financial Media, Inc., dated August 15, 2003

(6)10.22 Investment banking agreement with Duncan Capital LLC, dated August 25, 2003

(6)10.23.1 Stock Purchase Warrant for 200,000 shares of the Company's common stock with Patrick W.H. Garrard/dba/The Garrard Group of West Redding CT, dated July 1, 2003


(6)10.23.1 Stock Purchase Warrant for 100,000 shares of the Company's common stock with Capital Financial Media, Inc., dated August 15, 2003

(6)10.23.4 Stock Purchase Warrant for 100,000 shares of the Company's common stock with Dr. Jack Kachkar, dated August 22, 2003

(6)10.23.5 Stock Purchase Warrant for 200,000 shares of the Company's common stock with Mr. Jordan Slatt, dated August 22, 2003

(6)10.23.6 Stock Purchase Warrant for 50,000 shares of the Company's common stock with Saintsburg Management Corp., dated August 22, 2003

(6)10.23.7 Stock Purchase Warrant for 50,000 shares of the Company's common stock with Liberty Management, LLC, dated August 22, 2003

(6)10.23.8 Stock Purchase Warrant for 300,000 shares of the Company's common stock with Duncan Capital LLC, dated August 25, 2003

(6)10.23.9 Stock Purchase Warrant for 20,000 shares of the Company's common stock with Mr. Rick Iler, dated September 12, 2003

(10)10.23.10     Warrant Agreement dated May 10, 2004 with Orestes Lugo

(12)10.23.11 Stock Purchase Warrant for 82,500 shares of the Company's common stock with Laurus Master Fund Ltd. dated May 27, 2004

(16)10.23.12 Stock Purchase Warrant Agreement for 300,000 shares of the Company's common stock with J. Douglas Brown dated July 19, 2004


                               Part II -- Page 10

(16)10.23.13 Stock Purchase Warrant Agreement for 300,000 shares of the Company's common stock with Viktoria Benkovitch dated July 19, 2004

(16)10.23.14 Stock Purchase Warrant Agreement for 100,000 shares of the Company's common stock with Jay Green dated July 1, 2004

(11)10.24        AstraZeneca Supply Agreement dated June 11, 2004

(13)10.25.1 Form to stock purchase warrant issued to purchasers of the Company's securities in a bridge financing offering on or about August 3, 2004 (the "Bridge")

(13)10.25.2 Securities Purchase Agreement, dated as of August 2, 2004 among the Company and the purchasers of the Company's securities in the Bridge

(13)10.25.3 Registration Rights Agreement dated as of August 2, 2004 among the Company and the purchasers of the of the Company's securities in the Bridge

(14)10.25.4 Form of Stock Purchase warrant issued to Purchasers of the Company's securities in a private placement during the period of time from August 27th through September 3rd, 2004 (the "August/September 2004 Private Placement")

(14)10.25.5 Form of Subscription Agreement for the August/September 2004 private placement

(14)10.25.6 Form of Registration Rights Agreement for the August/September 2004 private placement

(16)10.26.1 Amendment Number One to Secured Convertible Minimum Borrowing Note with Laurus Master Fund, Ltd. dated February 27, 2004

(16)10.26.2 Amendment Number One to Secured Revolving Note with Laurus Master Fund, Ltd. dated February 27, 2004


(16)10.26.3 Amendment Number One to Laurus Master Fund, Ltd. Registration Rights Agreement dated February 27, 2004


(16)10.26.4 Amendment Number One to Laurus Master Fund, Ltd. Security Agreement dated February 27, 2004

(16)10.26.5 Stock Purchase Warrant for 330,000 shares of the Company's common stock with Laurus Master Fund, Ltd. dated February 27, 2004

(16)10.27.1 Amendment Number Two to Secured Convertible Minimum Borrowing Note with Laurus Master Fund, Ltd. dated March 30, 2004

(16)10.27.2 Amendment Number Two to Secured Revolving Note with Laurus Master Fund, Ltd. dated March 30, 2004

(16)10.27.3 Amendment Number Two to Laurus Master Fund, Ltd. Registration Rights Agreement dated March 30, 2004

(16)10.27.4 Amendment Number Two to Laurus Master Fund, Ltd. Security Agreement dated March 30, 2004

(16)10.27.5 Stock Purchase Warrant for 165,000 shares of the Company's common stock with Laurus Master Fund, Ltd. dated March 30, 2004

(16)10.28 Amendment and Restated Convertible Term Note with Laurus Master Fund, Ltd. dated May 27, 2004

(16)10.29.1 Amendment Number Three to Secured Convertible Minimum Borrowing Note and Amendment Number Two to Convertible Term Note with Laurus Master Fund, Ltd. dated August 31, 2004

(16)10.29.2 Stock Purchase Warrant Agreement for 694,000 shares of the Company's common stock with Laurus Master Fund, Ltd. dated August 31, 2004

(16)10.30 Stock Purchase Warrant Agreements for an aggregate of 1,500,000 shares of the Company's common stock with Larry Stockhamer as Trustee for First Jemini Trust dated July 2, 2004

(16)10.31        Strategic Alliance Agreement with UTEK Corporation dated July
                 1, 2004

(16)10.32 Patent Purchase Agreement with Phares Technology BV dated September 31, 2004


(17)10.23.10 Stock Purchase Warrant Agreements for an aggregate of 75,000 shares of the Company's common stock with Gusrae Kaplan & Bruno, PLLC ("GKB") dated October 4, 2004

*(18)10.13.6     Amendment to Development Agreement with Stiefel Laboratories dated November 30, 2004

(19)10.33        Manufacturing Supply Agreement with Novadel dated December 2,
                 2004

*(20)10.34.1     Asset Purchase Agreement for Aventis Puerto Rico dated December
                 20, 2004

(21)21.1          Subsidiaries of Registrant

(21)23.1         Consent of Berkovits, Lago & Company, LLP

(21)23.2         Consent of Berkovits, Lago & Company, LLP

(21)23.3         Consent of Berkovits, Lago & Company, LLP


-------------

(1) Filed as an exhibit to the Form 8K filed May 13, 2003 and incorporated herein by reference.


                               Part II -- Page 11

(2) Filed as an exhibit to Form 8K/A filed June 24, 2003 and incorporated herein by reference.

(3) Filed as an exhibit to Form 10-QSB filed August 19, 2003 and incorporated herein by reference.

(4) Filed as an exhibit to Form 8-K filed November 3, 2003 and incorporated herein by reference.

(5) Filed as an exhibit to Form 8-K filed January 6, 2004 and incorporated herein by reference.

(6) Filed as an exhibit to Form 10-QSB filed November 14, 2003 and incorporated herein by reference.

(7) Filed as an exhibit to Form SB-2 Registration Statement (SEC File No. 333-112902) filed February 17, 2004 and incorporated herein by reference.

(8) Filed as an exhibit to Form 10-KSB filed April 14, 2004 and incorporated herein by reference.

(9) Filed as an exhibit Form 8-K/A filed March 15, 2004 and incorporated herein by reference.

(10) Filed as an exhibit to Amendment No. 1 to Form SB-2/A filed on June 30, 2004 and incorporated herein by reference.

(11) Filed as an exhibit Form 8-K filed June 29, 2004 and incorporated herein by reference.

(12) Filed as an exhibit to the Form 10Q-SB filed August 16, 2004 and incorporated herein by reference.

(13) Filed as an exhibit to the Form 8-K filed August 6, 2004 and incorporated herein by reference.

(14) Filed as an exhibit to the Form 8-K filed August 30, 2004 and incorporated herein by reference.

(15) Filed as an exhibit to the Form 10Q-SB filed May 20, 2004 and incorporated herein by reference

(16) Filed as an exhibit to Form SB-2 Registration Statement, Amendment No. Two (SEC File No. 333-112902) filed October 1, 2004 and incorporated herein by reference.

(17) Filed as an exhibit to the Form 10Q-SB filed November 22, 2004 and incorporated herein by reference.

(18) Filed as an exhibit to the Form 8-K filed November 30, 2004 and incorporated herein by reference.

(19) Filed as an exhibit to the Form 8-K filed December 2, 2004 and incorporated herein by reference.

(20) Filed as an exhibit to the Form 8-K filed December 20, 2004 and incorporated herein by reference.

(21)  Filed herewith

(*) Portions of exhibits deleted pursuant to a request for confidential treatment.


                               Part II -- Page 12

Item 28. Undertakings

      (a) The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reelected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement; and
               (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and
               (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                               Part II -- Page 13

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act, the Company and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 15, 2005.




                                        INYX, INC.

                                        By: /S/ Jack Kachkar
                                            ------------------------------------
                                            Jack Kachkar, Chairman and
                                            Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Name                                         Office                                    Date
----                                         ------                                    ----
/s/ Jack Kachkar                   Chairman, Chief Executive                      February 15, 2005
----------------------------       Officer and Director
Jack Kachkar                       (Principal Executive Officer)


/s/ Rima Goldshmidt                Secretary, Vice President                      February 15, 2005
----------------------------       and Acting Chief Financial Officer
Rima Goldshmidt                    (Principal Financial and Accounting Officer)


/s/ Steven Handley                 President and Director                         February 15, 2005
----------------------------
Steven Handley


/s/ Douglas Brown                  Director                                       February 15, 2005
----------------------------
Douglas Brown


/s/ Joseph A. Rotmil               Director                                       February 15, 2005
----------------------------
Joseph A. Rotmil


/s/ Colin Hunter                   Vice President and Director                    February 15, 2005
----------------------------
Colin Hunter



                               Part II -- Page 14